As filed with the Securities and Exchange Commission on November 9, 2005
Registration No. 333-126156

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERNATIONAL COAL GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1222	20-2641185
(State or other jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2000 Ashland Drive
Ashland, Kentucky 41101
(606) 920-7400
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

William D. Campbell
Vice President, Treasurer and Secretary
International Coal Group, Inc.
2000 Ashland Drive
Ashland, Kentucky 41101
(606) 920-7400
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent For Service)

With copies to:
Randi L. Strudler, Esq.
Jones Day
222 East 41st Street
New York, New York 10017
(212) 326-3939
      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the reorganization described in the enclosed prospectus.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, NOVEMBER 9, 2005
International Coal Group, Inc.
2000 Ashland Drive
Ashland, Kentucky 41101
                    , 2005
Dear ICG Shareholder:
      International Coal Group has agreed to acquire Anker Coal Group, Inc. and CoalQuest Development LLC.
      The transactions will be carried out through a holding company reorganization. In the reorganization, (1) the existing International Coal Group, Inc. changed its name to “ICG, Inc.,” and (2) a new company will become the holding company for ICG, Anker and CoalQuest and adopt the name “International Coal Group, Inc.” Shareholders who acquired shares of “old International Coal Group” when it was organized in 2004 will receive shares of the new holding company in a one-for-one tax-free exchange. The directors and officers of old International Coal Group will become the directors and officers of the new holding company.
      The reorganization is being completed to facilitate the acquisitions of Anker and CoalQuest, on a tax-deferred basis. ICG has received irrevocable proxies from holders of a majority of all issued and outstanding common stock authorizing ICG to vote those shares in favor of the reorganization. No further board or shareholder action is required to complete the reorganization and, therefore, we are not soliciting your vote.
      If you oppose the reorganization, you are entitled to exercise rights of appraisal, which generally entitle shareholders to receive a cash payment equal to the judicially determined fair value of the ICG common stock in connection with the reorganization. A detailed description of the appraisal rights and procedures available to ICG shareholders is included in “The Reorganization — Appraisal Rights.”
      The conditions to the reorganization and Anker and CoalQuest acquisitions are complete, subject only to the issuance of shares of new International Coal Group being registered under the federal securities laws and other customary conditions, such as the absence of material litigation. As a result of the registration, all International Coal Group common shares held by former ICG shareholders will be freely tradable, other than shares beneficially owned by directors, officers and other affiliates. The new holding company also plans to sell common shares to the public in a registered public offering, although there is no assurance that the public offering will be completed.
      Further shareholder approvals are not required to complete the reorganization or the acquisitions. Stock certificates which previously represented old International Coal Group common shares will represent shares of new International Coal Group after the transactions. As a consequence, shareholders need not do anything at this time. After the reorganization is effected, shareholders owning registered shares may have any legends removed unless they are held by directors, officers or other affiliates.
The attached prospectus provides you with detailed information about ICG, International Coal Group, the reorganization and the acquisitions. Please carefully review the entire prospectus, including the matters discussed under “Risk Factors” beginning on page 7 of the attached prospectus.

Wilbur L. Ross, Jr.
Chairman of the Board
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be offered pursuant to this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus is dated                     , 2005, and is first being mailed to shareholders on or about                     , 2005.

REFERENCES TO ADDITIONAL INFORMATION
      This prospectus incorporates important business and financial information about International Coal Group from other documents that are not included in or delivered with this prospectus. More information is available without charge to security holders upon written or oral request. Request should be made to International Coal Group at the following address or telephone number:
International Coal Group, Inc.
2000 Ashland Drive
Ashland, Kentucky 41101
(606) 920-7400
Attention: William D. Campbell
See “Where You Can Find More Information.”

i

EXPLANATORY NOTE

In this prospectus, we sometimes refer to:	as:

Acquisitions of each of Anker and CoalQuest	Anker and CoalQuest acquisitions

Anker Coal Group, Inc. and its consolidated subsidiaries	Anker

Proven and probable coal reserves, consisting of the part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination	coal reserves

Coal bearing bodies that have been sufficiently sampled and analyzed, but do not qualify as a commercially viable coal reserve as prescribed by SEC rules until a final comprehensive SEC prescribed evaluation is performed	non-reserve coal deposits

CoalQuest Development LLC	CoalQuest

Horizon NR, LLC (the entity holding the operating subsidiaries of Horizon Natural Resources Company) and its consolidated subsidiaries	Horizon

ICG, Inc.	ICG

International Coal Group, Inc.	International Coal Group, we, our, us and similar terms

WL Ross & Co. LLC	WLR

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION AND ACQUISITIONS

Q:	Who are ICG and International Coal Group?

A:	ICG, Inc. is the current name of the entity formerly known as International Coal Group, Inc. when it acquired certain assets of Horizon Natural Resources Company in September 2004. In anticipation of the acquisitions of Anker and CoalQuest, International Coal Group, Inc. (now called ICG, Inc.) formed ICG Holdco, Inc. to act as the holding company for Anker, CoalQuest and itself. The name of ICG Holdco was changed to International Coal Group, Inc. After the reorganization, International Coal Group will own ICG and all former ICG shareholders will become International Coal Group shareholders.

Q:	What is the purpose of the reorganization?

A:	The reorganization is being completed to facilitate the acquisitions of Anker and CoalQuest on a tax-deferred basis. The reorganization will be on a tax-free basis for ICG shareholders. After the reorganization, former ICG shareholders, as well as former Anker shareholders and CoalQuest members will become shareholders of the new parent holding company, International Coal Group.

Q:	What will I receive in the reorganization?

A:	ICG shareholders will receive one International Coal Group common share for each ICG common share owned immediately prior to the reorganization. Existing stock certificates representing ICG common shares will represent International Coal Group common shares following the reorganization. You need not send your stock certificates to us.

Q:	How do the reorganization and the Anker and CoalQuest acquisitions relate to the proposed public offering?

A:	Neither the reorganization nor the acquisitions are conditioned on the proposed public offering. However, the value of the shares to be issued in the Anker and CoalQuest acquisitions will be based on the public offering price if such offering is consummated prior to March 2006. If the proposed public offering does not occur, the number of shares issuable in the acquisition to Anker shareholders is 19,498,581 and to CoalQuest members is 11,451,548. See “The Reorganization” for more information on the calculation of the number of shares to be issued in connection with the acquisitions. The public offering will have no affect on the number of shares to be issued in the reorganization.

Q:	Will the shares I receive in the reorganization be freely tradeable?

A:	We expect that the shares being issued in this reorganization will be listed on the New York Stock Exchange under the symbol “ICO.” Unless you are an affiliate of International Coal Group, your International Coal Group common shares will not be subject to any restrictions on transfer under the federal securities laws.

Q:	What are the tax consequences of the reorganization?

A:	The reorganization and exchange of shares are intended to qualify as transactions in which no gain or loss is recognized by ICG shareholders for U.S. federal income tax purposes. In general, you will not be subject to U.S. federal income tax solely as a result of the receipt of shares of International Coal Group in exchange for your ICG common shares if you are a citizen or resident of the United States. However, you should consult your own tax advisor as to your particular U.S. federal, state, local and other tax consequences.

Q:	What shareholder or other approvals are needed to approve the reorganization?

A:	ICG has received irrevocable proxies from holders of a majority of all issued and outstanding common shares authorizing ICG to vote those shares in favor of the reorganization. No further board or shareholder action is required for the reorganization to be completed and, therefore, we are not soliciting your vote. Additionally, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, or HSR, has been terminated, and all other conditions to the closing of the acquisitions and reorganization, have occurred, other than the absence of material litigation and similar technical conditions such as the delivery of required closing documents.

Q:	What do I need to do now?

A:	No further action by any shareholder is required to effect the reorganization. You do not need to send in your stock certificates. Your current ICG stock certificates will represent shares in International Coal Group following the reorganization.

Q:	When do you expect the reorganization to be completed?

A:	We expect to complete the reorganization on or about the same time that we complete the Anker and CoalQuest acquisitions. We intend to complete the reorganization and the acquisitions as soon as possible after the effectiveness of the registration statement of which this prospectus forms a part.

Q:	What rights do I have if I oppose the reorganization?

A:	Any holder of ICG common stock who otherwise complies with the requirements and procedures of Section 262 of the Delaware General Corporation Law, or DGCL, is entitled to exercise rights of appraisal, which generally entitle shareholders to receive a cash payment equal to the judicially determined fair value of the ICG common stock in connection with the reorganization. A detailed description of the appraisal rights and procedures available to ICG shareholders is included in “The Reorganization — Appraisal Rights.”

Q:	What is the purpose of this document?

A:	This prospectus is part of a registration statement that registers the shares of International Coal Group that you will receive in connection with the reorganization under the federal securities laws. If you are not an affiliate of International Coal Group, the common shares you receive in the reorganization will not be subject to any transfer restrictions under the federal securities laws.

Q:	Will my ownership interest be diluted?

A:	Not by the reorganization — in the reorganization, shares are being converted on a one-to-one basis, regardless of whether the proposed public offering is consummated. However, the issuance of shares in the acquisitions and the proposed public offering will result in increasing the number of International Coal Group common shares outstanding. This will have the effect of proportionately decreasing the percentage share ownership held by the existing ICG common shareholders who do not also have ownership interests in Anker and CoalQuest. As of September 30, 2005, there were 107,230,999 ICG common shares outstanding. The maximum number of ICG shares to be issued in connection with the Anker and CoalQuest acquisitions is 30,950,129, assuming the proposed public offering does not occur or the offering price is $8.885 per share or less, subject to possible adjustments. As the following chart illustrates, the higher the offering price per share of International Coal Group common stock in the proposed public offering, the less International Coal Group common shares will be issued in connection with the Anker and CoalQuest acquisitions. The number of shares to be issued will continue to decrease if the proposed public offering price is greater than the $16.00 shown below. The table does not reflect the impact of the proposed public offering — the shares to be issued in the proposed public offering, which we currently estimate to be 20,000,000 shares assuming the over-allotment option is not exercised, will further dilute existing shareholders proportionately.

International Coal Group common stock offering price	$8.885 or less	$10.00	$11.00	$12.00	$13.00	$13.70	$14.00	$15.00	$16.00

ICG common shares issued in Anker and CoalQuest acquisitions:

Without adjustments	30,950,129	27,500,000	25,000,000	22,916,667	21,153,846	20,072,992	19,642,857	18,333,333	17,187,500

With adjustments	29,824,670	26,500,000	24,090,909	22,083,333	20,384,615	19,343,065	18,928,571	17,666,667	16,562,501

Q:	How will the adjustment to the number of shares to be issued in the acquisition work?

A:	The shares being issued in the Anker and CoalQuest acquisitions will be deposited with an escrow agent for the benefit of the holders of shares of Anker common stock and CoalQuest membership interests, until the final determination of the number of shares issuable on account of the acquisitions. These escrowed shares will be deemed outstanding from and after the effective time of the Anker and CoalQuest acquisitions; any dividends or distributions or other rights in respect of these shares will be added to and also held in escrow; and these escrowed shares will be voted in accordance with the instructions of the beneficial owners of those shares in accordance with their relative interest. If the shares deposited exceeds the finally determined number of shares to be issued in the Anker and CoalQuest acquisitions, the excess shares will be returned to International Coal Group.

Q:	Who can help answer my questions about the reorganization?

A:	If you would like additional copies of this document, or if you would like to ask any additional questions about the reorganization and the acquisitions, you should contact:
International Coal Group, Inc.
2000 Ashland Drive
Ashland, Kentucky 41101
(606) 920-7400
Attention: William D. Campbell

v

SUMMARY
      This summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to carefully read the entire document and the other documents to which we refer in order to fully understand the reorganization and the related transactions. See “Where You Can Find More Information.” Each item in this summary refers to the page of this document on which that subject is discussed in more detail.
OVERVIEW
      ICG was formed by WLR and other investors in May 2004 to acquire and operate competitive coal mining facilities. As of September 30, 2004, ICG acquired certain key assets of Horizon through a bankruptcy auction. These assets are high quality reserves strategically located in Appalachia and the Illinois Basin, are union free, have limited reclamation liabilities and are substantially free of other legacy liabilities. Due to ICG’s initial capitalization, it was able to complete the acquisition without incurring a significant level of indebtedness. Consistent with the WLR investor group’s strategy to consolidate profitable coal assets, ICG intends to acquire Anker and CoalQuest to further diversify its reserves.
The Reorganization
      ICG is proposing to undergo a corporate reorganization to facilitate the combination of Anker and CoalQuest with ICG. In the corporate reorganization, ICG shareholders will receive one International Coal Group common share for each ICG common share owned immediately prior to the reorganization.
The Anker and CoalQuest Acquisitions
      On March 31, 2005, ICG entered into an agreement to acquire Anker for the lesser of (1) 19,498,581 International Coal Group common shares and (2) the number of International Coal Group common shares equal to 173,250,000 divided by the price per share at which International Coal Group’s stock is offered in the proposed public offering, subject to certain possible adjustments as described on page 62.
      On March 31, 2005, International Coal Group also entered into an agreement to acquire CoalQuest, for the lesser of (1) 11,451,548 International Coal Group common shares and (2) the number of common shares equal to 101,750,000 divided by the price per share at which International Coal Group’s common stock is offered in the proposed public offering.
      The former Anker shareholders and CoalQuest members will be granted certain piggyback registration rights with respect to the International Coal Group common shares issued to them. For additional information on registration rights, see “Description of International Coal Group Capital Stock — Registration Rights.”
INFORMATION ABOUT THE COMPANIES (Page 63)
ICG, Inc.
      ICG is a leading producer of coal in Central Appalachia, with mining complexes located in Kentucky and West Virginia. ICG has a complementary mining complex located in the Illinois Basin. ICG acquired its current properties in 2004 from Horizon through a bankruptcy auction.
      ICG’s principal executive offices are located at 2000 Ashland Drive, Ashland, Kentucky 41101 and its telephone number is (606) 920-7400.
International Coal Group, Inc.
      International Coal Group was formed in March 2005 to be ICG’s new top-tier parent holding company following the reorganization. International Coal Group currently has no operations and no significant assets. Following the completion of the reorganization and acquisitions, International Coal Group will own, through ICG, all of the ICG business as well as Anker and CoalQuest.
      International Coal Group’s principal executive offices are located at 2000 Ashland Drive, Ashland, Kentucky 41101 and its telephone number is (606) 920-7400.

Anker Coal Group and CoalQuest
      Anker produces coal from mining complexes in West Virginia, Virginia, Maryland and Pennsylvania. It leases a majority of its coal reserves from CoalQuest. CoalQuest has no other material operations other than its leasing activity.
INTERNATIONAL COAL GROUP MANAGEMENT FOLLOWING COMPLETION OF THE REORGANIZATION AND ACQUISITIONS (Page 128)
      The Board of Directors and executive officers of International Coal Group will be the same as the current Board of Directors and executive officers of ICG.
APPRAISAL RIGHTS (Page 113)
      Under Section 262 of the Delaware General Corporation Law, record holders of ICG common shares are entitled to appraisal rights in connection with the reorganization. Failure to follow the procedures required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. If an ICG shareholder withdraws his or her demand for appraisal or has his or her appraisal rights terminated, that holder of ICG common shares will only be entitled to receive the reorganization consideration consisting of one International Coal Group common share for one ICG common share.
ACCOUNTING TREATMENT (Page 114)
      For accounting purposes, our reorganization will be accounted for as a transfer of assets and exchange of shares between entities under common control. As such, the transaction will be accounted for in a manner similar to a pooling-of-interests. Accordingly, the financial position and results of operations of ICG will be included in our consolidated financial statements on a historical cost basis.
EFFECTIVE TIME OF THE REORGANIZATION (Page 115)
      The Anker merger and ICG reorganization will become effective upon the filing of certificates of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by ICG and Anker and as specified in the certificates of merger. The filing of the certificates of merger will occur as soon as practicable after the effectiveness of the registration statement of which this prospectus forms a part.
CONDITIONS TO COMPLETION OF THE REORGANIZATION (Page 117)
      Substantially all of the conditions to the completion of the reorganization have been satisfied, other than the absence of material litigation and certain formal conditions such as the delivery of closing documents. The acquisitions and reorganization are not conditioned upon the completion of International Coal Group’s proposed public offering and, in fact, are expected to be completed prior to the completion of such offering.
TERMINATION OF THE ANKER BUSINESS COMBINATION AGREEMENT (Page 118)
      The Anker business combination agreement may be terminated by either party upon the happening of specified events, including by mutual consent, if the Anker merger and ICG reorganization have not occurred by April 2006 or if the CoalQuest business combination agreement is terminated. The CoalQuest business combination agreement may be terminated under the same or reciprocal conditions as apply to the Anker business combination agreement, including if the Anker business combination agreement is terminated.
COMPARISON OF SHAREHOLDERS’ RIGHTS (Page 125)
      The rights of ICG shareholders will change as a result of the reorganization and the listing of the common stock on NYSE. In general, the provisions being terminated provide special governance rights to the ICG shareholders who sponsored ICG’s formation last year.

SUMMARY HISTORICAL CONSOLIDATED AND PRO FORMA FINANCIAL DATA OF ICG
      International Coal Group is a recently formed holding company which does not have any independent external operations, assets or liabilities, other than through its operating subsidiaries. Prior to the acquisition of certain assets of Horizon as of September 30, 2004, our predecessor, ICG, did not have any material assets, liabilities or results of operations. The summary historical consolidated financial data as of and for the period from May 13, 2004 to December 31, 2004 have been derived from the audited consolidated financial statements of ICG and the summary historical consolidated financial data as of and for the nine months ended September 30, 2005 have been derived from ICG’s unaudited consolidated financial statements. The following summary historical consolidated financial data as of and for the period January 1, 2004 to September 30, 2004, the year ended December 31, 2003 and the period May 10, 2002 to December 31, 2002 has been derived from the audited consolidated financial statements of Horizon (the predecessor to ICG for accounting purposes). The summary historical consolidated financial data for the period January 1, 2002 to May 9, 2002 has been derived from the audited consolidated financial statements of AEI Resources (the predecessor to Horizon for accounting purposes). The financial statements for the predecessor periods have been prepared on a “carve-out” basis to include the assets, liabilities and results of operations of ICG that were previously included in the consolidated financial statements of Horizon. The financial statements for the predecessor periods include allocations of certain expenses, taxation charges, interest and cash balances relating to the predecessor based on management’s estimates. The predecessor financial information is not necessarily indicative of the consolidated financial position, results of operations and cash flows of International Coal Group if it had operated during the predecessor periods presented. In the opinion of management, such financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.
      The following summary unaudited pro forma consolidated financial data of ICG and its subsidiaries for the year ended December 31, 2004 and as of and for the nine months ended September 30, 2005 have been prepared to give pro forma effect to our corporate reorganization, our acquisitions of Horizon, Anker and CoalQuest and the proposed public offering of 20,000,000 shares by International Coal Group at an offering price of $13.70 per share, as if each had occurred on January 1, 2004, in the case of unaudited pro forma statement of operations data, and on September 30, 2005, in the case of unaudited pro forma balance sheet data. The successor balance sheet data and pro forma adjustments used in preparing the pro forma financial data reflect our preliminary estimates of the purchase price allocation to certain assets and liabilities. The pro forma financial data are for informational purposes only and should not be considered indicative of actual results that would have been achieved had the transactions actually been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. You should read the following data in conjunction with “Unaudited Consolidated Pro Forma Financial Data of ICG,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ICG” and the audited consolidated financial statements and related notes of each of ICG, Horizon (and its predecessors), Anker and CoalQuest, each included elsewhere in this prospectus.

	AEI
	Resources
	Predecessor
	to	Horizon
	Horizon	Predecessor to ICG, Inc.			ICG, Inc.

	Period
	from	Period from		Period	Period		Pro Forma	Pro Forma
	January 1,	May 10,		January 1,	May 13,	Nine Months	Year	Nine Months
	2002	2002 to	Year Ended	2004 to	2004 to	Ended	Ended	Ended
	to May 9,	December 31,	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2002(6)	2002(6)	2003(6)	2004(6)	2004	2005	2004(4)	2005(4)

					(In thousands)
Statement of operations data:
Revenues:
Coal sales revenues	$136,040	$264,235	$441,291	$346,981	$130,463	$441,662	$624,120	$542,744
Freight and handling revenues	2,947	6,032	8,008	3,700	880	6,236	15,996	15,307
Other revenues	21,183	27,397	31,771	22,702	4,766	17,757	33,696	22,132

Total revenues	160,170	297,664	481,070	373,383	136,109	465,655	673,812	580,183
Cost and expenses:
Freight and handling costs	2,947	6,032	8,008	3,700	880	6,236	15,996	15,307
Cost of coal sales and other revenues (exclusive of depreciation, depletion and amortization shown separately below)	114,767	251,361	400,652	306,429	113,707	357,076	564,723	465,415
Depreciation, depletion and amortization	32,316	40,033	52,254	27,547	7,943	29,489	46,054	39,266
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	9,677	16,695	23,350	8,477	4,194	23,592	17,257	28,256
(Gain)/loss on sale of assets	(93)	(39)	(4,320)	(226)	(10)	(518)	(236)	(518)
Writedowns and other items	8,323	729,953	9,100	10,018	—	—	10,018	—

Total costs and expenses	167,937	1,044,035	489,044	355,945	126,714	415,875	653,812	547,726

Income (loss) from operations	(7,767)	(746,371)	(7,974)	17,438	9,395	49,780	20,000	32,457
Other income (expense):
Interest expense	(36,666)	(80,405)	(145,892)	(114,211)	(3,453)	(10,453)	(5,889)	(3,733)
Reorganization items	787,900	(4,075)	(23,064)	(12,471)		—	(12,471)	—
Other, net	499	1,256	187	1,581	898	4,007	8,329	9,130

Total interest and other income (expense)	751,733	(83,224)	(168,769)	(125,101)	(2,555)	(6,446)	(10,031)	5,397

Income (loss) before income taxes	743,966	(829,595)	(176,743)	(107,663)	6,840	43,334	(9,969)	37,854
Income tax expense	—	—	—	—	(2,591)	(14,786)	(3,777)	(12,945)

Net income (loss)	$743,966	$(829,595)	$(176,743)	$(107,663)	$4,249	$28,548	$6,192	$24,909

Earnings (loss) per share(1):
Basic	—	—	—	—	0.04	0.27	0.04	0.17
Diluted	—	—	—	—	0.04	0.27	0.04	0.17
Average common shares outstanding(1) :
Basic	—	—	—	—	106,605,999	107,230,999	146,678,991	147,303,991
Diluted	—	—	—	—	106,605,999	107,280,820	146,728,812	147,353,812
Balance sheet data (at period end):
Cash and cash equivalents	$87,278	$114	$859	$—	$23,967	$15,534	$—	$42,385
Total assets	1,521,318	623,800	576,372	539,606	459,975	523,020	—	945,972
Long-term debt and capital leases	933,106	1,157	315	29	173,446	186,938	—	3,269
Total liabilities	1,286,318	1,222,219	1,351,393	1,422,290	305,575	336,494	—	215,136
Total stockholders’ equity (members deficit)	$235,000	$(598,419)	$(775,021)	$(882,684)	$154,400	$186,526	$—	$730,836

Total liabilities and stockholders’ equity (members deficit)	$1,521,318	$623,800	$576,372	$539,606	$459,975	$523,020	$—	$945,972
Other financial data:
EBITDA(2)	$812,948	$(709,157)	$21,403	$34,095	$18,236	$83,276	$61,912 (5)	$80,853 (5)
Net cash provided by (used in):
Operating activities	$(353,592)	$76,378	$20,030	$28,085	$30,211	$57,545	N/A	N/A
Investing activities	$44,555	$(12,805)	$(3,826)	$3,437	$(329,168)	$(75,389)	N/A	N/A
Financing activities	$259,011	$(78,025)	$(15,459)	$(32,381)	$322,924	$9,411	N/A	N/A
Capital expenditures	$10,963	$13,435	$16,937	$6,624	$5,583	$75,941	N/A	N/A
Operating data(3):
Tons sold	5,416	11,124	16,655	10,421	3,582	10,590	18,400	14,321
Tons produced	4,231	7,139	12,041	8,812	2,959	9,056	14,591	11,135
Average coal sales realization (per ton)	$25.12	$23.75	$26.50	$33.30	$36.42	$41.71	$33.92	$48.74

(1)	Earnings per share data and average shares outstanding are not presented for the period from January 1, 2002 to May 9, 2002, period from May 10, 2002 to December 31, 2002, year ended December 31, 2003 and the period from January 1, 2004 to September 30, 2004 because the financial statements for these periods were prepared on a “carve-out” basis.

(2)	EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization. We present EBITDA and pro forma EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA when reporting their results.

We also use EBITDA for the following purposes: Our executive compensation plan bases incentive compensation payments on our EBITDA performance measured against budgets and a peer group. Our credit agreement uses EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and debt incurrence. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates.
EBITDA and pro forma EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA and pro forma EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA and pro forma EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and pro forma EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and pro forma EBITDA do not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA and pro forma EBITDA differently than we do, limiting their usefulness as comparative measures.

EBITDA and pro forma EBITDA are a measure of our performance that are not required by, or presented in accordance with, GAAP and we also believe each is a useful indicator of our ability to meet debt service and capital expenditure requirements. EBITDA and pro forma EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.

     The following table reconciles net income, which we believe to be the closest GAAP performance measure, to EBITDA.

	AEI
	Resources
	Predecessor	Horizon
	to Horizon	Predecessor to ICG, Inc.			ICG, Inc.

		Period from		Period	Period
	Period from	May 10,		January 1,	May 13,	Nine Months
	January 1,	2002 to	Year Ended	2004 to	2004 to	Ended
	2002 to	December 31,	December 31,	September 30,	December 31,	September 30,
	May 9, 2002	2002	2003	2004	2004	2005

			(In thousands)
Net income (loss)	$743,966	$(829,595)	$(176,743)	$(107,663)	$4,249	$28,548
Interest expense	36,666	80,405	145,892	114,211	3,453	10,453
Income tax expense	—	—	—	—	2,591	14,786
Depreciation, depletion and amortization expense	32,316	40,033	52,254	27,547	7,943	29,489

EBITDA	$812,948	$(709,157)	$21,403	$34,095	$18,236	$83,276

     Net income (loss) and EBITDA were further affected by reorganization items of $(787.9) million for the period from January 1, 2002 to May 9, 2002, $4.1 million for the period May 10, 2002 to December 31, 2002, $23.1 million for the year ended December 31, 2003 and $12.5 million for the period from January 1, 2004 to September 30, 2004. Net income (loss) and EBITDA were further affected by writedowns and other items of $8.3 million for the period from January 1, 2002 to May 9, 2002, $730.0 million for the period May 10, 2002 to December 31, 2002, $9.1 million for the year ended December 31, 2003, and $10.0 million for the period from January 1, 2004 to September 30, 2004. See Notes 14 and 15 to Horizon’s audited combined financial statements included elsewhere in this prospectus.

(3)	Amounts were not derived from the audited financial statements included elsewhere in this prospectus.

(4)	The summary unaudited pro forma data of ICG, Inc. and its subsidiaries as of and for the year ended December 31, 2004 and the nine months ended September 30, 2005 have been prepared to give pro forma effect to our corporate reorganization, the acquisition of Horizon, Anker and CoalQuest and the proposed public offering of 20,000,000 shares of common stock by International Coal Group at an offering price of $13.70 per share, as if each had occurred on January 1, 2004, in the case of unaudited statements of operations data, and on September 30, 2005, in the case of unaudited pro forma balance sheet data.

(5)	The following table reconciles pro forma net income, which we believe to be the closest GAAP performance measure, to pro forma EBITDA.

	Pro forma	Pro forma
	ended	nine months ended
	December 31, 2004	September 30, 2005

	(In thousands)
Pro forma net income	$6,192	$24,909
Interest expense	5,889	3,733
Income tax expense	3,777	12,945
Depreciation, depletion and amortization expense	46,054	39,266

Pro forma EBITDA	$61,912	$80,853

     Pro forma net income and pro forma EBITDA were further affected by reorganization items of $12.5 million and writedowns and other items of $10.0 million for the year ended December 31, 2004.

(6)	As restated. See Note 19 to the combined financial statements of Horizon NR, LLC included elsewhere in this prospectus.

RISK FACTORS
      You should carefully consider the risks described below before deciding whether or not to exercise your appraisal rights. If you do not exercise your appraisal rights, you will be choosing to invest in the common stock of International Coal Group. Investing in our common stock involves a high degree of risk. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected, the trading price of your shares of our common stock could decline and you may lose all or part of your investment.
RISKS RELATING TO OUR BUSINESS

Because of our limited operating history, historical information regarding our company prior to October 1, 2004 is of little relevance in understanding our business as currently conducted.
      We are subject to the risks, uncertainties, expenses and problems encountered by companies in the early stages of operations. International Coal Group was incorporated in March 2005 as a holding company and our predecessor, ICG, was incorporated in May 2004 for the sole purpose of acquiring certain assets of Horizon. Until we completed that acquisition ICG had substantially no operations. As a result, we believe the historical financial information presented in this prospectus, other than for the period ended December 31, 2004 and the nine months ended September 30, 2005, which do not include the historical financial information for Anker and CoalQuest, are of limited relevance in understanding our business as currently conducted. The financial statements for the predecessor periods have been prepared from the books and records of Horizon as if ICG had existed as a separate legal entity under common management for all periods presented (that is, on a “carve-out” basis). The financial statements for the predecessor periods include allocations of certain expenses, taxation charges, interest and cash balances relating to the predecessor based on management’s estimates. In light of these allocations and estimates, the predecessor financial information is not necessarily indicative of the consolidated financial position, results of operations and cash flows of ICG if it had operated during the predecessor period presented. See “Unaudited Consolidated Pro Forma Financial Data of ICG,” “Selected Historical Consolidated Financial Data of ICG” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation of ICG.”
     A decline in coal prices could reduce our revenues and the value of our coal reserves.
      Our results of operations are dependent upon the prices we charge for our coal as well as our ability to improve productivity and control costs. Any decreased demand would cause spot prices to decline and require us to increase productivity and decrease costs in order to maintain our margins. Declines in the prices we receive for our coal could adversely affect our operating results and our ability to generate the cash flows we require to improve our productivity and invest in our operations. The prices we receive for coal depend upon factors beyond our control, including:

•	the supply of and demand for domestic and foreign coal;

•	the demand for electricity;

•	domestic and foreign demand for steel and the continued financial viability of the domestic and/or foreign steel industry;

•	the proximity to, capacity of and cost of transportation facilities;

•	domestic and foreign governmental regulations and taxes;

•	air emission standards for coal-fired power plants;

•	regulatory, administrative and judicial decisions;

•	the price and availability of alternative fuels, including the effects of technological developments; and

•	the effect of worldwide energy conservation measures.

Our coal mining operations are subject to operating risks that could result in decreased coal production thereby reducing our revenues.
      Our revenues depend on our level of coal mining production. The level of our production is subject to operating conditions and events beyond our control that could disrupt operations and affect production at particular mines for varying lengths of time. These conditions and events include:

•	the unavailability of qualified labor;

•	our inability to acquire, maintain or renew necessary permits or mining or surface rights in a timely manner, if at all;

•	unfavorable geologic conditions, such as the thickness of the coal deposits and the amount of rock embedded in or overlying the coal deposit;

•	failure of reserve estimates to prove correct;

•	changes in governmental regulation of the coal industry, including the imposition of additional taxes, fees or actions to suspend or revoke our permits or changes in the manner of enforcement of existing regulations;

•	mining and processing equipment failures and unexpected maintenance problems;

•	adverse weather and natural disasters, such as heavy rains and flooding;

•	increased water entering mining areas and increased or accidental mine water discharges;

•	increased or unexpected reclamation costs;

•	interruptions due to transportation delays;

•	the unavailability of required equipment of the type and size needed to meet production expectations; and

•	unexpected mine safety accidents, including fires and explosions from methane.
      These conditions and events may increase our cost of mining and delay or halt production at particular mines either permanently or for varying lengths of time.

Reduced coal consumption by North American electric power generators could result in lower prices for our coal, which could reduce our revenues and adversely impact our earnings and the value of our coal reserves.
      Steam coal accounted for nearly all of our coal sales volume in 2004, pro forma for the Anker and CoalQuest acquisitions. The majority of our sales of steam coal in 2004 were to electric power generators. Domestic electric power generation accounted for approximately 92% of all U.S. coal consumption in 2003, according to the EIA. The amount of coal consumed for U.S. electric power generation is affected primarily by the overall demand for electricity, the location, availability, quality and price of competing fuels for power such as natural gas, nuclear, fuel oil and alternative energy sources such as hydroelectric power, technological developments, and environmental and other governmental regulations.
      Although we expect that many new power plants will be built to produce electricity during peak periods of demand, we also expect that many of these new power plants will be fired by natural gas because gas-fired plants are cheaper to construct than coal-fired plants and because natural gas is a cleaner burning fuel. Gas-fired generation from existing and newly constructed gas-fired facilities has the potential to displace coal-fired generation, particularly from older, less efficient coal-powered generators. In addition, the increasingly stringent requirements of the Clean Air Act may result in more electric power generators shifting from coal to natural gas-fired plants. Any reduction in the amount of coal consumed by North American electric power generators could reduce the price of steam coal that we mine and sell, thereby reducing our revenues and adversely impacting our earnings and the value of our coal reserves.
      Weather patterns also can greatly affect electricity generation. Extreme temperatures, both hot and cold, cause increased power usage and, therefore, increased generating requirements from all sources. Mild temperatures, on the other hand, result in lower electrical demand, which allows generators to choose the lowest-cost sources of power generation when deciding which generation sources to dispatch. Accordingly, significant changes in weather patterns could reduce the demand for our coal.
      Overall economic activity and the associated demands for power by industrial users can have significant effects on overall electricity demand. Robust economic activity can cause much heavier demands for power, particularly if such activity results in increased utilization of industrial assets during evening and nighttime periods. The economic slowdown experienced during the last several years significantly slowed the growth of electrical demand and, in some locations, resulted in contraction of demand. Any downward pressure on coal prices, whether due to increased use of alternative energy sources, changes in weather patterns, decreases in overall demand or otherwise, would likely cause our profitability to decline.

Our profitability may be adversely affected by the status of our long-term coal supply agreements, changes in purchasing patterns in the coal industry and the loss of certain brokered coal contracts set to expire at the end of 2006, which could adversely affect the capability and profitability of our operations.
      We sell a significant portion of our coal under long-term coal supply agreements, which we define as contracts with a term greater than 12 months. For the nine months ended September 30, 2005 (pro forma for the Anker and CoalQuest acquisitions), approximately 75% of our revenues were derived from coal sales that were made under long-term coal supply agreements. As of that date, we had 30 long-term sales agreements with a volume-weighted average term of approximately 5.2 years. The prices for coal shipped under these agreements are fixed for the initial year of the contract, subject to certain adjustments in later years, and thus may be below the current market price for similar type coal at any given time, depending on the timeframe of contract execution or initiation. As a consequence of the substantial volume of our sales that are subject to these long-term agreements, we have less coal available with which to capitalize on higher coal prices, if and when they arise. In addition, in some cases, our ability to realize the higher prices that may be available in the spot market may be restricted when customers elect to purchase higher volumes allowable under some contracts.
      When our current contracts with customers expire or are otherwise renegotiated, our customers may decide not to extend or enter into new long-term contracts or, in the absence of long-term contracts, our customers may decide to purchase fewer tons of coal than in the past or on different terms, including under different pricing terms. In addition, we have brokered coal contracts that will expire at the end of 2006. These contracts were signed during a period of oversupply in the coal industry and contain pricing that, while acceptable to the sellers at that time, is significantly below today’s market levels and, management believes, will not be able to be renegotiated or replaced in today’s market. Assuming today’s market continues, we believe the loss of these contracts will have a significant impact on our earnings after 2006. Through the nine months ended September 30, 2005, these contracts have provided $26.2 million in revenue. For additional information relating to these contracts, see “Information about the Companies — Business — International Coal Group — Customers and Coal Contracts — Long-Term Coal Supply Agreements.”
      Furthermore, as electric utilities seek to adjust to requirements of the Clean Air Act, particularly the Acid Rain regulations, the Clean Air Mercury Rule and the Clean Air Interstate Rule, although these two rules are subject to judicial challenge and the Clean Air Mercury Rule has been subject to legislative challenge in Congress, and the possible deregulation of their industry, they could become increasingly less willing to enter into long-term coal supply agreements and instead may purchase higher percentages of coal under short-term supply agreements. To the extent the electric utility industry shifts away from long-term supply agreements, it could adversely affect us and the level of our revenues. For example, fewer electric utilities will have a contractual obligation to purchase coal from us, thereby increasing the risk that we will not have a market for our production. Furthermore, spot market prices tend to be more volatile than contractual prices, which could result in decreased revenues.

Certain provisions in our long-term supply agreements may provide limited protection during adverse economic conditions or may result in economic penalties upon the failure to meet specifications.
      Price adjustment, “price reopener” and other similar provisions in long-term supply agreements may reduce the protection from short-term coal price volatility traditionally provided by such contracts. Most of our coal supply agreements contain provisions that allow for the purchase price to be renegotiated at periodic intervals. These price reopener provisions may automatically set a new price based on the prevailing market price or, in some instances, require the parties to agree on a new price, sometimes between a specified range of prices. In some circumstances, failure of the parties to agree on a price under a price reopener provision can lead to termination of the contract. Any adjustment or renegotiations leading to a significantly lower contract price would result in decreased revenues. Accordingly, supply contracts with terms of one year or more may provide only limited protection during adverse market conditions.
      Coal supply agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or our customers during the duration of specified events beyond the control of the affected party. Most of our coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, hardness and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or, in the extreme, termination of the contracts.
      Consequently, due to the risks mentioned above with respect to long-term supply agreements, we may not achieve the revenue or profit we expect to achieve from these sales commitments. In addition, we may not be able to successfully convert these sales commitments into long-term supply agreements.

A decline in demand for metallurgical coal would limit our ability to sell our high quality steam coal as higher-priced metallurgical coal.
      Following the Anker acquisition, portions of our coal reserves will possess quality characteristics that will enable us to mine, process and market them as either metallurgical coal or high quality steam coal, depending on the prevailing conditions in the metallurgical and steam coal markets. A decline in the metallurgical market relative to the steam market could cause us to shift coal from the metallurgical market to the steam market, thereby reducing our revenues and profitability.
      Most of our expected metallurgical coal reserves possess quality characteristics that will enable us to mine, process and market them as high quality steam coal. However, some of our mines will operate profitably only if all or a portion of their production is sold as metallurgical coal to the steel market. If demand for metallurgical coal declined to the point where we could earn a more attractive return marketing the coal as steam coal, these mines may not be economically viable and may be subject to closure. Such closures would lead to accelerated reclamation costs, as well as reduced revenue and profitability.

Inaccuracies in our estimates of economically recoverable coal reserves could result in lower than expected revenues, higher than expected costs or decreased profitability.
      We base our reserves information on engineering, economic and geological data assembled and analyzed by our staff, which includes various engineers and geologists, and which is periodically reviewed by outside firms. The reserves estimates as to both quantity and quality are annually updated to reflect production of coal from the reserves and new drilling or other data received. There are numerous uncertainties inherent in estimating quantities and qualities of and costs to mine recoverable reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves and net cash flows necessarily depend upon a number of variable factors and assumptions, all of which may vary considerably from actual results such as:

•	geological and mining conditions which may not be fully identified by available exploration data or which may differ from experience in current operations;

•	historical production from the area compared with production from other similar producing areas; and

•	the assumed effects of regulation and taxes by governmental agencies and assumptions concerning coal prices, operating costs, mining technology improvements, severance and excise tax, development costs and reclamation costs.
      For these reasons, estimates of the economically recoverable quantities and qualities attributable to any particular group of properties, classifications of reserves based on risk of recovery and estimates of net cash flows expected from particular reserves prepared by different engineers or by the same engineers at different times may vary substantially. Actual coal tonnage recovered from identified reserve areas or properties and revenues and expenditures with respect to our reserves may vary materially from estimates. These estimates, thus, may not accurately reflect our actual reserves. Any inaccuracy in our estimates related to our reserves could result in lower than expected revenues, higher than expected costs or decreased profitability.

We depend heavily on a small number of large customers, the loss of any of which would adversely affect our operating results.
      Our three largest customers for the nine months ended September 30, 2005 were Georgia Power, Carolina Power & Light and Duke Power and we derived approximately 53% of our pro forma coal revenues from sales to our five largest customers, pro forma for the Anker and CoalQuest acquisitions. At September 30, 2005 (pro forma for the Anker and CoalQuest acquisitions), we had 12 coal supply agreements with these customers that expire at various times from 2005 to 2010. We are currently discussing the extension of existing agreements or entering into new long-term agreements with some of these customers, however these negotiations may not be successful and these customers may not continue to purchase coal from us pursuant to long-term coal supply agreements. If a number of these customers were to significantly reduce their purchases of coal from us, or if we were unable to sell coal to them on terms as favorable to us as the terms under our current agreements, our financial condition and results of operations could suffer materially.

Disruptions in transportation services could limit our ability to deliver coal to our customers, which could cause revenues to decline.
      We depend primarily upon railroads, trucks and barges to deliver coal to our customers. Disruption of railroad service due to weather-related problems, strikes, lockouts and other events could temporarily impair our ability to supply coal to our customers, resulting in decreased shipments. Decreased performance levels over longer periods of time could cause our customers to look elsewhere for their fuel needs, negatively affecting our revenues and profitability.
      During 2004, the major eastern railroads (CSX and Norfolk Southern) experienced significant service problems. These problems were caused by an increase in overall rail traffic from the expanding economy and shortages of both equipment and personnel. The service problems had an adverse effect on our shipments during several months in 2004. If these service problems persist, they could have an adverse impact on our financial results in 2005 and beyond.
      The states of West Virginia and Kentucky have recently increased enforcement of weight limits on coal trucks on its public roads. Additionally, West Virginia legislation, which raised coal truck weight limits in West Virginia, includes provisions supporting enhanced enforcement. The legislation went into effect on October 1, 2003 and implementation began on January 1, 2004. It is possible that other states in which our coal is transported by truck could conduct similar campaigns to increase enforcement of weight limits. Such stricter enforcement actions could result in shipment delays and increased costs. An increase in transportation costs could have an adverse effect on our ability to increase or to maintain production and could adversely affect revenues.
      Some of our mines depend on a single transportation carrier or a single mode of transportation. Disruption of any of these transportation services due to weather-related problems, mechanical difficulties, strikes, lockouts, bottlenecks and other events could temporarily impair our ability to supply coal to our customers. Our transportation providers may face difficulties in the future that may impair our ability to supply coal to our customers, resulting in decreased revenues. Currently, there is a shortage of available train cars to service our coal operations in eastern Kentucky.
      If there are disruptions of the transportation services provided by our primary rail carriers that transport our produced coal and we are unable to find alternative transportation providers to ship our coal, our business could be adversely affected.

Fluctuations in transportation costs could impair our ability to supply coal to our customers.
      Transportation costs represent a significant portion of the total cost of coal for our customers and, as a result, the cost of transportation is a critical factor in a customer’s purchasing decision. Increases in transportation costs could make coal a less competitive source of energy or could make our coal production less competitive than coal produced from other sources.
      On the other hand, significant decreases in transportation costs could result in increased competition from coal producers in other parts of the country. For instance, coordination of the many eastern loading facilities, the large number of small shipments, the steeper average grades of the terrain and a more unionized workforce are all issues that combine to make shipments originating in the eastern United States inherently more expensive on a per-mile basis than shipments originating in the western United States. The increased competition could have a material adverse effect on our business, financial condition and results of operations.

Disruption in supplies of coal produced by third parties could temporarily impair our ability to fill our customers’ orders or increase our costs.
      In addition to marketing coal that is produced from our controlled reserves, we purchase and resell coal produced by third parties from their controlled reserves to meet customer specifications. Disruption in our supply of third-party coal could temporarily impair our ability to fill our customers’ orders or require us to pay higher prices in order to obtain the required coal from other sources. Any increase in the prices we pay for third-party coal could increase our costs and therefore lower our earnings.

The unavailability of an adequate supply of coal reserves that can be mined at competitive costs could cause our profitability to decline.
      Our profitability depends substantially on our ability to mine coal reserves that have the geological characteristics that enable them to be mined at competitive costs and to meet the quality needed by our customers. Because our reserves decline as we mine our coal, our future success and growth depend, in part, upon our ability to acquire additional coal reserves that are economically recoverable. Replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. We may not be able to accurately assess the geological characteristics of any reserves that we acquire, which may adversely affect our profitability and financial condition. Exhaustion of reserves at particular mines also may have an adverse effect on our operating results that is disproportionate to the percentage of overall production represented by such mines. Our ability to obtain other reserves in the future could be limited by restrictions under our existing or future debt agreements, competition from other coal companies for attractive properties, the lack of suitable acquisition candidates or the inability to acquire coal properties on commercially reasonable terms.

Unexpected increases in raw material costs could significantly impair our operating profitability.
      Our coal mining operations use significant amounts of steel, petroleum products and other raw materials in various pieces of mining equipment, supplies and materials, including the roof bolts required by the room and pillar method of mining described below. Scrap steel prices have risen significantly in recent months, and historically, the prices of scrap steel and petroleum have fluctuated. Recently we have been adversely impacted by margin compressions due to cost increases for various commodities and services influenced by the recent price acceleration of crude oil and natural gas — a trend that was greatly exacerbated by the Gulf hurricanes. Costs of diesel fuel, explosives (ANFO) and coal trucking have all escalated as a direct result of supply chain problems related to the Gulf hurricanes. There may be other acts of nature or terrorist attacks or threats that could also increase the costs of raw materials. If the price of steel, petroleum products or other of these materials increase, our operational expenses will increase, which could have a significant negative impact on our profitability.

A shortage of skilled labor in the mining industry could pose a risk to achieving optimal labor productivity and competitive costs, which could adversely affect our profitability.
      Efficient coal mining using modern techniques and equipment requires skilled laborers, preferably with at least a year of experience and proficiency in multiple mining tasks. In order to support our planned expansion opportunities, we intend to sponsor both in-house and vocational coal mining programs at the local level in order to train additional skilled laborers. In the event the shortage of experienced labor continues or worsens or we are unable to train the necessary amount of skilled laborers, there could be an adverse impact on our labor productivity and costs and our ability to expand production and therefore have a material adverse effect on our earnings.

We have a new management team, and if they are unable to work effectively together, our business may be harmed.
      Most of our and ICG’s management team was hired in 2005, and the group has only been working together for a short period of time. Moreover, several other key employees were hired in 2005. Because many of our executive officers and key employees are new and we also expect to add additional key personnel in the near future, there is a risk that our management team will not be able to work together effectively. If our management team is unable to work together, our operations could be disrupted and our business harmed.

Our ability to operate our company effectively could be impaired if we fail to attract and retain key personnel.
      Our senior management team averages 23 years of experience in the coal industry, which includes developing innovative, low-cost mining operations, maintaining strong customer relationships and making strategic, opportunistic acquisitions. The loss of any of our senior executives could have a material adverse effect on our business. There may be a limited number of persons with the requisite experience and skills to serve in our senior management positions. We may not be able to locate or employ qualified executives on acceptable terms. In addition, as our business develops and expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled personnel with coal industry experience. Competition for these persons in the coal industry is intense and we may not be able to successfully recruit, train or retain qualified personnel. We may not be able to continue to employ key personnel or attract and retain qualified personnel in the future. Our failure to retain or attract key personnel could have a material adverse effect on our ability to effectively operate our business.

Acquisitions that we may undertake involve a number of inherent risks, any of which could cause us not to realize the anticipated benefits.
      We continually seek to expand our operations and coal reserves through acquisitions. If we are unable to successfully integrate the companies, businesses or properties we acquire, our profitability may decline and we could experience a material adverse effect on our business, financial condition, or results of operations. Acquisition transactions involve various inherent risks, including:

•	uncertainties in assessing the value, strengths, and potential profitability of, and identifying the extent of all weaknesses, risks, contingent and other liabilities (including environmental or mine safety liabilities) of, acquisition candidates;

•	the potential loss of key customers, management and employees of an acquired business;

•	the ability to achieve identified operating and financial synergies anticipated to result from an acquisition;

•	problems that could arise from the integration of the acquired business; and

•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying our rationale for pursuing the acquisition.
      Any one or more of these factors could cause us not to realize the benefits anticipated to result from an acquisition. Any acquisition opportunities we pursue could materially affect our liquidity and capital resources and may require us to incur indebtedness, seek equity capital or both. In addition, future acquisitions could result in our assuming more long-term liabilities relative to the value of the acquired assets than we have assumed in our previous acquisitions.

We may not be able to effectively integrate Anker and CoalQuest into our operations or realize the expected benefits of those acquisitions.
      Our future success will depend largely on our ability to consolidate and effectively integrate Anker’s and CoalQuest’s operations into our operations. We may not be able to do so successfully without substantial costs, delays or other difficulties. We may face significant challenges in consolidating functions and integrating procedures, information technology systems, personnel and operating philosophies in a timely and efficient manner. The integration process is complex and time consuming and may pose a number of obstacles, such as:

•	the loss of key employees or customers;

•	the challenge of maintaining the quality of customer service;

•	the need to coordinate geographically diverse operations;

•	retooling and reprogramming of equipment and information technology systems; and

•	the resulting diversion of management’s attention from our day-to-day business and the need to hire and integrate additional management personnel to manage our expanded operations.
      If we are not successful in completing the integration of Anker and CoalQuest into our operations, if the integration takes longer or is more complex or expensive than anticipated, if we cannot operate the Anker and CoalQuest businesses as effectively as we anticipate, whether as a result of deficiency of the acquired business or otherwise, or if the integrated businesses fail to achieve market acceptance, our operating performance, margins, sales and reputation could be materially adversely affected.
      Furthermore, we may not be able to realize the expected benefits of these acquisitions. For example, as a result of infrastructure weaknesses and short-term geologic issues at Anker, the transition period for implementation of various operational improvements has taken longer than originally anticipated. This extended transition has resulted in, and will continue to result in, decreased coal production and increased production costs in the third and fourth quarters. Since these issues are temporary in nature and recent operating performance has significantly improved, 2006 profit margins are not expected to be materially impacted.

If the value of our goodwill becomes impaired, the write-off of the impaired portion could materially reduce the value of our assets and reduce our net income for the year in which the write-off occurs.
      When we acquire a business, we record an asset called “goodwill” if the amount we pay for the business, including liabilities assumed, is in excess of the fair value of the assets of the business we acquire. We recorded $187.7 million of goodwill in connection with the Horizon acquisition and will record goodwill in connection with the Anker and CoalQuest acquisitions. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill be tested at least annually (absent any impairment indicators). The testing includes comparing the fair value of each reporting unit with its carrying value. Fair value is determined using discounted cash flows, market multiples and market capitalization. Impairment adjustments, if any, generally are required to be recognized as operating expenses. We may have future impairment adjustments to our recorded goodwill. Any finding that the value of our goodwill has been impaired would require us to write-off the impaired portion, which could significantly reduce the value of our assets and reduce our net income for the year in which the write-off occurs.

Failure to obtain or renew surety bonds in a timely manner and on acceptable terms could affect our ability to secure reclamation and coal lease obligations, which could adversely affect our ability to mine or lease coal.
      Federal and state laws require us to obtain surety bonds to secure payment of certain long-term obligations, such as mine closure or reclamation costs, federal and state workers’ compensation costs, coal leases and other obligations. These bonds are typically renewable annually. Surety bond issuers and holders may not continue to renew the bonds or may demand additional collateral or other less favorable terms upon those renewals. The ability of surety bond issuers and holders to demand additional collateral or other less favorable terms has increased as the number of companies willing to issue these bonds has decreased over time. Our failure to maintain, or our inability to acquire, surety bonds that are required by state and federal law would affect our ability to secure reclamation and coal lease obligations, which could adversely affect our ability to mine or lease coal. That failure could result from a variety of factors including, without limitation:

•	lack of availability, higher expense or unfavorable market terms of new bonds;

•	restrictions on availability of collateral for current and future third-party surety bond issuers under the terms of our credit facility; and

•	the exercise by third-party surety bond issuers of their right to refuse to renew the surety.

Failure to maintain capacity for required letters of credit could limit our ability to obtain or renew surety bonds.
      At September 30, 2005 (pro forma for the Anker and CoalQuest acquisitions), we had $52.9 million of letters of credit in place, of which $43.0 million serve as collateral for reclamation surety bonds and $9.9 million secure miscellaneous obligations. Included in the $43.0 million letters of credit securing collateral for reclamation surety bonds is a $10.0 million letter of credit related to Lexington Coal Company, LLC. As amended, our credit facility currently provides for a $110.0 million revolving credit facility, of which up to $75.0 million may be used for letters of credit. If we do not maintain sufficient borrowing capacity under our revolving credit facility for additional letters of credit, we may be unable to obtain or renew surety bonds required for our mining operations.

Our business requires substantial capital investment and maintenance expenditures, which we may be unable to provide.
      Our business strategy will require additional substantial capital investment. We require capital for, among other purposes, managing acquired assets, acquiring new equipment, maintaining the condition of our existing equipment and maintaining compliance with environmental laws and regulations. To the extent that cash generated internally and cash available under our credit facilities are not sufficient to fund capital requirements, we will require additional debt and/or equity financing. However, this type of financing may not be available or, if available, may not be on satisfactory terms. Future debt financings, if available, may result in increased interest and amortization expense, increased leverage and decreased income available to fund further acquisitions and expansion. In addition, future debt financings may limit our ability to withstand competitive pressures and render us more vulnerable to economic downturns. If we fail to generate or obtain sufficient additional capital in the future, we could be forced to reduce or delay capital expenditures, sell assets or restructure or refinance our indebtedness.

Our level of indebtedness and other demands on our cash resources could materially adversely affect our ability to execute our business strategy and make us more vulnerable to economic downturns.
      As of September 30, 2005 (pro forma for the Anker and CoalQuest acquisitions), we had cash of approximately $18.2 million and total consolidated indebtedness, including current maturities and capital lease obligations, of approximately $236.2 million before application of the proceeds of the proposed public offering. During 2005, our anticipated principal repayments will be approximately $1.8 million on the term loan if the term loan is not repaid with the proceeds of the proposed public offering. Subject to the limits contained in our credit facilities, we may also incur additional debt in the future. In addition to the principal repayments on our outstanding debt, we have other demands on our cash resources, including, among others, capital expenditures and operating expenses.
      Our credit facilities are secured by substantially all our assets. If we default under these facilities, the lenders could choose to declare all outstanding amounts immediately due and payable, and seek foreclosure of the assets we granted to them as collateral. If the amounts outstanding under the credit facilities were accelerated, we may not have sufficient resources to repay all outstanding amounts, and our assets may not be sufficient to repay all of our outstanding debt in full. Foreclosures on any of our material assets could disrupt our operations, and have a material adverse effect on our reputation, production volume, sales and earnings.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our annual debt service obligations to increase significantly.
      Our borrowings under our credit facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on our variable rate indebtedness would increase even if the amount borrowed remained the same, resulting in a decrease in our net income. We have developed a hedging program to actively manage the risks associated with interest rate fluctuations but our program may not effectively eliminate all of the financial exposure associated with interest rate fluctuations. We currently have instruments in place that have the effect of fixing the interest rate on a portion of our outstanding debt for various time periods up to two years.

Increased consolidation and competition in the U.S. coal industry may adversely affect our ability to retain or attract customers and may reduce domestic coal prices.
      During the last several years, the U.S. coal industry has experienced increased consolidation, which has contributed to the industry becoming more competitive. According to the EIA, in 1995, the top ten coal producers accounted for approximately 50% of total domestic coal production. By 2003, however, the top ten coal producers’ share had increased to approximately 63% of total domestic coal production. Consequently, many of our competitors in the domestic coal industry are major coal producers who have significantly greater financial resources than us. The intense competition among coal producers may impact our ability to retain or attract customers and may therefore adversely affect our future revenues and profitability.
      The demand for U.S. coal exports is dependent upon a number of factors outside of our control, including the overall demand for electricity in foreign markets, currency exchange rates, ocean freight rates, the demand for foreign-produced steel both in foreign markets and in the U.S. market (which is dependent in part on tariff rates on steel), general economic conditions in foreign countries, technological developments and environmental and other governmental regulations. If foreign demand for U.S. coal were to decline, this decline could cause competition among coal producers in the United States to intensify, potentially resulting in additional downward pressure on domestic coal prices.

Our ability to collect payments from our customers could be impaired if their creditworthiness deteriorates.
      Our ability to receive payment for coal sold and delivered depends on the continued creditworthiness of our customers. Our customer base is changing with deregulation as utilities sell their power plants to their non-regulated affiliates or third parties that may be less creditworthy, thereby increasing the risk we bear on payment default. These new power plant owners may have credit ratings that are below investment grade. In addition, competition with other coal suppliers could force us to extend credit to customers and on terms that could increase the risk we bear on payment default.
      We have contracts to supply coal to energy trading and brokering companies under which those companies sell coal to end users. During 2004 and continuing in 2005, the creditworthiness of the energy trading and brokering companies with which we do business declined, increasing the risk that we may not be able to collect payment for all coal sold and delivered to or on behalf of these energy trading and brokering companies.

Defects in title or loss of any leasehold interests in our properties could limit our ability to conduct mining operations on these properties or result in significant unanticipated costs.
      We conduct a significant part of our mining operations on properties that we lease. A title defect or the loss of any lease, upon expiration of its term, upon a default or otherwise, could adversely affect our ability to mine the associated reserves and/or process the coal that we mine. Title to most of our owned or leased properties and mineral rights is not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the property. In some cases, we rely on title information or representations and warranties provided by our lessors or grantors. Our right to mine some of our reserves has in the past been, and may again in the future be, adversely affected if defects in title or boundaries exist or if a lease expires. Any challenge to our title or leasehold interests could delay the exploration and development of the property and could ultimately result in the loss of some or all of our interest in the property. Mining operations from time to time may rely on an expired lease that we are unable to renew. From time to time we also may be in default with respect to leases for properties on which we have mining operations. In such events, we may have to close down or significantly alter the sequence of such mining operations which may adversely affect our future coal production and future revenues. If we mine on property that we do not own or lease, we could incur liability for such mining. Also, in any such case, the investigation and resolution of title issues would divert management’s time from our business and our results of operations could be adversely affected. Additionally, if we lose any leasehold interests relating to any of our preparation plants, we may need to find an alternative location to process our coal and load it for delivery to customers, which could result in significant unanticipated costs.
      In order to obtain leases or mining contracts to conduct our mining operations on property where these defects exist, we may in the future have to incur unanticipated costs. In addition, we may not be able to successfully negotiate new leases or mining contracts for properties containing additional reserves, or maintain our leasehold interests in properties where we have not commenced mining operations during the term of the lease. Some leases have minimum production requirements. Failure to meet those requirements could result in losses of prepaid royalties and, in some rare cases, could result in a loss of the lease itself.

Our work force could become unionized in the future, which could adversely affect the stability of our production and reduce our profitability.
      All of our coal production is from mines operated by union-free employees. However, our subsidiaries’ employees have the right at any time under the National Labor Relations Act to form or affiliate with a union. If the terms of a union collective bargaining agreement are significantly different from our current compensation arrangements with our employees, any unionization of our subsidiaries’ employees could adversely affect the stability of our production and reduce our profitability.

Our ability and the ability of some of our subsidiaries to engage in some business transactions or to pursue our business strategy may be limited by the terms of our debt.
      Our credit facilities contain a number of financial covenants requiring us to meet financial ratios and financial condition tests, as well as covenants restricting our ability to:

•	incur additional debt;

•	pay dividends on, redeem or repurchase capital stock;

•	allow our subsidiaries to issue new stock to any person other than us or any of our other subsidiaries;

•	make investments;

•	make acquisitions;

•	incur or permit to exist liens;

•	enter into transactions with affiliates;

•	guarantee the debt of other entities, including joint ventures;

•	merge or consolidate or otherwise combine with another company; and

•	transfer or sell a material amount of our assets outside the ordinary course of business.
      These covenants could adversely affect our ability to finance our future operations or capital needs or to execute preferred business strategies.
      Our ability to borrow under our credit facilities will depend upon our ability to comply with these covenants and our borrowing base requirements. Our ability to meet these covenants and requirements may be affected by events beyond our control and we may not meet these obligations. Our failure to comply with these covenants and requirements could result in an event of default under our credit facilities that, if not cured or waived, could terminate our ability to borrow further, permit acceleration of the relevant debt and permit foreclosure on any collateral granted as security under our credit facilities. If our indebtedness is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we were able to obtain new financing, it may not be on commercially reasonable terms, on terms that are acceptable to us, or at all. If our debt is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected.

      We are also subject to limitations on capital expenditures under our revolving credit facility as set forth in the table below. Because of these limitations, we may not be able to pursue our business strategy to replace our aging equipment fleet, develop additional mines or pursue additional acquisitions.

	Prior to a	After a
Period	“Successful IPO”(1)	“Successful IPO”(1)

January 1, 2005 - December 31, 2005	$155,000,000	$175,000,000
January 1, 2006 - December 31, 2006	$180,000,000	$200,000,000
January 1, 2007 - December 31, 2007	$255,000,000	$350,000,000
January 1, 2008 - December 31, 2008	$125,000,000	$315,000,000
January 1, 2009 - December 31, 2009	$75,000,000	$125,000,000
January 1, 2010 - Final Maturity Date	$85,000,000	$125,000,000

(1)	A “Successful IPO” is defined to mean a public offering with at least $250 million in gross proceeds.
     See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ICG— Liquidity and Capital Resources” and Note 6 to ICG’s audited consolidated financial statements appearing elsewhere in this prospectus.

If our business does not generate sufficient cash for operations, we may not be able to repay our indebtedness.
      Our ability to pay principal and interest on and to refinance our debt depends upon the operating performance of our subsidiaries, which will be affected by, among other things, general economic, financial, competitive, legislative, regulatory and other factors, some of which are beyond our control. In particular, economic conditions could cause the price of coal to fall, our revenue to decline, and hamper our ability to repay our indebtedness.
      Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our new credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms, on terms acceptable to us or at all.
RISKS RELATING TO GOVERNMENT REGULATION

Extensive government regulations impose significant costs on our mining operations, and future regulations could increase those costs or limit our ability to produce and sell coal.
      The coal mining industry is subject to increasingly strict regulation by federal, state and local authorities with respect to matters such as:

•	limitations on land use;

•	employee health and safety;

•	mandated benefits for retired coal miners;

•	mine permitting and licensing requirements;

•	reclamation and restoration of mining properties after mining is completed;

•	air quality standards;

•	water pollution;

•	protection of human health, plantlife and wildlife;

•	the discharge of materials into the environment;

•	surface subsidence from underground mining; and

•	the effects of mining on groundwater quality and availability.
      In particular, federal and state statutes require us to restore mine property in accordance with specific standards and an approved reclamation plan, and require that we obtain and periodically renew permits for mining operations. If we do not make adequate provisions for all expected reclamation and other costs associated with mine closures, it could harm our future operating results. In addition, state and federal regulations impose strict standards for particulate matter emissions which may restrict our ability to develop new mines or could require us to modify our existing operations and increase our costs of doing business.
      Federal and state safety and health regulation in the coal mining industry may be the most comprehensive and pervasive system for protection of employee safety and health affecting any segment of the U.S. industry. It is costly and time-consuming to comply with these requirements and new regulations or orders may materially adversely affect our mining operations or cost structure, any of which could harm our future results.
      Under federal law, each coal mine operator must secure payment of federal black lung benefits to claimants who are current and former employees and contribute to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry before July 1973. The trust fund is funded by an excise tax on coal production. If this tax increases, or if we could no longer pass it on to the purchaser of our coal under many of our long-term sales contracts, it could increase our operating costs and harm our results. New regulations that took effect in 2001 could significantly increase our costs with contesting and paying black lung claims. If new laws or regulations increase the number and award size of claims, it could substantially harm our business.
      The costs, liabilities and requirements associated with these and other regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. Failure to comply with these regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from our operations. We may also incur costs and liabilities resulting from claims for damages to property or injury to persons arising from our operations. We must compensate employees for work-related injuries. If we do not make adequate provisions for our workers’ compensation liabilities, it could harm our future operating results. If we are pursued for these sanctions, costs and liabilities, our mining operations and, as a result, our profitability could be adversely affected. See “Environmental and Other Regulatory Matters.”
      The possibility exists that new legislation and/or regulations and orders may be adopted that may materially adversely affect our mining operations, our cost structure and/or our customers’ ability to use coal. New legislation or administrative regulations (or new judicial interpretations or administrative enforcement of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs. These regulations, if proposed and enacted in the future, could have a material adverse effect on our financial condition and results of operations.

Mining in Northern and Central Appalachia is more complex and involves more regulatory constraints than mining in the other areas, which could affect the mining operations and cost structures of these areas.
      The geological characteristics of Northern and Central Appalachian coal reserves, such as depth of overburden and coal seam thickness, make them complex and costly to mine. As mines become depleted, replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. In addition, as compared to mines in the Powder River Basin, permitting, licensing and other environmental and regulatory requirements are more costly and time-consuming to satisfy. These factors could materially adversely affect the mining operations and cost structures of, and customers’ ability to use coal produced by, our mines in Northern and Central Appalachia.

Judicial rulings that restrict disposal of mining wastes could significantly increase our operating costs, discourage customers from purchasing our coal and materially harm our financial condition and operating results.
      In our surface mining operations, we use mountaintop removal mining wherever feasible because it allows us to recover more tons of coal per acre and facilitates the permitting of larger projects, which allows mining to continue over a longer period of time than would be the case using other mining methods. To dispose of mining waste generated by mountaintop removal operations, as well as other mining operations, we obtain permits to construct and operate valley fills and surface impoundments. Some of these permits are “nationwide” permits (as opposed to individual permits) issued by the Army Corps of Engineers, or ACOE, for dredging and filling in streams and wetlands. Lawsuits challenging ACOE’s authority to issue Nationwide Permit 21 have been instituted by environmental groups. In 2004, a federal court issued an order enjoining ACOE from issuing further Nationwide 21 permits in the South District of West Virginia. This decision is being appealed. A similar lawsuit has been filed in federal court in Kentucky, which seeks to invalidate the ACOE issuance of Nationwide Permit 21 and enjoin ACOE from allowing pursuant to this permit further discharges into valley fills or surface impoundments from 54 mines in Kentucky, including some of our mines. We cannot predict the final outcomes of these lawsuits. If mining methods at issue are limited or prohibited, it could significantly increase our operational costs, make it more difficult to economically recover a significant portion of our reserves and lead to a material adverse effect on our financial condition and results of operation. We may not be able to increase the price we charge for coal to cover higher production costs without reducing customer demand for our coal.

We may be unable to obtain and renew permits necessary for our operations, which would reduce our production, cash flow and profitability.
      Mining companies must obtain numerous permits that impose strict regulations on various environmental and safety matters in connection with coal mining. These include permits issued by various federal and state agencies and regulatory bodies. The permitting rules are complex and may change over time, making our ability to comply with the applicable requirements more difficult or even impossible, thereby precluding continuing or future mining operations. Private individuals and the public have certain rights to comment upon and otherwise engage in the permitting process, including through court intervention. Accordingly, the permits we need may not be issued, maintained or renewed, or may not be issued or renewed in a timely fashion, or may involve requirements that restrict our ability to conduct our mining operations. An inability to conduct our mining operations pursuant to applicable permits would reduce our production, cash flow, and profitability.

If the assumptions underlying our reclamation and mine closure obligations are materially inaccurate, we could be required to expend greater amounts than anticipated.
      The Surface Mining Control and Reclamation Act of 1977, or SMCRA, establishes operational, reclamation and closure standards for all aspects of surface mining as well as most aspects of deep mining. Estimates of our total reclamation and mine-closing liabilities are based upon permit requirements and our engineering expertise related to these requirements. The estimate of ultimate reclamation liability is reviewed periodically by our management and engineers. The estimated liability can change significantly if actual costs vary from assumptions or if governmental regulations change significantly. We adopted Statement of Financial Accounting Standard No. 143, “Accounting for Asset Retirement Obligations” (“Statement No. 143”) effective January 1, 2003. Statement No. 143 requires that retirement obligations be recorded as a liability based on fair value, which is calculated as the present value of the estimated future cash flows. In estimating future cash flows, we considered the estimated current cost of reclamation and applied inflation rates and a third-party profit, as necessary. The third-party profit is an estimate of the approximate markup that would be charged by contractors for work performed on behalf of us. The resulting estimated reclamation and mine closure obligations could change significantly if actual amounts change significantly from our assumptions.

Our operations may substantially impact the environment or cause exposure to hazardous materials, and our properties may have significant environmental contamination, any of which could result in material liabilities to us.
      We use, and in the past have used, hazardous materials and generate, and in the past have generated, hazardous wastes. In addition, many of the locations that we own or operate were used for coal mining and/or involved hazardous materials usage either before or after we were involved with those locations. We may be subject to claims under federal and state statutes, and/or common law doctrines, for toxic torts, natural resource damages, and other damages as well as the investigation and clean up of soil, surface water, groundwater, and other media. Such claims may arise, for example, out of current or former activities at sites that we own or operate currently, as well as at sites that we or predecessor entities owned or operated in the past, and at contaminated sites that have always been owned or operated by third parties. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the remediation costs or other damages, or even for the entire share. We have from time to time been subject to claims arising out of contamination at our own and other facilities and may incur such liabilities in the future.
      Mining operations can also impact flows and water quality in surface water bodies and remedial measures may be required, such as lining of stream beds, to prevent or minimize such impacts. We are currently involved with state environmental authorities concerning impacts or alleged impacts of our mining operations on water flows in several surface streams. We are studying, or addressing, those impacts and we have not finally resolved those matters. Many of our mining operations take place in the vicinity of streams, and similar impacts could be asserted or identified at other streams in the future. The costs of our efforts at the streams we are currently addressing, and at any other streams that may be identified in the future, could be significant.
      We maintain extensive coal slurry impoundments at a number of our mines. Such impoundments are subject to regulation. Slurry impoundments maintained by other coal mining operations have been known to fail, releasing large volumes of coal slurry. Structural failure of an impoundment can result in extensive damage to the environment and natural resources, such as bodies of water that the coal slurry reaches, as well as liability for related personal injuries and property damages, and injuries to wildlife. Some of our impoundments overlie mined out areas, which can pose a heightened risk of failure and of damages arising out of failure. We have commenced measures to modify our method of operation at one surface impoundment containing slurry wastes in order to reduce the risk of releases to the environment from it, a process that will take several years to complete. If one of our impoundments were to fail, we could be subject to substantial claims for the resulting environmental contamination and associated liability, as well as for fines and penalties.
      These and other impacts that our operations may have on the environment, as well as exposures to hazardous substances or wastes associated with our operations and environmental conditions at our properties, could result in costs and liabilities that would materially and adversely affect us.

Extensive environmental regulations affect our customers and could reduce the demand for coal as a fuel source and cause our sales to decline.
      The Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, and other compounds emitted into the air from coke ovens and electric power plants, which are the largest end-users of our coal. Such regulations will require significant emissions control expenditures for many coal-fired power plants to comply with applicable ambient air quality standards. As a result, these generators may switch to other fuels that generate less of these emissions, possibly reducing future demand for coal and the construction of coal-fired power plants.

      The Federal Clean Air Act, including the Clean Air Act Amendments of 1990, and corresponding state laws that regulate emissions of materials into the air affect coal mining operations both directly and indirectly. Measures intended to improve air quality that reduce coal’s share of the capacity for power generation could diminish our revenues and harm our business, financial condition and results of operations. The price of higher sulfur coal may decrease as more coal-fired utility power plants install additional pollution control equipment to comply with stricter sulfur dioxide emission limits, which may reduce our revenues and harm our results. In addition, regulatory initiatives including the nitrogen oxide rules, new ozone and particulate matter standards, regional haze regulations, new source review, regulation of mercury emissions, and legislation or regulations that establish restrictions on greenhouse gas emissions or provide for other multiple pollutant reductions could make coal a less attractive fuel to our utility customers and substantially reduce our sales.
      Various new and proposed laws and regulations may require further reductions in emissions from coal-fired utilities. For example, under the Clean Air Interstate Rule issued in March 2005, the U.S. Environmental Protection Agency, or EPA, has further regulated sulfur dioxide and nitrogen oxides from coal-fired power plants. Among other things, in affected states, the rule mandates reductions in sulfur dioxide emissions by approximately 45% below 2003 levels by 2010, and by approximately 57% below 2003 levels by 2015. The stringency of this cap may require many coal-fired sources to install additional pollution control equipment, such as wet scrubbers. Installation of additional pollution control equipment required by this proposed rule could result in a decrease in the demand for low sulfur coal (because sulfur would be removed by the new equipment), potentially driving down prices for low sulfur coal. In March 2005, the EPA also adopted the Clean Air Mercury Rule to control mercury emissions from power plants, which could require coal-fired power plants to install new pollution controls or comply with a mandatory, declining cap on the total mercury emissions allowed from coal-fired power plants nationwide. Both of these are subject to judicial challenge. Certain aspects of the Clean Air Mercury Rule are being reconsidered by the EPA and the regulation has been subject to challenge in Congress. These and other future standards could have the effect of making the operation of coal-fired plants less profitable, thereby decreasing demand for coal. The majority of our coal supply agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser’s plant or results in specified increases in the cost of coal or its use.
      There have been several recent proposals in Congress, including the Clear Skies Initiative, that are designed to further reduce emissions of sulfur dioxide, nitrogen oxides and mercury from power plants, and certain ones could regulate additional air pollutants. If such initiatives are enacted into law, power plant operators could choose fuel sources other than coal to meet their requirements, thereby reducing the demand for coal.
      A regional haze program initiated by the EPA to protect and to improve visibility at and around national parks, national wilderness areas and international parks restricts the construction of new coal-fired power plants whose operation may impair visibility at and around federally protected areas, and may require some existing coal-fired power plants to install additional control measures designed to limit haze-causing emissions.
      One major by-product of burning coal is carbon dioxide, which is considered a greenhouse gas and is a major source of concern with respect to global warming. The Kyoto Protocol to the 1992 Framework Convention on Global Climate Change, which establishes a binding set of emission targets for greenhouse gases, became binding on ratifying countries on February 16, 2005. Four industrialized nations have refused to ratify the Kyoto Protocol — Australia, Liechtenstein, Monaco and the United States. Although the targets vary from country to country, if the United States were to ratify the Kyoto Protocol, our nation would be required to reduce greenhouse gas emissions to 93% of 1990 levels in a series of phased reductions from 2008 to 2012.
      Future regulation of greenhouse gases in the United States could occur pursuant to future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or otherwise. The Bush Administration has proposed a package of voluntary emission reductions for greenhouse gases which provide for certain incentives if targets are met. Some states, such as Massachusetts, have already issued regulations regulating greenhouse gas emissions from large power plants. Further, in 2002, the Conference of New England Governors and Eastern Canadian Premiers adopted a Climate Change Action Plan, calling for reduction in regional greenhouse emissions to 1990 levels by 2010, and a further reduction of at least 10% below 1990 levels by 2020. Increased efforts to control greenhouse gas emissions, including the future ratification of the Kyoto Protocol by the United States, could result in reduced demand for our coal. See “Environmental and Other Regulatory Matters” for a discussion of these and other regulations affecting our business.
RISKS RELATING TO OUR COMMON STOCK

We may be unable to provide the required financial information in a timely and reliable manner.
      Our current operations consist primarily of the assets of our predecessor, ICG, and its predecessor, Horizon. On or about the same time we complete the reorganization, we will complete the Anker and CoalQuest acquisitions. Each of these businesses have had different historical operating, financial, accounting and other systems. Due to our rapid growth and limited history operating, our acquired operations as an integrated business, and our internal controls and procedures do not currently, and after giving effect to the Anker and CoalQuest acquisitions will not, meet all the standards applicable to public companies, including those contemplated by Section 404 of the Sarbanes-Oxley Act of 2002, as well as rules and regulations enacted by the Securities and Exchange Commission and The New York Stock Exchange. Areas of deficiency in our internal controls requiring improvement include documentation of controls and procedures, insufficient experience in public company accounting and periodic reporting matters among our financial and accounting staff.
      Our management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to us as a public company. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent auditors may not be able to attest to the adequacy of our internal controls over financial reporting. This result may subject us to adverse regulatory consequences, and there could also be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. We could also suffer a loss of confidence in the reliability of our financial statements if our auditors report a material weakness in our internal controls. In addition, if we fail to develop and maintain effective controls and procedures, we may be unable to provide the required financial information in a timely and reliable manner or otherwise comply with the standards applicable to us as a public company. Any failure by us to timely provide the required financial information could materially and adversely impact our financial condition and the market value of our securities.

Anti-takeover provisions in our charter documents and Delaware corporate law may make it difficult for our stockholders to replace or remove our current board of directors and could deter or delay third-parties from acquiring us, which may adversely affect the marketability and market price of our common stock.
      Provisions in our amended and restated certificate of incorporation and bylaws and in Delaware corporate law may make it difficult for stockholders to change the composition of our board of directors in any one year, and thus prevent them from changing the composition of management. In addition, the same provisions may make it difficult and expensive for a third-party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. Public stockholders who might desire to participate in this type of transaction may not have an opportunity to do so. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change our management and board of directors and, as a result, may adversely affect the marketability and market price of our common stock.
      We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning more than 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.
      Under any change of control, the lenders under our credit facilities would have the right to require us to repay all of our outstanding obligations under the facility.

There may be circumstances in which the interests of our major stockholders could be in conflict with your interests as a stockholder.
      Funds sponsored by WLR will own approximately 12.9% of our common stock on a fully consolidated basis following the completion of the proposed public offering and after giving effect to the Anker and CoalQuest acquisitions, assuming 20,072,992 shares are issued in connection with the acquisitions based upon a public offering price of $13.70 per share, and no exercise of the underwriters’ over-allotment option. Circumstances may occur in which WLR or other major investors may have an interest in pursuing acquisitions, divestitures or other transactions, including among other things, taking advantage of certain corporate opportunities that, in their judgment, could enhance their investment in us or another company in which they invest. These transactions might invoke risks to our other holders of common stock or adversely affect us or other investors, including investors who purchase common stock in the proposed public offering.
      We may from time to time engage in transactions with related parties and affiliates that include, among other things, business arrangements, lease arrangements for certain coal reserves and the payment of fees or commissions for the transfer of coal reserves by one operating company to another. These transactions, if any, may adversely affect our sales volumes, margins and earnings.

If our stockholders sell substantial amounts of our common stock following the reorganization and proposed public offering, the market price of our common stock may decline.
      Sales of shares of our common stock in the public market following the reorganization and proposed public offering, or the perception that these sales may occur, could cause the market price of our common stock to decline. After the proposed public offering, our corporate reorganization and after giving effect to the Anker and CoalQuest acquisitions, we will have approximately 147,303,991 shares of common stock outstanding, assuming 20,072,992 shares are issued in connection with the Anker and CoalQuest acquisitions based upon a public offering price of $13.70 per share. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and under lock-up agreements that our directors, executive officers and certain holders of our common stock have entered into with the underwriters and with us. Those lock-up agreements restrict these persons from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of the prospectus relating to the proposed public offering without the prior written consent of UBS Securities LLC. However, UBS Securities LLC, may release all or any portion of the common stock from the restrictions of the lock-up agreements. These sales might make it difficult or impossible for us to sell additional securities if we need to raise capital. All of the shares sold in the proposed public offering, as well as all of the shares to be issued by us in the reorganization to the holders of ICG common stock, will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, except for any shares held by our affiliates, as defined in Rule 144 of the Securities Act. The remaining shares of common stock outstanding after the proposed public offering, including those issued to former Anker stockholders and CoalQuest members, will be available for sale into the public market at various times in the future. Additional shares of common stock underlying options to be granted will become available for sale in the public market. We expect to file registration statements on Form S-8 that will register up to 644,052 shares of common stock covering the shares of common stock to be issued pursuant to the exercise of options we have granted under our employee stock option plan.

      In addition, under a registration rights agreement that we entered into with certain of ICG’s existing stockholders, those stockholders have “demand” and “piggyback” registration rights in connection with the proposed public offering and future offerings of our common stock. “Demand” rights enable the holders to demand that their shares of common stock be registered and may require us to file a registration statement under the Securities Act at our expense. “Piggyback” rights require us to provide notice to the relevant holders of our stock if we propose to register any of our securities under the Securities Act and grant such holders the right to include their shares in our registration statement. In addition, under a registration rights agreement that we will enter into with the former Anker shareholders and CoalQuest members who will receive shares of our common stock at the closing of the Anker and CoalQuest acquisitions, they will receive “piggyback” registration rights. As restrictions on resale end, our stock price could drop significantly if the holders of these restricted shares sell them or the market perceives they intend to sell them. These sales may also make it more difficult for us to sell securities in the future at a time and at a price we deem appropriate.

The requirements of being a public company may strain our resources and distract management.
      As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act. These requirements may place a strain on our people, systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns. Upon consummation of the proposed public offering, our costs will increase as a result of having to comply with the Exchange Act, the Sarbanes-Oxley Act and The New York Stock Exchange listing requirements, which will require us, among other things, to establish an internal audit function.
      We will incur incremental costs not reflected in our historical financial statements as a result of these increased regulatory compliance and reporting requirements, including increased auditing and legal fees. We also will need to hire additional accounting and administrative staff with experience managing public companies. Moreover, the standards that will be applicable to us as a public company after the proposed public offering could make it more difficult and expensive for us to attract and retain qualified members of our board of directors and qualified executive officers. We also anticipate that the regulations related to the Sarbanes-Oxley Act will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage.

We may not pay dividends for the foreseeable future.
      We may retain any future earnings to support the development and expansion of our business or make additional payments under our credit facilities and, as a result, we may not pay cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Our credit facilities limit us from paying cash dividends or other payments or distributions with respect to our capital stock in excess of certain limitations. In addition, the terms of any future credit agreement may contain similar restrictions on our ability to pay any dividends or make any distributions or payments with respect to our capital stock. Accordingly, stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment.

RISKS RELATING TO THE REORGANIZATION
Failure to obtain a listing on the New York Stock Exchange may result in there being no active market for the International Coal Group common shares issued in the reorganization.
      We have applied to list our common shares being issued in the reorganization on The New York Stock Exchange. We cannot assure you that these shares will be approved for listing on The New York Stock Exchange. International Coal Group’s common shares may not be listed on The New York Stock Exchange if they fail to meet any listing criterion. If we are unable to list common shares on The New York Stock Exchange, we expect the shares to continue to trade on the Pink Sheets Electronic Quotation Service.
      We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on The New York Stock Exchange or otherwise or how liquid that market might become. If we continue to trade on the Pink Sheets Electronic Quotation Service, we cannot predict the extent to which investor will lead to an active trading market or how liquid this market might become. If an active trading market does not develop on either The New York Stock Exchange or the Pink Sheets Electronic Quotation Service, you may have difficulty selling any of our common stock that you receive.
      Some specific factors that may have a significant effect on our common stock market price include:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	conditions of the coal industry as a result of changes in financial markets or general economic conditions, including those resulting from war, incidents of terrorism and responses to such events;

•	sales of common stock by us or members of our management team; and

•	changes in stock market analyst recommendations or earnings estimates regarding our common stock, other comparable companies or the coal industry generally.
The voting power of the existing holders of common stock of ICG will be diluted significantly as a result of the proposed public offering.
      The shares in the reorganization are being issued on a one-for-one basis for shares currently outstanding. In connection with the Anker and CoalQuest acquisitions, we will issue up to 30,950,129 shares to former Anker shareholders and CoalQuest members. This will dilute the voting rights of current holders (other than ICG holders who also own shares of Anker or are members of CoalQuest). We have also filed a registration statement with the SEC for a public offering of our common stock expected to raise approximately $300 million of gross proceeds (assuming no exercise of the over-allotment option by the underwriters). The issuance of shares in the proposed public offering and exercise of all outstanding stock options will further dilute the voting power held by holders of common stock.
There is no assurance as to the value you can receive by exercising dissenter’s rights.
      Under Section 262 of the DGCL record holders of ICG common shares are entitled to appraisal rights in connection with the reorganization. If an ICG shareholder exercises his or her demand for appraisal and follows the procedures specified in Section 262 of the DGCL, summarized in “The Reorganization — Appraisal Rights,” he or she will have the right to receive cash payment of the fair value of his or her common shares. The express procedures of Section 262 must be followed and, if they are not, shareholders may lose their right to appraisal. The “fair value” cash payment for the ICG shares would potentially be determined in judicial proceedings, the result of which cannot be predicted. There can be no assurance that shareholders exercising appraisal rights will receive consideration equal to or greater than the value of International Coal Group common shares to be owned by such shareholders following consummation of the reorganization.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains forward-looking statements that are not statements of historical fact and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	market demand for coal, electricity and steel;

•	availability of qualified workers;

•	future economic or capital market conditions;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	our proposed public offering;

•	our consummation of the Anker and CoalQuest acquisitions and the integration of these businesses;

•	the consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

•	our plans and objectives for future operations and expansion or consolidation;

•	our relationships with, and other conditions affecting, our customers;

•	timing of reductions or increases in customer coal inventories;

•	long-term coal supply arrangements;

•	risks in coal mining;

•	unexpected maintenance and equipment failure;

•	environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage;

•	competition;

•	railroad, barge, trucking and other transportation performance and costs;

•	employee benefits costs and labor relations issues;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	regulatory and court decisions;

•	future legislation and changes in regulations or governmental policies or changes in interpretations thereof;

•	the impairment of the value of our goodwill; and

•	our liquidity, results of operations and financial condition.
      You should keep in mind that any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

INDUSTRY DATA
      In this prospectus, we rely on and refer to information regarding the coal industry in the United States from the U.S. Energy Information Administration, or EIA. This organization is not affiliated with us. It is not aware of and has not consented to being named in this prospectus. We believe that this information is reliable. In addition, in many cases we have made statements in this prospectus regarding our industry and our position in the industry based on our experience in the industry and our own investigation of market conditions. We have made determinations based on publicly available information of production by competitors and our internal estimates of competitors’ production based on discussions with industry participants.

CAPITALIZATION
      The following unaudited table sets forth cash and cash equivalents and capitalization as of September 30, 2005:

•	for ICG on an actual basis;

•	for ICG on a pro forma basis to give effect to the Anker and CoalQuest acquisitions; and

•	ICG on a pro forma, as adjusted basis, to give effect to the Anker and CoalQuest acquisitions and the sale by International Coal Group of approximately 20,000,000 shares of its common stock in the proposed public offering at an assumed public offering price of $13.70, the last sale price of ICG on November 7, 2005, as quoted on the Pink Sheets Electronic Quotation Service, after deducting underwriting discounts and estimated offering expenses and the application of the estimated net proceeds.

      The following unaudited table assumes no exercise of the underwriters’ over-allotment option in connection with the proposed public offering. You should read the information in this table in conjunction with “Unaudited Consolidated Pro Forma Financial Data of ICG,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ICG,” “Description of Indebtedness” and the consolidated financial statements included elsewhere in this prospectus.

	As of September 30, 2005

			Pro Forma, As
			Adjusted for
			the Proposed
	Actual	Pro Forma	Public Offering

	(In thousands)
	(Unaudited)
Cash and cash equivalents	$15,534	$18,174	$42,385

Long-term debt, including current portion:
Term loan facility(1)	173,688	208,688	—
Revolving credit facility(1)	15,000	22,697	—
Other long-term debt, including capital leases	247	4,824	4,824

Total debt	$188,935	$236,209	$4,824
Stockholders’ equity:
Common stock, par value $0.0001 per share, 1,800,000,000 shares authorized, 107,230,999 shares issued and outstanding, actual, and 127,303,991 shares issued and outstanding, pro forma and 147,303,991 shares issued and outstanding, pro forma as adjusted for the proposed public offering(2)	11	1,382	1,582
Preferred stock, par value $0.0001 per share, 200,000,000 shares authorized, no shares issued and outstanding(2)	—	—	—
Paid-in-capital	158,850	448,729	701,589
Unearned compensation-restricted stock	(5,132)	(5,132)	(5,132)
Retained earnings	32,797	32,797	32,797

Total stockholders’ equity	186,526	477,776	730,836

Total capitalization	$375,461	$713,985	$735,660

(1)	Our current credit facility provides for a $110.0 million revolving credit facility, of which up to $75.0 million may be used for letters of credit. Upon consummation of the proposed public offering, we intend to use a portion of the net proceeds to fully repay our term loan of $208.7 million and to use the remaining net proceeds for general corporate purposes. Further, we intend to increase our revolving credit facility to $300.0 million. As of September 30, 2005, $52.9 million of letters of credit were outstanding.

(2)	Represents stock of our predecessor, ICG and assumes 20,072,992 shares are issued in connection with the Anker and CoalQuest acquisitions based upon a public offering price of $13.70 per share. The par value of International Coal Group common stock is $0.01 per share and the par value of International Coal Group preferred stock is $0.01 per share.

UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL DATA OF ICG
      The following unaudited pro forma financial data is based on the information derived from the consolidated financial statements of ICG and its subsidiaries (and its predecessors), Anker and CoalQuest, each appearing elsewhere in this prospectus.
      The unaudited pro forma balance sheet as of September 30, 2005 gives effect to the following transactions as if they had occurred on September 30, 2005, and the unaudited pro forma statements of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005 also give effect to the following transactions as if they had occurred on January 1, 2004 and carried forward through September 30, 2005:

•	ICG’s corporate reorganization, reflecting the exchange of International Coal Group common stock for existing shares of ICG common stock at a 1-for-1 exchange ratio;

•	ICG’s acquisition of the Horizon assets (including the preliminary application of purchase accounting) (for purposes of the December 31, 2004 unaudited pro forma statement of operations data only);

•	borrowings under ICG’s credit facilities, in part, to finance the Horizon asset acquisition and the Anker and CoalQuest acquisitions;

•	the Anker and CoalQuest acquisitions; and

•	the proposed public offering.
      The unaudited pro forma consolidated statements of operations and unaudited pro forma balance sheet do not include any adjustments for future cost savings or operating improvements as a result of the Anker and CoalQuest acquisitions or for any other reason. See “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Information About the Companies” for a discussion of factors that may impact consolidated future operating results.
      The unaudited pro forma consolidated financial data should be read in conjunction with the consolidated financial statements of ICG (and its predecessors), Anker and CoalQuest, and the other financial information appearing elsewhere in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operation of ICG.”
      The pro forma adjustments reflect our preliminary estimates of the purchase price allocation of certain assets and liabilities in the Anker and CoalQuest acquisitions. An allocation to inventory would impact cost of coal sales subsequent to the acquisition date. An allocation to coal reserves, property, plant and equipment, coal supply agreements or other intangible assets would result in additional depreciation, depletion and amortization expense which may be significant. Our preliminary estimates of the allocations may change upon finalization of appraisals and other valuation studies that we have arranged to be obtained by October 2005. Although we do not expect any adjustments to be material, we cannot assure you that the final allocations will not differ significantly from those shown.
      The unaudited pro forma financial data is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the transactions been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial position.

UNAUDITED PRO FORMA BALANCE SHEET DATA
As of September 30, 2005

				ICG, Inc.		Anker		CoalQuest
	ICG, Inc.	Anker	CoalQuest	Reorganization		Acquisition		Acquisition		Offering		Pro
	Historical	Historical	Historical	Adjustments		Adjustments		Adjustments		Adjustments		Forma

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$15,534	$695	$1,945	$2,597	(1)	$(2,597	) (1)	$—		$24,211	(6)	$42,385
Accounts receivable	56,886	10,595	1,262	(2,597	)(3)	—		—		—		66,146
Inventories	20,472	3,431	—	—		—		—		—		23,903
Deferred income taxes	2,113	—	—	—		—		—		—		2,113
Prepaid insurance	240	—	13	—		—		—		—		253
Prepaid expenses and other	10,094	923	—	—		—		—		(2,536	) (6)	8,481

Total current assets	105,339	15,644	3,220	—		(2,597)		—		21,675		143,281

Property, plant and equipment, at cost including coal reserves, mine development and contract costs	241,185	155,513	19,000	—		23,183	(3)	55,091	(3)	—		493,972
Less accumulated depreciation, depletion and amortization	(37,654)	(87,756)	(118)	—		—		—		—		(125,528)

Net property, plant and equipment	203,531	67,757	18,882	—		23,183		55,091		—		368,444

Debt issuance costs, net	7,284	—	—			—		—		—		7,284
Advance royalties	5,691	3,593	—	—		—		—		—		9,284
Goodwill	190,861	—	—	1,819	(2)	163,170	(3)	43,011	(3)	—		398,861
Deferred tax asset non-current	5,637	—	—	—		—		—		—		5,637
Other non-current assets	4,677	8,504	—	—		—		—		—		13,181

Total assets	$523,020	$95,498	$22,102	$1,819		$183,756		$98,102		$21,675		$945,972

LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Trade accounts payable	$36,130	$15,987	$183	$—		$(2,597	) (1)	$—		$—		$49,703
Current portion of long-term debt and capital leases	1,997	35,186	—	(33,528	)(2)	—		—		(2,100	) (6)	1,555
Current portion of reclamation and mine closure costs	2,682	1,889	—	—		—		—		—		4,571
Accrued expenses and other	41,663	8,381	982	—		—		—		—		51,026

Total current liabilities	82,472	61,443	1,165	(33,528)		(2,597)		—		(2,100)		106,855

Non-current liabilities, less current portion
Long-term debt and capital leases	186,938	10,269	16,250	35,347	(2)	—		(16,250	) (4)	(229,285	) (6)	3,269
Reclamation and mine closure costs	39,432	23,899	—	—		—		—		—		63,331
Long-term employee benefits	20,759	4,314	—	—		—		—		—		25,073
Other non-current liabilities	6,893	8,676	1,039	—		—		—		—		16,608

Total non-current liabilities	254,022	47,158	17,289	35,347		—		(16,250)		(229,285)		108,281

Total liabilities	336,494	108,601	18,454	1,819		(2,597)		(16,250)		(231,385)		215,136

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock-par value $0.0001, 200,000,000 shares authorized, none issued	—	—	—	—		—		—		—		—
Common stock-par value $0.0001, 1,800,000,000 shares authorized, 107,230,999 issued and outstanding (147,303,991 issued and outstanding at a par value of $0.01 on a pro forma basis)	11	—	—	1,061	(5)	195	(5)	115	(5)	200	(6)	1,582
Paid-in Capital	158,850	145,588	3,250	(1,061	)(5)	27,467	(3,5)	114,635	(3,4,5)	252,860	(6)	701,589
Unearned compensation-restricted stock	(5,132)											(5,132)
Retained earnings (accumulated deficit)	32,797	(158,691)	398	—		158,691	(3)	(398	)(3)	—		32,797

Total stockholders’ equity (accumulated deficit)	186,526	(13,103)	3,648	—		186,353		114,352		253,060		730,836

Total liabilities and stockholders’ equity (accumulated deficit)	$523,020	$95,498	$22,102	$1,819		$183,756		$98,102		$21,675		$945,972

(1)	Reflects the payment of $2.6 million in accounts receivables and accounts payables between ICG, Inc. and Anker Coal Group, Inc. upon consummation of the Anker and CoalQuest acquisitions.

(2)	Reflects an increase of $35.0 million to ICG’s term loan to repay Anker’s existing debt of $40.9 million (not including equipment leases of $4.6 million), to record the related acquisition costs of $1.8 million, and to properly classify the balances of long-term debt and capital leases.

(3)	Reflects the issuance of 20,072,992 additional common shares, which assumes a public offering price of $13.70 per share, for the acquisitions of Anker ($173.25 million) and CoalQuest ($101.75 million) for a total of $275.0 million.

(4)	Reflects the conversion of CoalQuest’s notes payable ($16.3 million) to equity upon consummation of the Anker and CoalQuest acquisitions.

(5)	Reflects the change in par value from $0.0001 per share to $0.01 per share upon the effective date of this offering.

(6)	Reflects the issuance of 20,000,000 shares of common stock in this offering at $13.70 per share, net of underwriting and offering expenses of $20.9 million, used to fully repay total debt of $231.4 million and the remainder for general corporate purposes.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
For the Nine Months Ended September 30, 2005

				ICG, Inc.		Anker		CoalQuest
	ICG, Inc.	Anker	CoalQuest	Reorganization		Acquisition		Acquisition		Offering
	Historical	Historical	Historical	Adjustments		Adjustments		Adjustments		Adjustments		Pro Forma

	(In thousands, except share and per share data)
Revenues:
Coal sales revenues	$441,662	$106,662	$—	$(5,580	)(3)	$—		$—		$—		$542,744
Freight and handling revenues	6,236	9,071										15,307
Other revenues	17,757	4,375	—	—		—		—		—		22,132

Total revenues	465,655	120,108	—	(5,580)		—		—		—		580,183

Costs and expenses:
Freight and handling costs	6,236	9,071	—	—		—		—		—		15,307
Cost of coal sales and other revenues (exclusive of depreciation, depletion and amortization shown separately below)	357,076	114,541	303	—		(6,505	) (1,3)	—		—		465,415
Depreciation, depletion and amortization	29,489	9,218	39	—		356	(2)	164	(2)	—		39,266
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	23,592	4,664	—	—		—		—		—		28,256
Gain on sale of assets	(518)	—	—	—		—		—		—		(518)

Total costs and expenses	415,875	137,494	342	—		(6,149)		164		—		547,726

Income (loss) from operations	49,780	(17,386)	(342)	(5,580)		6,149		(164)		—		32,457
Interest and other income (expense):
Interest expense	(10,453)	(2,208)	(446)	1,706	(4)	—		—		7,668	(4)	(3,733)
Reorganization items
Other, net	4,007	5,123	925	—		—		(925	)(1)	—		9,130

Total interest and other income (expense)	(6,446)	2,915	479	1,706		—		(925)		7,668		5,397

Income (loss) before income taxes	43,334	(14,471)	137	(3,874)		6,149		(1,089)		7,668		37,854
Income tax (expense) benefit	(14,786)	(29)	—	1,322	(5)	2,839	(5)	325	(5)	(2,616	) (5)	(12,945)

Net income (loss)	$28,548	$(14,500)	$137	$(2,552)		$8,988		$(764)		$5,052		$24,909

Basic earnings per share:
Net income (loss)	$28,548											$24,909
Average shares of common stock outstanding	107,230,999											147,303,991	(5)

Basic earnings per share	$0.27											$0.17	(5)

Diluted earnings per share:
Net income (loss)	$28,548											$24,909
Average shares of common stock outstanding	107,280,820											147,353,812	(5)

Diluted earnings per share	$0.27											$0.17	(5)

(1)	To eliminate intercompany royalty revenue and expense ($0.925 million) between CoalQuest and Anker.

(2)	To record depletion expense on the purchase price allocation to coal reserves of $23.2 million to Anker and $55.0 million to CoalQuest.

(3)	To eliminate intercompany coal sales and expense of $5.58 million between ICG, Inc. and Anker Coal Group, Inc.

(4)	Represents pro forma interest expense to reflect the acquisition of Horizon’s assets and the related debt required to finance the purchase as shown in the tables below:

	Historical Interest Expense

Description	ICG, Inc.	Anker	CoalQuest	Total

		(In thousands)
Revolver letter of credit fees	$1,037	$—	$—	$1,037
Revolver unutilized portion	218	—	—	218
Term note	7,668	—	—	7,668
Revolver	88	—	—	88
Amortization of finance costs	838	—	—	838
Annual administration fee	75	—	—	75
Interest rate cap	(21)	—	—	(21)
Anker related party term loan	—	1,064	—	1,064
Anker related party revolving line of credit	—	269	—	269
Anker senior notes	—	613	—	613
Miscellaneous other (capital lease, black lung, etc.)	550	262	446	1,258

Total historical interest expense	$10,453	$2,208	$446	$13,107

	Pro Forma Interest Expense

Description	ICG, Inc.	Anker	CoalQuest	Total

		(In thousands)
Revolver letter of credit fees(a)	$1,071	$—	$—	$1,071
Revolver unutilized portion(b)	870	—	—	870
Term note(c)	—	—	—	—
Revolver(d)	88			88
Amortization of finance costs(e)	838	—	—	838
Annual administration fee(f)	75	—	—	75
Interest rate cap(g)	(21)	—	—	(21)
Miscellaneous other (capital lease, black lung, etc.)	550	262	—	812

Total pro forma interest expense	3,471	262	—	3,733
Less: historical interest expense	10,453	2,208	446	13,107

Pro forma interest expense adjustment	$6,982	$1,946	$446	$9,374

(a)	Reflects pro forma interest expense at the fixed rate of 2.7% on $52.9 million estimated letters of credit outstanding under ICG’s revolving letter of credit facility.

(b)	Reflects pro forma interest expense at the fixed rate of 0.5% on an estimated unutilized balance of $232.1 million on ICG’s revolving facility.

(c)	Reflects the use of a portion of the proceeds of the proposed public offering to fully repay the term loan of $208.7 million.

(d)	Reflects pro forma interest expense at an average rate of 6.28% on the $15.0 million in borrowings on ICG’s revolving facility.

(e)	Reflects amortization of finance costs of $8.1 million at a nominal rate of 8.118% for 72 months.

(f)	Reflects the quarterly administration fee of $25 thousand per quarter to the administration agent.

(g)	Reflects the estimated reduction in interest expense as a result of ICG’s two year Interest Rate Cap agreement of $88 million at a maximum rate of 4.5% per year.

(5)	To reflect the federal and state tax effects on the combined historical net income and pro forma adjustments assuming an estimated average tax rate at September 30, 2005 of 34.12%.

(6)	Represents pro forma earnings per share information based on 147,303,991 outstanding shares of ICG common stock consisting of 107,230,999 shares of ICG common stock outstanding as of September 30, 2005 (which includes 600,000 shares of restricted stock), 20,072,992 shares of International Coal Group common stock issuable in the Anker and CoalQuest acquisitions, assuming a public offering price of $13.70 per share, and 20,000,000 shares of International Coal Group common stock expected to be issued in the proposed public offering, assuming the over-allotment option is not exercised. The number of shares of ICG common stock to be issued to former Anker shareholders and CoalQuest members in connection with the merger is subject to possible adjustments. As the following chart illustrates, the higher the offering price per share of International Coal Group common stock in the proposed public offering, the less shares of International Coal Group common stock will be issued in connection with the Anker and CoalQuest acquisitions. See “Information About the Companies — Business — ICG’s History — The Anker and CoalQuest acquisitions” for more information on acquisition adjustments.

Per share offering price of ICG common stock	$8.885 or less	$10.00	$11.00	$12.00	$13.00	$13.70	$14.00	$15.00	$16.00

Aggregate shares of ICG common stock to be issued to holders of Anker and CoalQuest:
Without adjustments	30,950,129	27,500,000	25,000,000	22,916,667	21,153,846	20,072,992	19,642,857	18,333,333	17,187,500
Basic and diluted earnings per share	$0.18	$0.19	$0.19	$0.19	$0.19	$0.20	$0.20	$0.20	$0.20

With adjustments	29,824,670	26,500,000	24,090,909	22,083,333	20,384,615	19,343,065	18,928,571	17,666,667	16,562,501
Basic and diluted earnings per share	$0.18	$0.19	$0.19	$0.19	$0.20	$0.20	$0.20	$0.20	$0.20

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
For the Year Ended December 31, 2004

						Horizon		Anker		CoalQuest
	ICG, Inc.	Horizon		Anker	CoalQuest	Acquisition		Acquisition		Acquisition		Offering
	Historical	Historical		Historical	Historical	Adjustments		Adjustments		Adjustments		Adjustments		Pro Forma(1)

	(In thousands, except share and per share data)
Revenues:
Coal sales revenues	$130,463	$346,981		$146,676	$—	$—		$—		$—		$—		$624,120
Freight and handling revenues	880	3,700		11,416	—	—		—		—		—		15,996
Other revenues	4,766	22,702		6,228	—	—		—		—		—		33,696

Total revenues	136,109	373,383		164,320	—	—		—		—		—		673,812

Costs and expenses:
Freight and handling costs	880	3,700		11,416	—	—		—		—		—		15,996
Cost of coal sales and other revenues	113,707	306,429		145,985	371	—		(1,769	) (2)	—		—		564,723
Depreciation, depletion and amortization	7,943	27,547		9,754	79	—		400	(3)	331	(3)	—		46,054
Selling, general and administrative	4,194	8,477		4,586	—	—		—		—		—		17,257
Gain on sale of assets	(10)	(226)		—	—	—		—		—		—		(236)
Writedowns and other items	—	10,018	(1)	—	—	—		—		—		—		10,018

Total costs and expenses	126,714	355,945		171,741	450	—		(1,369)		331		—		653,812

Income (loss) from operations	9,395	17,438		(7,421)	(450)	—		1,369		(331)		—		20,000
Interest and other income (expense):
Interest expense	(3,453)	(114,211)		(1,485)	(535)	111,332	(4)	—		—		2,463	(4)	(5,889)
Reorganization items	—	(12,471	) (1)	—	—	—		—		—		—		(12,471)
Other, net	898	1,581		5,709	1,910	—		—		(1,769	) (2)	—		8,329

Total interest and other income (expense)	(2,555)	(125,101)		4,224	1,375	111,332		—		(1,769)		2,463		(10,031)

Income (loss) before income taxes	6,840	(107,663)		(3,197)	925	111,332		1,369		(2,100)		2,463		9,969

Income tax (expense) benefit	(2,591)	—		—	—	(1,390	) (5)	692	(5)	445	(5)	(933	) (5)	(3,777)

Net income (loss)	$4,249	$(107,663)		$(3,197)	$925	$109,942		$2,061		$(1,655)		$1,530		$6,192

Basic earnings per share:
Net income (loss) available to common stockholders	$4,249													$6,192
Average shares of common stock outstanding	106,605,999													146,678,991

Basic earning per share	$0.04													0.04 (6)

Diluted earnings per share:
Net income (loss) available to common stockholders	$4,249													6,192
Average shares of common stock outstanding	106,605,999													146,728,812

Diluted earnings per share	$0.04													$0.04 (6)

(1)	The above pro forma income statement does not reflect the removal of non-recurring charges for writedowns and other items of $10.0 million and reorganization items of $12.5 million incurred in connection with Horizon’s Chapter 11 bankruptcy proceedings.

(2)	To eliminate intercompany royalty revenue and expense ($1.8 million) between CoalQuest and Anker.

(3)	To record depletion expense on the purchase price allocation to coal reserves of $23.2 million to Anker and $55.0 million to CoalQuest.

(4)	Represents pro forma interest expense to reflect the acquisition of Horizon’s assets and the related debt required to finance the purchase as shown in the tables below:

	Historical Interest Expense

Description	ICG, Inc.	Horizon	Anker	CoalQuest	Total

	(In thousands)
Amortization of financing fee	$—	$1,437	$—	$—	$1,437
DIP facility	—	11,115	—	—	11,115
Term loan	—	42,757	—	—	42,757
Wells Fargo loan	—	57,200	—	—	57,200
Funded letter of credit fees	130	—	—	—	130
Revolver letter of credit fees	248	—	—	—	248
Revolver unutilized portion	64	—	—	—	64
Term note	2,463	—	—	—	2,463
Amortization of finance costs	266	—	—	—	266
Annual administration fee	25	—	—	—	25
Interest rate cap	21	—	—	—	21
Revolver base rate interest	25	—	—	—	25
Anker related party term loan	—	—	293	—	293
Anker related party revolving line of credit	—	—	110	—	110
Anker senior notes	—	—	752	—	752
Miscellaneous other (capital lease, black lung, etc.)	211	1,702	330	535	2,778

Total historical interest expense	$3,453	$114,211	$1,485	$535	$119,684

	Pro Forma Interest Expense

Description	ICG, Inc.	Horizon	Anker	CoalQuest	Total

	(In thousands)
Revolver letter of credit fees(a)	$1,469	$—	$—	$—	$1,469
Revolver unutilized portion(b)	1,228	—	—	—	1,228
Term note(c)	—	—	—	—	—
Amortization of finance costs(d)	1,097	—	—	—	1,097
Annual administration fee(e)	100	—	—	—	100
Interest rate cap(f)	82	—	—	—	82
Miscellaneous other (capital lease, black lung, etc.)	211	1,702	—	—	1,913

Total pro forma interest expense	$4,187	$1,702	$—	$—	$5,889
Less: historical interest expense	$3,453	$114,211	$1,485	$535	$119,684

Pro forma interest expense adjustment	$(734)	$112,509	$1,485	$535	$113,795

(a)	Reflects pro forma interest expense at the fixed rate of 2.7% on $54.4 million estimated letters of credit outstanding under ICG’s revolving letter of credit facility.

(b)	Reflects pro forma interest expense at the fixed rate of 0.5% on an estimated unutilized balance of $245.6 million on ICG’s revolving facility.

(c)	Reflects the use of a portion of the proceeds of the proposed public offering to fully repay the term loan of $208.7 million.

(d)	Reflects amortization of finance costs of $8.1 million at a nominal rate of 8.118% for 72 months.

(e)	Reflects the quarterly administration fee of $25 thousand per quarter to the administrative agent.

(f)	Reflects the estimated expense incurred as a result of ICG’s two year Interest Rate Cap agreement of $88 million at a maximum rate of 4.5% per year.

(5)	To reflect the federal and state tax effects on the combined historical net income and pro forma adjustments assuming an estimated average tax rate at December 31, 2004 of 37.88%.

(6)	Represents pro forma earnings per share information based on 146,678,991 outstanding shares of ICG common stock consisting of 106,605,999 shares of ICG common stock outstanding as of December 31, 2004, 20,072,992 shares of ICG common stock issuable in the Anker and CoalQuest acquisitions, assuming a public offering price of $13.70 per share, and 20,000,000 shares of International Coal Group common stock expected to be issued in the proposed public offering, assuming the over-allotment option is not exercised. The number of shares of ICG common stock to be issued to former Anker shareholders and CoalQuest members in connection with the merger is subject to possible adjustments. As the following chart illustrates, the higher the offering price per share of ICG common stock in the proposed public offering, the less shares of ICG common stock will be issued in connection with the Anker and CoalQuest acquisitions. See “Information About the Companies — Business —
ICG’s History — The Anker and CoalQuest Acquisitions” for more information on acquisition adjustments.

Per share offering price of ICG common stock	$8.885 or less	$10.00	$11.00	$12.00	$13.00	$13.70	$14.00	$15.00	$16.00

Aggregate shares of ICG common stock to be issued to holders of Anker and CoalQuest:
Without adjustments	30,950,129	27,500,000	25,000,000	22,916,667	21,153,846	20,072,992	19,642,857	18,333,333	17,187,500
Basic and diluted earnings per share	$0.05	$0.05	$0.05	$0.05	$0.05	$0.05	$0.05	$0.05	$0.05

With adjustments	29,824,670	26,500,000	24,090,909	22,083,333	20,384,615	19,343,065	18,928,571	17,666,667	16,562,501
Basic and diluted earnings per share	$0.05	$0.05	$0.05	$0.05	$0.05	$0.05	$0.05	$0.05	$0.05

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ICG
      International Coal Group is a recently formed holding company which does not have any independent external operations, assets or liabilities, other than through its operating subsidiaries. Prior to the acquisition of certain assets of Horizon as of September 30, 2004, ICG did not have any material assets, liabilities or results of operations. The selected historical consolidated financial data is derived from ICG’s audited consolidated statement of operations for the period May 13, 2004 to December 31, 2004 and the predecessor audited consolidated financial data as of and for the nine months ended September 30, 2004, which have been audited by Deloitte & Touche LLP, an independent registered public accounting firm and are included elsewhere in the prospectus and the selected historical consolidated financial data as of and for the nine months ended September 30, 2005 have been derived from ICG’s unaudited consolidated financial statements and are included elsewhere in this prospectus. The selected historical consolidated financial data as of and for the year ended December 31, 2003 and the period from May 10, 2002 to December 31, 2002 have been derived from the consolidated financial statement of Horizon, the predecessor to ICG, which have been audited by Deloitte & Touche LLP and which are included elsewhere in the prospectus (with the exception of the December 31, 2002 Horizon consolidated balance sheet which has not been included in this prospectus). The selected historical consolidated data for the period as of and for the years ended December 31, 2001 and 2000 were derived from the audited consolidated financial statements of AEI Resources, the predecessor to Horizon, which were audited by Arthur Andersen LLP, in the case of the financial data for the years ended December 31, 2000 and 2001 and which are not included in this prospectus. The selected historical consolidated financial data is derived from the statement of operations of AEI Resources, the predecessor of Horizon, for the period January 1, 2002 to May 9, 2002, included elsewhere in this prospectus, and has been audited by Deloitte & Touche LLP. In the opinion of management, the financial data reflect all adjustments, consisting of all normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or for any future period. The financial statements for the predecessor periods have been prepared on a “carve-out” basis to include the assets, liabilities and results of operations of ICG that were previously included on the consolidated financial statements of Horizon. The financial statements for the predecessor periods include allocations of certain expenses, taxation charges, interest and cash balances relating to the predecessor based on management’s estimates. The predecessor financial information is not necessarily indicative of the consolidated financial position, results of operations and cash flows of International Coal Group if it had operated during the predecessor periods presented.
      You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ICG” and with the financial information included elsewhere in this prospectus, including the consolidated financial statements of ICG and Horizon (and its predecessor) and the related notes thereto.

	AEI Resources			Horizon
	Predecessor to Horizon			Predecessor to ICG, Inc.			ICG, Inc.

			Period from	Period from		Period
			January 1,	May 10,		January 1,		Nine Months
	Year Ended	Year Ended	2002 to	2002 to	Year Ended	2004 to	Period May 13,	Ended
	December 31,	December 31,	May 9,	December 31,	December 31,	September 30,	2004 to	September 30,
	2000*	2001*	2002(2)	2002(2)	2003(2)	2004(2)	December 31,2004	2005

	(In thousands, except share and
	per share data)
Statement of Operations Data:
Revenues:
Coal sales revenues	$486,848	$500,829	$136,040	$264,235	$441,291	$346,981	$130,463	$441,662
Freight and handling revenues	11,050	14,728	2,947	6,032	8,008	3,700	880	6,236
Other revenues	23,491	34,835	21,183	27,397	31,771	22,702	4,766	17,757

Total revenues	521,389	550,392	160,170	297,664	481,070	373,383	136,109	465,655
Cost and expenses:
Freight and handling costs	11,050	14,728	2,947	6,032	8,008	3,700	880	6,236
Cost of coal sales and other revenues (exclusive of depreciation, depletion and amortization shown separately below)	409,536	379,333	114,767	251,361	400,652	306,429	113,707	357,076
Depreciation, depletion and amortization	94,183	92,602	32,316	40,033	52,254	27,547	7,943	29,489
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	20,364	19,324	9,677	16,695	23,350	8,477	4,194	23,592
(Gain)/loss on sale of assets	(594)	189	(93)	(39)	(4,320)	(226)	(10)	(518)
Writedowns and special items	12,306	20,218	8,323	729,953	9,100	10,018	—	—

Total costs and expenses	546,845	526,394	167,937	1,044,035	489,044	355,945	126,714	415,875

Income (loss) from operations	(25,456)	23,998	(7,767)	(746,371)	(7,974)	17,438	9,395	49,780
Other income (expense)
Interest expense	(116,319)	(138,655)	(36,666)	(80,405)	(145,892)	(114,211)	(3,453)	(10,453)
Reorganization items	—	—	787,900	(4,075)	(23,064)	(12,471)		—
Other, net	(1,523)	(2,941)	499	1,256	187	1,581	898	4,007

Total interest and other income (expense)	(117,842)	(141,596)	751,733	(83,224)	(168,769)	(125,101)	(2,555)	(6,446)
Income (loss) before income taxes	(143,298)	(117,598)	743,966	(829,525)	(176,743)	(107,663)	6,840	43,334
Income tax (expense) benefit	48,290	(4,155)	—	—	—	—	(2,591)	(14,786)

Net income (loss)	$(95,008)	$(121,753)	$743,966	$(829,525)	$(176,743)	$(107,663)	$4,249	$28,548

Earnings (loss) per share(1):
Basic	—	—	—	—	—	—	0.04	0.27
Diluted	—	—	—	—	—	—	0.04	0.27
Average common shares outstanding(1) :
Basic	—	—	—	—	—	—	106,605,999	107,230,999
Diluted	—	—	—	—	—	—	106,605,999	107,280,820
Balance sheet data (at period end):
Cash and cash equivalents	$55,513	$64,592	$87,278	$114	$859	$—	$23,967	$15,534
Total assets	1,311,600	881,924	1,521,318	623,800	576,372	539,606	459,975	523,020
Long-term debt and capital leases	14	—	933,106	1,157	315	29	173,446	186,938
Total liabilities	1,451,796	1,581,346	1,286,318	1,222,219	1,351,393	1,422,290	305,575	336,494
Total stockholders’ equity (members deficit)	$(140,198)	$(699,422)	$235,000	$(598,419)	$(775,021)	$(882,684)	$154,400	$186,526

Total liabilities and stockholders’ equity (members deficit)	$1,311,600	$881,924	$1,521,318	$623,800	$576,372	$539,606	$459,975	$523,020
Statement of cash flows data:
Net cash provided by (used in):
Operating activities	$—	$106,060	$(353,592)	$76,378	$20,030	$28,085	$30,211	$57,545
Investing activities	$—	$(88,434)	$44,555	$(12,805)	$(3,826)	$3,437	$(329,168)	$(75,389)
Financing activities	$—	$(8,547)	$259,011	$(78,025)	$(15,459)	$(32,381)	$322,924	$9,411
Capital expenditures	$24,143	$34,254	$10,963	$13,435	$16,937	$6,624	$5,583	$75,941

(1)	Earnings per share data and average shares outstanding are not presented for the period from January 1, 2002 to May 9, 2002, the period from May 10, 2002 to December 31, 2002, the year ended December 31, 2003 and the period from January 1, 2004 to September 30, 2004 because they were prepared on a carve-out basis. The financial statements prepared for predecessor periods are carve-out financial statements reflecting the operations and financial condition of the Horizon assets acquired by ICG as of September 30, 2004 (collectively, the “combined companies”). The predecessor financial statements were prepared from the separate accounts and records maintained by the combined companies. In addition, certain assets and expense items represent allocations from Horizon. The accounts allocated include vendor advances, reclamation deposits and selling, general and administrative expenses.

(2)	As restated. See Note 19 to the combined financial statements of Horizon NR, LLC included elsewhere in this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
INTERNATIONAL COAL GROUP
      International Coal Group was formed to facilitate the combination of Anker and CoalQuest with ICG and is currently a wholly owned subsidiary of ICG. If International Coal Group had existed and owned ICG prior to completion of the reorganization and acquisitions, International Coal Group believes that its consolidated financial statements would have been substantially identical to those of ICG and its predecessors for the years ended December 31, 2004, 2003 and 2002. See “Selected Historical Consolidated Financial Data of ICG.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ANKER AND COALQUEST
      The following table presents the selected historical consolidated financial data for Anker and CoalQuest. The selected historical consolidated financial data for the year ended December 31, 2004 have been derived from the audited consolidated financial statements of Anker and CoalQuest, respectively, each of which have been audited by Deloitte & Touche LLP, an independent registered public accounting firm and are included elsewhere in this prospectus. The selected historical consolidated financial data as of and for the nine months ended September 30, 2005 have been derived from Anker’s and CoalQuest’s unaudited consolidated financial statements and are included elsewhere in this prospectus. In the opinion of management, the financial data reflect all adjustments, consisting of all normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or for any future period.
      You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ICG” and with the financial information included elsewhere in this prospectus, including the audited consolidated financial statements of Anker and CoalQuest and related notes thereto.

	Anker		CoalQuest

	Year Ended	Nine Months	Year Ended	Nine Months
	December 31,	Ended	December 31,	Ended
	2004	September 30, 2005	2004	September 30, 2005

Statement of operations data:
Net income (loss)	$(3,196,973)	$(14,499,954)	$925,553	$137,023

Balance sheet data (at period end):
Cash and cash equivalents	$1,165,559	$694,782	$1,818,833	$1,944,691
Total assets	83,370,701	95,497,168	21,993,658	22,102,302
Total liabilities	81,973,367	108,599,788	18,370,242	18,453,997
Total stockholders’ equity (members’ deficit)	$1,397,334	$(13,102,620)	$3,623,416	$3,648,305

Total liabilities and stockholders’ equity/members’ deficit	$83,370,701	$95,497,168	$21,993,658	$22,102,302
Statement of cash flows data:
Net cash provided by (used in)
Operating activities	$9,972,694	$1,921,761	$1,318,103	$237,942
Investing activities	$(26,121,875)	$(23,298,789)	$—	$—
Financing activities	$14,137,990	$20,906,251	$—	$(112,134)
Capital expenditures	$27,238,311	$23,044,221	$—	$—

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF ICG
      The following discussion contains forward-looking statements that include numerous risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth in this prospectus under “Special Note Regarding Forward-Looking Statements” and under “Risk Factors.” You should read the following discussion in conjunction with “Selected Historical Consolidated Financial Data of ICG” and audited and unaudited consolidated financial statements and notes of ICG and the audited and unaudited consolidated financial statements and notes of Horizon and its predecessors, each appearing elsewhere in this prospectus.
      As discussed in Note 15 to ICG, Inc.’s consolidated financial statements and Note 19 to Horizon NR, LLC’s combined financial statements, ICG, Inc.’s financial statements have been restated. The accompanying management discussion and analysis gives effect to that restatement.
Overview
      ICG was formed by WLR and other investors in May 2004 to acquire and operate competitive coal mining facilities. Through the acquisition of key assets from the Horizon bankruptcy estate, the WLR investor group was able to target properties strategically located in Appalachia and the Illinois Basin with high quality reserves that are union free, have limited reclamation liabilities and are substantially free of legacy liabilities. Due to ICG’s initial capitalization, ICG was able to complete the acquisition without significantly increasing the level of indebtedness. Following the proposed public offering, we expect to retire substantially all of our debt and, thus, will be strategically well-positioned. Consistent with the WLR investor group’s strategy to acquire profitable coal assets, the Anker and CoalQuest acquisitions further diversifies our reserves.
      ICG produces, processes and sells steam coal from five regional business units, which, as of December 31, 2004 were supported by five active underground mines, seven active surface mines and three preparation plants located throughout West Virginia, Kentucky and Illinois. ICG has two reportable business segments: (i) Central Appalachian. comprised of both surface and underground mines, and (ii) ICG Illinois, representing one underground mine located in the Illinois basin. For more information about IGC’s reportable business segments, please see the audited and unaudited consolidated financial statements and the notes of ICG and the audited and unaudited consolidated financial statements and notes of Horizon and its predecessors, each appearing elsewhere in this prospectus. ICG also brokers coal produced by others; the majority of which is shipped directly from the third party producer to the ultimate customer. ICG’s sales of steam coal were made to large utilities and industrial customers in the Eastern region of the United States. In addition, ICG generates other revenues from the manufacture and operation of highwall mining systems, parts sales and shop services relating to those systems and coal handling and processing fees.
      Coal revenues result from sales contracts (long-term coal agreements or purchase orders) with electric utilities, industrial companies or other coal-related organizations, primarily in the eastern United States. Revenue is recognized and recorded at the time of shipment or delivery to the customer, at fixed or determinable prices, and the title has passed in accordance with the terms of the sales agreement. Under the typical terms of these agreements, risk of loss transfers to the customers at the mine or port, where coal is loaded to the rail, barge, truck or other transportation sources that deliver coal to its destination.
      Freight and handling costs paid to third-party carriers and invoiced to coal customers are recorded as freight and handling costs and freight and handling revenues, respectively.
      Other revenues consist of equipment and parts sales, equipment rebuild and maintenance services, coal handling and processing, royalties, commissions on coal trades, contract mining, and rental income. With respect to other revenues recognized in situations unrelated to the shipment of coal, ICG carefully reviews the facts and circumstances of each transaction and applies the relevant accounting literature as appropriate, and does not recognize revenue until the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price to the buyer is fixed or determinable; and collectibility is reasonably assured. Advance payments received are deferred and recognized in revenue as coal is shipped or rental income is earned.
      ICG’s primary expenses are wages and benefits, repair and maintenance expenditures, diesel fuel purchases, blasting supplies, coal transportation costs, cost of purchased coal, royalties, freight and handling costs and taxes incurred in selling its coal.
Certain Trends and Economic Factors Affecting the Coal Industry
      ICG’s revenues depend on the price at which it is able to sell its coal. The current pricing environment for U.S. coal is strong. Any decrease in coal prices due to, among other reasons, the supply of domestic and foreign coal, the demand for electricity and the price and availability of alternative fuels for electricity generation could adversely affect our revenues and our ability to generate cash flows in the future. In addition, ICG’s results of operations depend on the cost of coal production. ICG is experiencing increased operating costs for fuel and explosives, steel products, health care and contract labor. ICG expects to experience higher costs for surety bonds and letters of credit. In addition, historically low interest rates have had a negative impact on expenses related to ICG’s actuarially determined employee-related liabilities.
      For additional information regarding some of the risks and uncertainties that affect ICG and its business and the industry in which it operates, and that apply to an investment in International Coal Group common stock, see “Risk Factors.”
Critical Accounting Estimates
      ICG’s financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities. Management evaluates its estimates on an on-going basis. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from the estimates used. Note 2 to ICG’s consolidated financial statements provides a description of all significant accounting policies. ICG believes that of these significant accounting policies, the following may involve a higher degree of judgment or complexity.

Reclamation
      ICG’s asset retirement obligations arise from the Federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes, which require that mine property be restored in accordance with specified standards and an approved reclamation plan. Significant reclamation activities include reclaiming refuse and slurry ponds, reclaiming the pit and support acreage at surface mines, and sealing portals at deep mines. ICG accounts for the costs of its reclamation activities in accordance with the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations.” ICG determines the future cash flows necessary to satisfy its reclamation obligations on a mine-by-mine basis based upon current permit requirements and various estimates and assumptions, including estimates of disturbed acreage, cost estimates, and assumptions regarding productivity. Estimates of disturbed acreage are determined based on approved mining plans and related engineering data. Cost estimates are based upon third-party costs. Productivity assumptions are based on historical experience with the equipment that is expected to be utilized in the reclamation activities. In accordance with the provisions of SFAS No. 143, ICG determines the fair value of its asset retirement obligations. In order to determine fair value, ICG must also estimate a discount rate and third-party margin. Each is discussed further below:

•	Discount rate. SFAS No. 143 requires that asset retirement obligations be recorded at fair value. In accordance with the provisions of SFAS No. 143, ICG utilizes discounted cash flow techniques to estimate the fair value of our obligations. ICG bases its discount rate on the rates of treasury bonds with maturities similar to expected mine lives, adjusted for our credit standing.

•	Third-party margin. SFAS No. 143 requires the measurement of an obligation to be based upon the amount a third-party would demand to assume the obligation. Because ICG plans to perform a significant amount of the reclamation activities with internal resources, a third-party margin was added to the estimated costs of these activities. This margin was estimated based upon ICG’s historical experience with contractors performing certain types of reclamation activities. The inclusion of this margin will result in a recorded obligation that is greater than ICG’s estimates of our cost to perform the reclamation activities. If ICG’s cost estimates are accurate, the excess of the recorded obligation over the cost incurred to perform the work will be recorded as a gain at the time that reclamation work is completed.

      On at least an annual basis, ICG reviews its entire reclamation liability and make necessary adjustments for permit changes as granted by state authorities, additional costs resulting from accelerated mine closures and revisions to cost estimates and productivity assumptions to reflect current experience. At September 30, 2005, ICG had recorded asset retirement obligation liabilities of $42.1 million, including amounts reported as current liabilities. While the precise amount of these future costs cannot be determined with certainty, as of September 30, 2005, ICG estimates that the aggregate undiscounted cost of final mine closure is approximately $59.0 million.

Depreciation, Depletion and Amortization
      Property, plant and equipment, including coal lands and mine development costs, are recorded at cost, which includes construction overhead and interest, where applicable. Expenditures for major renewals and betterments are capitalized while expenditures for maintenance and repairs are expensed as incurred.
      Coal land costs are depleted using the units-of-production method, based on estimated recoverable interest. The coal lands fair values are established by either using third party mining engineering consultants or market values as established when coal lands are purchased on the open market. These values are then evaluated as to the number of recoverable tons contained in a particular mining area. Once the coal land values are established, and the number of recoverable tons contained in a particular coal land area is determined, a “units of production” depletion rate can be calculated. This rate is then utilized to calculate depletion expense for each period mining is conducted on a particular coal lands area.
      Any uncertainty surrounding the application of the depletion policy is directly related to the assumptions as to the number of recoverable tons contained in a particular coal land area. The amount of compensation paid for the coal lands is a set amount; however the “recoverable tons” contained in the coal land area are based on third party engineering estimates which can and often do change as the tons are mined. Any change in the number of “recoverable tons” contained in a coal land area will result in a change in the depletion rate and corresponding depletion expense. A hypothetical example of a typical depletion rate calculation is as follows:

Coal Lands Purchase Price	$10,000,000
Third Party Estimate of “recoverable tons”	10,000,000 tons
Depletion Rate per Ton	$1.00
      Assuming the “recoverable tons” are reduced to 9,000,000 tons, the depletion rate would be increased to $1.11 per ton ($10,000,000/9,000,000). Based on a production rate of 1,000,000 tons per year, this would result in decrease in pre-tax income of $0.1 million.
      This calculation would also be applied in the case of a coal land area containing more “recoverable tons” than the original estimate. This would result in increased pre tax income.
      Mine development costs are amortized using the units-of-production method, based on estimated recoverable interest in the same manner described above.

      Other property, plant and equipment are depreciated using the straight-line method based on estimated useful lives.

Asset Impairments
      ICG follows SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires that projected future cash flows from use and disposition of assets be compared with the carrying amounts of those assets. When the sum of projected cash flows is less than the carrying amount, impairment losses are recognized. In determining such impairment losses, discounted cash flows are utilized to determine the fair value of the assets being evaluated. Also, in certain situations, expected mine lives are shortened because of changes to planned operations. When that occurs and it is determined that the mine’s underlying costs are not recoverable in the future, reclamation and mine closing obligations are accelerated and the mine closing accrual is increased accordingly. To the extent it is determined asset carrying values will not be recoverable during a shorter mine life, a provision for such impairment is recognized. ICG’s debt covenant ratios are based on “adjusted EBITDA” that excludes any non-cash items from the calculation, such as goodwill impairment. The minimum interest coverage ratio could be affected if the basis of goodwill (both book and tax) is impaired. A hypothetical impairment of $5.0 million to both the book and tax basis would result in additional annual federal taxes, over the amortization period of 15 years, of $0.1 million. This would not have a material impact on the ratio calculations.

Post-retirement Medical Benefits
      All of ICG’s subsidiaries have long and short-term liabilities for post-retirement benefit cost obligations. Detailed information related to these liabilities is included in the notes to ICG’s consolidated financial statements included elsewhere in this prospectus. Liabilities for post-retirement benefits are not funded. The liability is actuarially determined, and ICG uses various actuarial assumptions, including the discount rate and future cost trends, to estimate the costs and obligations for post-retirement benefits. The discount rate assumption reflects the rates available on high quality fixed income debt instruments. The discount rate used to determine the net periodic benefit cost for post-retirement medical benefits was 5.75% for the year ended December 31, 2004. ICG makes assumptions related to future trends for medical care costs in the estimates of retiree health care and work-related injury and illness obligations. The future health care cost trend rate represents the rate at which health care costs are expected to increase over the life of the plan. The health care cost trend rate assumptions are determined primarily based upon ICG’s historical rate of change in retiree health care costs. The post-retirement expense in the three month operating period ended December 31, 2004 was based on an assumed heath care inflationary rate of 10.0% in the three month operating period decreasing to 5.0% in 2014, which represents the ultimate health care cost trend rate for the remainder of the plan life. A one-percentage point increase in the assumed ultimate health care cost trend rate would increase the service and interest cost components of the post-retirement benefit expense for the three month operating period ended December 31, 2004 by $0.2 million and increase the accumulated post-retirement benefit obligation at December 31, 2004 by $1.0 million. A one-percentage point decrease in the assumed ultimate health care cost trend rate would decrease the service and interest cost components of the post-retirement benefit expense for the three month operating period ended December 31, 2004 by $0.2 million and decrease the accumulated post-retirement benefit obligation at December 31, 2004 by $0.9 million. If our assumptions do not materialize as expected, actual cash expenditures and costs that we incur could differ materially from our current estimates. Moreover, regulatory changes could increase our requirement to satisfy these or additional obligations.

Workers’ Compensation
      Workers’ compensation is a system by which individuals who sustain personal injuries due to job-related accidents are compensated for their disabilities, medical costs and on some occasions, for the costs of their rehabilitation, and by which the survivors of workers who suffer fatal injuries receive compensation for lost financial support. The workers’ compensation laws are administered by state agencies with each state having its own set of rules and regulations regarding compensation that is owed to an employee who is injured in the course of employment. ICG’s operations are covered through a combination of participation in a state run program and insurance policies. ICG’s estimates of these costs are adjusted based upon actuarial studies.

Coal Workers’ Pneumoconiosis
      ICG is responsible under various federal statutes, and various states’ statutes, for the payment of medical and disability benefits to eligible employees resulting from occurrences of coal workers’ pneumoconiosis disease (black lung). ICG’s operations are covered through a combination of a self-insurance program, in which we are a participant in a state run program, and an insurance policy. ICG accrues for any self-insured liability by recognizing costs when it is probable that a covered liability has been incurred and the cost can be reasonably estimated. ICG’s estimates of these costs are adjusted based upon actuarial studies. At September 30, 2005, ICG has recorded an accrual of $11.7 million for black lung benefits. Individual losses in excess of $0.5 million at the state level and $1.0 million at the federal level are covered by ICG’s large deductible stop loss insurance. Actual losses may differ from these estimates, which could increase or decrease our costs.

Income Taxes
      ICG accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. In evaluating the need for a valuation allowance, ICG takes into account various factors including the expected level of future taxable income and available tax planning strategies. If future taxable income is lower than expected or if expected tax planning strategies are not available as anticipated, ICG may record a change to the valuation allowance through income tax expense in the period the determination is made.
      With regard to goodwill, a hypothetical write-off in the goodwill basis (both book and tax) of $5.0 million would result in additional annual federal taxes, as ICG would lose the tax deduction as a result of the write-off. The reduction of this tax asset, to be recognized over 15 years straight line under Section 197 of the Internal Revenue Code, would result in a decrease in taxable deductions of $0.3 million each year. This would increase annual taxable income by $0.3 million therefore creating an increase in income tax expense by the marginal effective federal income tax rate of 35%, or $0.1 million.
Results of Continuing Operations

Basis of Presentation
      Certain assets of Horizon and its subsidiaries were acquired by ICG as of September 30, 2004. The remaining Horizon assets and all of its liabilities were transferred to A.T. Massey Coal Company, Inc. and Lexington Coal Company, LLC. Due to the change in ownership, and the resultant application of purchase accounting, the historical financial statements of Horizon and ICG included in this prospectus have been prepared on different bases for the periods presented and are not comparable. In May 2002, Horizon, formerly operating as AEI Resources, was reorganized.
      The following provides a description of the basis of presentation during all periods presented:
      Successor—International Coal Group was formed on March 31, 2005 as a holding company in order to effect the corporate reorganization and the Anker and CoalQuest acquisitions.

      Predecessors—Represents the consolidated financial position of ICG as of December 31, 2004 and as of September 30, 2005 and its consolidated results of operations and cash flows for the period from May 13 through December 31, 2004 and for the nine months ended September 30, 2005 and the consolidated financial position (at the end of the period), results of operations and cash flows for AEI Resources for the period January 1, 2002 to May 9, 2002 and for Horizon for the period May 10, 2002 to December 31, 2002, the year ended December 31, 2003 and for the period January 1 through September 30, 2004. ICG had no material assets, liabilities or results of operations until the acquisition of certain assets from Horizon as of September 30, 2004. ICG’s consolidated financial position at December 31, 2004 and its consolidated results of operations for the period ended December 31, 2004 reflect the purchase price allocation partially based on appraisals prepared by independent valuation specialists and employee benefit valuations prepared by independent actuaries. The Horizon accounts receivable, advance royalties, accounts payable and accrued expenses, intangibles, goodwill and other assets and long-term liabilities were estimates of management. An independent valuation specialist prepared appraisals of the Horizon property, plant and equipment, coal lands and accrued reclamation obligations while employee benefit valuations were prepared by independent actuaries; management allocated amounts of the purchase price to these assets and liabilities using these appraisals and valuations prepared by these specialists. The application of purchase accounting to the acquired assets of Horizon resulted in increases to coal inventories and the asset arising from recognition of asset retirement obligations. It also resulted in increases to plant and equipment, coal supply agreements and goodwill and a decrease in deferred taxes. With regard to consolidated results of operations for the three month operating period ended December 31, 2004, the principal effects of the application of purchase accounting, in comparison to reporting for historical periods, were to increase the net cost of coal sold by $1.4 million due to the revaluation of coal inventories to market price as required by purchase accounting.
      In ICG’s consolidated balance sheet as of December 31, 2004, we recorded $183.9 million in goodwill which represents the excess of costs over the fair value of the net assets acquired from Horizon. We tested for impairment of these assets in December 2004 and determined that impairment review supported the carrying value of goodwill. We will perform the next impairment test of this asset in December 2005. If the upcoming impairment review results in the application of impairment adjustments, we will be required to recognize these adjustments as operating expenses. As a result, we would have to write-off the impaired portion which could significantly reduce the value of our assets and reduce our net income for the year in which the write-off occurs.
      The financial statements for the predecessor periods of Horizon and AEI Resources have been prepared on a “carve-out” basis to include the assets, liabilities and results of operations of ICG that were previously included in the consolidated financial statements of Horizon. The financial statements for the Horizon predecessor periods include allocations of certain expenses, taxation charges, interest and cash balances relating to Horizon based on management’s estimates. The Horizon predecessor financial information is not necessarily indicative of the consolidated financial position, results of operations and cash flows of ICG if it had operated during the predecessor period presented.

Nine months ended September 30, 2005 of ICG, Inc. compared to the nine months ended September 30, 2004 of Predecessor

Revenues
      The following table depicts revenues for the nine-month periods ended September 30, 2005 and September 30, 2004 for the indicated categories:

	Horizon	ICG, Inc.	Actual

	Nine Months Ended		Increase
	September 30,		(Decrease)

	2004	2005	$	%

	(in thousands, except percentages and per ton data)

Coal revenue	$346,981	$441,662	$94,681	27%
Freight and handling revenues	3,700	6,236	2,536	69%
Other revenue	22,702	17,757	(4,945)	(22%	)

Total revenue	$373,383	$465,655	$92,272	25%

Tons sold	10,421	10,590	169	2%
Coal revenue per ton	$33.30	$41.71	$8.41	25%
      Coal revenues. ICG’s coal revenue increased in the first nine months of 2005 by $94.7 million, or 27%, to $441.7 million, as compared to the first nine months of 2004 for Horizon. This increase was due to an $8.41 per ton increase in the average sales price of our coal and an increase in tons sold of 2% over the comparable period in the prior year. The increase in the average sales price of our coal was due to the general increase in coal prices during the period as well as the favorable renegotiations of coal sales contracts as a result of Horizon’s Chapter 11 bankruptcy.
      Freight and handling revenues. Freight and handling revenues increased $2.5 million to $6.2 million for the nine months ended September 30, 2005 compared to the same period in 2004. The increase is due to an increase in shipments where ICG initially pays the freight and handling costs and is then reimbursed by the customer.
      Other revenues. Other revenue decreased in the first nine months of 2005 by $4.9 million, or 22%, to $17.8 million, as compared to the first nine months of 2004 for Horizon. This decrease was due in a large part to ICG’s election to reclassify miscellaneous other revenue (such as royalty income, farming revenue, etc.) from the revenue section of the income statement to miscellaneous other income and expense. Management believes that this reclassification improves the reporting of revenue by separating revenue pertaining primarily to mining activities from non-mining activities. The decrease was partially offset by other revenue derived from our highwall mining activities and shop services both performed by our subsidiary, ICG ADDCAR. Highwall mining and shop services increased to $17.7 million for the first nine months of 2005 compared to $15.2 million in the same period in 2004. In addition to these, other revenue for the first nine months of 2004 included $5.1 million that related primarily to non-mining activities.

Costs and expenses
      The following table reflects cost of operations for the nine-month periods ended September 30, 2005 and September 30, 2004:

	Horizon	ICG, Inc.	Actual

	Nine Months Ended		Increase
	September 30,		(Decrease)

	2004	2005	$	%

	(in thousands, except percentages and per ton data)

Cost of coal sales and other revenues (exclusive of depreciation, depletion and amortization)	$306,429	$357,076	$50,647	17%
Cost of coal sales and other revenues as % of revenues	82%	77%
Freight and handling costs	3,700	6,236	2,536	69%
Freight and handling costs as % of revenues	1%	1%
Depreciation, depletion and amortization	27,547	29,489	1,942	7%
Depreciation, depletion and amortization as % of revenues	7%	6%
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization)	8,477	23,592	15,115	178%
Selling, general and administrative expenses as % of revenues	2%	5%
Gain on sale of assets	(226)	(518)	(292)	*
Writedowns and other items	10,018	—	(10,018)	*

Total costs and expenses	$355,945	$415,875	$59,930	17%

Total costs and expenses as % of revenues	95%	89%
Total costs and expenses per ton sold	$34.16	$39.27	$5.11	15%

*	Not meaningful
     Cost of coal sales and other revenues. In the first nine months of 2005, ICG’s cost of coal sales increased $50.6 million, or 17%, to $357.1 million compared to $306.4 million in the comparable period of the prior year. The increase in cost of coal sales is primarily a result of increases in prices for steel-related mine supplies, increasing costs for roof control supplies ($1.2 million), increasing costs for conveyor belts and structure ($2.0 million), escalating diesel fuel costs, which were further heightened by Hurricane Katrina’s devastation in Mississippi and Louisiana ($8.5 million), increasing costs for repairs and maintenance ($4.1 million), increasing site preparation and maintenance ($1.2 million) and increasing purchase coal costs ($1.3 million). Variable sales-related costs such as royalties and severance taxes increased ($9.1 million) due to increased sales realizations. Trucking costs increased ($8.1 million) due to both escalating diesel fuel costs and increased driver compensation costs. In addition, salary and hourly payroll expense increased ($11.2 million) due to a highly competitive labor market and the necessity to maintain a competitive compensation program. Payroll taxes and other employee benefits increased ($0.5 million) due primarily to increases in workers’ compensation premiums, payroll taxes and employer 401(k) expense offset by decreased group insurance expense. These increases were partially offset by decreases in equipment rental expense of ($5.5 million) due to the decision to purchase rather than lease to fulfill ICG’s equipment needs. The total costs and expenses per ton sold increased 15% from $34.16 per ton the first nine months of 2004 to $39.27 per ton in the first nine months of 2005.
      Total cost as percentage of revenues. Total costs and expenses as a percentage of coal revenues decreased to 89% for the first nine months of 2005 compared to 95% in 2004.
      Freight and handling costs. Freight and handling costs increased $2.5 million to $6.2 million for the nine months ended September 30, 2005 compared to the same period in 2004. The increase is due to an increase in shipments where ICG initially pays the freight and handling costs and is then reimbursed by the customer.
      Depreciation, depletion and amortization. Depreciation, depletion and amortization expense increased $1.9 million to $29.5 million in the first nine months of 2005 compared to $27.6 million in the first nine months of 2004. Depreciation, depletion and amortization per ton increased from $2.64 per ton in the first nine months of 2004 to $2.78 per ton in the first nine months of 2005. The principal component of the increase was an increase in depreciation expense of $8.2 million in the first nine months of 2005 due to an increase in capital expenditures as well as shortened depreciable asset lives of the Horizon equipment purchased by ICG in September 2004. The cost increase was offset by a decrease in amortization expense of $3.0 million and depletion of $3.3 million. Effective January 1, 2004, Horizon discontinued the accounting practice of capitalization of major repair costs in excess of $25,000 per occurrence. The decrease in amortization relating to this practice was $3.9 million.
      Selling, general and administrative expenses. Selling, general and administrative expenses for the nine months ended September 30, 2005 were $23.6 million compared to $8.5 million for the nine months ended September 30, 2004. The increase of $15.1 million is primarily attributable to increases in stock compensation expense of $9.8 million, administrative fees of $1.6 million, legal and professional services of $1.4 million, miscellaneous bonuses of $1.3 million, bad debt expense of $0.9 million and other costs of $0.1 million.
      Writedowns and other items. During first nine months of 2004, Horizon recognized a loss on the sale of coal reserves of $13.3 million, a $7.7 million gain on a lease buyout, a loss on the retirement of a highwall mining system of $6.2 million and other gains of $1.8 million.

Twelve Months Ended December 31, 2004 of ICG, Inc. and Predecessor (Combined) Compared to Twelve Months Ended December 31, 2003 of Predecessor.
      This discussion of the results of operations for the twelve months ended December 31, 2004 represents an addition of Horizon’s actual results for the nine months ended September 30, 2004 together with ICG’s actual results of operations for the three months ended December 31, 2004 (Combined). The following discussion does not reflect any of the pro forma adjustments shown under “Unaudited Consolidated Pro Forma Financial Data of ICG.”
     Revenues
      The following table depicts ICG’s combined revenue for the twelve months ended December 31, 2004 and Horizon’s revenue for the twelve months ended December 31, 2003 for the indicated categories:

		ICG, Inc.
	Horizon	(Combined)	Actual

	Twelve Months Ended		Increase
	December 31,		(Decrease)

	2003	2004	$	%

	(in thousands, except percentages
	and per ton data)
Coal revenues	$441,291	$477,444	$36,153	8%
Freight and handling revenues	8,008	4,580	(3,428)	(43%)
Other revenues	31,771	27,468	(4,303)	(14%)

Total revenues	$481,070	$509,492	$28,422	6%

Tons sold	16,656	14,003	(2,653)	(16%)
Coal revenue per ton	$26.49	$34.09	$7.60	29%
      Coal revenues. ICG’s combined coal revenue increased $36.2 million for the year ended 2004, or 8%, to $477.4 million, as compared to Horizon’s for the same period in 2003. This increase was due to a $7.60 per ton (29%) increase in the average sales price, offset by a decrease in tons sold of 16% over the comparable period in the prior year. The increase in the average sales price of our coal was due to the general increase in coal prices during the period as well as the favorable renegotiations of coal sales contracts as a result of Horizon’s Chapter 11 bankruptcy.
      Freight and handling revenues. ICG’s combined freight and handling revenues decreased $3.4 million for the twelve months ended December 31, 2004 compared to Horizon’s for the same period in 2003. The decrease is due to a decrease in shipments where we pay the freight and handling costs and are then reimbursed by the customer.
      Other revenues. ICG’s combined other revenue decreased $4.3 million for the twelve months ended December 31, 2004 compared to Horizon’s for the same period in 2003. The decrease in other revenues was primarily a result of decreased participation in the Synfuel sales market in 2004. In addition, for the period beginning October 1, 2004, ICG elected to reclassify miscellaneous other revenue (such as royalty income, farming revenue, etc.) from the revenue section of the income statement to miscellaneous other income and expense. Management believes that this reclassification improves the reporting of revenue by separating revenue pertaining primarily to mining activities from non-mining activities. Other revenue for the last three months of 2004 included $0.5 million that related primarily to non-mining activities.
     Costs and expenses
      The following table depicts ICG’s combined cost of operations for the twelve months ended December 31, 2004 and Horizon’s cost of operations for the twelve months ended December 31, 2003 for the indicated categories:

		ICG, Inc.
	Horizon	(Combined)	Actual

	Twelve Months Ended		Increase
	December 31,		(Decrease)

	2003	2004	$	%

	(in thousands, except percentages
	and per ton data)
Cost of coal sales and other revenues (exclusive of depreciation, depletion and amortization)	$400,652	$420,136	$19,484	5%
Cost of coal sales and other revenues as % of revenues	83%	82%
Freight and handling costs	8,008	4,580	(3,428)	(43)%
Freight and handling costs as % of revenues	2%	1%
Depreciation, depletion and amortization	52,254	35,490	(16,764)	(32)%
Depreciation, depletion and amortization as % of revenues	11%	7%
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization)	23,350	12,671	(10,679)	(46)%
Selling, general and administrative expenses as % of revenues	5%	3%
Gain on sale of assets	(4,320)	(236)	4,084	(95)%
Writedowns and other items	9,100	10,018	918	*

Total costs and expenses	$489,044	$482,659	$(6,385)	(1)%

Total costs and expenses as % of revenues	102%	95%
Total costs and expenses per ton sold	$29.36	$34.47	$5.11	17%

*	Not meaningful
     Cost of coal sales and other revenues. In the twelve month period ended December 31, 2004, ICG’s combined cost of coal sales increased $19.5 million, or 5% to $420.1 million compared to Horizon’s twelve month period ended December 31, 2003. The increase in cost of coal sales is primarily a result of increases in prices for steel-related mine supplies, increasing costs for roof control supplies ($4.3 million), escalating diesel fuel costs ($8.3 million), increasing costs for repairs and maintenance ($13.8 million). A portion of the increase ($7.6 million) in repair and maintenance expense results from a change in accounting practice adopted by Horizon on January 1, 2004. This change resulted in the elimination of capitalization of major repair items with a cost of $25,000 or more, the impact of this change equates to an increase in annual repair and maintenance cost. Variable sales-related costs such as royalties and severance taxes increased ($6.8 million) due to increased sales realizations. Trucking costs increased ($5.6 million) due to both escalating diesel fuel costs and increased driver compensation costs. In addition, salary and hourly payroll expense increased ($8.0 million) due to a highly competitive labor market and the necessity to maintain a competitive compensation program. Payroll taxes and other employee benefits increased ($6.0 million) due primarily to increases in workers’ compensation premiums, payroll taxes, employer 401(k) expense, and group insurance expense these increases were partially offset by reduced pension fund costs. Purchased coal cost decreased $32.8 million between 2003 and 2004 due to reduced purchased coal volume. The total costs and expenses per ton sold increased 17% from $29.36 per ton for the twelve months ended December 31, 2003 to $34.47 per ton in the same period in 2004 (pro forma).
      Total cost as percentage of revenues. Total costs and expenses as a percentage of coal revenues decreased to 95% for the twelve months ended December 31, 2004 compared to 102% in 2003.
      Freight and handling costs. ICG’s combined freight and handling costs decreased $3.4 million for the year ended December 31, 2004 compared to Horizon’s for the same period in 2003. The decrease is due to a decrease in shipments where ICG pays the freight and handling costs and is then reimbursed by the customer.
      Depreciation, depletion and amortization. ICG’s combined depreciation, depletion and amortization expense decreased $16.7 million to $35.5 million for the twelve months ended December 31, 2004 compared to Horizon’s for the same period in 2003. Depreciation, depletion and amortization decreased $0.61 per ton to $2.53 per ton for the twelve months ended December 31, 2004 as compared to same period in 2003. The principal components of the decrease were a $9.6 million decrease in amortization related to an above market contract that expired at the end of 2003, a $2.2 million decrease in depletion due to lower depletion rates in the fourth quarter 2004 and higher production subject to depletion in 2003. Effective January 1, 2004, Horizon discontinued the accounting practice of capitalization of major repair costs in excess of $25,000 per occurrence. The amortization relating to this practice was $3.9 million for the twelve months ended December 31, 2004 as compared to $6.9 million for the same period in 2003. The remaining decrease for the combined twelve months ended December 31, 2004 as compared to the same period in 2003 was due primarily to assets being fully depreciated as well as reduced amortization of mine development costs.
      Selling, general and administrative expenses. ICG’s combined selling, general and administrative expenses decreased $10.7 million to $12.7 for the twelve months ended December 31, 2004 compared to Horizon’s for the same period of 2003. The decrease of $10.7 million is primarily attributable to decreases in labor costs of $4.5 million, group insurance of $1.6 million, professional and consulting fees of $1.0 million, officers life insurance of $0.8 million, office rent of $0.7 million, taxes and licenses of $0.7 million and other insurance of $0.6 million.
      Gain on sale of assets. ICG’s combined gain on sale of assets decreased $4.1 million, to $0.2 million for the twelve months ended December 31, 2004 compared to Horizon’s for the same period in 2003. The Horizon gain on sale of assets was due primarily to the sales of Cyrus Dock, Hannah Land and Blue Springs.
      Writedowns and other items. ICG’s combined writedowns and other items increased $0.9 million, to $10.0 million in 2004 compared to Horizon’s for the same period in 2003. The 2004 writedowns and other items were attributable to a loss of $13.3 million on the sale of coal lands, a gain of $7.7 million on a lease buyout, a loss on the retirement of highwall mining system of $6.2 million and other gains of $1.8 million. The 2003 writedowns and other items were attributable to a writedown of assets of $6.4 million relating primarily to a closed operation (Blue Springs) and a writedown of parts inventory of $2.7 million.

      Twelve Months Ended December 31, 2002 of Predecessor Compared to Twelve Months Ended December 31, 2003 of Predecessor
     Revenues
      The following table depicts revenues for the year ended December 31, 2003 and December 31, 2002 for the indicated categories:

			Actual

	Year Ended		Increase
	December 31,		(Decrease)

	2002(1)	2003	$	%

	(In thousands, except percentages and per ton data)
Coal revenues	$400,275	$441,291	$41,016	10%
Freight and handling revenues	8,979	8,008	(971)	(11%	)
Other revenues	48,580	31,771	(16,809)	(35%	)

Total revenues	$457,834	$481,070	$23,236	5%

Tons sold	16,540	16,655	115	1%
Coal sales realization per ton sold	$24.20	$26.50	$2.30	10%

(1)	Represents the combination of amounts for the period January 1, 2002 to May 9, 2002 with the amounts for the period May 10, 2002 to December 31, 2002.
     Coal revenues. Coal revenues increased for the twelve months ended December 31, 2003 by $41.0 million or 10%, to $441.3 million, as compared to the twelve months ended December 31, 2002. This increase was due to a $2.30 per ton increase in the average sales price of Horizon’s coal. The increase in the average sales price of Horizon’s coal was due to the general increase in coal prices during the latter part of 2003, as well as the favorable renegotiations of coal sales contracts related to Horizon’s Chapter 11 bankruptcy.
      Freight and handling revenues. Freight and handling revenues decreased to $8.0 million for the twelve months ended December 31, 2003, a decrease of $1.0 million compared to the twelve months ended December 31, 2002 due to a decrease in shipments where Horizon paid the freight and handling costs and was then reimbursed by the customer.
      Other revenues. Other revenues decreased for the twelve months ended December 31, 2003 by $16.8 million, or 35%, to $31.8 million, as compared to the same period in 2002. This decrease is primarily due to a $10.9 million decrease in revenue related to our highwall mining subsidiary and a decrease of $3.4 million in synfuel earnings.

     Costs and Expenses
      The following table reflects cost of operations for the year ended December 31, 2003 and December 31, 2002:

			Actual

	Year Ended		Increase
	December 31,		(Decrease)

	2002	2003	$	%

	(In thousands, except percentages and per ton data)
Cost of coal sales and other revenues (exclusive of depreciation, depletion and amortization)	$366,128	$400,652	$34,524	9%
Cost of coal sales and other revenues as % of revenues	80%	83%
Freight and handling costs	$8,979	$8,008	$(971)	(11%	)
Freight and handling costs as % of revenues	2%	2%
Depreciation, depletion and amortization	$72,350	$52,254	$(20,096)	(28%	)
Depreciation, depletion and amortization as % of revenues	16%	11%
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization)	$26,372	$23,350	$(3,022)	(11%	)
Selling, general and administrative expenses as % of revenues	6%	5%
Gain on sale of assets	$(132)	$(4,320)	$(4,188)	*
Writedowns and other items	$738,275	$9,100	$(729,175)	(99%	)

Total costs and expenses	$1,211,972	$489,044	$(722,928)	(60%	)

Total costs and expenses as % of revenues	265%	102%
Total costs and expenses per ton sold	$73.28	$29.36	$(43.92)	(60%	)

*	Not meaningful
     Cost of coal sales and other revenues. In the twelve months ended December 31, 2003, Horizon’s cost of coal sales, which excludes costs for depreciation, depletion and amortization, increased $34.5 million, or 9%, to $400.7 million compared to the twelve months ended December 31, 2002. Horizon’s cost of coal sales increased by approximately $34.5 million primarily as a result of increased prices for steel-related mine supplies, escalating diesel fuel costs ($3.9 million), increased cost of blasting materials ($1.8 million), increased equipment rental costs ($2.9 million) and increased variable sales-related costs, such as royalties and severance taxes ($0.8 million). These increased costs were offset by volume related increases in purchased coal cost ($22.1 million). The total costs and expenses per ton sold decreased 60% from $73.28 per ton in 2002 to $29.36 per ton in the same period of 2003. The per ton cost in 2002 was impacted by writedowns and other items that related to Horizon’s bankruptcy.
      Total cost as percentage of revenues. Horizon’s total costs and expenses as a percentage of coal revenues decreased from 265% in 2002 to 102% in 2003.
      Freight and handling costs. Freight and handling costs decreased $1.0 million, or 11%, to $8.0 million compared to the twelve months ended December 31, 2002, mainly due to the decrease in shipments where Horizon paid the freight and handling costs and was then reimbursed by the customer.
      Depreciation, depletion and amortization. Depreciation, depletion and amortization decreased $20.0 million, or 28%, to $52.3 million for the twelve months ended December 31, 2003 as compared to the same period in 2002. Depreciation, depletion and amortization per ton decreased from $4.37 per ton in 2002 to $3.14 per ton in 2003. The principal components of the decrease were a reduction of $7.4 million in depreciation as original asset lives were fully depreciated and not replaced with new assets due to cash constraints related to Horizon’s Chapter 11 bankruptcy, as well as a $3.2 million decrease related to the amortization of major repair costs. Depletion in 2003 was $9.2 million less than the same period in 2002 due to a change in depletion rates as a result of Horizon’s first Chapter 11 bankruptcy.
      Selling, general and administrative expenses. Selling, general and administrative expenses decreased $3.0 million, or 11%, to $23.3 million in the twelve months ended December 31, 2003 as compared to the same period in 2002. The decrease is attributed to reduced bad debt expense ($0.9 million) and a $1.7 million decrease in general and supervisory bonuses.
      Gain on sale of assets. Gain on sale of assets increased $4.2 million from a gain of $0.1 million in 2002 to a gain of $4.3 million in 2003. The gain on sale of assets in 2003 occurred in relation to the sale of Cyrus Dock ($3.1 million), and the Hannah Land property ($2.2 million), which was acquired by A.T. Massey, partially offset by a loss on sale of the Blue Springs property ($1.1 million).
      Writedowns and other items. Writedowns and other items decreased $729.2 million in the 2003 as compared to 2002 due to the 2002 write-off of goodwill ($697.1 million), and sale of coal lands and equipment, and impairment of operating assets, of approximately $32.1 million.
      Interest expense. Interest expense increased $28.8 million to $145.9 million during 2003 as compared to the same period in 2002. This increase was primarily due to default interest on unpaid interest amounts.
Liquidity and Capital Resources
      ICG’s business is capital intensive and requires substantial capital expenditures for, among other things, purchasing, upgrading and maintaining equipment used in developing and mining its coal lands, as well as remaining in compliance with environmental laws and regulations. ICG’s principal liquidity requirement is to finance its coal production, fund capital expenditures and to service its debt and reclamation obligations. We may also engage in acquisitions from time to time. ICG’s primary sources of liquidity to meet these needs are cash flow from sales of its coal, other income and borrowings under its senior credit facility.
      ICG believes the principal indicators of its liquidity are its cash position and remaining availability under its credit facility. As of September 30, 2005 (pro forma for the Anker and CoalQuest acquisitions), ICG’s available liquidity was $52.6 million, including cash of $18.2 million and $34.4 million available under its credit facility. Total debt represented 33.1% of its total capitalization at September 30, 2005, pro forma for the Anker and CoalQuest acquisitions and without giving effect to the proposed public offering. ICG’s total capitalization represents its current short- and long-term debt combined with its total stockholders’ equity.
      As of December 31, 2004, ICG’s leased equipment was, on average, 8.5 years old. We believe that a significant portion of its equipment needs to be upgraded in the near-term. We currently expect our capital expenditures to be approximately $139 million for 2005, approximately $99 million of which has been incurred through September 30, 2005, and approximately $166 million in 2006, primarily for investments in new equipment and for mining development operations (in each case pro forma for the Anker and CoalQuest acquisitions). We expect to fund these capital expenditures for the next two years from our internal operations. As we take advantage of planned expansion opportunities from 2007 through 2009 principally as a result of the Anker and CoalQuest acquisitions, we expect to spend approximately $627 million on capital expenditures, which may require external financing. However, our capital expenditures may be different than currently anticipated depending upon the size and nature of new business opportunities and actual cash flows generated by our operations. In addition, as a result of infrastructure weaknesses and short-term geologic issues at Anker, the transition period for implementation of various operational improvements has taken longer than originally anticipated. This extended transition has resulted in, and will continue to result in, decreased coal production and increased production costs in the third and fourth quarters. Since these issues are temporary in nature and recent operating performance has significantly improved, 2006 profit margins are not expected to be materially impacted.
      In ICG’s consolidated balance sheet as of December 31, 2004, ICG preliminary recorded $183.9 million in goodwill which represents the excess of costs over the fair value of the net assets acquired from Horizon. ICG tested for impairment of these assets in December 2004 and determined that impairment review supported the carrying value of goodwill. We will perform the next impairment test of this asset in December 2005. If the upcoming impairment review results in the application of impairment adjustments, we will be required to recognize these adjustments as operating expenses. As a result, we would have to write-off the impaired portion which could significantly reduce the value of our assets and reduce our net income for the year in which the write-off occurs. ICG’s debt covenant ratios are based on “adjusted EBITDA” that excludes any non-cash items from the calculation, such as a goodwill write-off. The minimum interest coverage ratio could be affected if the basis of goodwill (both book and tax) is written off. A hypothetical write-off of $5.0 million to both the book and tax basis would result in additional annual federal taxes (as ICG would lose the tax deduction as a result of the write-off), over the amortization period of 15 years, of $0.1 million. This would not have a material impact on the ratio calculations.
      At ICG, third quarter profitability has been, and fourth quarter profitability is expected to be, negatively impacted by several factors including non-cash costs associated with restricted stock issued to senior management, short term quality issues at the Knott County operations and permit delays related to the Hazard operations. ICG is being adversely impacted by margin compressions due to cost increases for various commodities and services influenced by the recent price acceleration of crude oil and natural gas — a trend that was greatly exacerbated by the Gulf hurricanes. Costs of diesel fuel, explosives (ANFO) and coal trucking have all escalated as a direct result of supply chain problems related to the Gulf hurricanes. These problems are expected to moderate over the coming months but will likely remain a significant issue for the balance of 2005. We presently expect that the margin compression experienced in the third quarter of 2005 and expected to be experienced in the fourth quarter of 2005 will be substantially mitigated in 2006 as these recent cost pressures abate and revenues are favorably impacted by sales contract price reopeners and general market improvement.
      In addition, we have brokered coal contracts that will expire at the end of 2006. These contracts were signed during a period of oversupply in the coal industry and contain pricing that, while acceptable to the sellers at that time, is significantly below today’s market levels and, management believes, will not be able to be renegotiated or replaced in today’s market. The loss of these contracts will have a significant impact on our earnings after 2006. Through the nine months ended September 30, 2005, these contracts have provided $26.2 million in revenue, which is recognized net of expenses. However, the loss of this revenue is expected to be mitigated somewhat as additional owned and controlled mining complexes are brought into production in 2007.
Cash Flows
      Net cash provided by operating activities was $57.5 million for the first nine months of 2005, an increase of $29.4 million from the same period in 2004. This increase is attributable to increases in net income of $136.2 million and non-cash charges of $6.2 million. These increases were partially offset by decreases in net operating assets and liabilities of $103.0 million and writedowns of $17.7 million. In the same period in 2004 there was a gain on a lease buyout option of $7.7 million related to our predecessor’s bankruptcy filing.
      The increase in net income during the first nine months of 2005 was due to increased sales realization due to the strengthening of the coal markets during the period. The decrease in net operating assets and liabilities was primarily related to accrued interest charges in 2004. Effective October 1, 2004, in connection with purchase accounting, major repairs were considered a component of the fair value of fixed assets acquired and depreciated accordingly. The first nine months of 2004 included a charge to depreciation, depletion and amortization of $3.9 million relating to the major repairs.
      For the nine months ended September 30, 2005, net cash was used in investing activities of $75.4 million compared to a source of cash of $3.4 million for the nine months ended September 30, 2004. Cash was used in investing activities for the first nine months of 2005 of $75.9 million to begin replacement of ICG’s aged mining equipment fleet compared to $6.6 million in the first nine months of 2004. Cash was used for deposits of restricted cash used for collateral for reclamation and royalty bonds of $0.2 million for the first nine months in 2005 compared to $1.8 million in the same period of 2004. Proceeds of equipment sales were $0.5 million in the first nine months of 2005 compared to $4.1 million in the same period of 2004 and proceeds from lease buyouts of $7.7 million in 2004 had a positive impact on investing for the first nine months in 2004.
      Net cash provided by financing activities of $9.4 million for the nine months ended September 30, 2005 was primarily due to proceeds from net borrowings under our revolving credit facility of $15.0 million and proceeds from issuance of common stock of $0.2 million offset by net repayments on our general liability insurance program of $3.8 million, net repayments on long term debt of $1.3 million, capital lease repayments of $0.4 million and deferred finance costs of $0.3 million. Cash used in financing activities for the nine months ended September 30, 2004 was $32.4 million comprised of $27.1 million in net repayments on Horizon’s DIP facility, $4.7 million net repayments on long-term debt and $0.6 million repayments on capital leases.
      Net cash provided by operating activities was $58.3 million for the combined twelve months ended December 31, 2004, an increase of $38.3 million from the same period in 2003. This increase is attributable to an increase of $73.3 million in net income primarily due to a strengthening coal market during the period. This increase was offset by a decrease in accrued expenses of $66.2 million primarily related to accrued interest charges in 2003. Other changes in operating activities resulted in a source of $31.2 million.
      For the combined twelve months ended December 31, 2004 net cash used in investing activities was $325.7 million compared to a use of cash of $3.9 million for the same period in 2003. Cash used in 2004 was primarily related to the acquisition of the assets of Horizon.
      Net cash provided by financing activities was $290.5 million for the combined twelve months ended December 31, 2004 as compared to a use of $15.5 million for the comparable period in 2003. The increase in cash provided by financing activities in 2004 was primarily due to $150.2 million in capital provided by the original investors in ICG, LLC as well as the funding of a $175 million term loan. Other changes in financing activities resulted in a use of funds of $19.2 million primarily related to the repayment of Horizon’s DIP facility.
      Net cash provided by operating activities was $20.0 million for the full year 2003, an increase of $297.2 million from the same period in 2002. This increase is attributable to the effects of a $743.6 million change in non-cash items related to Horizon’s first Chapter 11 bankruptcy case, a decrease in net income of $91.1 million for 2003 as compared to the same period in 2002, and the effects of a $355.3 million decrease in net operating assets and liabilities.
      Net cash used in investing activities was $3.8 million in 2003 as compared to a source of $31.8 million in 2002. This decrease is the result of decreased capital expenditures of $7.5 million as well as an increase in proceeds from the sale of assets of $14.6 million in 2003 and a decrease from net deposits of restricted cash of $57.7 million.
      Net cash used in financing activities decreased $196.4 million in 2003 to $15.5 million as compared to a source of cash of $180.9 million in 2002. This change is entirely related to various debt transactions in 2002 related to Horizon’s first Chapter 11 bankruptcy.
      On a pro forma basis after giving effect to the Anker and CoalQuest acquisitions, our cash interest expense for the year ended December 31, 2004 and for the nine months ended September 30, 2005, would have been $10.5 million and $10.3 million, respectively. For additional information on how the Anker and CoalQuest acquisitions impact ICG’s financial condition see “Unaudited Consolidated Pro Forma Financial Data of ICG.”
      We will use a portion of the proceeds of the proposed public offering to repay all of our $208.7 million term loan facility outstanding, as of September 30, 2005 (pro forma for the Anker and CoalQuest acquisitions). Our remaining net proceeds are expected to be used for general corporate purposes. We may also use a portion of the remaining proceeds to pursue possible acquisitions of businesses, technologies, products or assets complementary to our business.

     Credit Facility and Long-Term Debt Obligations
      As of December 31, 2004, ICG’s total long-term indebtedness, including capital lease obligations, consisted of the following:

	As of
	December 31, 2004

	(In thousands)
Term loan due 2010	$175,000	(1)
Revolving credit facility	—
Capital lease obligations	681
Other	3,787

Total long-term debt	$179,468
Less current portion	(6,022)

Long-term debt, net of current portion	$173,446

(1)	We are required to use 50% of the net proceeds of the proposed public offering to repay amounts outstanding under the term loan.
     On September 30, 2004 (later amended and restated on November 5, 2004 and amended on June 29, 2005), ICG, LLC, entered into a credit facility with a group of lending institutions, for which UBS Securities LLC serves as Arranger, Bookmanager and Syndication Agent. As amended, the $320.0 million credit facility provides for a term loan of $210.0 million and a revolving credit facility of up to $110.0 million with a letter of credit sub-limit of up to $75.0 million. As of September 30, 2005, ICG’s $173.7 million term loan principal amount was outstanding and letters of credit totaling $52.9 million and borrowings of $15.0 million were outstanding under the revolving credit facility, leaving $42.1 million available for borrowing on the revolving credit facility. $35.0 million of the term loan facility will not be advanced until we consummate the Anker and CoalQuest acquisitions. The interest rate on both the term loan and revolving credit facility bear interest at a variable rate based upon either the prime rate or a London Interbank Offered Rate (LIBOR), in each case plus a spread that is dependent on our leverage ratio. The interest rate applicable to our borrowings under the term loan was 6.43% as of September 30, 2005. The principal balance of the term loan is due on October 1, 2010 and the revolving credit facility expires on October 1, 2009. ICG and each of the subsidiaries of ICG, LLC, have guaranteed ICG, LLC’s obligations under the credit facility. The obligations of ICG, LLC, under the credit facility are secured by a lien on all of the assets of ICG, ICG, LLC and their subsidiaries. We must pay an annual commitment fee up to a maximum of 1/2 of 1% of the unused portion of the commitment under the revolving credit facility. ICG was in compliance with its debt covenants under the credit facility as of September 30, 2005.
      The credit facility imposes certain restrictions on us, including restrictions on our ability to: incur debt, grant liens, enter into agreements with negative pledge clauses, provide guarantees in respect of obligations of any other person, pay dividends and make other distributions, make loans, investments, advances and acquisitions, sell our assets, make redemptions and repurchases of capital stock, make capital expenditures, prepay, redeem or repurchase debt, liquidate or dissolve; engage in mergers or consolidations, engage in affiliate transactions, change our business, change our fiscal year, amend certain debt and other material agreements, issue and sell capital stock of subsidiaries, engage in sale and leaseback transactions, and restrict distributions from subsidiaries. In addition, the credit facility provides that we must comply with certain covenants, including certain interest coverage ratios. For a more detailed description of these ratios, see “Description of indebtedness.”
      At September 30, 2005, ICG had $52.9 million in letters of credit outstanding, all of which are supported by its current $75.0 million letter of credit sub-limit contained in its $320.0 million credit facility. ICG paid $0.3 million in interest on the credit facility on October 10, 2004, the first scheduled interest payment date on the credit facility and additional interest payments of $2.4 million on January 10,

2005 and April 11, 2005 and $2.6 million on July 11, 2005. ICG also made term loan amortization payments of $0.4 million on January 10, 2005, April 11, 2005 and July 11, 2005.
      As a regular part of ICG’s business, it reviews opportunities for, and engages in discussions and negotiations concerning, the acquisition of coal mining assets and interests in coal mining companies, and acquisitions of, or combinations with, coal mining companies. When we believe that these opportunities are consistent with our growth plans and our acquisition criteria, we will make bids or proposals and/or enter into letters of intent and other similar agreements, which may be binding or nonbinding, that are customarily subject to a variety of conditions and usually permit us to terminate the discussions and any related agreement if, among other things, we are not satisfied with the results of our due diligence investigation. Any acquisition opportunities we pursue could materially affect our liquidity and capital resources and may require us to incur indebtedness, seek equity capital or both. There can be no assurance that additional financing will be available on terms acceptable to us, or at all.
      Additionally, ICG has long-term liabilities relating to mine reclamation, end-of-mine closure costs and “black lung” costs, and all of its operating and management-services subsidiaries have long-term liabilities relating to retiree health care (post-retirement benefits).
      Our ability to meet our long-term debt obligations will depend upon our future performance, which in turn, will depend upon general economic, financial and business conditions, along with competition, legislation and regulation — factors that are largely beyond our control. Based upon ICG’s current operations, the historical results of ICG’s predecessors, as well as those of Anker and CoalQuest, we believe that cash flow from operations, together with other available sources of funds, including additional borrowings under our credit facility and the proceeds from the proposed public offering, will be adequate for at least the next 12 months for making required payments of principal and interest on our indebtedness and for funding anticipated capital expenditures and working capital requirements. However, we cannot assure you that our operating results, cash flow and capital resources will be sufficient for repayment of our debt obligations in the future.
Contractual Obligations
      The following is a summary of ICG’s significant future contractual obligations by year as of December 31, 2004, on a pro forma basis after giving effect to the Anker and CoalQuest acquisitions and the proposed public offering:

	Payments Due by Period

				More
	Less than			Than
	1 Year	1-3 Years	3-5 Years	5 Years	Total

	(In thousands)
Long-term debt obligations	$215,317	$1,539	$1,053	$23	$217,932
Capital leases obligations	513	168	—	—	681
Operating leases	13,506	12,058	—	—	25,564
Coal purchase obligation	114,620	134,389	57,644	25,186	331,839
Advisory services agreement(1)	2,000	4,000	4,000	3,500	13,500
Minimum royalties	8,567	15,688	14,016	30,158	68,429

Total(2)	$354,523	$167,842	$76,713	$58,867	$657,945

(1)	See “Certain Relationships and Related Party Transactions.”

(2)	Our contractual obligations exclude interest amounts due for the years shown above because it is at a variable rate. ICG is also a party to an employment agreement with each of its President and Chief Executive Officer and its Senior Vice President and General Counsel. See “Management — Employment Agreements” regarding the terms and conditions of this employment agreement.

Off-Balance Sheet Arrangements
      In the normal course of business, ICG is a party to certain off-balance sheet arrangements. These arrangements include guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in ICG’s combined balance sheets, and we do not expect any material adverse effects on our financial condition, results of operations or cash flows to result from these off-balance sheet arrangements.
      Federal and state laws require us to secure payment of certain long-term obligations such as mine closure and reclamation costs, federal and state workers’ compensation, coal leases and other obligations. ICG typically secures these payment obligations by using surety bonds, an off-balance sheet instrument. The use of surety bonds is less expensive for us than the alternative of posting an all cash bond or a bank letter of credit, either of which would require a greater use of our credit facility. We then use bank letters of credit to secure our surety bonding obligations as a lower cost alternative than securing those bonds with cash. ICG currently has a $75.0 million committed bonding facility pursuant to which we are required to provide bank letters of credit in an amount up to 50% of the aggregate bond liability. Recently, surety bond costs have increased, while the market terms of surety bonds have generally become less favorable to us. To the extent that surety bonds become unavailable, we would seek to secure our reclamation obligations with letters of credit, cash deposits or other suitable forms of collateral.
      As of September 30, 2005, ICG had outstanding surety bonds with third parties for post-mining reclamation totaling $85.6 million plus $1.9 million for miscellaneous purposes. ICG maintained letters of credit as of September 30, 2005 totaling $52.9 million to secure reclamation surety bonds and other obligations, including $10.0 million related to Lexington Coal Company. These letters of credit are issued under ICG’s current $75.0 million bonding facility.
Inflation
      Inflation in the United States has been relatively low in recent years and did not have a material impact on result of operations for the twelve months ended December 31, 2004, twelve months ended December 31, 2003, twelve months ended December 31, 2002 and nine months ended September 30, 2005.
Recent Accounting Pronouncements
      Emerging Issues Task Force (“EITF”) Issue 04-02 addresses the issue of whether mineral rights are tangible or intangible assets. Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 141, Business Combinations, requires the acquirer in a business combination to allocate the cost of the acquisition to the acquired assets and liabilities. At the March 17-18, 2004 meeting, the EITF reached a consensus that mineral rights (defined as the legal right to explore, extract and retain at least a portion of the benefits from mineral deposits) are tangible assets. As a result of the EITF’s consensus, the FASB issued FASB Staff Position (“FSP”) Nos. SFAS No. 141-a and SFAS No. 142-a, Interaction of FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, and EITF Issue No. 04-02, Whether Mineral Rights Are Tangible or Intangible Assets, which amend SFAS Nos. 141 and 142 and results in the classification of mineral rights as tangible assets. ICG has recorded mineral rights as tangible assets.
      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”), and subsequently revised FIN 46 in December 2003. As revised, FIN 46’s consolidation provisions apply to interest in variable interest entities (“VIEs”) that are referred to as special-purpose entities for periods ending after December 15, 2003. For all other VIEs, FIN 46’s consolidation provisions apply for periods ending after March 15, 2004, or as of March 31, 2004. ICG determined that FIN 46 did not impact its consolidated financial position, results of operations or cash flows.
      In January 2005, the FASB issued Statement 123R, Share Based Payment. FASB Statement 123R supersedes APB Opinion 25, Accounting for Stock Issued to Employees. This statement establishes standards for accounting transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. FASB 123R is effective as of the beginning of the first fiscal year beginning after June 15, 2005. We believe the adoption of FASB 123R will have a material impact on our financial position and results of operations as a result of our equity and incentive performance plans. See Note 9 to ICG’s September 2005 financial statements for a discussion of the impact of adoption of FASB 123R.
      On March 30, 2005, the FASB ratified the consensus reached by the EITF on Issue 04-6, Accounting for Stripping Costs in the Mining Industry. This issue applies to stripping costs incurred in the production phase of a mine for the removal of overburden or waste materials for the purpose of obtaining access to coal that will be extracted. Under the new rule, stripping costs incurred during the production phase of the mine are variable production costs that are included in the cost of inventory produced and extracted during the period the stripping costs are incurred. Historically, the coal industry has considered coal uncovered at a surface mining operation but not yet extracted to be coal inventory (pit inventory). This represents a change in accounting principle. The guidance in this EITF consensus is effective for fiscal years beginning after December 15, 2005 for which the cumulative effect of adoption should be recognized as an adjustment to the beginning balance of retained earnings during the period. We are evaluating what impact this guidance will have on our consolidated financial statements.
      In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, Accounting for Asset Retirement Obligations.” FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. This interpretation is effective for fiscal years ending after December 15, 2005. Management does not expect this interpretation to have a material impact on consolidated financial position or results of operations.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
      None.
Quantitative and Qualitative Disclosure About Market Risk
      Commodity price risk. ICG manages its commodity price risk for coal sales through the use of long-term coal supply agreements rather than through the use of derivative instruments. As of September 30, 2005 (pro forma for the Anker and CoalQuest acquisitions), ICG had sales commitments for all of its planned 2005 production. Some of the products used in its mining activities, such as diesel fuel, are subject to price volatility. Through ICG’s suppliers, it utilizes forward contracts to manage the exposure related to this volatility. A hypothetical increase of $0.10 per gallon for diesel fuel would reduce pre-tax income for the nine months ended September 30, 2005 by $1.7 million. A hypothetical increase of 10% in steel prices would result in an increase in roof support costs. This would reduce pre-tax income for nine months ended September 30, 2005 by $1.1 million.
      Interest rate risk. Historically, ICG has had exposure to changes in interest rates on a portion of its existing level of indebtedness. This exposure had been hedged at 50% of the debt for a two year period using pay-fixed, receive-variable interest rate swaps. As a result of the transactions, ICG anticipates exposure to changes in interest rates on a portion of its new level of indebtedness. A hypothetical increase or decrease in interest rates by 1% would have changed quarterly interest expense on our term loan facility by $434,219 for the three months ended September 30, 2005. We expect to use interest rate swaps to manage this risk.
      Market price risk. ICG is exposed to market price risk in the normal course of mining and selling coal. As of September 30, 2005 (pro forma for the Anker and Coal Quest acquisitions), ICG had all of its remaining 2005 planned production committed and approximately 75% of 2006 planned production committed for sale leaving approximately 25% uncommitted for sale. A hypothetical decrease of $1.00 per ton in the market price for coal would not reduce pre-tax income for the remainder of 2005, but in 2006, the hypothetical decrease would reduce pre-tax income $5.6 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF INTERNATIONAL COAL GROUP
      International Coal Group was formed for the purpose of facilitating the acquisitions of Anker and CoalQuest and is currently a wholly owned subsidiary of ICG. If International Coal Group had existed and owned ICG prior to completion of the reorganization and acquisitions, International Coal Group believes that its consolidated financial statements would have been substantially identical to those of ICG and its predecessors for the years ended December 31, 2004, 2003 and 2002. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ICG.”

INFORMATION ABOUT THE COMPANIES
BUSINESS — ICG
Overview
      ICG is a leading producer of coal in Central Appalachia, with a broad range of mid to high Btu, low to medium sulfur steam coal. ICG’s Central Appalachian mining complexes, which include four of its mining complexes, are located in West Virginia and Kentucky. ICG also has a complementary mining complex of mid-to-high sulfur steam coal, strategically located in the Illinois Basin. ICG markets its coal to a diverse customer base of largely investment grade electric utilities, as well as domestic industrial customers. The high quality of ICG’s coal, and the availability of multiple transportation options, including rail, truck and barge, throughout the Appalachian region, enable ICG to participate in both the domestic and international coal markets. Due to the decline in Appalachian coal production in recent years, these markets are currently characterized by strong demand with limited supply response and elevated spot and contract prices.
      ICG was formed by WLR and other investors in May 2004 to acquire and operate competitive coal mining facilities. As of September 30, 2004, ICG acquired certain key assets of Horizon through a bankruptcy auction. These assets are high-quality reserves, are union free, have limited reclamation liabilities, and are substantially free of other legacy liabilities. Due to ICG’s initial capitalization, ICG was able to complete the acquisition without incurring a significant level of indebtedness. Consistent with the WLR investor group’s strategy to consolidate profitable coal assets ICG intends to consummate the Anker and CoalQuest acquisitions to further diversify ICG’s reserves.
      As of January 1, 2005, ICG owned or controlled approximately 510 million tons of steam coal reserves. Based on expected 2005 production rates, ICG’s Central Appalachian reserves could support existing production levels for approximately 16 years. Further, ICG owns or controls approximately 564 million tons of non-reserve coal deposits.
      For the year ended December 31, 2004, ICG sold 14.0 million tons of coal, all of which was steam coal. ICG’s steam coal sales volume in 2004 consisted of mid to high quality, high Btu (greater than 12,000 Btu/lb.), low to medium sulfur (1.5% or less) coal, which typically sells at a premium to lower quality, lower Btu, higher sulfur steam coal. ICG’s three largest customers for the nine months ended September 30, 2005 were Georgia Power Company, Carolina Power & Light Company and Duke Power and ICG derived approximately 67% of its coal revenues from sales to its five largest customers.
ICG’S HISTORY
The Horizon acquisition
      On February 28, 2002, Horizon (at that time operating as AEI Resources Holdings, Inc.) filed a voluntary petition for Chapter 11 and its plan of reorganization became effective on May 8, 2002. However, Horizon’s profit margins and cash flows were negatively impacted in fiscal year 2002 by, among other things, the falling price of coal and continued increases in certain operating expenses. Due to capital and permit constraints, Horizon had to mine in areas which produced coal but at greatly reduced profit margins thus severely reducing cash flow.
      As a result of its continuing financial and operational difficulties, Horizon filed a second voluntary petition for relief under Chapter 11 on November 13, 2002. Horizon obtained a debtor-in-possession financing facility of up to $350.0 million and was effective in rationalizing its operations, selling noncore assets, paying down outstanding borrowings and generating substantial operating profit. With stabilized operations and a significantly improved coal market, Horizon filed a joint plan of reorganization and a joint plan of liquidation under Chapter 11.
      The Horizon assets were sold to ICG through a bankruptcy auction on August 17, 2004. Presented as a combined $290.0 million cash bid with A.T. Massey, ICG, Inc. agreed to pay $285.0 million in cash plus the assumption of up to $5.0 million to be paid to contract counterparties to cure the pre-sale defaults under the leases and contracts assumed and assigned to ICG to acquire the assets plus ICG also contributed a credit bid of second lien Horizon bonds, and A.T. Massey agreed to pay $5.0 million in cash to acquire a separate group of assets associated with two Horizon subsidiaries. The credit bid included the cancellation of $482.0 million of certain Horizon bonds in return for which those Horizon bondholders received the right to participate in a rights offering to purchase ICG common stock. Shares issued in connection with the rights offering are included in ICG’s outstanding stock. The former bondholders of Horizon that purchased shares of ICG common stock in the rights offering were creditors of Horizon and received the shares in reliance on Section 1145 of the U.S. Bankruptcy Code, which in general provides for the limited exemption from the registration requirements of the Securities Act for securities issued in exchange for a claim against the debtor in bankruptcy. Since ICG’s formation, some trading of ICG, Inc.’s common stock has occurred. See “Price Range of ICG, Inc. Common Stock.” ICG has not previously been a reporting company under the Securities Exchange Act of 1934.
      In addition, Lexington Coal Company, LLC, a newly formed entity, was organized by the founding ICG shareholders to assume certain reclamation liabilities and assets not otherwise being purchased by A.T. Massey or ICG. In order to provide support to Lexington Coal Company in consideration for assuming these liabilities, ICG agreed to provide a $10.0 million letter of credit to support reclamation obligations and to pay a 0.75% additional payment on the gross sales receipts for coal mined and sold from the assets ICG acquired from Horizon until the completion by Lexington Coal Company of all reclamation liabilities acquired from Horizon. Other than this support and a limited commonality of ownership of ICG and Lexington Coal Company, there is no relationship between the entities.
      The bankruptcy court confirmed the sale on September 16, 2004 as part of the completion of the Horizon bankruptcy proceedings. At closing, ICG increased the purchase price by $6.25 million, primarily to satisfy increased administrative expenses, and the sale was completed as of September 30, 2004.
      The acquisition was financed through equity investments and borrowings under ICG’s senior secured credit facility, which ICG entered into at the closing of the Horizon acquisition. See “Description of Indebtedness” for a discussion of ICG’s senior credit facility.
The Anker and CoalQuest Acquisitions
      On March 31, 2005, ICG entered into a business combination agreement with Anker Coal Group, Inc., ICG (then known as ICG Holdco, Inc.), ICG Merger Sub, Inc. and Anker Merger Sub, Inc. Under the terms of the business combination agreement, ICG Merger Sub will merge with and into ICG and Anker Merger Sub will merge with and into Anker, with each of ICG and, Anker surviving their respective mergers as indirect wholly owned subsidiaries of International Coal Group and International Coal Group will be the new parent holding company. The agreement was amended May 10, 2005 to allow the exchange ratio formula to be adjusted if ICG engages in a stock split. The agreement was amended June 29, 2005 to remove the condition that the CoalQuest acquisition close simultaneously with the Anker acquisition.
      The stockholders of Anker, collectively, are entitled to receive the lesser of (i) 19,498,581 shares of ICG common stock and (ii) the number of shares of ICG common stock equal to the quotient of 173,250,000 divided by the price per share at which our stock is offered in the proposed public offering (the “base merger share number”), subject to the following possible adjustments. If certain events relating to the commencement of specified coal production and the execution of a coal purchase contract do not occur prior to the effectiveness of the merger, ICG will only issue shares equal to the lesser of (i) 18,373,122 shares of ICG common stock and (ii) the number of shares of ICG common stock equal to the quotient of 163,250,000 divided by the price per share at which our common stock is offered in the proposed public offering (the “adjusted merger share number”) at the effective time of the merger and will reserve but not issue the number of shares equal to the difference between the adjusted merger share number and base merger share number (this difference, the “contingent shares”). These contingent shares are only issuable to the former stockholders of Anker if one of the following events occurs before the earlier of April 1, 2006 and the effectiveness of this registration statement: (i) the commencement of the production of coal at Anker’s Stoney River mine or (ii) the execution of a contract for the purchase of coal from the Glady’s Fork mine; provided in either case that such event, at the time it occurs, could reasonably be expected (alone or with the other event) to generate at least $6.0 million of EBITDA during calendar years of 2005 and 2006.
      On March 31, 2005, ICG also entered into a business combination agreement with CoalQuest, ICG and CoalQuest Merger Sub LLC, an indirect wholly owned subsidiary of ICG, and the members of CoalQuest. Under the terms of the business combination agreement, the members of CoalQuest will contribute their interests in CoalQuest to us in exchange for shares of our common stock. As a result of this contribution, CoalQuest will become our wholly owned subsidiary. The agreement was amended May 10, 2005 to allow the exchange ratio formula to be adjusted if ICG engages in a stock split. The agreement was amended June 29, 2005 to remove the condition that the Anker acquisition close simultaneously with the CoalQuest acquisition.
      The members of CoalQuest, collectively, will receive the lesser of (i) 11,451,548 shares of ICG common stock and (ii) the number of shares of common stock equal to the quotient of 101,750,000 divided by the price per share at which our common stock is offered in the proposed public offering.
      The shares being issued in the Anker and CoalQuest acquisitions will be deposited with an escrow agent for the benefit of the holders of shares of Anker common stock and CoalQuest membership interests, until the final determination of the number of shares issuable on account of the acquisitions. These escrowed shares will be deemed outstanding from and after the effective time of the Anker and CoalQuest acquisitions; any dividends or distributions or other rights in respect of these shares will be added to and also held in escrow, and these escrowed shares will be voted in accordance with the instructions of the beneficial owners of those shares in accordance with their relative interest. If the shares deposited exceeds the finally determined number of shares to be issued in the Anker and CoalQuest acquisitions, the excess shares will be returned to ICG.
      The former stockholders of Anker and former members of CoalQuest will be granted certain piggyback registration rights with respect to the International Coal Group common stock issued to them. For additional information on registration rights, see “Description of International Coal Group Capital Stock—Registration Rights.”
Our Reorganization
      Prior to the reorganization, our current top-tier parent holding company is ICG. Upon completion of the reorganization, International Coal Group will become the new top-tier parent holding company. In the reorganization, the stockholders of ICG will receive one share of International Coal Group common stock for each share of ICG common stock. We filed this registration statement with the SEC to register the shares of our common stock being issued to the ICG stockholders. All stockholders of ICG, all Anker stockholders and all CoalQuest members will be stockholders of International Coal Group after the reorganization and the Anker and CoalQuest acquisitions.
COAL MINING METHODS
      ICG produces coal using two mining methods: underground room-and-pillar mining using continuous and longwall mining equipment, and surface mining, which are explained as follows:
Underground Mining
      Underground mines in the United States are typically operated using one of two different techniques: room-and-pillar mining or longwall mining. In 2004, approximately 36% of ICG’s produced and processed coal volume came from underground mining operations generally using the room-and-pillar method with continuous mining equipment.

Room-and-Pillar Mining
      In room-and-pillar mining, rooms are cut into the coalbed leaving a series of pillars, or columns of coal, to help support the mine roof and control the flow of air. Continuous mining equipment is used to cut the coal from the mining face. Generally, openings are driven 20 feet wide and the pillars are generally rectangular in shape measuring 35-50 feet wide by 35-80 feet long. As mining advances, a grid-like pattern of entries and pillars is formed. Shuttle cars are used to transport coal to the conveyor belt for transport to the surface. When mining advances to the end of a panel, retreat mining may begin. In retreat mining, as much coal as is feasible is mined from the pillars that were created in advancing the panel, allowing the roof to cave. When retreat mining is completed to the mouth of the panel, the mined panel is abandoned. The room-and-pillar method is often used to mine smaller coal blocks or thinner seams. It is also employed whenever subsidence is prohibited. Seam recovery ranges from 35% to 70%, with higher seam recovery rates applicable where retreat mining is combined with room and pillar mining. Productivity for continuous room-and-pillar mining in the United States averages 3.3 tons per employee per hour, according to the EIA.

Longwall Mining
      The other underground mining method commonly used in the United States is the longwall mining method. ICG does not currently have any longwall mining operations, but expects to use this mining method in the development for two of its undeveloped mining properties in West Virginia. In longwall mining, a rotating drum is trammed mechanically across the face of coal and a hydraulic system supports the roof of the mine while it advances through the coal. Chain conveyors then move the loosened coal to an underground mine conveyor system for delivery to the surface.
Surface Mining
      Surface mining is used when coal is found close to the surface. In 2004, approximately 64% of our produced and processed coal volume came from surface mines. This method involves the removal of overburden (earth and rock covering the coal) with heavy earth moving equipment and explosives, loading out the coal, replacing the overburden and topsoil after the coal has been excavated and reestablishing vegetation and plant life and making other improvements that have local community and environmental benefit. Overburden is typically removed at our mines using large, rubber-tired diesel loaders. Seam recovery for surface mining is typically between 80% and 90%. Productivity depends on equipment, geological composition and mining ratios and averages 4.2 tons per employee per hour in eastern regions of the United States, according to the EIA.
      We use the following four types of surface mining methods.

Truck-and-Shovel/Loader Mining
      Truck-and-shovel/loader mining is a surface mining method that uses large shovels or loaders to remove overburden which is used to backfill pits after coal removal. Shovels or loaders load coal into haul trucks for transportation to a preparation plant or unit train loadout facility. Seam recovery using the truck-and-shovel/ loader mining method is typically 85% or more.

Dragline Mining
      Dragline mining is a surface mining method that uses large capacity draglines to remove overburden to expose the coal seams. Shovels load coal in haul trucks for transportation to a preparation plant or unit train loadout facility. Seam recovery using the dragline method is typically 85% or more and productivity levels are similar to those for truck-and-shovel/loader mining.

Highwall Mining
      Highwall mining is a surface mining method generally utilized in conjunction with truck-and-shovel/ loader surface mining. At the highwall exposed by the truck-and-shovel/ loader operation a modified continuous miner with an attached beltline system cuts horizontal passages from the highwall into a seam. These passages can penetrate to a depth of up to 1,600 feet. This method typically can recover up to 65% of the reserve block penetrated.
Coal Preparation and Blending
      Depending on coal quality and customer requirements, raw coal may in some cases be shipped directly from the mine to the customer. Generally, raw coal from mountaintop removal, contour and strip mines can be shipped in this manner. However, the quality of most underground raw coal does not allow it to be shipped directly to the customer without processing in a preparation plant. Preparation plants separate impurities from coal. This processing upgrades the quality and heating value of the coal by removing or reducing sulfur and ash-producing materials, but entails additional expense and results in some loss of coal. Coals of various sulfur and ash contents can be mixed or “blended” at a preparation plant or loading facility to meet the specific combustion and environmental needs of customers. Coal blending helps increase profitability by reducing the cost of meeting the quality requirements of specific customer contracts, thereby optimizing contract revenue.
COAL CHARACTERISTICS
      In general, coal of all geological composition is characterized by end use as either steam coal or metallurgical coal. Heat value and sulfur content are the most important variables in the profitable marketing and transportation of steam coal, while ash, sulfur and various coking characteristics are important variables in the profitable marketing and transportation of metallurgical coal. ICG mines, processes, markets and transports bituminous and sub-bituminous coal, characteristics of which are described below.
Heat Value
      The heat value of coal is commonly measured in Btus per pound of coal. A Btu is the amount of heat needed to raise one pound of water one degree Fahrenheit. Coal found in the Eastern and Midwestern regions of the United States tends to have a heat content ranging from 10,000 to 14,000 Btus per pound, as received. As received Btus per pound includes the weight of moisture in the coal on an as sold basis. Most coal found in the Western United States ranges from 8,000 to 10,000 Btus per pound, as received.
Bituminous Coal
      Bituminous coal is a relatively soft black coal with a heat content that ranges from 10,000 to 14,000 Btus per pound. This coal is located primarily in Appalachia, Arizona, Colorado, the Midwest and Utah, and is the type most commonly used for electricity generation in the United States. Bituminous coal is also used for industrial steam purposes by utility and industrial customers, and as metallurgical coal in steel production. Coal used in metallurgical processes has higher expansion/contraction characteristics than steam coal.
Sulfur Content
      Sulfur content can vary from seam to seam and sometimes within each seam. When coal is burned, it produces sulfur dioxide, the amount of which varies depending on the chemical composition and the concentration of sulfur in the coal. Compliance coal is coal which, when burned, emits 1.2 pounds or less of sulfur dioxide per million Btus and complies with the requirements of the Clean Air Act Acid Rain program. Low sulfur coal is coal which, when burned, emits approximately 1.6 pounds or less of sulfur dioxide per million Btus.
      High sulfur coal can be burned in electric utility plants equipped with sulfur-reduction technology, such as scrubbers, which can reduce sulfur dioxide emissions by up to 90%. Plants without scrubbers can burn high sulfur coal by blending it with lower sulfur coal, or by purchasing emission allowances on the open market, which credits allow the user to emit a ton of sulfur dioxide. Each emission allowance permits the user to emit a ton of sulfur dioxide. By 2000, 90,000 megawatts of electric generation capacity utilized scrubbing technologies. According to the EIA, by 2025, an additional 27,000 megawatts of electric generation capacity will have installed scrubbers. Additional scrubbing will provide new market opportunities for our medium to high sulfur coal. All new coal-fired electric utility generation plants built in the United States will use clean coal-burning technology.
Other Characteristics
      Ash is the inorganic residue remaining after the combustion of coal. As with sulfur content, ash content varies from coal seam to coal seam. Ash content is an important characteristic of coal because it increases transportation costs and electric generating plants must handle and dispose of ash following combustion.
      Moisture content of coal varies by the type of coal, the region where it is mined and the location of coal within a seam. In general, high moisture content decreases the heat value per pound of coal, thereby increasing the delivered cost per Btu. Moisture content in coal, as sold, can range from approximately 5% to 30% of the coal’s weight.
COAL RESERVES
      “Reserves” are defined by SEC Industry Guide 7 as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. “Proven (Measured) Reserves” are defined by SEC Industry Guide 7 as reserves for which (1) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (2) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. “Probable reserves” are defined by SEC Industry Guide 7 as reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.
      ICG estimates that there are approximately 183 million tons of coal reserves that can be developed by its existing operations which will allow ICG to maintain current production levels for an extended period of time. ICG Natural Resources, LLC owns and leases all of ICG’s reserves that are not currently assigned to or associated with one of its mining operations. These reserves contain approximately 327 million tons of mid-to-high Btu, low and high sulfur coal located in Kentucky, West Virginia and Illinois. ICG’s multi-region base and flexible product line allows ICG to adjust to changing market conditions and sustain high sales volume by supplying a wide range of customers.

      ICG’s total coal reserves could support current production levels for more than 43 years. The following table provides the location of ICG’s mining operations and the type and amount of coal produced at those complexes as of January 1, 2005:

						Owned	Leased	Steam
				Mining		Proven	Proven	Proven	Metallurgical
				Method	Total	and	and	and	Proven and
				Surface (S)	Proven	Probable	Probable	Probable	Probable
		Operating (O)		or	and	Reserves	Reserves	Reserves	Reserves
	Assigned or	or Development		Underground	Probable	(In million	(In million	(In million	(In million
Mining Complex	Unassigned(1)	(D)	State	(UG)	Reserves(2)	tons)	tons)	tons)	tons)

Central Appalachia
ICG-Eastern	Assigned	O	WV	S	23.69	7.27	16.42	23.69	0.00

Total ICG-Eastern					23.69	7.27	16.42	23.69	0.00

ICG-Hazard	Assigned	O	KY	S/UG	51.27	0.23	51.04	51.27	0.00
	Unassigned	D	KY	S/UG	20.11	0.00	20.11	20.11	0.00

Total ICG-Hazard					71.38	0.23	71.15	71.38	0.00

ICG-Knott County	Assigned	O	KY	UG	6.73	5.81	0.92	6.73	0.00

Total ICG-Knott County					6.73	5.81	0.92	6.73	0.00

ICG-East Kentucky	Assigned	O	KY	S	2.62	0.00	2.62	2.62	0.00

Total ICG-East Kentucky					2.62	0.00	2.62	2.62	0.00

ICG-Natural Resources	Unassigned (Mt. Sterling)	D	KY	S	5.91	4.36	1.55	5.91	0.00
ICG-Natural Resources	Unassigned (Jennie Creek)	D	WV	S/UG	44.90	2.20	42.69	44.90	0.00

Central Appalachia Total					155.23	19.87	135.35	155.23	0.00

Other
ICG-Illinois	Assigned	O	IL	UG	29.63	11.38	18.25	29.63	0.00
	(Viper)
ICG-Natural Resources	Unassigned	D	IL	UG	325.21	305.06	20.15	325.21	0.00

Total Other					354.84	316.44	38.39	354.84	0.00

Total Proven and Probable Reserves					510.07	336.31	173.74	510.07	0.00

(1)	The proven and probable reserves indicated for each mine are “Assigned.” Unassigned proven and probable reserves for each mining complex are shown separately. “Assigned reserves” means coal which has been committed by the coal company to operating mine shafts, mining equipment, and plant facilities, and all coal which has been leased by the company to others. “Unassigned reserves” represent coal which has not been committed, and which would require new mineshafts, mining equipment, or plant facilities before operations could begin in the property. The primary reason for this distinction is to inform investors which coal reserves will require substantial capital investments before production can begin.

(2)	The proven and probable reserves are reported as recoverable reserves, which is that part of a coal deposit which could be economically and legally extracted or produced at the time of the reserve determination, taking into account mining recovery and preparation plant yield.

     The following table provides the “quality” (average moisture, ash, sulfur and Btu content, sulfur content and ash content per pound) of ICG’s coal reserves as of January 1, 2005:

							Total Reserves
		As Received Quality
							<1.2 lbs.
	Assigned or	%	%	%		Lbs. SO2	SO2	>1.2 lbs SO2
Mining Complex	Unassigned(1)	Moisture	Ash	Sulfur	Btu/lb.	Million Btu’s	Compliance	Non-Compliance

Central Appalachia
ICG-Eastern	Assigned	6.00	14.42	1.24	11,964	2.07	0.00	23.69

Total ICG-Eastern		6.00	14.42	1.24	11,964	2.07	0.00	23.69

ICG-Hazard	Assigned	6.00	9.23	1.44	12,438	2.32	0.00	51.27
	Unassigned	6.00	12.98	1.63	12,047	2.72	0.00	20.11

Total ICG-Hazard		6.00	10.33	1.49	12,316	2.43	0.00	71.38

ICG-Knott County	Assigned	6.00	4.47	1.22	13,463	1.87	3.50	3.23

Total ICG-Knott County		6.00	4.47	1.22	13,463	1.87	3.50	3.23

ICG-East Kentucky	Assigned	4.50	11.59	1.36	12,680	2.14	0.00	2.62

Total ICG-East Kentucky		4.50	11.59	1.36	12,680	2.14	0.00	2.62

ICG-Natural Resources	Unassigned (Mt. Sterling)	6.00	9.18	0.83	12,430	1.33	0.00	5.91
ICG-Natural Resources	Unassigned	7.00	6.47	1.10	12,935	1.69	0.00	44.90

	(Jennie Creek)
Central Appalachia Total							3.50	151.73

Other
ICG-Illinois	Assigned	16.00	8.80	2.86	10,692	5.35	0.00	29.63
	(Viper)
ICG-Natural Resources	Unassigned	10.00	8.99	3.24	11,377	5.70	0.00	325.21

Total Other		10.50	8.98	3.21	11,320	5.67	0.00	354.84

Total Proven and Probable Reserves							3.50	506.57

(1)	The proven and probable reserves indicated for each mine are “Assigned.” Unassigned proven and probable reserves for each mining complex are shown separately. “Assigned reserves” means coal which has been committed by the coal company to operating mine shafts, mining equipment, and plant facilities, and all coal which has been leased by the company to others. “Unassigned reserves” represent coal which has not been committed, and which would require new mineshafts, mining equipment, or plant facilities before operations could begin in the property. The primary reason for this distinction is to inform investors which coal reserves will require substantial capital investments before production can begin.
     ICG’s reserve estimate is based on geological data assembled and analyzed by its staff of geologists and engineers. Reserve estimates are periodically updated to reflect past coal production, new drilling information and other geologic or mining data. Acquisitions or sales of coal properties will also change the reserves. Changes in mining methods may increase or decrease the recovery basis for a coal seam as will plant processing efficiency tests. ICG maintains reserve information in secure computerized databases, as well as in hard copy. The ability to update and/or modify the reserves is restricted to a few individuals and the modifications are documented.
      Actual reserves may vary substantially from the estimates. Estimated minimum recoverable reserves are comprised of coal that is considered to be merchantable and economically recoverable by using mining practices and techniques prevalent in the coal industry at the time of the reserve study, based upon then-current prevailing market prices for coal. ICG uses the mining method that it believes will be most profitable with respect to particular reserves. ICG believes the volume of its current reserves exceeds the volume of its contractual delivery requirements. Although the reserves shown in the table above include a variety of qualities of coal, ICG presently blends coal of different qualities to meet contract specifications. See “Risk Factors — Risks Relating to Our Business.”
      Periodically, ICG retains outside experts to independently verify its coal reserves. The most recent review was completed during the first quarter of 2005 and covered all of ICG’s reserves. The results verified ICG’s reserve estimates, with very minor adjustments, and included an in-depth review of ICG’s procedures and controls. As of January 1, 2005, Marshall Miller & Associates, Inc. confirmed ICG’s reserves of 510 million tons on a consolidated basis.
      ICG currently owns approximately 66% of its coal reserves, with the remainder of its coal reserves subject to leases from third-party landowners. Generally, these leases convey mining rights to the coal producer in exchange for a percentage of gross sales in the form of a royalty payment to the lessor, subject to minimum payments. Leases generally last for the economic life of the reserves. The average royalties paid by ICG for coal reserves from its producing properties was $1.35 per ton in 2004, representing approximately 3.9% of its coal sales revenue in 2004. Consistent with industry practice, ICG conducts only limited investigations of title to its coal properties prior to leasing. Title to lands and reserves of the lessors or grantors and the boundaries of its leased priorities are not completely verified until ICG prepares to mine those reserves.
NON-RESERVE COAL DEPOSITS
      Non-reserve coal deposits are coal-bearing bodies that have been sufficiently sampled and analyzed in trenches, outcrops, drilling, and underground workings to assume continuity between sample points, and therefore warrants further exploration stage work. However, this coal does not qualify as a commercially viable coal reserve as prescribed by SEC standards until a final comprehensive evaluation based on unit cost per ton, recoverability, and other material factors concludes legal and economic feasibility. Non-reserve coal deposits may be classified as such by either limited property control or geologic limitations, or both.
      The following table provides the location of ICG’s mining operations and the type and amount of non-reserve coal deposits as of January 1, 2005:

				Mining
				Method
				Surface (S)
				or	Total	Steam	Metallurgical
	Assigned or			Underground	Non-Reserve	Non-Reserve	Non-Reserve
Mining Complex	Unassigned(1)	Operating (O)	State	(UG)	Coal Deposits	Coal Deposits	Coal Deposits

					(In million	(In million	(In million
					tons)	tons)	tons)
Central Appalachia
ICG-Eastern	Assigned	O	WV	S	0.02	0.02	0.00
ICG-Hazard	Assigned	O	KY	S/UG	3.00	3.00	0.00
ICG-Knott County	Assigned	O	KY	UG	0.00	0.00	0.00
ICG-East Kentucky	Assigned (Blackberry)	O	KY	S	0.00	0.00	0.00
ICG-Natural Resources	Unassigned (Mt. Sterling)		KY	S/UG	35.60	35.60	0.00
ICG-Natural Resources	Unassigned (Jennie Creek)		WV	UG	20.64	20.64	0.00

Central Appalachia Total					59.26	59.26	0.00

Other
ICG-Illinois	Assigned (Viper)	O	IL	UG	38.47	38.47	0.00
ICG-Natural Resources	Unassigned (Illinois)		IL	UG	263.07	263.07	0.00
ICG-Natural Resources	Unassigned (Arkansas)		AR	S	39.15	39.15	0.00
	Unassigned (California)		CA	UG	10.00	10.00	0.00
	Unassigned (Ohio)		OH	UG	98.00	98.00	0.00

				Mining
				Method
				Surface (S)
				or	Total	Steam	Metallurgical
	Assigned or			Underground	Non-Reserve	Non-Reserve	Non-Reserve
Mining Complex	Unassigned(1)	Operating (O)	State	(UG)	Coal Deposits	Coal Deposits	Coal Deposits

					(In million	(In million	(In million
					tons)	tons)	tons)
	Unassigned (Montana)		MT	S	12.00	12.00	0.00
	Unassigned (Washington)		WA	S	43.08	43.08	0.00

Total Other					503.77	503.77	0.00

Total Non-Reserve Coal Deposits					563.03	563.03	0.00

(1)	“Assigned non-reserve coal deposits” means coal which has been committed by the coal company to operating mine shafts, mining equipment, and plant facilities, and all coal which has been leased by the company to others. “Unassigned non-reserve coal deposits” represent coal which has not been committed, and which would require new mineshafts, mining equipment, or plant facilities before operations could begin in the property.
     The following table provides the “quality” (average moisture, ash, sulfur and Btu content per pound) of ICG’s non-reserve coal deposits as of January 1, 2005:

		As Received Quality

	Assigned or	%	%	%		Lbs. SO2/
Mining Complex	Unassigned(1)	Moisture	Ash	Sulfur	Btu/lb.	Million Btu’s

Central Appalachia
ICG-Eastern	Assigned	6.00	12.20	1.20	12,400	1.94
ICG-Hazard	Assigned	6.00	8.26	1.41	12,732	2.22
ICG-Knott County	Assigned	N/A	N/A	N/A	N/A	N/A
ICG-East Kentucky	Assigned (Blackberry)	N/A	N/A	N/A	N/A	N/A
ICG-Natural Resources	Unassigned (Mt. Sterling)	6.00	11.63	1.93	11,774	3.28
ICG-Natural Resources	Unassigned (Jennie Creek)	6.00	12.50	1.10	12,000	1.83
Other
ICG-Illinois	Assigned (Viper)	16.00	9.50	3.50	10,500	6.67
ICG-Natural Resources	Unassigned	13.00	9.00	3.00	11,000	5.45
	(Illinois)
ICG-Natural Resources	Unassigned	N/A	8.00	0.40	5,650	1.42
	(Arkansas)
	Unassigned	6.00	13.00	3.50	11,700	5.98
	(California)
	Unassigned	6.00	8.40	2.50	12,650	3.95
	(Ohio)
	Unassigned	N/A	8.00	0.30	8,900	0.67
	(Montana)
	Unassigned	N/A	8.00	0.50	7,025	1.42
	(Washington)

(1)	“Assigned non-reserve coal deposits” means coal which has been committed by the coal company to operating mine shafts, mining equipment, and plant facilities, and all coal which has been leased by the company to others. “Unassigned non-reserve coal deposits” represent coal which has not been committed, and which would require new mineshafts, mining equipment, or plant facilities before operations could begin in the property.

OPERATIONS
      As of December 31, 2004, ICG operated a total of eight surface and five underground coal mines located in Kentucky, West Virginia and Illinois. Historically, approximately 70% of ICG’s production has come from surface mines, and the remaining production has come from its underground mines. These mining facilities include three preparations plants, each of which receive, blend, process and ship coal that is produced from one or more of ICG’s 13 active mines. ICG’s underground mines generally consist of one or more single or dual continuous miner sections which are made up of the continuous miner, shuttle cars, roof bolters and various ancillary equipment. ICG’s surface mines are a combination of mountain top removal, dragline, truck/loader equipment fleets along with large production tractors. Most of ICG’s preparation plants are modern heavy media plants that generally have both coarse and fine coal cleaning circuits. ICG currently leases most of the equipment utilized in its mining operations. ICG employs preventive maintenance and rebuild programs to ensure that its equipment is modern and well maintained. The mobile equipment utilized at ICG’s mining operation is scheduled to be replaced on an on-going basis with new, more efficient units during the next five years. Each year ICG endeavors to replace the oldest units, thereby maintaining productivity while minimizing capital expenditures. The following table provides summary information regarding ICG’s principal mining complexes as of September 30, 2005.

			Number and Type of Mines
								Tons
		Preparation						Produced
Mining Complex	Location	Plant(s)	Underground	Surface	Total	Mining Method(1)	Transportation	in 2004

ICG — Eastern, LLC	Cowen, WV	1	0	1	1	MTR-DL-TSL	Rail	2,712.1
ICG — Hazard, LLC	Hazard, KY	1	1	6	7	R&P, HW, MTR, TSL	Rail	3,978.0
ICG — Knott County, LLC	Kite, KY	1	4	0	4	R&P	Rail	1,386.6
ICG — East Kentucky, LLC	Pike Co., KY	0	0	1	1	MTR-TSL	Rail	1,576.3
ICG — Illinois, LLC	Williamsville, IL	1	1	0	1	R&P	Truck	2,117.6

(1)	R&P = Room and Pillar; MTR = Mountain Top Removal; DL = Dragline; HW = Highwall; TSL = Truck and Shovel/ Loader
     The following table provides the last three years annual production for each of ICG’s mines and the weighted average prices received for ICG’s coal for the last three years.

	2002		2003		2004

	Tons	Sales	Tons	Sales	Tons	Sales
Mining Complex	Produced	Realizations	Produced	Realizations	Produced	Realizations

ICG Eastern, LLC	2,998,654	$28.59	2,657,537	$26.23	2,712,067	$34.12
ICG Hazard, LLC	3,592,719	$26.72	4,116,115	$27.82	3,978,038	$33.22
ICG Knott County, LLC	986,552	$27.39	1,333,603	$28.60	1,386,554	$39.45
ICG East Kentucky, LLC	2,033,372	$27.30	1,799,740	$29.00	1,576,345	$40.42
ICG Illinois, LLC	1,759,215	$23.36	2,134,096	$22.98	2,117,567	$23.54

	11,370,512		12,041,091		11,770,571

      The following provides a description of the operating characteristics of the principal mines and reserves of each of ICG’s mining operations.

MINING OPERATIONS
Central Appalachia Mining Operations
      Below is a map showing the location and access to ICG’s coal operations in Central Appalachia:
      ICG’s Central Appalachian mining facilities are strategically located across West Virginia and Kentucky and are used to produce and ship coal to its customers located primarily in the eastern half of the United States. ICG believes that the quality and experience of its workforce in Central Appalachia are among the highest in the coal mining industry. All of ICG’s Central Appalachia mining operations are union free.
      ICG’s mines in Central Appalachia produced 9.7 million tons of coal in 2004. The coal produced in 2004 was, on average, 12,174 Btu/lb, 1.1% sulfur and 12.5% ash by content. This year ICG estimates that its mines in Central Appalachia region will produce approximately 10.3 million tons. This high Btu, low sulfur coal is very marketable to major utility customers throughout the eastern United States. Shipments to electric utilities, accounted for approximately 73% of the coal shipped by these mines in 2004, compared to 75% of shipments in 2003. Within each mining complex, mines have been developed at strategic locations in proximity to ICG’s preparation plants and rail shipping facilities. The mines located in Central Appalachia ship the majority of their coal by the Norfolk Southern and CSX rail lines, although production may also be delivered by truck or barge, depending on the customer. ICG Natural Resources,

LLC owns two idle river docks along the Kanawha River from which ICG could ship coal to its customers.
      As of September 30, 2005, these mines had 1,001 employees.

ICG Eastern, LLC
      ICG Eastern, LLC operates the Birch River surface mine, located 60 miles east of Charleston, near Cowen in Webster County, West Virginia. Birch River started operations in 1990 under Shell Mining Company, was purchased by Zeigler Coal Holding Company, or “Zeigler,” in 1992, and was subsequently acquired by AEI Resources, Inc. from Zeigler in 1998.
      Birch River is extracting coal from five distinct coalbeds: (i) Freeport; (ii) Upper Kittanning; (iii) Middle Kittanning; (iv) Upper Clarion and (v) Lower Clarion. Coal mined from this operation has an average sulfur content of 1.1%, an average ash content of 12.2% and an average Btu content of 12,300. ICG estimates that Birch River controls 23.7 million tons of coal reserves.
      Approximately 69% of the coal reserves are leased, while approximately 31% are owned in fee. Most of the leased reserves are held by four lessors. The leases are retained by annual minimum payments and by tonnage-based royalty payments. All leases can be renewed until all mineable and merchantable coal has been exhausted.
      Overburden is removed by a dragline, shovel, front-end loaders, end dumps and bulldozers. Approximately one-third of the coal can be marketed run-of-mine, while the other two-thirds is washed at Birch River’s preparation plant. Coal is transported by conveyor belt from the preparation plant to Birch River’s rail loadout, which is served by CSX.

ICG Hazard, LLC
      ICG Hazard, LLC is currently operating six surface mines and one underground mine, a unit train loadout (Kentucky River Loading) and other support facilities in eastern Kentucky, near Hazard. The coal reserves and operations were acquired in late-1997 and 1998 by AEI Resources.
      ICG Hazard’s six surface mines include: (i) County Line; (ii) Flint Ridge; (iii) Vicco; (iv) Rowdy Gap; (v) Tip Top; and (vi) Thunder Ridge. The coal from these mines is being extracted from the Hazard 11, Hazard 10, Hazard 9, Hazard 8, Hazard 7 and Hazard 5A seams, and has an average sulfur content of 1.2%, an average ash content of 12% and an average Btu content of 12,000. Nearly all of the coal is marketed run-of-mine. ICG estimates that ICG Hazard controls 71.4 million tons of coal reserves, plus 3.0 million tons of coal that is classified as non-reserve coal deposits. Most of the property has been adequately explored, but additional core drilling will be conducted within specified locations to better define the reserves.
      Approximately 99.7% of ICG Hazard’s reserves are leased, while 0.3% are owned in fee. Most of the leased reserves are held by seven lessors. In several cases, ICG Hazard has multiple leases with each lessor. The leases are retained by annual minimum payments and by tonnage-based royalty payments. Most leases can be renewed until all mineable and merchantable coal has been exhausted.
      Overburden is removed by front-end loaders, end dumps, bulldozers and blast casting. Coal is transported from the mines to the Kentucky River Loading rail loadout by on-highway trucks. The loadout is served by CSX. Most of the coal is transported by rail, but some coal is direct shipped to the customer by truck from the mine pits.
      An existing preparation plant structure was recently extensively upgraded in June 2005. Since July 2005, it has been processing coal from ICG Hazard’s new Flint Ridge underground mine complex. Flint Ridge is a room-and-pillar mine, producing coal from the Hazard 8 coalbed. It utilizes continuous miners and shuttle cars.

ICG Knott County, LLC
      ICG Knott County, LLC operates four underground mines, the Supreme Energy preparation plant and rail loadout and other facilities necessary to support the mining operations in eastern Kentucky, near Kite. ICG Knott County was acquired by AEI Resources from Zeigler in 1998.
      ICG Knott County is producing coal from the Hazard 4 and the Elkhorn 3 coalbeds. Three mines are operating in the Hazard 4 coalbed: Calvary, Clean Energy and Elk Hollow. The Classic mine is operating in the Elkhorn 3 coalbed. The coal produced from the four mines has an average sulfur content of 1.3%, an average ash content of 9% and an average Btu content of 12,700. ICG estimates these properties contain 6.7 million tons of coal reserves.
      Approximately 86% of ICG Knott County’s reserves are owned in fee, while approximately 14% are leased. The leases are retained by annual minimum payments and by tonnage-based royalty payments. The leases can be renewed until all mineable and merchantable coal has been exhausted.
      ICG Knott County’s four underground mines are room-and-pillar operations, utilizing continuous miners and shuttle cars. Nearly all of the run-of-mine coal is processed at the Supreme Energy preparation plant; some of the Hazard 4 run-of-mine coal is blended with the washed coal.
      Nearly all of ICG Knott County’s coal is transported by rail. The loadout is served by CSX.

ICG East Kentucky, LLC
      ICG East Kentucky, LLC is a surface mining operation located in Pike County, Kentucky, near Phelps. ICG East Kentucky currently operates the Blackberry surface mine and the Phelps Loadout. ICG East Kentucky was acquired by AEI Resources in the second quarter of 1999.
      Blackberry is an area surface mine that produces coal from three separate coalbeds: (i) Taylor; (ii) Fireclay; and (iii) Lower Fireclay. All of the coal is sold run-of-mine, with an average sulfur content of 1.2%, an average ash content of 12% and an average Btu content of 12,400.
      ICG estimates that the Blackberry mine controls 2.6 million tons of coal reserves; no additional exploration is required.
      After Blackberry is depleted, ICG East Kentucky will begin mining the Mount Sterling property, which contains an additional 5.9 million tons of coal reserves. Mount Sterling is located in Martin and Pike Counties, Kentucky near the Tug Fork River. Although Mount Sterling is expected to be mined by ICG East Kentucky, the property is held by ICG Natural Resources, LLC. The leases are retained by annual minimum payments and by tonnage-based royalty payments. The leases can be renewed until all mineable and merchantable coal has been exhausted.
      Overburden at the Blackberry mine is removed by front end loaders, end dumps, bull dozers and blast casting. Coal from the pits is transported by truck to the Phelps Loadout, which is a batch weigh system.

Illinois Basin Mining Operations
      Below is a map showing the location and access to ICG’s coal operations in the Illinois Basin:
      ICG Illinois, LLC operates one large underground coal mine, the Viper mine, in central Illinois. Viper commenced mining operations in 1982 as a union free operation for Shell Oil Company. Viper was acquired by Ziegler in 1992 and subsequently acquired by AEI Resources in 1998.
      The Viper Mine is working the Illinois No. 5 Seam, also referred to as the Springfield Seam, with all raw coal production washed at Viper’s preparation plant. Coal mined from this operation has an average sulfur content of 3.2%, an average ash content of 9.5% and an average Btu content of 10,500. ICG estimates that Viper controls approximately 29.6 million tons of coal reserves, plus an additional 38.5 million resource tons. Viper has an ongoing exploration program to accurately assess floor and roof conditions within the immediate mine plan.
      Approximately two-thirds of the coal reserves are leased, while one-third is owned in fee. The leases are retained by annual minimum payments and by tonnage-based royalty payments. The leases can be renewed until all mineable and merchantable coal has been exhausted.
      The Viper mine is a room-and-pillar operation, utilizing continuous miners and shuttle cars. Management believes that ICG Illinois is one of the lowest cost and highest productivity mines in the Illinois Basin. All of the raw coal is processed at Viper’s preparation plant. The clean coal is transported to the customers by on-highway trucks. A major rail line is located a short distance from the plant, giving Viper the option of constructing a rail loadout.
      ICG Illinois ships by independent trucking companies to utility and industrial customers located in North Central Illinois. Shipments to electric utilities account for approximately 71% of coal sales. Currently 1.7 million tons (80%) of ICG Illinois’ 2005 production is under contract. The City of Springfield Water, Light and Power purchases nearly 50% of Viper’s production and the contract does not expire until 2020.
      The preparation plant is rated at 800 raw tons per hour. It is comprised of heavy media vessels, heavy media cyclones and spirals.
      The underground equipment, infrastructure and preparation plant are well maintained. The underground equipment will be replaced or rebuilt over the next five years.
OTHER OPERATIONS
Coal Sales
      In addition to the coal ICG mines, from time to time ICG also opportunistically secures coal purchase agreements with other coal producers to take advantage of differences in market prices.
ICG ADDCAR Systems, LLC
      In ICG’s highwall mining business, ICG operates or leases six systems using its patented ADDCAR highwall mining system and intends to build additional ADDCAR systems as required. ADDCAR™ is the registered trademark of ICG, Inc. The ADDCAR highwall mining system is an innovative and efficient mining system. The system is often deployed at reserves that cannot be economically mined by other methods.
      In a typical ADDCAR highwall mining system, there is a launch vehicle, continuous miner, conveyor cars, a stacker conveyor, electric generator, water tanker for cooling and dust suppression and a wheel loader with forklift attachment.
      A five person crew operates the entire ADDCAR highwall mining system with control of the continuous miner being performed remotely by one person from the climate-controlled cab located at the rear of the launch vehicle. ICG’s system utilizes a navigational package to provide horizontal guidance, which helps to control rib width and thus roof stability. Also, the system provides vertical guidance for control out of seam dilutions. The ADDCAR highwall mining system is also equipped with high-quality video monitors to provide the operator with visual displays of the mining process from inside each entry being mined.
      The mining cycle begins by aligning the ADDCAR highwall mining system onto the desired heading and starting the entry. As the remotely controlled continuous miner penetrates the coal seam, ADDCAR conveyor cars are added behind it, forming a continuous cascading conveyor train. This continues until the entry is at the planned full depths of up to 1,200 to 1,500 feet. After retraction, the launch vehicle is moved to the next entry, leaving a support pillar of coal between entries. This process recovers as much as 65% of the reserves while keeping all personnel outside the coal seam in a safe working environment. A wide range of seam heights can be mined with high production in seams as low as 3.5 feet and as high as 15 feet in a single pass. If the seam height is greater than 15 feet, then multi lifts can be mined to create an unlimited entry height. The navigational features on the ADDCAR highwall mining system allow for multi lift mining while ensuring that the designed pillar width is maintained.
      During the mining cycle, in addition to the tractive effort provided by the crawler drive of the continuous miner the ADDCAR highwall mining system bolsters the cutting capability of the machine through an additional pumping force provided by hydraulic cylinders which transmit thrust to the back of the miner through blocks mounted on the side of the conveyor cars. This additional energy allows the continuous miner to achieve maximum cutting and loading rates as it moves forward into the seam.

      ICG currently has the exclusive North American distribution rights for the ADDCAR highwall mining system.
CUSTOMERS AND COAL CONTRACTS
Customers
      ICG’s primary customers are investment grade electric utility companies primarily in the eastern half of the United States. The majority of ICG’s customers purchase coal for terms of one year or longer, but ICG also supplies coal on a spot basis for some of its customers. ICG’s three largest customers for the nine months ended September 30, 2005, were Georgia Power Company, Carolina Power & Light Company and Duke Power and ICG derived approximately 67% of ICG’s coal revenues from sales to its five largest customers.
Long-term Coal Supply Agreements
      As is customary in the coal industry, ICG enters into long-term supply contracts (exceeding one year in duration) with many of its customers when market conditions are appropriate. These contracts allow customers to secure a supply for their future needs and provides ICG with greater predictability of sales volume and sales price. For the nine months ended September 30, 2005, approximately 76% of ICG’s revenues were derived from long-term supply contracts. ICG sells the remainder of ICG’s coal through short-term contracts and on the spot market. ICG has also entered into certain brokered transactions to purchase certain amounts of coal to meet ICG’s sales commitments. The purchase coal contracts expire at the end of 2006 and 2010 and provide ICG a minimum of approximately 3.3 million tons of coal through the remaining lives of the contracts.
      As a result of the Horizon bankruptcy process, ICG was able to renegotiate certain contracts at significantly higher prices that reflected the current pricing environment and not purchase unfavorable contracts. As the net costs associated with producing coal have risen, such as higher energy, transportation and steel prices, the price adjustments within several of ICG’s long-term contracts have not caught up to the new coal prices. This has resulted in certain counterparties to these contracts benefiting from below market prices for ICG’s coal.
      The terms of ICG’s coal supply agreements result from competitive bidding and extensive negotiations with customers. Consequently, the terms of these contracts vary significantly by customer, including price adjustment features, price reopener terms, coal quality requirements, quantity parameters, permitted sources of supply, future regulatory changes, extension options, force majeure provisions and termination and assignment provisions.
      Some of ICG’s long-term contracts provide for a pre-determined adjustment to the stipulated base price at times specified in the agreement or at other periodic intervals to account for changes due to inflation or deflation. In addition, most of ICG’s contracts contain provisions to adjust the base price due to new statutes, ordinances or regulations that impact ICG’s costs related to performance of the agreement. Also, some of ICG’s contracts contain provisions that allow for the recovery of costs impacted by modifications or changes in the interpretations or application of any applicable government statutes.
      Price reopener provisions are present in most of ICG’s long-term contracts. These price reopener provisions may automatically set a new price based on prevailing market price or, in some instances, require the parties to agree on a new price, sometimes between a specified range of prices. In a limited number of agreements, failure of the parties to agree on a price under a price reopener provision can lead to termination of the contract. Under some of ICG’s contracts, ICG has the right to match lower prices offered to ICG’s customers by other suppliers. These price reopener provisions have enabled ICG to negotiate higher selling prices in several contracts over the last several months.
      Quality and volumes for the coal are stipulated in coal supply agreements, and in some instances buyers have the option to vary annual or monthly volumes. Most of ICG’s coal supply agreements contain provisions requiring ICG to deliver coal within certain ranges for specific coal characteristics such as heat content, sulfur, ash, hardness and ash fusion temperature. Failure to meet these specifications can result in economic penalties, suspension or cancellation of shipments or termination of the contracts. Assuming steady or increasing coal prices over the near-term, ICG expects to renew many of ICG’s expiring sales contracts at significantly higher prices.
Transportation/logistics
      ICG ships coal to its customers by rail, truck or barge. ICG typically pays the transportation costs for its coal to be delivered to the barge or rail loadout facility, where the coal is then loaded for final delivery. Once the coal is loaded in the barge or railcar, ICG’s customer is typically responsible for the freight costs to the ultimate destination. Transportation costs vary greatly based on the customer’s proximity to the mine and ICG’s proximity to the loadout facilities. ICG uses a variety of independent companies for its transportation needs and typically enter into multiple non-contract agreements with trucking companies throughout the year.
      In 2004, approximately 94% of ICG’s coal from ICG’s Central Appalachian operations was delivered to its customers by rail on either the Norfolk Southern or CSX rail lines, with the remaining 6% delivered by truck. For ICG’s Illinois Basin operations, all of ICG’s coal was delivered by truck to customers, generally within an 80 mile radius of ICG’s Illinois mine.
      ICG believes it enjoys good relationships with rail carriers and barge companies due, in part, to its modern coal-loading facilities and the experience of its transportation and distribution employees.
SUPPLIERS
      ICG has historically spent more than $150 million per year to procure goods and services in support of its business activities, excluding capital expenditures. Principal commodities include maintenance and repair parts and services, electricity, fuel, roof control and support items, explosives, tires, conveyance structure, ventilation supplies and lubricants. ICG uses suppliers for a significant portion of ICG’s equipment rebuilds and repairs both on- and off-site, as well as construction and reclamation activities.
      Each of ICG’s regional mining operations has developed its own supplier base consistent with local needs. ICG has a centralized sourcing group for major supplier contract negotiation and administration, for the negotiation and purchase of major capital goods and to support the business units. The supplier base has been relatively stable for many years, but there has been some consolidation. ICG is not dependent on any one supplier in any region. ICG promotes competition between suppliers and seek to develop relationships with those suppliers whose focus is on lowering its costs. ICG seeks suppliers who identify and concentrate on implementing continuous improvement opportunities within their area of expertise.
COMPETITION
      The coal industry is intensely competitive. ICG’s main competitors are Massey Energy Company and Alpha Natural Resources. As we develop additional reserves and expand our operations into Central and Northern West Virginia, we will face additional competition from Northern Appalachia coal producers, including Consol Energy and Foundation Coal Holdings. The most important factors on which ICG competes are coal price at the mine, coal quality and characteristics, transportation costs and the reliability of supply. Demand for coal and the prices that ICG will be able to obtain for its coal are closely linked to coal consumption patterns of the domestic electric generation industry which has accounted for approximately 92% of domestic coal consumption in recent years. These coal consumption patterns are influenced by factors beyond ICG’s control, including the demand for electricity which is significantly dependent upon economic activity and summer and winter temperatures in the United States, government regulation, technological developments and the location, availability, quality and price of competing sources of coal, alternative fuels such as natural gas, oil and nuclear and alternative energy sources such as hydroelectric power.

EMPLOYEES
      As of September 30, 2005, ICG had 1,468 employees of which 21% were salaried and 79% were hourly. ICG believes its relationship with its employees is good. All of ICG’s workforce is union free.
LEGAL PROCEEDINGS
      From time to time, ICG is involved in legal proceedings arising in the ordinary course of business. ICG believes it has recorded adequate reserves for these liabilities and that there is no individual case or group of related cases pending that is likely to have a material adverse effect on ICG’s financial condition, results of operations or cash flows. With respect to any claims relating to Horizon which arose prior to November 12, 2002, such claims are subject to an automatic stay of the U.S. Bankruptcy Code. In limited circumstances, the Bankruptcy Court has lifted the stay but only to the extent of insurance coverage relating to Horizon. In any event, ICG believes all or substantially all of the claims will be resolved in accordance with Horizon’s plan of reorganization.
EQUIPMENT AND CAPITAL EXPENDITURES
      As of December 31, 2004, ICG’s leased equipment was, on average, 8.5 years old. ICG believes that a significant portion of its equipment needs to be upgraded in the near-term. Accordingly, ICG expects to retire much of its current equipment and invest approximately $176 million in new equipment and for mining development operations in the next two years. ICG believes ICG’s capital investment plan will provide it with a cost-effective fleet of equipment and enable it to improve ICG production efficiencies. As we take advantage of planned expansion opportunities from 2007 through 2009, we expect to spend approximately $204 million in capital expenditures, which may require external financing.
      While ICG currently operates its mines with a high percentage of leased equipment due primarily to Horizon’s preference for leasing, we will be purchasing equipment in the future. Current equipment is leased primarily from Caterpillar Finance, GE Capital and other leasing companies. ICG’s operating leases typically have a term of three to five years, with ICG having the right to purchase the equipment at the end of the lease at fair market value.
RECLAMATION
      Reclamation expenses are a significant part of any coal mining operation. Prior to commencing mining operations, a company is required to apply for numerous ICG permits in the state where the mining is to occur. Before a state will approve and issue these permits, it typically requires the mine operator to present a reclamation plan which meets regulatory criteria and to secure a surety bond to guarantee performance of reclamation in an amount determined under state law. These bonding companies, in turn, require that ICG backstop the surety bonds with cash and/or letters of credit. While bonds are issued against reclamation liability for a particular permit at a particular site, collateral posted in support of the bond is not allocated to a specific bond, but instead is part of a collateral pool supporting all bonds issued by that particular insurer. Bonds are released in phases as reclamation is completed in a particular area.

BUSINESS — INTERNATIONAL COAL GROUP
      International Coal Group was formed in March 2005 to be ICG’s new top-tier parent holding company following the reorganization. International Coal Group currently has no operations and no significant assets. International Coal Group is a wholly owned subsidiary of ICG. Following the completion of the reorganization and Anker and CoalQuest acquisitions, International Coal Group will own, through ICG, all of the ICG business, as well as Anker and CoalQuest. All of the following information is presented on a pro forma basis for the reorganization and the Anker and CoalQuest acquisitions.
COAL RESERVES
      “Reserves” are defined by SEC Industry Guide 7 as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. “Proven (Measured) Reserves” are defined by SEC Industry Guide 7 as reserves for which (1) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (2) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. “Probable reserves” are defined by SEC Industry Guide 7 as reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.
      We estimate that there are approximately 242 million tons of coal reserves (pro forma for the Anker and CoalQuest acquisitions) that can be developed by our existing operations which will allow us to maintain current production levels for an extended period of time. ICG Natural Resources, LLC and CoalQuest own and lease all of our reserves that are not currently assigned to or associated with one of our mining operations. These reserves contain approximately 645 million tons of mid to high Btu, low and high sulfur coal located in Kentucky, West Virginia, Maryland, Illinois, Pennsylvania and Virginia. Our multi-region base and flexible product line allows us to adjust to changing market conditions and sustain high sales volume by supplying a wide range of customers.

      Our total coal reserves could support current production levels for more than 49 years. The following table provides the location of our mining operations and the type and amount of coal produced at those complexes as of January 1, 2005:

					Total	Owned	Leased	Steam
					Proven	Proven	Proven	Proven	Metallurgical(3)(4)
				Mining	and	and	and	and	Proven and
				Method	Probable	Probable	Probable	Probable	Probable
				Surface (S)	Reserves(2)	Reserves	Reserves	Reserves	Reserves
	Assigned or	Operating (O)		or Underground	(In million	(In million	(In million	(In million	(In million
Mining Complex	Unassigned(1)	or Development (D)	State	(UG)	tons)	tons)	tons)	tons)	tons)

Northern Appalachia
Vindex Energy Corp.	Assigned	O	MD	S	10.44	0.00	10.44	7.83	2.61
	Unassigned	D	MD	S/UG	6.21	0.47	5.74	0.15	6.06

Total Vindex Energy Corp.					16.66	0.47	16.19	7.98	8.67

Patriot Mining Co.	Assigned	O	PA/WV	S	0.66	0.52	0.14	0.66	0.00
	Unassigned	D	WV	S	0.39	0.19	0.20	0.39	0.00

Total Patriot Mining Co.					1.05	0.71	0.34	1.05	0.00

Spruce Fork Division	Assigned	O	WV	UG	8.02	7.95	0.07	0.00	8.02
	Unassigned	D	WV	UG	40.55	38.75	1.80	1.30	39.25

Total Spruce Fork Division					48.57	46.70	1.87	1.30	47.27

Sycamore Group	Assigned	O	WV	UG	18.72	0.40	18.32	18.72	0.00

Total Sycamore Group					18.72	0.40	18.32	18.72	0.00

Philippi Development Division	Assigned	O	WV	UG	36.03	32.34	3.69	0.00	36.03
	Unassigned	D	WV	UG	4.94	0.00	4.94	0.00	4.94

Total Phillipi Development Division					40.97	32.34	8.63	0.00	40.97

CoalQuest Development LLC	Unassigned (Hillman)	D	WV	UG	194.30	194.30	0.00	32.71	161.59

Total CoalQuest Development LLC					194.3	194.30	0.00	32.71	161.59

Northern Appalachia Total					320.27	274.92	45.35	61.76	258.51

Central Appalachia
ICG-Eastern	Assigned	O	WV	S	23.69	7.27	16.42	23.69	0.00

Total ICG-Eastern					23.69	7.27	16.42	23.69	0.00

ICG-Hazard	Assigned	O	KY	S/UG	51.27	0.23	51.04	51.27	0.00
	Unassigned	D	KY	S/UG	20.11	0.00	20.11	20.11	0.00

Total ICG-Hazard					71.38	0.23	71.15	71.38	0.00

ICG-Knott County	Assigned	O	KY	UG	6.73	5.81	0.92	6.73	0.00

Total ICG-Knott County					6.73	5.81	0.92	6.73	0.00

ICG-East Kentucky	Assigned	O	KY	S	2.62	0.00	2.62	2.62	0.00

Total ICG-East Kentucky					2.62	0.00	2.62	2.62	0.00

ICG-Natural Resources	Unassigned (Mt. Sterling)	D	KY	S	5.91	4.36	1.55	5.91	0.00
ICG-Natural Resources	Unassigned (Jennie Creek)	D	WV	S/UG	44.90	2.20	42.69	44.90	0.00
Beckley-Smokeless Division(3)	Unassigned (Bay Hill )	D	WV	UG	28.97	1.28	27.69	0.00	28.97
Anker Virginia Mining Company (3)	Unassigned (Big Creek)	D	V	UG	27.50	0.00	27.50	0.00	27.50

Central Appalachia Total					211.70	21.16	190.55	155.23	56.47

Other
ICG-Illinois	Assigned (Viper)	O	IL	UG	29.63	11.38	18.25	29.63	0.00
ICG-Natural Resources	Unassigned	D	IL	UG	325.21	305.06	20.15	325.21	0.00

Total Other					354.84	316.44	38.39	354.84	0.00

Total Proven and Probable Reserves					886.81	612.52	274.29	571.82	314.99

(1)	The proven and probable reserves indicated for each mine are “Assigned.” Unassigned proven and probable reserves for each mining complex are shown separately. “Assigned reserves” means coal which has been committed by the coal company to operating mine shafts, mining equipment, and plant facilities, and all coal which has been leased by the company to others. “Unassigned reserves” represent coal which has not been committed, and which would require new mineshafts, mining equipment, or plant facilities before operations could begin in the property. The primary reason for this distinction is to inform investors which coal reserves will require substantial capital investments before production can begin.

(2)	The proven and probable reserves are reported as recoverable reserves, which is that part of a coal deposit which could be economically and legally extracted or produced at the time of the reserve determination, taking into account mining recovery and preparation plant yield.

(3)	Beckley-Smokeless and Anker Virginia meet historical metallurgical coal quality specifications.

(4)	Currently, ICG reports selling coal with ash and sulfur contents as high as 10% and 1.5%, respectively into the current metallurgical market from the Vindex Energy, Spruce Fork and Phillipi Divisions. Similarly, we believe all production from Mount Storm and portions of Hillman could be sold on this metallurgical market when production begins.

     The following table provides the “quality” (average moisture, ash, sulfur and Btu content, sulfur content and ash content per pound) of our coal reserves as of January 1, 2005:

		As Received Quality					Total Reserves

	Assigned or	%	%	%		Lbs. SO2	<1.2 lbs. SO2	>1.2 lbs SO2
Mining Complex	Unassigned(1)	Moisture	Ash	Sulfur	Btu/lb.	million Btu’s	compliance	non-compliance

Northern Appalachia
Vindex Energy Corp.	Assigned	6.00	14.01	1.74	12,407	2.81	0.00	10.44
	Unassigned	6.00	9.47	0.86	13,193	1.31	0.00	6.21

Total Vindex Energy Corp.		6.00	12.32	1.42	12,700	2.25	0.00	16.66

Patriot Mining Co.	Assigned	6.00	14.55	2.01	11,975	3.36	0.00	0.66
	Unassigned	6.00	19.06	2.13	11,240	3.85	0.00	0.39

Total Patriot Mining Co.		6.00	16.22	2.05	11,704	3.54	0.00	1.05

Spruce Fork Division	Assigned	6.00	9.13	1.05	13,000	1.62	0.00	8.02
	Unassigned	6.00	8.87	1.11	13,076	1.70	0.00	40.55

Total Spruce Fork Division		6.00	8.92	1.10	13,063	1.69	0.00	48.57

Sycamore Group	Assigned	6.00	7.19	3.05	13,099	4.65	0.00	18.72

Total Sycamore Group		6.00	7.19	3.05	13,099	4.65	0.00	18.72

Philippi Development Division	Assigned	6.00	8.17	1.32	13,299	1.98	0.00	36.03
	Unassigned	6.00	8.04	1.44	13,353	2.15	0.00	4.94

Total Phillipi Development Division		6.00	8.15	1.33	13,306	2.00	0.00	40.97

CoalQuest Development LLC	Unassigned (Hillman)	6.00	9.21	1.15	13,179	1.74	0.00	194.30

Northern Appalachia Total							0.00	320.27

Central Appalachia
ICG-Eastern	Assigned	6.00	14.42	1.24	11,964	2.07	0.00	23.69

Total ICG-Eastern		6.00	14.42	1.24	11,964	2.07	0.00	23.69

ICG-Hazard	Assigned	6.00	9.23	1.44	12,438	2.32	0.00	51.27
	Unassigned	6.00	12.98	1.63	12,047	2.72	0.00	20.11

Total ICG-Hazard		6.00	10.33	1.49	12,316	2.43	0.00	71.38

ICG-Knott County	Assigned	6.00	4.47	1.22	13,463	1.87	3.50	3.23

Total ICG-Knott County		6.00	4.47	1.22	13,463	1.87	3.50	3.23

ICG-East Kentucky	Assigned	4.50	11.59	1.36	12,680	2.14	0.00	2.62

Total ICG-East Kentucky		4.50	11.59	1.36	12,680	2.14	0.00	2.62

ICG-Natural Resources	Unassigned (Mt. Sterling)	6.00	9.18	0.83	12,430	1.33	0.00	5.91
ICG-Natural Resources	Unassigned (Jennie Creek)	7.00	6.47	1.10	12,935	1.69	0.00	44.90
Beckley-Smokeless Division(2)	Unassigned (Bay Hill)	6.00	4.87	0.70	13,913	1.01	28.97	0.00
Anker Virginia Mining Company(2)	Unassigned (Big Creek)	6.00	4.00	0.65	14,073	0.92	27.50	0.00

Central Appalachia Total							59.98	151.73

Other
ICG-Illinois	Assigned (Viper)	16.00	8.80	2.86	10,692	5.35	0.00	29.63
ICG-Natural Resources	Unassigned	10.00	8.99	3.24	11,377	5.70	0.00	325.21

Total Other		10.50	8.98	3.21	11,320	5.67	0.00	354.84

Total Proven and Probable Reserves							59.98	826.83

(1)	The proven and probable reserves indicated for each mine are “Assigned.” Unassigned proven and probable reserves for each mining complex are shown separately. “Assigned reserves” means coal which has been committed by the coal company to operating mine shafts, mining equipment, and plant facilities, and all coal which has been leased by the company to others. “Unassigned reserves” represent coal which has not been committed, and which would require new mineshafts, mining equipment, or plant facilities before operations could begin in the property. The primary reason for this distinction is to inform investors which coal reserves will require substantial capital investments before production can begin.

(2)	Beckley-Smokeless and Anker Virginia meet historical metallurgical coal quality specifications.

     Our reserve estimate is based on geological data assembled and analyzed by our staff of geologists and engineers. Reserve estimates are periodically updated to reflect past coal production, new drilling information and other geologic or mining data. Acquisitions or sales of coal properties will also change the reserves. Changes in mining methods may increase or decrease the recovery basis for a coal seam as will plant processing efficiency tests. We maintain reserve information in secure computerized databases, as well as in hard copy. The ability to update and/or modify the reserves is restricted to a few individuals and the modifications are documented.
      Actual reserves may vary substantially from the estimates. Estimated minimum recoverable reserves are comprised of coal that is considered to be merchantable and economically recoverable by using mining practices and techniques prevalent in the coal industry at the time of the reserve study, based upon then-current prevailing market prices for coal. We use the mining method that we believe will be most profitable with respect to particular reserves. We believe the volume of our current reserves exceeds the volume of our contractual delivery requirements. Although the reserves shown in the table above include a variety of qualities of coal, we presently blend coal of different qualities to meet contract specifications. See “Risk factors — Risks relating to our business.”
      Periodically, we retain outside experts to independently verify our coal reserves. The most recent review was completed during the first quarter of 2005 and covered all of our reserves. The results verified our reserve estimates, with very minor adjustments, and included an in-depth review of our procedures and controls. As of January 1, 2005 (pro forma for the Anker and CoalQuest acquisitions), Marshall Miller & Associates, Inc. confirmed our reserves of 887 million tons on a consolidated basis.
      We currently own approximately 69% of our coal reserves, with the remainder of our coal reserves subject to leases from third-party landowners. Generally, these leases convey mining rights to the coal producer in exchange for a percentage of gross sales in the form of a royalty payment to the lessor, subject to minimum payments. Leases generally last for the economic life of the reserves. The average royalties paid by us for coal reserves from our producing properties was $1.48 per ton in 2004, representing approximately 4.2% of our coal sales revenue in 2004, pro forma for the Anker and CoalQuest acquisitions. Consistent with industry practice, we conduct only limited investigations of title to our coal properties prior to leasing. Title to lands and reserves of the lessors or grantors and the boundaries of our leased priorities are not completely verified until we prepare to mine those reserves.

NON-RESERVE COAL DEPOSITS
      Non-reserve coal deposits are coal-bearing bodies that have been sufficiently sampled and analyzed in trenches, outcrops, drilling, and underground workings to assume continuity between sample points, and therefore warrants further exploration stage work. However, this coal does not qualify as a commercially viable coal reserve as prescribed by SEC standards until a final comprehensive evaluation based on unit cost per ton, recoverability, and other material factors concludes legal and economic feasibility. Non-reserve coal deposits may be classified as such by either limited property control or geologic limitations, or both.

      The following table provides the location of our mining operations and the type and amount of non-reserve coal deposits at those complexes as of January 1, 2005:

				Mining
				Method	Total	Steam	Metallurgical(2)
				Surface (S)	Non-reserve	Non-reserve	Non-reserve
		Operating (O)		or	Coal Deposits	Coal Deposits	Coal Deposits
	Assigned or	or		Underground	(In million	(In million	(In million
Mining Complex	Unassigned(1)	Development (D)	State	(UG)	tons)	tons)	tons)

Northern Appalachia
Patriot Mining Co.	Assigned	O	WV	S	0.13	0.13	0.00
	Unassigned	D		S	1.77	1.77	0.00

Total Patriot Mining					1.89	1.89	0.00

Spruce Fork Division	Assigned	O	WV	UG	0.18	0.18	0.00
	Unassigned	D	WV	UG	2.24	2.24	0.00

Total Spruce Fork Division					2.42	2.42	0.00

Sycamore Group	Assigned	O	WV	UG	1.28	1.28	0.00
	Unassigned	D	WV	UG	0.00	0.00	0.00

Total Sycamore Group					1.28	1.28	0.00

Philippi Development Division	Assigned	O	WV	UG	1.64	1.64	0.00
	Unassigned	D	WV	UG	0.76	0.76	0.00

Total Phillipi Development Division					2.40	2.40	0.00

CoalQuest Development LLC	Unassigned (Hillman)	D	WV	UG	37.04	37.04	0.00

Upshur Property	Unassigned (Upshur)		WV	S	92.96	92.96	0.00

Northern Appalachia Total					137.99	137.99	0.00

Central Appalachia
ICG-Eastern	Assigned	O	WV	S	0.02	0.02	0.00
ICG-Hazard	Assigned	O	KY	S/UG	3.00	3.00	0.00
ICG-Knott County	Assigned	O	KY	UG	0.00	0.00	0.00
ICG-East Kentucky	Assigned (Blackberry)	O	KY	S	0.00	0.00	0.00
ICG-Natural Resources	Unassigned (Mt. Sterling)		KY	S/UG	35.60	35.60	0.00
ICG-Natural Resources	Unassigned (Jennie Creek)		WV	UG	20.64	20.64	0.00
Anker West Virginia Mining Co.	Unassigned (Juliana)	D	WV	S/UG	1.20	1.20	0.00
Beckley-Smokeless Division(3)	Unassigned (Bay Hill)	D	WV	UG	1.88	0.00	1.88
Anker Virginia Mining Co.(3)	Unassigned (Big Creek)	D	V	UG	2.57	2.57	0.00
Central Appalachia Total					64.91	63.02	1.88

Other
ICG-Illinois	Assigned (Viper)	O	IL	UG	38.47	38.47	0.00
ICG-Natural Resources	Unassigned (Illinois)		IL	UG	263.07	263.07	0.00
ICG-Natural Resources	Unassigned (Arkansas)		AR	S	39.15	39.15	0.00
	Unassigned (California)		CA	UG	10.00	10.00	0.00
	Unassigned (Ohio)		OH	UG	98.00	98.00	0.00
	Unassigned (Montana)		MT	S	12.00	12.00	0.00
	Unassigned (Washington)		WA	S	43.08	43.08	0.00

Total Other					503.77	503.77	0.00

Total Non-Reserve Coal Deposits					706.68	704.79	1.88

(1)	“Assigned non-reserve coal deposits” means coal which has been committed by the coal company to operating mine shafts, mining equipment, and plant facilities, and all coal which has been leased by the company to others. “Unassigned non-reserve coal deposits” represent coal which has not been committed, and which would require new mineshafts, mining equipment, or plant facilities before operations could begin in the property.

(2)	Currently, ICG reports selling coal with ash and sulfur contents as high as 10% and 1.5%, respectively into the current metallurgical market from the Vindex Energy, Spruce Fork and Philippi Divisions. Similarly, we believe all production from Mount Storm and portions of Hillman can be sold on this metallurgical market.

(3)	Beckley-Smokeless and Anker Virginia meet historical metallurgical coal quality specifications.
     The following table provides the “quality” (average moisture, ash, sulfur and Btu content per pound) of our non-reserve coal deposits as of January 1, 2005:

		As received quality

	Assigned or	%	%	%		Lbs. SO2/
Mining complex	Unassigned(1)	Moisture	Ash	Sulfur	Btu/lb.	Million Btu’s

Northern Appalachia
Patriot Mining Co.	Assigned	N/A	N/A	N/A	N/A	N/A
	Unassigned	N/A	N/A	N/A	N/A	N/A
Spruce Fork Division	Assigned	6.00	9.00	1.20	13,000	1.85
	Unassigned	6.00	9.00	1.20	13,000	1.85
Sycamore Group	Assigned	6.00	7.21	3.05	13,097	4.66
	Unassigned	N/A	N/A	N/A	N/A	N/A
Philippi Development Division	Assigned	6.00	8.30	1.40	13,100	2.14
	Unassigned	6.00	8.30	1.40	13,100	2.14
CoalQuest Development LLC	Unassigned	N/A	N/A	N/A	N/A	N/A
	(Hillman)
Upshur Property	Unassigned	6.00	43.00	2.00	8,000	5.00
	(Upshur)
Central Appalachia
ICG-Eastern	Assigned	6.00	12.20	1.20	12,400	1.94
ICG-Hazard	Assigned	6.00	8.26	1.41	12,732	2.22
ICG-Knott County	Assigned	N/A	N/A	N/A	N/A	N/A
ICG-East Kentucky	Assigned (Blackberry)	N/A	N/A	N/A	N/A	N/A
ICG-Natural Resources	Unassigned	6.00	11.63	1.93	11,774	3.28
	(Mt. Sterling)
ICG-Natural Resources	Unassigned	6.00	12.50	1.10	12,000	1.83
	(Jennie Creek)
Anker West Virginia Mining Co.	Unassigned	6.00	7.50	0.82	13,100	1.25
	(Juliana)
Beckley-Smokeless Division(2)	Unassigned	6.00	4.80	0.70	13,800	1.01
	(Bay Hill)
Anker Virginia Mining Co.(2)	Unassigned	6.00	7.40	0.60	13,500	0.89
	(Big Creek)
Other
ICG-Illinois	Assigned (Viper)	16.00	9.50	3.50	10,500	6.67
ICG-Natural Resources	Unassigned	13.00	9.00	3.00	11,000	5.45
	(Illinois)
ICG-Natural Resources	Unassigned	N/A	8.00	0.40	5,650	1.42
	(Arkansas)
	Unassigned	6.00	13.00	3.50	11,700	5.98
	(California)
	Unassigned	6.00	8.40	2.50	12,650	3.95
	(Ohio)
	(Unassigned)	N/A	8.00	0.30	8,900	0.67
	(Montana)
	(Unassigned)	N/A	8.00	0.50	7,025	1.42
	(Washington)

(1)	The proven and probable reserves indicated for each mine are “Assigned.” Unassigned proven and probable reserves for each mining complex are shown separately. “Assigned reserves” means coal which has been committed by the coal company to operating mine shafts, mining equipment, and plant facilities, and all coal which has been leased by the company to others. “Unassigned reserves” represent coal which has not been committed, and which would require new mineshafts, mining equipment, or plant facilities before operations could begin in the property. The primary reason for this distinction is to inform investors, which coal reserves will require substantial capital investments before production can begin.

(2)	Beckley-Smokeless and Anker Virginia meet historical metallurgical coal quality specifications.
OPERATIONS
      As of December 31, 2004, we operated a total of 13 surface and 10 underground coal mines located in Kentucky, Maryland, West Virginia and Illinois. Historically, approximately 64% of our production has come from surface mines, and the remaining production has come from our underground mines. These mining facilities include eight preparations plants, each of which receive, blend, process and ship coal that is produced from one or more of our 23 active mines. Our underground mines generally consist of one or more single or dual continuous miner sections which are made up of the continuous miner, shuttle cars, roof bolters and various ancillary equipment. Our surface mines are a combination of mountain top removal, dragline, highwall contour and cross ridge operations using truck/loader equipment fleets along with large production tractors. Most of our preparation plants are modern heavy media plants that generally have both coarse and fine coal cleaning circuits. We currently own most of the equipment utilized in our mining operations. We employ preventive maintenance and rebuild programs to ensure that our equipment is modern and well maintained. The mobile equipment utilized at our mining operation is scheduled to be replaced on an on-going basis with new, more efficient units during the next five years. Each year we endeavor to replace the oldest units, thereby maintaining productivity while minimizing capital expenditures. The following table provides summary information regarding our principal mining complexes as of September 30, 2005.

			Number and
			Type of Mines

		Preparation	Under-			Mining		Tons Produced
Mining Complex	Location	Plant(s)	ground	Surface	Total	Method(1)	Transportation	in 2004

								(In thousands)
ICG Eastern, LLC	Cowen, WV	1	0	1	1	MTR-DL-TSL	Rail	2,712.1
ICG Hazard, LLC	Hazard, KY	1	1	6	7	R&P, HW, MTR, TSL	Rail	3,978.0
ICG Knott County, LLC	Kite, KY	1	4	0	4	R&P	Rail	1,386.6
ICG East Kentucky, LLC	Pike Co., KY	0	0	1	1	MTR-TSL	Rail	1,576.3
ICG Illinois, LLC	Williamsville, IL	1	1	0	1	R&P	Truck	2,117.6
Vindex Energy Corporation	Garrett Co., MD	1	0	2	2	CRM, CTR, R&P	Truck, Rail (2)	170.7
Patriot Mining Company	Monongalia Co., WV	0	0	3	3	CTR	Barge, Rail	921.3	(3)
Spruce Fork Division	Upshur Co., WV	1	2	0	2	R&P	Rail	1,213.9
Philippi Development Division	Barbour Co., WV	1 (4)	1	0	1	R&P	Rail	255.4
Beckley-Smokeless Division	Raleigh Co., WV	1	0	0	0	R&P	Rail	0.0	(2)
Sycamore Group	Harrison Co., WV	0	2	0	2	R&P	Truck	259.3	(5)(6)
CoalQuest Development LLC	Taylor Co., WV	0	0	0	0	R&P & LW	Rail	0.0	(7)
Juliana Complex	Webster Co., WV	1	0	0	0	R&P & CTR	Rail	0.0

(1)	CRM = Cross Ridge Mining; CTR = Contour Mining; R&P = Room and Pillar; LW = Longwall; MTR = Mountain Top Removal; DL = Dragline; HW = Highwall; TSL = Truck and Shovel/ Loader

(2)	Utilizing third-party loadout

(3)	Including waste-fuel

(4)	Currently utilizing one circuit

(5)	Mine permitted but undeveloped

(6)	Represents Anker’s 50% share in The Sycamore Group LLC joint venture plus the Sycamore No. 2 mine, expected to begin production in 2005

(7)	Undeveloped, permit in progress
     The following table provides the last three years annual production for each of our mines and our weighted average prices received for our coal.

	2002			2003			2004

	Tons		Sales	Tons		Sales	Tons		Sales
Mining Complex	Produced		Realizations	Produced		Realizations	Produced		Realizations

ICG Eastern, LLC	2,998,654		$28.59	2,657,537		$26.23	2,712,067		$34.12
ICG Hazard, LLC	3,592,719		$26.72	4,116,115		$27.82	3,978,038		$33.22
ICG Knott County, LLC	986,552		$27.39	1,333,603		$28.60	1,386,554		$39.45
ICG East Kentucky, LLC	2,033,372		$27.30	1,799,740		$29.00	1,576,345		$40.42
ICG Illinois, LLC	1,759,215		$23.36	2,134,096		$22.98	2,117,567		$23.54
Vindex Energy Corporation	123,394		$25.74	96,335		$31.65	170,745		$32.13
Patriot Mining Company	487,654	(1)	$20.25	425,638	(1)	$19.41	423,448	(1)	$20.25
Sycamore Group, LLC	284,040		$24.13	269,801		$24.75	259,270		$24.84
Spruce Fork Division	1,203,212		$30.58	1,353,896		$31.11	1,213,851		$34.16
Philippi Development Division	354,948		$32.75	299,167		$26.54	255,439		$44.47
Beckley Smokeless Division	136,999		$45.50	—		—	—		—
Mount Storm Division	494,731		$20.40	8,520		$26.55	—		—

	14,455,490			14,494,448			14,093,324

(1)	Does not include Patriot’s waste fuel.

     The following provides a description of the operating characteristics of the principal mines and reserves of each of our mining operations.
MINING OPERATIONS
Northern and Central Appalachia Mining Operations
      Below is a map showing the location and access to our coal properties in Northern and Central Appalachia:
      Our Northern and Central Appalachian mining facilities are strategically located across West Virginia, Kentucky, Maryland, Pennsylvania and Virginia and are used to produce and ship coal to its customers located primarily in the eastern half of the United States. We believe that the quality and experience of our workforce in Northern and Central Appalachia are among the highest in the coal mining industry. All of our Northern and Central Appalachia mining operations are union free.
      Our mines in Central Appalachia produced 9.7 million tons of coal in 2004 and our mines in Northern Appalachia produced 2.8 million tons of coal in 2004, pro forma for the Anker and CoalQuest acquisitions. The coal produced in 2004 from our Northern and Central Appalachian mining operations was, on average, 12,207 Btu/lb, 1.2% sulfur and 12.4% ash by content. This year we estimate that our mines in Central Appalachia region will produce approximately 10.5 million tons, pro forma for the Anker and CoalQuest acquisitions. This year we estimate that our mines in the Northern Appalachian region will produce approximately 4.5 million tons, pro forma for the Anker and CoalQuest acquisitions. This high Btu, low to medium sulfur coal is very marketable to major utility customers throughout the eastern United States. Shipments to electric utilities, accounted for approximately 78% of the coal shipped by these mines in 2004, compared to 80% of shipments in 2003. Within each mining complex, mines have been developed at strategic locations in proximity to our preparation plants and rail shipping facilities. The mines located in Central Appalachia ship the majority of their coal by the Norfolk Southern and CSX rail lines, although production may also be delivered by truck or barge, depending on the customer. ICG Natural Resources, LLC owns two idle river docks along the Kanawha River from which we could ship coal to our customers.
      As of September 30, 2005, these mines had 1,490 employees.
     ICG Eastern, LLC
      ICG Eastern, LLC operates the Birch River surface mine, located 60 miles east of Charleston, near Cowen in Webster County, West Virginia. Birch River started operations in 1990 under Shell Mining Company, was purchased by Zeigler Coal Holding Company, or “Zeigler,” in 1992, and was subsequently acquired by AEI Resources, Inc. from Zeigler in 1998.
      Birch River is extracting coal from five distinct coalbeds: (i) Freeport; (ii) Upper Kittanning; (iii) Middle Kittanning; (iv) Upper Clarion and (v) Lower Clarion. Coal mined from this operation has an average sulfur content of 1.1%, an average ash content of 12.2% and an average Btu content of 12,300. We estimate that Birch River controls 23.7 million tons of coal reserves.
      Approximately 69% of the coal reserves are leased, while approximately 31% are owned in fee. Most of the leased reserves are held by four lessors. The leases are retained by annual minimum payments and by tonnage-based royalty payments. All leases can be renewed until all mineable and merchantable coal has been exhausted.
      Overburden is removed by a dragline, shovel, front-end loaders, end dumps and bulldozers. Approximately one-third of the coal can be marketed run-of-mine, while the other two-thirds is washed at Birch River’s preparation plant. Coal is transported by conveyor belt from the preparation plant to Birch River’s rail loadout, which is served by CSX.
     ICG Hazard, LLC
      ICG Hazard, LLC is currently operating six surface mines and one underground mine, a unit train loadout (Kentucky River Loading) and other support facilities in eastern Kentucky, near Hazard. The coal reserves and operations were acquired in late-1997 and 1998 by AEI Resources.
      ICG Hazard’s six surface mines include: (i) County Line; (ii) Flint Ridge; (iii) Vicco; (iv) Rowdy Gap; (v) Tip Top; and (vi) Thunder Ridge. The coal from these mines is being extracted from the Hazard 11, Hazard 10, Hazard 9, Hazard 8, Hazard 7 and Hazard 5A seams, and has an average sulfur content of 1.2%, an average ash content of 12% and an average Btu content of 12,000. Nearly all of the coal is marketed run-of-mine. We estimate that ICG Hazard controls 71.4 million tons of coal reserves, plus 3.0 million tons of coal that is classified as non-reserve coal deposits. Most of the property has been adequately explored, but additional core drilling will be conducted within specified locations to better define the reserves.
      Approximately 99.7% of ICG Hazard’s reserves are leased, while 0.3% are owned in fee. Most of the leased reserves are held by seven lessors. In several cases, ICG Hazard has multiple leases with each lessor. The leases are retained by annual minimum payments and by tonnage-based royalty payments. Most leases can be renewed until all mineable and merchantable coal has been exhausted.
      Overburden is removed by front-end loaders, end dumps, bulldozers and blast casting. Coal is transported from the mines to the Kentucky River Loading rail loadout by on-highway trucks. The loadout is served by CSX. Most of the coal is transported by rail, but some coal is direct shipped to the customer by truck from the mine pits.
      An existing preparation plant structure was recently extensively upgraded in June 2005. Since July 2005, it has been processing coal from ICG Hazard’s new Flint Ridge underground mine complex. Flint Ridge is a room-and-pillar mine, producing coal from the Hazard 8 coalbed. It utilizes continuous miners and shuttle cars.

ICG Knott County, LLC
      ICG Knott County, LLC operates four underground mines, the Supreme Energy preparation plant and rail loadout and other facilities necessary to support the mining operations in eastern Kentucky, near Kite. ICG Knott County was acquired by AEI Resources from Zeigler in 1998.
      ICG Knott County is producing coal from the Hazard 4 and the Elkhorn 3 coalbeds. Three mines are operating in the Hazard 4 coalbed: Calvary, Clean Energy and Elk Hollow. The Classic mine is operating in the Elkhorn 3 coalbed. The coal produced from the four mines has an average sulfur content of 1.3%, an average ash content of 9% and an average Btu content of 12,700. We estimate these properties contain 6.7 million tons of coal reserves. Most of the property has been extensively explored, but additional core drilling will be conducted within specified locations to better define the reserves.
      Approximately 86% of ICG Knott County’s reserves are owned in fee, while approximately 14% are leased. The leases are retained by annual minimum payments and by tonnage-based royalty payments. The leases can be renewed until all mineable and merchantable coal has been exhausted.
      ICG Knott County’s four underground mines are room-and-pillar operations, utilizing continuous miners and shuttle cars. Nearly all of the run-of-mine coal is processed at the Supreme Energy preparation plant; some of the Hazard 4 run-of-mine coal is blended with the washed coal.
      Nearly all of ICG Knott County’s coal is transported by rail. The loadout is served by CSX.

ICG East Kentucky, LLC
      ICG East Kentucky, LLC is a surface mining operation located in Pike County, Kentucky, near Phelps. ICG East Kentucky currently operates the Blackberry surface mine and the Phelps Loadout. ICG East Kentucky was acquired by AEI Resources in the second quarter of 1999.
      Blackberry is an area surface mine that produces coal from three separate coalbeds: (i) Taylor; (ii) Fireclay; and (iii) Lower Fireclay. All of the coal is sold run-of-mine, with an average sulfur content of 1.2%, an average ash content of 12% and an average Btu content of 12,400.
      We estimate that the Blackberry mine controls 2.6 million tons of coal reserves; no additional exploration is required.
      After Blackberry is depleted, ICG East Kentucky will begin mining the Mount Sterling property, which contains an additional 5.9 million tons of coal reserves. Mount Sterling is located in Martin and Pike Counties, Kentucky near the Tug Fork River. Although Mount Sterling is expected to be mined by ICG East Kentucky, the property is held by ICG Natural Resources, LLC. The leases are retained by annual minimum payments and by tonnage-based royalty payments. The leases can be renewed until all mineable and merchantable coal has been exhausted.
      Overburden at the Blackberry mine is removed by front end loaders, end dumps, bull dozers and blast casting. Coal from the pits is transported by truck to the Phelps Loadout.

Vindex Energy Corporation
      Vindex Energy Corporation operates two surface mines, the Island mine and the Douglas mine, in the Potomac Basin in Garrett County, Maryland. The reserves at Vindex are leased primarily from one major landowner. The lease expires in 2010 and is renewable on a year-by-year basis with a minimum annual holding cost. Vindex Energy is a cross-ridge mining operation extracting coal from the Upper Freeport, Middle Kittanning and Upper Kittanning seams. Both mines are truck-and-shovel/loader mining operations utilizing dozers, hydraulic excavators, loaders and trucks. Operations are conducted with relatively new equipment and exploration and development is conducted on a continual basis ahead of mining.
      Vindex has been operating its mines at full production since the first quarter 2005, and it is projected that the mines will produce a combined 654,000 tons in 2005. Approximately 20% of the raw coal production is screened at the Island Mine for sales directly to the customers. The remainder of the coal is processed at our preparation plant located near Mount Storm, West Virginia, where the product is shipped to the customer by either truck or rail using a third-party rail loading facility.
      Four new surface mines are under development in the Potomac Basin in Garrett County, Maryland. Anker anticipates mining to commence at one of these operations in 2007, an additional two in 2008 and the last mine producing by 2009. Like the Island and Douglas mines, these four mines will utilize truck-and-shovel/loaders and will be extracting coal from the Bakerstown, Upper Freeport, Mahoning, Upper Kittanning and Middle Kittanning seams. These future reserves are currently being explored and permitted for mining.

Patriot Mining Company
      Patriot Mining Company consists of three active surface mines near Morgantown, West Virginia: Crown No. 2 and New Hill East located in Monongalia County, West Virginia and Keener located in Green County, Pennsylvania. The majority of the coal and surface is leased under renewable contracts with small annual minimum holding costs. Patriot’s mines are extracting coal from the Waynesburg seam using contour mining methods with dozers, loaders and trucks. As mining progresses, reserves are being acquired and permitted for future operations. The mining equipment is maintained in good condition.
      We have projected that Patriot’s three mines will produce approximately 700,000 tons in 2005. Patriot is planning six new mines on property currently being acquired, explored and permitted that will begin phasing into production starting next year through 2009. These mines will also extract coal from the Waynesburg seam using contour mining methods with dozers, loaders and trucks.

Spruce Fork Division — Anker West Virginia Mining Company
      The Spruce Fork Division currently consists of two active underground mines: Spruce No. 1 and Sago located in Upshur County, West Virginia, near the town of Buckhannon. The Spruce No. 1 Mine is extracting coal from the Upper Freeport seam and the Sago mine is extracting coal from the Middle Kittanning seam. Nearly all of the reserves in the Spruce Fork Division are owned by ICG. The Spruce No. 1 Mine opened in 1997 and we anticipate that its reserves will be depleted sometime during the third quarter of 2005. The Sago mine, which was originally opened in 1999 as a contract mine, closed in 2002, and then reopened as a captive operation in the first quarter of 2004. Sago is expected to reach full production by the fourth quarter of 2005.
      Both operations utilize the room-and-pillar mining method with continuous miners and shuttle cars for coal extraction. All of the coal extracted from these mines is processed through the nearby Sawmill Run preparation plant where coal is then primarily shipped by CSX rail, although some coal is trucked to local industrial customers.
      We have projected that the Spruce Fork Division will produce approximately 1.3 million tons of coal in 2005. The Sago 3 mine, scheduled for production in 2007, is a replacement for the Spruce No. 1 Mine. The reserves at Spruce Fork have characteristics that make it marketable to both steam and metallurgical coal customers.

Sycamore Group
      Sycamore Group consists of The Sycamore Group LLC and the Harrison Division. The Sycamore Group LLC is a joint venture between ICG and Emily Gibson Coal Company. The joint venture operates one underground mine, the Sycamore No. 1 Mine (a.k.a. the Fairfax No. 3 Mine), in Harrison County, West Virginia, approximately ten miles west of Clarksburg, where coal is extracted from the Pittsburgh seam by room-and-pillar mining method with continuous miners and shuttle cars for coal extraction.
      The majority of the coal is leased with an annual minimum holding cost. It is anticipated that this reserve will be depleted and the mine closed during the second quarter of 2006. Operations are conducted utilizing the room-and-pillar mining method. Newly rebuilt mining equipment was recently installed to facilitate the complete extraction of the remaining reserves. We expect that ICG’s 50% share of the 2005 production to be approximately 210,000 tons, all of which is sold on a raw basis and shipped to Allegheny Power Service Corporation’s Harrison Power Station by truck.
      The Harrison Division consists of the Sycamore No. 2 Mine, which is located in Harrison County, West Virginia, approximately ten miles west of Clarksburg. The Sycamore No. 2 Mine is expected to begin producing coal from the Pittsburgh seam by room-and-pillar mining method with continuous miners and shuttle cars in the second quarter of 2005. The reserve is primarily leased from one major landowner with an annual minimum holding cost and an automatic renewal based on an annual minimum production of 250,000 tons.
      The planned annual production is expected to increase from approximately 430,000 tons in 2005 to over 1.2 million tons in 2006. The coal produced from the Sycamore No. 2 Mine will be sold on a raw basis and shipped to Allegheny Power Service Corporation’s Harrison Power Station by truck under a new life of mine, total production coal supply agreement.

Philippi Development Division — Anker West Virginia Mining Company
      The Philippi Development Division operates the Sentinel mine, in Barbour County, West Virginia near the town of Philippi. The mine was acquired by Anker in 1990 and has been operating ever since. Historically, coal was extracted from the Lower Kittanning seam; however, mining is currently conducted in the Upper Kittanning seam by room-and-pillar mining method with a new low-seam continuous miner which was installed in the fourth quarter of 2004. The current operations are expected to be supplemented with a second continuous miner in the first quarter of 2007.
      Coal is fed directly from the mine to our preparation plant and loadout facility served by the CSX railroad. The product can be shipped on steam or metallurgical markets. The Sentinel Mine is projected to produce approximately 317,000 tons in 2005. Production is expected to increase to 634,000 tons by 2008 with the addition of the second continuous miner.

New Appalachian Mine Developments

Hillman Property
      The Hillman property, located in Northern Appalachia, includes 194 million tons of deep coal reserves of both steam and metallurgical quality coal in the Lower Kittanning seam covering approximately 65,000-acres located predominantly in Taylor County, West Virginia, near Grafton. The reserve extends into parts of Barbour, Marion, and N. Harrison Counties as well. ICG owns the Hillman coal reserve in addition to nearly 4,000 acres of surface property to accommodate the development of three projected mining operations. In addition to the Lower Kittanning reserves, we also own significant non-reserve coal deposits in the Kittanning, Freeport, Clarion and Mercer seams on the Hillman property.
      The Hillman reserves are currently being permitted for the development of three mining operations; two longwall and one room-and-pillar. Production from the first complex is projected to begin in 2007 with a full annual production of 9 million tons expected from the three mines by 2010.

Upshur Property
      The Upshur Property, located in Northern Appalachia, is an 88 million tons of non-reserve coal deposits owned or controlled by us in the Middle and Lower Kittanning seams. The non-reserve coal deposits are surface mineable at a ratio of slightly greater than 2 to 1. Both Kittanning seams will be mined as a 7,500 Btu fuel by extracting all of the coal splits and associated partings. The low product heat content limits the distance over which the fuel can be transported and sold; however, the low mining cost makes Upshur an attractive location for an on-site power plant. Some preliminary research, including air quality monitoring, has been completed in association with the future construction of a circulating fluidized bed power plant at Upshur.

Big Creek Property
      Our Big Creek reserve, located in Central Appalachia, covers 10,000 acres of leased coal lands located north of the town of Richlands in Tazewell County, Virginia. Total recoverable reserves are 27.5 million tons in the Jawbone, Greasy Creek and War Creek seams. The largest coal block is a deep reserve in the War Creek seam, which is a high-quality metallurgical coal ranging from low to mid vol. The Big Creek reserve is all leased from Southern Regional Industrial Reality. Production from the permitted War Creek Mine is expected to begin in 2007 utilizing the room and pillar mining method with continuous haulage. The mine is expected to reach full production of nearly 1 million tons per year by 2008. The coalbed methane at Big Creek is currently leased to and being produced by Pocahontas Gas Partnership with an overriding royalty paid to us.

Bay Hill Property
      The Bay Hill reserve, located in Central Appalachia, is a 29 million-ton deep reserve of high quality low-vol metallurgical coal in the Pocahontas No. 3 seam in Raleigh County west of Beckley, West Virginia. The southwest portion of the reserve underlies part of the recently closed BayBeck Mine in the Beckley seam. Most of the 16,800 acre Bay Hill reserve is leased from three land companies: Western Pocahontas Properties, Crab Orchard Coal Company and Beaver Coal Company. We have permitted a portion of the Bay Hill reserve for deep mine development.

Juliana Complex
      Mining on the Juliana property, located in Central Appalachia, in Webster County, WV, began in 1979 and was stopped in December 1999. Contour and mountain top removal stripping methods were utilized to produce coal from the Kittanning and Upper Freeport seams. In addition, a substantial amount of deep-mined coal was produced from the Middle Kittanning seam. A 500 TPH preparation facility with 100,000 tons of raw and clean coal storage and a unit-train loadout was used to process and load coal on the CSX railroad.
      Currently at Juliana, there are two Kittanning deep mine permits and one surface mine permit in place. Permitted deep and surface non-reserve coal deposits are 1.2 million tons and 1.9 million tons, respectively. The ratio for the surface reserve is 17.3 to 1 bulk cubic yard per clean ton. The projected clean coal quality for deep and surface-mined coal combined is an average sulfur content of 0.82%, an average ash content of 7.5% and an average Btu content of 13,100, on an as received basis.

Jennie Creek Property
      The Jennie Creek reserve, located in Mingo County, West Virginia, is a 44.9 million ton reserve of surface and deep mineable steam coal. Permitting is now in progress for a surface mine and preparation plant complex that is planned for production in 2007 on this Central Appalachian property. The development of the Jennie Creek reserve is subject to the resolution of certain disputes with lessors arising out of the Horizon bankruptcy proceedings. This property is expected to include 7.8 million tons of highwall mineable coal in the low sulfur Coalburg seam that will be recovered as part of the contour and mountaintop surface mining operation. A deep reserve in the high Btu, medium sulfur Alma seam constitutes the largest block of coal at 30.2 million tons.
Illinois Basin Mining Operations
      Below is a map showing the location and access to our coal operations in the Illinois Basin:
      ICG Illinois, LLC operates one large underground coal mine, the Viper mine, in central Illinois. Viper commenced mining operations in 1982 as a union free operation for Shell Oil Company. Viper was acquired by Ziegler in 1992 and subsequently acquired by AEI Resources in 1998.
      The Viper Mine is working the Illinois No. 5 Seam, also referred to as the Springfield Seam, with all raw coal production washed at Viper’s preparation plant. Coal mined from this operation has an average sulfur content of 3.2%, an average ash content of 9.5% and an average Btu content of 10,500. We estimate that Viper controls approximately 29.6 million tons of coal reserves, plus an additional 38.5 million resource tons. Viper has an ongoing exploration program to accurately assess floor and roof conditions within the immediate mine plan.
      Approximately two-thirds of the coal reserves are leased, while one-third is owned in fee. The leases are retained by annual minimum payments and by tonnage-based royalty payments. The leases can be renewed until all mineable and merchantable coal has been exhausted.

      The Viper mine is a room-and-pillar operation, utilizing continuous miners and shuttle cars. Management believes that ICG Illinois is one of the lowest cost and highest productivity mines in the Illinois Basin. All of the raw coal is processed at Viper’s preparation plant. The clean coal is transported to the customers by on-highway trucks. A major rail line is located a short distance from the plant, giving Viper the option of constructing a rail loadout.
      ICG Illinois ships by independent trucking companies to utility and industrial customers located in North Central Illinois. Shipments to electric utilities account for approximately 71% of coal sales. Currently 1.7 million tons (80%) of ICG Illinois’ 2005 production is under contract. The City of Springfield Water, Light and Power purchases nearly 50% of Viper’s production and the contract does not expire until 2020.
      The underground equipment, infrastructure and preparation plant are well maintained. The underground equipment will be replaced or rebuilt over the next five years.
OTHER OPERATIONS
Coal Sales
      In addition to the coal we mine, from time to time we also opportunistically secure coal purchase agreements with other coal producers to take advantage of differences in market prices.
ICG ADDCAR Systems, LLC
      In our highwall mining business, we operate or lease six systems using our patented ADDCAR highwall mining system and intend to build additional ADDCAR systems as required. ADDCARtm is the registered trademark of ICG, Inc. The ADDCAR highwall mining system is an innovative and efficient mining system. The system is often deployed at reserves that cannot be economically mined by other methods.
      In a typical ADDCAR highwall mining system, there is a launch vehicle, continuous miner, conveyor cars, a stacker conveyor, electric generator, water tanker for cooling and dust suppression and a wheel loader with forklift attachment.
      A five person crew operates the entire ADDCAR highwall mining system with control of the continuous miner being performed remotely by one person from the climate-controlled cab located at the rear of the launch vehicle. Our system utilizes a navigational package to provide horizontal guidance, which helps to control rib width and thus roof stability. Also, the system provides vertical guidance for control out of seam dilutions. The ADDCAR highwall mining system is also equipped with high-quality video monitors to provide the operator with visual displays of the mining process from inside each entry being mined.
      The mining cycle begins by aligning the ADDCAR highwall mining system onto the desired heading and starting the entry. As the remotely controlled continuous miner penetrates the coal seam, ADDCAR conveyor cars are added behind it, forming a continuous cascading conveyor train. This continues until the entry is at the planned full depths of up to 1,200 to 1,500 feet. After retraction, the launch vehicle is moved to the next entry, leaving a support pillar of coal between entries. This process recovers as much as 65% of the reserves while keeping all personnel outside the coal seam in a safe working environment. A wide range of seam heights can be mined with high production in seams as low as 3.5 feet and as high as 15 feet in a single pass. If the seam height is greater than 15 feet, then multi lifts can be mined to create an unlimited entry height. The navigational features on the ADDCAR highwall mining system allow for multi lift mining while ensuring that the designed pillar width is maintained.
      During the mining cycle, in addition to the tractive effort provided by the crawler drive of the continuous miner the ADDCAR highwall mining system bolsters the cutting capability of the machine through an additional pumping force provided by hydraulic cylinders which transmit thrust to the back of the miner through blocks mounted on the side of the conveyor cars. This additional energy allows the continuous miner to achieve maximum cutting and loading rates as it moves forward into the seam.

      We currently have the exclusive North American distribution rights for the ADDCAR highwall mining system.
Coalbed Methane
      CoalQuest has entered into a joint operating agreement pursuant to which it will seek to produce coalbed methane, which is pipeline quality gas that resides in coal seams, from its properties in Barbour, Harrison and Taylor counties in West Virginia. In the eastern United States, conventional natural gas fields are typically located in various sedimentary formations at depths ranging from 2,000 to 15,000 feet. Exploration companies often put capital at risk by searching for gas in commercially exploitable quantities at these depths. By contrast, the coal seams from which we anticipate recovering coalbed methane are typically less than 1,000 feet deep and are usually better defined than deeper formations. We believe that this contributes to lower exploration costs than those incurred by producers that operate in deeper, less defined formations. We believe this project will be part of the first application of proprietary horizontal drilling technology for coalbed methane in northern West Virginia coalfields. We have not filed reserve estimates with any federal agency.
CUSTOMERS AND COAL CONTRACTS
Customers
      Our primary customers are investment grade electric utility companies primarily in the eastern half of the United States. The majority of our customers purchase coal for terms of one year or longer, but we also supply coal on a spot basis for some of our customers. Our three largest customers for the nine months ended September 30, 2005, pro forma for the Anker and CoalQuest acquisitions, were Georgia Power Company, Carolina Power & Light Company and Duke Power and we derived approximately 53% of our coal revenues from sales to our five largest customers, pro forma for the Anker and CoalQuest acquisitions.
Long-term Coal Supply Agreements
      As is customary in the coal industry, we enter into long-term supply contracts (exceeding one year in duration) with many of our customers when market conditions are appropriate. These contracts allow customers to secure a supply for their future needs and provides us with greater predictability of sales volume and sales price. For the nine months ended September 30, 2005 (pro forma for the Anker and CoalQuest acquisitions), approximately 75% of our revenues were derived from long-term supply contracts. We sell the remainder of our coal through short-term contracts and on the spot market. We have also entered into certain brokered transactions to purchase certain amounts of coal to meet our sales commitments. The purchase coal contracts expire between 2006 and 2010 and provide us a minimum of approximately 7.6 million tons of coal through the remaining lives of the contracts.
      As a result of the Horizon bankruptcy process, we were able to renegotiate certain contracts at significantly higher prices that reflected the current pricing environment and not purchase unfavorable contracts. However, we do have certain contracts which are set below current market rates because Anker entered into these contracts before the recent rise in the coal prices. As the net costs associated with producing coal have risen, such as higher energy, transportation and steel prices, the price adjustments within several of our long-term contracts have not caught up to the new coal prices. This has resulted in certain counterparties to these contracts benefiting from below market prices for our coal.
      The terms of our coal supply agreements result from competitive bidding and extensive negotiations with customers. Consequently, the terms of these contracts vary significantly by customer, including price adjustment features, price reopener terms, coal quality requirements, quantity parameters, permitted sources of supply, future regulatory changes, extension options, force majeure provisions and termination and assignment provisions.
      Some of our long-term contracts provide for a pre-determined adjustment to the stipulated base price at times specified in the agreement or at other periodic intervals to account for changes due to inflation or deflation. In addition, most of our contracts contain provisions to adjust the base price due to new statutes, ordinances or regulations that impact our costs related to performance of the agreement. Also, some of our contracts contain provisions that allow for the recovery of costs impacted by modifications or changes in the interpretations or application of any applicable government statutes.
      Price reopener provisions are present in most of our long-term contracts. These price reopener provisions may automatically set a new price based on prevailing market price or, in some instances, require the parties to agree on a new price, sometimes between a specified range of prices. In a limited number of agreements, failure of the parties to agree on a price under a price reopener provision can lead to termination of the contract. Under some of our contracts, we have the right to match lower prices offered to our customers by other suppliers. These price reopener provisions have enabled us to negotiate higher selling prices in several contracts over the last several months.
      Quality and volumes for the coal are stipulated in coal supply agreements, and in some instances buyers have the option to vary annual or monthly volumes. Most of our coal supply agreements contain provisions requiring us to deliver coal within certain ranges for specific coal characteristics such as heat content, sulfur, ash, hardness and ash fusion temperature. Failure to meet these specifications can result in economic penalties, suspension or cancellation of shipments or termination of the contracts. Assuming steady or increasing coal prices over the near-term, we expect to renew many of our expiring sales contracts at significantly higher prices.
Transportation/Logistics
      We ship coal to our customers by rail, truck or barge. We typically pay the transportation costs for our coal to be delivered to the barge or rail loadout facility, where the coal is then loaded for final delivery. Once the coal is loaded in the barge or railcar, our customer is typically responsible for the freight costs to the ultimate destination. Transportation costs vary greatly based on the customer’s proximity to the mine and our proximity to the loadout facilities. We use a variety of independent companies for our transportation needs and typically enter into multiple non-contract agreements with trucking companies throughout the year.
      In 2004, approximately 85% of our coal from our Central Appalachian operations was delivered to our customers by rail on either the Norfolk Southern or CSX rail lines, with the remaining 15% delivered by truck. For our Illinois Basin operations, all of our coal was delivered by truck to customers, generally within an 80 mile radius of our Illinois mine.
      We believe we enjoy good relationships with rail carriers and barge companies due, in part, to our modern coal-loading facilities and the experience of our transportation and distribution employees.
SUPPLIERS
      We have historically spent more than $188 million per year to procure goods and services in support of our business activities, excluding capital expenditures. Principal commodities include maintenance and repair parts and services, electricity, fuel, roof control and support items, explosives, tires, conveyance structure, ventilation supplies and lubricants. We use suppliers for a significant portion of our equipment rebuilds and repairs both on- and off-site, as well as construction and reclamation activities.
      Each of our regional mining operations has developed its own supplier base consistent with local needs. We have a centralized sourcing group for major supplier contract negotiation and administration, for the negotiation and purchase of major capital goods and to support the business units. The supplier base has been relatively stable for many years, but there has been some consolidation. We are not dependent on any one supplier in any region. We promote competition between suppliers and seek to develop relationships with those suppliers whose focus is on lowering our costs. We seek suppliers who identify and concentrate on implementing continuous improvement opportunities within their area of expertise.
COMPETITION
      The coal industry is intensely competitive. Our main competitors are Massey Energy Company and Alpha Natural Resources. As we develop additional reserves and expand our operations into Central and Northern West Virginia, we will face additional competition from Northern Appalachia coal producers, including Consol Energy and Foundation Coal Holdings. The most important factors on which we compete are coal price at the mine, coal quality and characteristics, transportation costs and the reliability of supply. Demand for coal and the prices that we will be able to obtain for our coal are closely linked to coal consumption patterns of the domestic electric generation industry which has accounted for approximately 92% of domestic coal consumption in recent years. These coal consumption patterns are influenced by factors beyond our control, including the demand for electricity which is significantly dependent upon economic activity and summer and winter temperatures in the United States, government regulation, technological developments and the location, availability, quality and price of competing sources of coal, alternative fuels such as natural gas, oil and nuclear and alternative energy sources such as hydroelectric power.
EMPLOYEES
      As of September 30, 2005, we had 1,957 employees of which 22% were salaried and 78% were hourly. We believe our relationship with our employees is good. All of our workforce is union free.
LEGAL PROCEEDINGS
      From time to time, we are involved in legal proceedings arising in the ordinary course of business. We believe we have recorded adequate reserves for these liabilities and that there is no individual case or group of related cases pending that is likely to have a material adverse effect on our financial condition, results of operations or cash flows. With respect to any claims relating to Horizon which arose prior to November 12, 2002, such claims are subject to an automatic stay of the U.S. Bankruptcy Code. In limited circumstances, the Bankruptcy Court has lifted the stay but only to the extent of insurance coverage relating to Horizon. In any event, we believe all or substantially all of the claims will be resolved in accordance with Horizon’s plan of reorganization.
EQUIPMENT AND CAPITAL EXPENDITURES
      As of December 31, 2004, our leased equipment was, on average, 8.5 years old. We believe that a significant portion of our equipment needs to be upgraded in the near-term. Accordingly, we expect to retire much of our current equipment and invest approximately $304 million in new equipment and for mining development operations in the next two years. We believe our capital investment plan will provide us with a cost-effective fleet of equipment and enable us to improve production efficiencies. As we take advantage of planned expansion opportunities from 2007 through 2009 principally as a result of the Anker and CoalQuest acquisitions, we expect to spend approximately $627 million on capital expenditures which may require external financing.
      While we currently operate our mines with a high percentage of leased equipment due primarily to Horizon’s preference for leasing, we will be purchasing equipment in the future. Current equipment is leased primarily from Caterpillar Finance, GE Capital and other leasing companies. Our operating leases typically have a term of three to five years, with us having the right to purchase the equipment at the end of the lease at fair market value.
RECLAMATION
      Reclamation expenses are a significant part of any coal mining operation. Prior to commencing mining operations, a company is required to apply for numerous permits in the state where the mining is to occur. Before a state will approve and issue these permits, it typically requires the mine operator to present a reclamation plan which meets regulatory criteria and to secure a surety bond to guarantee performance of reclamation in an amount determined under state law. These bonding companies, in turn, require that we backstop the surety bonds with cash and/or letters of credit. While bonds are issued against reclamation liability for a particular permit at a particular site, collateral posted in support of the bond is not allocated to a specific bond, but instead is part of a collateral pool supporting all bonds issued by that particular insurer. Bonds are released in phases as reclamation is completed in a particular area.

ENVIRONMENTAL AND OTHER REGULATORY MATTERS
      Federal, state and local authorities regulate the U.S. coal mining industry with respect to matters such as permitting and licensing requirements, employee health and safety, air quality standards, water pollution, plant and wildlife protection, the reclamation and restoration of mining properties after mining has been completed, the discharge of materials into the environment, surface subsidence from underground mining, and the effects of mining on groundwater quality and availability. These laws and regulations have had and will continue to have a significant effect on our costs of production and competitive position. Future legislation, regulations or orders may be adopted or become effective which may adversely affect our mining operations, cost structure or the ability of our customers to use coal. For instance, new legislation, regulations or orders, as well as future interpretations and more rigorous enforcement of existing laws, may require substantial increases in equipment and operating costs to us and delays, interruptions, or a termination of operations, the extent of which we cannot predict. Future legislation, regulations or orders may also cause coal to become a less attractive fuel source, resulting in a reduction in coal’s share of the market for fuels used to generate electricity.
      We endeavor to conduct our mining operations in compliance with all applicable federal, state and local laws and regulations. However, due in part to the extensive and comprehensive regulatory requirements, violations during mining operations occur from time to time in the industry.
Mining Permits and Approvals
      Numerous governmental permits or approvals are required for mining operations. In connection with obtaining these permits and approvals, we may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed production or processing of coal may have upon the environment. The requirements imposed by any of these authorities may be costly and time consuming and may delay commencement or continuation of mining operations. Regulations also provide that a mining permit or modification can be delayed, refused or revoked if an officer, director or a stockholder with a 10% or greater interest in the entity is affiliated with or is in a position to control another entity that has outstanding permit violations. Thus, past or ongoing violations of federal and state mining laws could provide a basis to revoke existing permits and to deny the issuance of additional permits.
      In order to obtain mining permits and approvals from state regulatory authorities, mine operators must submit a reclamation plan for restoring, upon the completion of mining operations, the mined property to its prior condition, productive use or other permitted condition. Typically, we submit our necessary mining permit applications several months before we plan to begin mining a new area. In our experience, mining permit approvals generally require 12 to 18 months after initial submission.
Surface Mining Control and Reclamation Act
      The Surface Mining Control and Reclamation Act of 1977, or SMCRA, which is administered by the Office of Surface Mining Reclamation and Enforcement, or OSM, establishes mining, environmental protection and reclamation standards for all aspects of surface mining as well as many aspects of deep mining. Mine operators must obtain SMCRA permits and permit renewals from the OSM or the appropriate state regulatory agency for authorization of certain mining operations that result in a disturbance of the surface. If a state regulatory agency adopts federal mining programs under SMCRA, the state becomes the regulatory authority. States in which we have active mining operations have achieved primary control of enforcement through federal authorization.
      SMCRA permit provisions include requirements for coal prospecting, mine plan development, topsoil removal, storage and replacement, selective handling of overburden materials, mine pit backfilling and grading, protection of the hydrologic balance, subsidence control for underground mines, surface drainage control, mine drainage and mine discharge control and treatment and revegetation.

      These requirements seek to limit the adverse impacts of coal mining and more restrictive requirements may be adopted from time to time. An example is the proposed amendment to the Stream Buffer Rule issued by the OSM on January 7, 2004. This proposal seeks to further minimize the adverse environmental effects from the construction of excess spoil fills and to clarify when excess spoil fills may be constructed within 100 feet of a perennial or intermittent stream. On June 16, 2005, the OSM asked for public comment on the preparation of an environmental impact statement with respect to this proposal.
      The mining permit application process is initiated by collecting baseline data to adequately characterize the pre-mine environmental condition of the permit area. This work includes surveys of cultural resources, soils, vegetation, wildlife, assessment of surface and ground water hydrology, climatology and wetlands. In conducting this work, we collect geologic data to define and model the soil and rock structures and coal that it will mine. We develop mine and reclamation plans by utilizing this geologic data and incorporating elements of the environmental data. The mine and reclamation plan incorporates the provisions of SMCRA, the state programs and the complementary environmental programs that impact coal mining.
      Also included in the permit application are documents defining ownership and agreements pertaining to coal, minerals, oil and gas, water rights, rights of way and surface land, and documents required by the OSM’s Applicant Violator System, including the mining and compliance history of officers, directors and principal owners of the entity.
      Once a permit application is prepared and submitted to the regulatory agency, it goes through a completeness review and technical review. Public notice and opportunity for public comment on a proposed permit is required before a permit can be issued. Some SMCRA mine permits take over a year to prepare, depending on the size and complexity of the mine and may take six months to two years or even longer to be issued. Regulatory authorities have considerable discretion in the timing of the permit issuance and the public has rights to comment on and otherwise engage in the permitting process including through intervention in the courts.
      Before a SMCRA permit is issued, a mine operator must submit a bond or otherwise secure the performance of reclamation obligations. The Abandoned Mine Land Fund, which is part of SMCRA, requires a fee on all coal produced. The proceeds are used to reclaim mine lands closed or abandoned prior to 1977. This program is currently set to expire June 30, 2006, and Congress is considering various reauthorization proposals.
      SMCRA stipulates compliance with many other major environmental statues, including: the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, or RCRA, and the Comprehensive Environmental Response, Compensation and Liability Act, or either CERCLA or Superfund.
Surety Bonds
      Federal and state laws require us to obtain surety bonds to secure payment of certain long-term obligations including mine closure or reclamation costs, federal and state workers’ compensation costs, coal leases and other miscellaneous obligations. Many of these bonds are renewable on a yearly basis.
      Surety bond costs have increased in recent years while the market terms of such bonds have generally become more unfavorable. In addition, the number of companies willing to issue surety bonds has decreased.
Clean Air Act
      The federal Clean Air Act, and comparable state laws that regulate air emissions, directly affect coal mining operations, but have a far greater indirect affect. Direct impacts on coal mining and processing operations may occur through permitting requirements and/or emission control requirements relating to particulate matter, such as fugitive dust or fine particulate matter measuring 2.5 micrometers in diameter or smaller. The Clean Air Act indirectly affects coal mining operations by extensively regulating the air emissions of sulfur dioxide, nitrogen oxides, mercury and other compounds emitted by coal-fired electricity generating plants and coke ovens. The general effect of such extensive regulation of emissions from coal-fired power plants could be to reduce demand for coal.
      Clean Air Act requirements that may directly or indirectly affect our operations include the following:
     Acid Rain
      Title IV of the Clean Air Act required a two-phase reduction of sulfur dioxide emissions by electric utilities. Phase II became effective in 2000 and extended the Title IV requirements to all coal-fired power plants with generating capacity greater than 25 Megawatts. The affected electricity generators have sought to meet these requirements by, among other compliance methods, switching to lower sulfur fuels, installing pollution control devices, reducing electricity generating levels or purchasing sulfur dioxide emission allowances. We cannot accurately predict the effect of these provisions of the Clean Air Act on us in future years. At this time, we believe that implementation of Phase II has resulted in an upward pressure on the price of lower sulfur coals, as coal-fired power plants continue to comply with the more stringent restrictions of Title IV.
     Fine Particulate Matter and Ozone
      The Clean Air Act requires the EPA to set standards, referred to as National Ambient Air Quality Standards, or NAAQS, for certain pollutants. Areas that are not in compliance (referred to as “non-attainment areas”) with these standards must take steps to reduce emissions levels. In 1997, the EPA revised the NAAQS for particulate matter and ozone; although previously subject to legal challenge, these revisions were subsequently upheld but implementation was delayed for several years.
      For ozone, these changes include replacement of the existing one-hour average standard with a more stringent eight-hour average standard. On April 15, 2004, the EPA announced that counties in 32 states fail to meet the new eight-hour standard for ozone. The EPA is also considering whether to revise the ozone standard. States which fail to meet the new standard will have until June 2007 to develop plans for pollution control measures that allow them to come into compliance with the standards.
      For particulates, the changes include retaining the existing standard for particulate matter with an aerodynamic diameter less than or equal to 10 microns, or PM10, and adding a new standard for fine particulate matter with an aerodynamic diameter less than or equal to 2.5 microns, or PM2.5. On December 17, 2004, the EPA announced that regions in 20 states and the District of Columbia did not achieve the fine particulate matter standard. Following identification of non-attainment areas, each individual state will identify the sources of emissions and develop emission reduction plans. These plans may be state-specific or regional in scope. Under the Clean Air Act, individual states have up to twelve years from the date of designation to secure emissions reductions from sources contributing to the problem. In addition, on April 25, 2005, the EPA issued a finding that states have failed to submit State Implementation Plans that satisfy the requirements of the Clean Air Act with respect to the interstate transport of pollutants relative to the achievement of the 8-hour ozone and the PM2.5 standards. Because of this finding, the EPA must promulgate a Federal Implementation Plan for any state which does not submit its own plan. The EPA issued a proposed PM2.5 rule on September 8, 2005. Meeting the new PM2.5 standard may require reductions of nitrogen oxide and sulfur dioxide emissions. Future regulation and enforcement of these new ozone and PM2.5 standards will affect many power plants, especially coal-fired plants and all plants in “nonattainment” areas.
     Ozone
      Significant additional emissions control expenditures will be required at coal-fired power plants to meet the current NAAQS for ozone. Nitrogen oxides, which are a by-product of coal combustion, can lead to the creation of ozone. Accordingly, emissions control requirements for new and expanded coal-fired power plants and industrial boilers will continue to become more demanding in the years ahead.

     NOx SIP Call
      The NOx SIP Call program was established by the EPA in October of 1998 to reduce the transport of ozone on prevailing winds from the Midwest and South to states in the Northeast, which said they could not meet federal air quality standards because of migrating pollution. Under Phase I of the program, the EPA is requiring 90,000 tons of nitrogen oxides reductions from power plants in 22 states east of the Mississippi River and the District of Columbia beginning in May 2004. Phase II of the rule requires a further reduction of about 100,000 tons of nitrogen oxides per year by May 1, 2007. Installation of additional control measures, such as selective catalytic reduction devices, required under the final rules will make it more costly to operate coal-fired electricity generating plants, thereby making coal a less attractive fuel.
     Clear Skies Initiative
      The Bush Administration has proposed new legislation, commonly referred to as the Clear Skies Initiative, that could require dramatic reductions in nitrous oxide, sulfur dioxide, and mercury emissions by power plants through “cap-and-trade” programs similar to the existing acid rain regulations and current NOx budget programs. The proposed bill also authorizes up to $2.5 billion for clean coal technology demonstration projects. There are mixed views on whether this legislation will have a net positive or negative effect. Congress has also considered several competing bills. Recently, the EPA adopted a set of regulations which are intended to limit emissions for new and existing power plants in ways similar to the Clear Skies Initiative. The principle regulations are the Clean Air Interstate Rule and the Clean Air Mercury Rule, which were adopted in March 2005. The EPA predicts that these rules will cause coal production to rise in the Appalachian and Interior coal regions based on EPA’s predictions as to how states and electric utilities will decide to implement these rules. However, those decisions have not been made, and it is not possible to predict with certainty what, if any, impact these rules will have on coal-buying decisions in the future.
     Interstate Air Quality Rule
      On March 10, 2005, the EPA adopted new rules for reducing emissions of sulfur dioxide and nitrogen oxides. This Clean Air Interstate Rule calls for power plants in 29 eastern states and the District of Columbia to reduce emission levels of sulfur dioxide and nitrous oxide. The rule regulates these pollutants under a cap and trade program similar to the system now in effect for acid deposition control and to that proposed by the Clear Skies Initiative. The stringency of the cap may require many coal-fired sources to install additional pollution control equipment, such as wet scrubbers. This increased sulfur emission removal capability caused by the rule could result in decreased demand for low sulfur coal, potentially driving down prices for low sulfur coal. Emissions would be permanently capped and could not increase. The rule seeks to cut sulfur dioxide emissions by 45% in 2010, and by 57% in 2015. The rule is subject to judicial challenge, which makes it difficult to determine its precise impact. Many of the challengers seek to impose more stringent rules.

Clean Air Mercury Rule
      On March 15, 2005, the EPA issued the Clean Air Mercury Rule to control mercury emissions from power plants. The rule sets a mandatory, declining cap on the total mercury emissions allowed from coal-fired power plants nationwide. This approach, which allows emissions trading, seeks to reduce mercury emissions by nearly 70 percent from current levels once facilities reach a final mercury cap which takes effect in 2018. The rule is subject to judicial challenge, which makes it difficult to determine its precise impact. Many of the challengers seek to impose more stringent rules. In addition, their have been efforts in Congress to legislatively disapprove the rule. Also subject to judicial challenge is the EPA’s decision, which was announced concurrently with the rule, not to pursue regulation of mercury and other pollutants from coal-fired power plants under the Clean Air Act hazardous air pollutant program. The EPA recently stated that it is reconsidering this decision, but it declined to stay the implementation of the Clean Air Mercury Rule. On October 21, 2005, the EPA announced that it would seek additional public comments for 45 days on the Clean Air Mercury Rule and on portions of the decision not to regulate mercury and other pollutants emitted from power plants under the hazardous air pollutant program.
      Other proposals for controlling mercury emissions from coal-fired power plants have been made, such as establishing regional emission standards. If these proposals were enacted, the mercury content and variability of our coal would become a factor in future sales.

Carbon Dioxide
      In February 2003, a number of states notified the EPA that they planned to sue the agency to force it to set new source performance standards for utility emissions of carbon dioxide and to tighten existing standards for sulfur dioxide and particulate matter for utility emissions. In June 2003, three of these states sued the EPA seeking a court order requiring the EPA to designate carbon dioxide as a criteria pollutant and to issue a new NAAQS for carbon dioxide. If these lawsuits result in the issuance of a court order requiring the EPA to set emission limitations for carbon dioxide and/or lower emission limitations for sulfur dioxide and particulate matter, it could reduce the amount of coal our customers would purchase from us.

Regional Haze
      The EPA has initiated a regional haze program designed to protect and to improve visibility at and around national parks, national wilderness areas and international parks. This program restricts the construction of new coal-fired power plants whose operation may impair visibility at and around federally protected areas. Moreover, this program may require certain existing coal-fired power plants to install additional control measures designed to limit haze-causing emissions, such as sulfur dioxide, nitrogen oxides, volatile organic chemicals and particulate matter. These limitations could affect the future market for coal. On July 6, 2005, the EPA issued regulations revising its regional haze program.
Clean Water Act
      The federal Clean Water Act, or CWA, and corresponding state laws, affect coal mining operations by imposing restrictions of the discharge of certain pollutants into water and on dredging and filling wetlands. The CWA establishes in-stream water quality standards and treatment standards for wastewater discharge through the National Pollutant Discharge Elimination System, or NPDES. Regular monitoring, as well as compliance with reporting requirements and performance standards, are preconditions for the issuance and renewal of NPDES permits that govern the discharge of pollutants into water.
      Permits under Section 404 of the CWA are required for coal companies to conduct dredging or filling activities in jurisdictional waters for the purpose of conducting any instream activities, including installing culverts, creating water impoundments, constructing refuse areas, placing valley fills or performing other mining activities. Jurisdictional waters typically include intermittent and perennial streams and may in certain instances include man-made conveyances that have a hydrologic connection to a stream or wetland.
      In particular, permits under Section 404 of the Clean Water Act are required for coal companies to conduct dredging or filling activities in jurisdictional waters for the purpose of creating slurry ponds, water impoundments, refuse areas, or valley fills or other mining activities. The Army Corps of Engineers, or ACOE, is empowered to issue “nationwide” permits for specific categories of filling activity that are determined to have minimal environmental adverse effects in order to save the cost and time of issuing individual permits under Section 404. Nationwide Permit 21 authorizes the disposal of dredge-and-fill material from mining activities into the waters of the United States. On October 23, 2003, several citizens groups sued ACOE in the U.S. District Court for the Southern District of West Virginia seeking to invalidate “nationwide” permits utilized by ACOE and the coal industry for permitting most in-stream disturbances associated with coal mining, including excess spoil valley fills and refuse impoundments. The plaintiffs sought to enjoin the prospective approval of these nationwide permits and to enjoin some coal operators from additional use of existing nationwide permit approvals until they obtain more detailed “individual” permits. On July 8, 2004, the court issued an order enjoining the further issuance of

Nationwide 21 permits within the Southern District of West Virginia. This decision is being appealed. Although we had no operations that were immediately impacted or interrupted, this decision, if more widely adopted, may require us to convert certain current and planned applications for Nationwide 21 permits to applications for individual permits. A similar suit challenging the validity of Nationwide Permit 21 by ACOE for coal mining operations in Kentucky was filed on January 27, 2005 by a number of environmental groups, Kentucky RiverKeeper v. Rowlette, in the United States Court for the Eastern District of Kentucky. The suit seeks, among other things, an injunction preventing ACOE to authorize pursuant to Nationwide Permit 21, “further discharges of mining rock, dirt or coal refuse into valley fills or surface impoundments” associated with certain specific mining permits, including permits issued to some of our mines in Kentucky. Granting of such relief would interfere with the further operation of these mines.
      Total Maximum Daily Load, or TMDL, regulations established a process by which states designate these stream segments considered to be impaired (i.e., not meeting present water quality standards). Industrial dischargers, including coal mines, will be required to meet new TMDL effluent standards for these stream segments.
      Under the Clean Water Act, states must conduct an anti-degradation review before approving permits for the discharge of pollutants to waters that have been designated as high quality beyond prescribed limits. A state’s anti-degradation regulations prohibit the diminution of water quality in these streams. Several environmental groups and individuals recently challenged, and in part successfully, West Virginia’s anti-degradation policy. In general, waters discharged from coal mines to high quality streams will be required to meet or exceed new “high quality” standards. This could cause increases in the costs, time and difficulty associated with obtaining and complying with NPDES permits, and could aversely affect our coal production.
Mine Safety and Health
      Stringent health and safety standards have been in effect since Congress enacted the Coal Mine Health and Safety Act of 1969. The Federal Mine Safety and Health Act of 1977 significantly expanded the enforcement of safety and health standards and imposed safety and health standards on all aspects of mining operations. All of the states in which we operate have state programs for mine safety and health regulation and enforcement. Collectively, federal and state safety and health regulation in the coal mining industry is perhaps the most comprehensive and pervasive system for protection of employee health and safety affecting any segment of U.S. industry. While this regulation has a significant effect on our operating costs, the Company’s U.S. competitors are subject to the same degree of regulation.
      Under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, each coal mine operator must secure payment of federal black lung benefits to claimants who are current and former employees and to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to July 1, 1973. The trust fund is funded by an excise tax on production of up to $1.10 per ton for underground coal and up to $0.55 per ton for surface-mined coal, neither amount to exceed 4.4% of the gross sales price. The excise tax does not apply to coal shipped outside the United States. In 2003, we recorded $10.3 million of expense related to this excise tax.
Resource Conservation and Recovery Act
      RCRA affects coal mining operations by establishing requirements for the treatment, storage, and disposal of hazardous wastes. Certain coal mine wastes, such as overburden and coal cleaning wastes, are exempted from hazardous waste management.
      Subtitle C of RCRA exempted fossil fuel combustion wastes from hazardous waste regulation until the EPA completed a report to Congress and, in 1993, made a determination on whether the wastes should be regulated as hazardous. In the 1993 regulatory determination, the EPA addressed some high volume-low toxicity coal combustion wastes generated at electric utility and independent power producing facilities, such as coal ash.
      In May 2000, the EPA concluded that coal combustion wastes do not warrant regulation as hazardous under RCRA and that the hazardous waste exemption for these wastes. However, the EPA has determined that national non-hazardous waste regulations under RCRA Subtitle D are needed for coal combustion wastes disposed in surface impoundments and landfills and used as mine-fill. The agency also concluded beneficial uses of these wastes, other than for mine-filling, pose no significant risk and no additional national regulations are needed. As long as this exemption remains in effect, it is not anticipated that regulation of coal combustion waste will have any material effect on the amount of coal used by electricity generators. Most state hazardous waste laws also exempt coal combustion waste, and instead treat it as either a solid waste or a special waste. Any costs associated with handling or disposal of coal combustion wastes would increase our customers’ operating costs and potentially reduce their coal purchases. In addition, contamination caused by the past disposal of ash can lead to material liability.
      Due to the hazardous waste exemption for coal combustion waste such as ash, much coal combustion waste is currently put to beneficial use. For example, in one Pennsylvania mine from which we have the right to receive coal, the Company has used some ash as mine fill. The ash used for this purpose is mixed with lime and serves to help alleviate the potential for acid mine drainage.
Federal and State Superfund Statutes
      Superfund and similar state laws affect coal mining and hard rock operations by creating liability for investigation and remediation in response to releases of hazardous substances into the environment and for damages to natural resources caused by such releases. Under Superfund, joint and several liability may be imposed on waste generators, site owners or operators and others regardless of fault. In addition, mining operations may have reporting obligations under these laws.
Climate Change
      Although the United States has refused to join the 1992 Framework Convention on Global Climate Change, commonly known as the Kyoto Protocol, future regulation of greenhouse gas could occur either pursuant to future U.S. treaty obligations or pursuant to statutory or regulatory changes under the Clean Air Act. The Bush Administration has proposed a package of voluntary emission reductions for greenhouse gases reduction targets which provide for certain incentives if targets are met. Some states, such as Massachusetts, have already issued regulations regulating greenhouse gas emissions from large power plants. Increased efforts to control greenhouse gas emissions, including the future joining of the Kyoto Protocol, could result in reduced demand for coal if electric power generators switch to lower carbon sources of fuel. If the United States were to ratify the Kyoto Protocol, our nation would be required to reduce greenhouse gas emissions to 93% of 1990 levels in a series of phased reductions from 2008 to 2012.
Coal Industry Retiree Health Benefit Act of 1992
      Unlike many companies in the coal business, we do not have significant liabilities under the Coal Industry Retiree Health Benefit Act of 1992 (the “Coal Act”), which requires the payment of substantial sums to provide lifetime health benefits to union-represented miners (and their dependents) who retired before 1992, because liabilities under the Coal Act that had been imposed on our predecessor or acquired companies were retained by the sellers and, if applicable, their parent companies, in the applicable acquisition agreements. We should not be liable for these liabilities retained by the sellers unless they and, if applicable, their parent companies, fail to satisfy their obligations with respect to Coal Act claims and retained liabilities covered by the acquisition agreements.

Endangered Species Act
      The federal Endangered Species Act and counterpart state legislation protect species threatened with possible extinction. Protection of threatened and endangered species may have the effect of prohibiting or delaying us from obtaining mining permits and may include restrictions on timber harvesting, road building and other mining or agricultural activities in areas containing the affected species or their habitats. A number of species indigenous to our properties are protected under the Endangered Species Act. Based on the species that have been identified to date and the current application of applicable laws and regulations, however, we do not believe there are any species protected under the Endangered Species Act that would materially and adversely affect our ability to mine coal from our properties in accordance with current mining plans.

THE REORGANIZATION
      The reorganization is being completed to facilitate the acquisitions of Anker and CoalQuest on a tax-deferred basis. The reorganization will be tax-free for ICG shareholders. The following discussion contains material information pertaining to the reorganization. This discussion is subject, and qualified in its entirety by reference, to the Anker business combination agreement filed as an exhibit to the registration statement relating to the proposed public offering, which contains the material provisions relating to the reorganization. International Coal Group encourages you to read and review the Anker business combination agreement as well as the discussion in this prospectus. The business combination agreement relating to the CoalQuest acquisition is unrelated to the reorganization.
BACKGROUND AND REASONS OF THE REORGANIZATION
      ICG was formed by WLR and other investors in May 2004 to acquire and operate competitive coal mining facilities. Through the acquisition of certain key assets from the bankruptcy estate of Horizon, ICG was able to acquire high quality reserves located in Appalachia and the Illinois Basin that are union free, have limited reclamation liabilities and are substantially free of other legacy liabilities. Consistent with the WLR investor group’s strategy to consolidate profitable coal assets, ICG began discussions in December 2004 with Anker and CoalQuest regarding possible strategic transactions.
      Throughout these discussions, representatives of Anker and CoalQuest made it clear to ICG that the Anker and CoalQuest acquisitions must be accomplished on a tax-deferred basis so that the shareholders of Anker and the members of CoalQuest would not, as a general rule, recognize immediate taxable gain on the exchange of their Anker or CoalQuest equity for ICG equity. In order to accomplish this objective, the parties’ advisors determined that the Anker and CoalQuest acquisitions should be structured as elements of a “Section 351” transaction in which the equity of Anker, CoalQuest and ICG was contributed (by merger or otherwise) to a new holding company in exchange for holding company stock. International Coal Group was created to serve as the holding company in the Section 351 transaction.
      Since ICG shares were held by more than 100 shareholders, ICG determined that the only practical way to accomplish the “contribution” of ICG’s equity to International Coal Group was by merging ICG into a subsidiary, which had been formed as a subsidiary of ICG. As a result of this merger, which we refer to as the reorganization, each ICG common share will be exchanged for one International Coal Group common share on a tax-free basis. The mechanics of the reorganization were included in the Anker business combination agreement, which was approved by the Board of Directors of ICG and executed by all parties on March 31, 2005.
APPROVALS OF THE REORGANIZATION
      At a meeting on March 31, 2005, the ICG board of directors, based on a recommendation of a special directorate committee of the board, unanimously approved the Anker business combination agreement and the CoalQuest business combination agreement and the transactions contemplated by each agreement, including the reorganization. The board of directors of International Coal Group also approved the agreements on March 31, 2005.
      The reorganization is subject to the approval of the holders of a majority of all issued and outstanding ICG common shares. The holders of a majority of the outstanding ICG common shares as of the record date of March 31, 2005 have delivered irrevocable proxies authorizing ICG to vote their shares in favor of the adoption of the Anker business combination agreement and the transactions contemplated by it, including the reorganization. Directors, officers and/or their affiliates granted proxies with respect to 28.6% of the outstanding shares. The Anker business combination will be approved by written consent of the shareholders pursuant to the proxies granted by the majority of shareholders. ICG will not hold a meeting of shareholders. No other action on the part of any shareholder of ICG is required for the reorganization to be completed and, therefore, we are not soliciting your vote.

      The HSR Act and the rules and regulations thereunder provide that certain merger transactions, including the Anker and CoalQuest acquisitions, may not be consummated until required information and materials have been furnished to the Department of Justice and the Federal Trade Commission, and certain waiting periods have expired or been terminated. ICG filed with the FTC and the DOJ notification and report forms under the HSR Act on April 6 and April 15, 2005. On April 19 and April 29, 2005, ICG was notified that it received early termination of the applicable waiting period under the HSR Act.
PROCEDURES FOR EXCHANGE OF SHARES
      You do not need to send your ICG stock certificates to us. Your current ICG common stock certificates will represent shares of International Coal Group following the reorganization.
DIVIDEND POLICY
      We have never declared or paid a dividend on our common stock. We may retain any future earnings to support the development and expansion of our business or make additional payments under our credit facilities and, as a result, we may not pay cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Our credit facilities limit us from paying cash dividends or other payments or distributions with respect to our capital stock in excess of certain limitations. In addition, the terms of any future credit agreement may contain similar restrictions on our ability to pay dividends or make payments or distributions with respect to our capital stock.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following summary discusses the material United States federal income tax consequences to certain United States Holders (as defined below) of ICG common shares as a result of the reorganization. This summary does not deal with holders of ICG common shares who do not hold their ICG common shares as capital assets or who are subject to special treatment under United States federal income tax laws. For example, the summary does not address tax consequences to:

•	non-United States persons;

•	holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or insurance companies;

•	holders who acquired their ICG common shares pursuant to the exercise of employee stock options or warrants or otherwise as compensation;

•	persons holding ICG common shares as part of a hedge, constructive sale, integrated or conversion transaction or a straddle;

•	holders of outstanding warrants or options to acquire ICG common shares; or

•	holders whose “functional currency” is not the United States dollar.
      The summary also does not address alternative minimum tax consequences or estate or gift tax consequences, if any, or any state, local or foreign tax consequences. If a partnership holds ICG common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding ICG common shares, you should consult your tax advisor.

      “United States Holder” means a beneficial owner of ICG common shares that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or a partnership or other entity that is treated as a corporation, created or organized under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
      The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Any of these authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those discussed below.
      This summary does not address all circumstances of or taxes applicable to every taxpayer who may hold ICG common shares and is not tax advice. There can be no assurance that the Internal Revenue Service (“IRS”) or the courts will agree with the statements and conclusions in the summary. Accordingly, all holders of ICG common shares are urged to consult their own tax advisors concerning the specific United States federal income tax consequences to them of the transaction and any consequences arising under any other tax laws, including the laws of any state, local, foreign or other taxing jurisdiction.
      The reorganization is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and/or as transfers of property described in Section 351(a) of the Code to International Coal Group by holders of ICG common shares. Because the transaction was intended to qualify as part of a property transfer under Section 351(a) of the Code as well as a reorganization as described in Section 368(a) of the Code, and the exchanges of ICG common shares for International Coal Group common shares would be non-taxable if it qualified as either one, it was a condition to the obligation of ICG to consummate the reorganization that ICG receive an opinion of its counsel, Jones Day, that (1) the reorganization will be treated either (i) as a reorganization within the meaning of Section 368(a) of the Code, to which ICG and International Coal Group are parties within the meaning of Section 368(b) of the Code, or (ii) as transfers of property to International Coal Group by the ICG common shareholders as transferors, described in Section 351(a) of the Code, and (2) the stockholders of ICG (other than stockholders that may be subject to special rules) will not recognize gain or loss on the exchange of their ICG common shares solely for International Coal Group common shares.
      ICG has received such an opinion of its counsel, based upon, and subject to, customary assumptions, limitations and qualifications set forth in the opinion (which has been filed as an exhibit to this Registration Statement), including certain representations made by the management of ICG and International Coal Group, among others, and the assumption that all such representations are and will remain true and complete as of the time of each and every one of the reorganization, the Anker acquisition, the CoalQuest acquisition and the proposed public offering. If any such representations or assumptions are inconsistent with the facts, the U.S. federal income tax consequences of the transaction, as set forth in the opinion and as described below, could be adversely affected.
      As stated in the opinion, based upon the conclusion that the reorganization will qualify as transfers of property described in Section 351(a) of the Code and/or as a reorganization described in Section 368(a) of the Code, stockholders of ICG (other than stockholders that may be subject to special rules) will not recognize gain or loss on the exchange of their ICG common shares solely for International Coal Group common shares. In addition, in the opinion of Jones Day the tax basis of such International Coal Group common shares received in exchange for your ICG common shares will be the same as the basis in the ICG common shares exchanged for the International Coal Group common shares, and the holding period for the International Coal Group common shares received in exchange for ICG common shares will include the holding period for the ICG common shares exchanged for the International Coal Group common shares.
APPRAISAL RIGHTS
      Under Section 262 of the DGCL, record holders of shares of ICG common shares are entitled to appraisal rights in connection with the reorganization. The following summary of the provisions of Section 262 of the DGCL is not a complete statement of the provisions of that section and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, a copy of which is attached to this document as Annex B and is incorporated into this summary by reference. Failure to comply with the procedures set forth in Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights.
      ICG shareholders wishing to exercise the right to dissent from the reorganization and seek an appraisal of their shares must:

•	NOT have voted in favor of the Anker business combination agreement or have voted AGAINST the Anker business combination agreement or ABSTAINED if voting by proxy;

•	file written notice with ICG of an intention to exercise rights of appraisal of its shares within 20 days of the date of mailing of a notice of the written consent approving the Anker business combination agreement; and

•	follow the procedures set forth in Section 262.
      An ICG shareholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to: Corporate Secretary, International Coal Group, Inc., 2000 Ashland Drive, Ashland, Kentucky 41101.
      The fair value of ICG common shares will be determined by the Delaware Court of Chancery. The appraised value of the shares will not include any value arising from the reorganization. The ICG common shares with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this document as the “dissenting shares.”
      Within ten days after the effective date of the reorganization, International Coal Group must mail a notice to all shareholders who filed a written notice of their intention to exercise appraisal rights in compliance with Section 262 notifying those shareholders of the effective date of the reorganization. Within 120 days after the effective date of the reorganization, holders of the dissenting shares may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days after the effective date, withdraw their demand for appraisal. Within 120 days after the effective date of the reorganization, the holders of dissenting shares may also, upon written request, receive from International Coal Group a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received.
      Appraisal rights are available only to the record holders of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares held of record by or in the name of another person, such as a broker, bank or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.
      Dissenting shares lose their status as dissenting shares if:

•	the reorganization is abandoned;

•	the dissenting shareholder fails to make a timely written demand for appraisal;

•	neither International Coal Group, nor the shareholder files a complaint or petition in the Delaware Court of Chancery demanding a determination of the value of the stock within 120 days after the effective date of the reorganization; or

•	the shareholder delivers to International Coal Group, within 60 days of the effective date of the reorganization, or thereafter with the approval of International Coal Group, a written withdrawal of the shareholder’s demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any shareholder without the approval of the court.
      Failure to follow the procedures required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. If an ICG shareholder withdraws his or her demand for appraisal or has his or her appraisal rights terminated as described above, that shareholder will only be entitled to receive the consideration for those shares pursuant to the terms of the Anker business combination agreement.
ACCOUNTING TREATMENT
      For accounting purposes, our reorganization will be accounted for as a transfer of assets and exchange of shares between entities under common control. As such, the transaction will be accounted for in a manner similar to a pooling-of-interests. Accordingly, the financial position and results of operations of ICG will be included in our consolidated financial statements on a historical cost basis.

THE BUSINESS COMBINATION AGREEMENT
      The following describes certain aspects of the reorganization, including material provisions of the Anker business combination agreement as such agreement relates to the reorganization. This description of the Anker business combination agreement is subject to, and qualified in its entirety by reference to, the Anker business combination agreement, which has been filed as an exhibit to the registration statement relating to the proposed public offering. We urge you to read the Anker business combination agreement carefully and in its entirety. We expect the CoalQuest acquisition to occur concurrently with the Anker acquisition.
OVERVIEW
      On March 31, 2005, ICG entered into a business combination agreement with Anker, International Coal Group, ICG Merger Sub, Inc., an indirect wholly owned subsidiary of ICG, and Anker Merger Sub, Inc., an indirect wholly owned subsidiary of ICG.
      The Anker business combination agreement contains the operative provisions with regard to both the Anker merger and our corporate reorganization. The following description describes the relevant provisions of the Anker business combination agreement to the extent they apply to the reorganization.
EFFECTIVE TIME OF THE REORGANIZATION
      The ICG reorganization and the Anker acquisition will become effective upon the filing of certificates of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by ICG and Anker and as specified in the certificates of merger. The filing of the certificates of merger will occur as soon as practicable after the conditions to completion of the Anker merger and ICG reorganization have been satisfied or waived.
CONSIDERATION TO BE RECEIVED IN THE REORGANIZATION
      The ICG shareholders will receive one International Coal Group common share for each ICG common share.
REPRESENTATIONS AND WARRANTIES
      The Anker business combination agreement contains customary representations and warranties of ICG and Anker relating to, among other things:

•	corporate organization and similar corporate matters;

•	capitalization;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental entities relating to, the Anker business combination agreement and related matters;

•	compliance with applicable laws;

•	legal proceedings;

•	title, ownership and use of personal, including intellectual property, and real property;

•	certain material contracts;

•	operational and non-operational permits and licenses with governmental authorities;

•	matters relating to labor relations and employee benefits;

•	payment of brokerage and finders fees or commissions;

•	environmental matters;

•	financial statements and absence of material liabilities since December 31, 2004;

•	insurance;

•	affiliate transactions;

•	filing of tax returns, payment of taxes and other tax matters; and

•	indebtedness and distributions.
CONDUCT OF BUSINESS PENDING THE MERGERS
      Under the Anker business combination agreement, each of ICG and Anker has agreed that, from the date of the Anker business combination agreement until the completion of the mergers, each party will, and will cause each of their respective subsidiaries to, conduct its businesses in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and keep available the services of its present officers and employees. In addition, each of ICG and Anker has agreed that, subject to certain exceptions, without the other party’s consent, it will not and will not permit any of its respective subsidiaries to:

•	adopt or propose any change in its certificate of incorporation, bylaws or other constituent documents;

•	merge or consolidate with any other person or acquire a material amount of assets from any other person;

•	sell, lease, license or otherwise dispose of any assets or property with a value in excess of $25,000 except (i) pursuant to existing contracts or commitments or (ii) otherwise in the ordinary course consistent with past practice;

•	pay or undertake to pay any increase in salaries or other compensation of, or to pay any bonuses to, any director or officer, or, except in the ordinary course of business consistent with past practice, any employee, or enter into any employment, severance or similar agreement with any director, officer or employee;

•	adopt or increase any benefits under any profit sharing, bonus or deferred compensation, savings, insurance, pension, retirement or other employee plan for or with any of its employees;

•	incur, assume or guarantee any indebtedness, except for indebtedness incurred, assumed or guaranteed in the ordinary course of business consistent (with respect to amount and other terms) with past practice;

•	cancel any material debt or claim owed to it or its subsidiaries or waive any right of material value owned by it or its subsidiaries;

•	repurchase, redeem or otherwise acquire directly or indirectly, any of the outstanding common shares of it or other securities of, or other ownership interests in, it or its subsidiaries;

•	make any change in accounting methods or practices, except as required by law or generally accepted accounting principles;

•	issue or sell any additional shares or other equity interests or make any other changes in its capital structure, except (i) grants or issuances of options or stock pursuant to agreements in effect on the date of the agreement or (ii) pursuant to the exercise of options or stock-based awards of that party or its subsidiaries, in each case, outstanding as of the date of the agreement or issued thereafter in compliance with the agreement;

•	write off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material, or alter customary time periods for collection of accounts receivable or payments of accounts payable;

•	permit to be incurred any lien (other than a permitted lien) on any of its real property or real property interests or, except in the ordinary course of business consistent with past practice, on any of its personal property;

•	make any loan, advance or capital contributions to or investment in any person other than a wholly owned subsidiary in an aggregate amount in excess of $25,000;

•	enter into any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by that party or any of its subsidiaries other than in the ordinary course of business consistent with past practice;

•	modify, terminate or enter into any contracts or commitments with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder exceeds $25,000 individually or $100,000 in the aggregate, except contracts and commitments (for capital expenditures or otherwise) in the ordinary course of business and not knowingly inconsistent with that party’s business and operating plan and budget as in effect on the date hereof;

•	take any action that could reasonably be expected to have a material adverse effect on that party;

•	modify or amend any lease or cause or permit any lien to exist on any real property owned, leased or occupied by it that is not a permitted lien; or

•	agree or commit to do any of the foregoing.
REASONABLE BEST EFFORTS; OTHER AGREEMENTS
      Each of ICG, International Coal Group and Anker has agreed to use its reasonable best efforts to:

•	take all actions necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by the Anker business combination agreement;

•	obtain any consents, approvals or waivers under any contracts of those parties; and

•	take actions or make filings to obtain, and cooperate with the other party to obtain, the consent, approval or waiver of any governmental authority required to consummate the transactions contemplated by the Anker business combination agreement.
      International Coal Group has agreed to enter into registration rights agreements with existing ICG shareholders who currently have registration rights under agreements with ICG, with the new rights being granted pursuant to substantially similar agreements with International Coal Group covering the International Coal Group common stock issued to those shareholders in exchange for their ICG common stock.
CONDITIONS TO COMPLETION OF THE REORGANIZATION AND ACQUISITION
      Each party’s obligation to effect the reorganization and acquisition was subject to the satisfaction of various conditions, all of which have been satisfied with the exception of the following:

•	no order, injunction or decree preventing the completion of the mergers being in effect, and no laws having been enacted or promulgated by any governmental authority having the effect of prohibiting the mergers or making them illegal; and

•	delivery of certificates of merger and other customary closing documents.
      In addition, each party’s obligation to effect the reorganization is subject to the effectiveness of the International Coal Group registration statement of which this prospectus is a part having been declared effective.

TERMINATION
      The Anker business combination agreement may be terminated at any time before the completion of the mergers:

•	By mutual written consent of ICG and Anker;

•	By Anker or ICG after April 15, 2006, if the mergers have not been completed by that date, as long as the party terminating the agreement is not in default under the agreement;

•	As long as the terminating party is not otherwise in default or breach of the agreement, and has not failed or refused to close without justification, by ICG or Anker, without prejudice to other rights and remedies that the terminating party may have, if any other party (i) has materially failed to perform its covenants or agreements required to be performed on or prior to the completion of the mergers or (ii) has materially breached any of its representations or warranties in the agreement; except that the defaulting party will have 20 business days following written notice from a non-defaulting party to cure any breach, if it is curable;

•	By ICG or Anker, if (A) any competent governmental authority has issued an order that has become final and nonappealable or (B) any law is in effect, in either case restricting, restraining or altering in a material manner or enjoining or otherwise prohibiting or making illegal the effectuation of the transactions contemplated by the agreement; or

•	By ICG or Anker, if the CoalQuest business combination agreement is terminated.
EXPENSES
      All costs and expenses incurred by ICG, Anker and CoalQuest in connection with the Anker business combination agreement will be paid by the party incurring those costs or expenses.
INDEMNIFICATION AND INSURANCE
      The Anker business combination agreement provides that for six years from the effective date of the Anker and ICG mergers, International Coal Group will indemnify and hold harmless all past and present directors and officers of Anker, ICG and their respective subsidiaries, to the same extent those persons are indemnified as of the date of the agreement by Anker, ICG or their subsidiaries, as the case may be, pursuant to their certificates of incorporation, bylaws or other constituent documents, as in existence on the date of the Anker business combination agreement, for acts or omissions occurring at or prior to the completion of the Anker merger and ICG reorganization. International Coal Group will cause Anker and ICG to provide, for an aggregate period of not less than six years from the completion of the Anker merger and ICG reorganization, each current director and officer of Anker, ICG and their subsidiaries, as the case may be, an insurance and indemnification policy that provides coverage for events occurring prior to the completion of the Anker merger and ICG reorganization that is no less favorable than the existing policy or policies or, if substantially equivalent insurance coverage is unavailable, the best available coverage; except that neither Anker nor ICG will not be required to pay a premium for the required insurance in excess of 400% of the premium paid by it currently.
AMENDMENTS AND WAIVERS
      Any provision of the Anker business combination agreement may be amended or waived by the parties to the agreement, except that, in the case of either ICG or Anker, the amendment or waiver must have been approved by the special committee of the Board of Directors of that party.
GOVERNING LAW
      The Anker business combination agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF INTERNATIONAL COAL GROUP CAPITAL STOCK
      The following is a description of the material terms of the amended and restated certificate of incorporation and bylaws of International Coal Group as each is in effect as of the date of this prospectus. We refer you to our amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement relating to the proposed public offering.
Common Stock
      As of September 30, 2005, our authorized capital stock consisted of 2,000,000,000 shares of common stock, par value $0.01 per share, of which 107,230,999 shares (including 600,000 shares of restricted stock) were issued and outstanding immediately prior to the date of this prospectus, and 200,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding. Shares of our common stock were held of record by ICG, our parent. Immediately following the completion of the proposed public offering and completion of the reorganization and the Anker and CoalQuest acquisitions, we will have 147,303,991 shares of our common stock, and no shares of our preferred stock, outstanding, assuming 20,072,992 shares are issued in connection with the Anker and CoalQuest acquisitions based upon a public offering price of $13.70 per share.
      Holders of common stock are entitled to one vote per share on all matters submitted to be voted upon by the stockholders. The holders of our common stock do not have cumulative voting rights in the election of directors.
      Subject to any superior rights of any holders of preferred stock or any class or series of stock having a preference over the common stock with respect to payment of dividends, holders of our common stock are entitled to such dividends as may be declared and paid from time to time by our board of directors out of legally available funds. Our current credit facility imposes restrictions on our ability to declare dividends with respect to our common stock. For additional information, see “Dividend policy” below.
      In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and any amounts due to the holders of preferred stock.
      The holders of our common stock have no preemptive rights and no rights to convert or exchange their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock, including the common stock issued in connection with the reorganization and the Anker and Coalquest acquisitions, are and will be fully paid and non-assessable.
Preferred Stock
      Our amended and restated certificate of incorporation authorizes our board of directors to, without stockholder approval, issue up to 200,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms, subscription rights and the number of shares constituting any series or the designation of a series.
      Our board of directors can issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock, without stockholder approval. No shares of preferred stock are currently outstanding and we have no present plan to issue any shares of preferred stock.
Dividend Policy
      We may retain any future earnings to support the development and expansion of our business or make additional payments under our credit facility and, as a result, we may not pay cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Our credit facility limits us from paying any cash dividends or other payments or distributions with respect to our capital stock in excess of certain limitations. In addition, the terms of any future credit agreement may contain similar restrictions on our ability to pay dividends or making any distributions or payments with respect to our capital stock.
Registration Rights
      We have granted our founding stockholders “demand” and “piggyback” registration rights relating to their shares of common stock pursuant to a registration rights agreement. The former Anker and CoalQuest holders will receive “piggyback” registration rights with respect to the shares of International Coal Group common stock they are receiving in the Anker and CoalQuest acquisitions pursuant to a registration rights agreement to be entered into at the closing of the Anker and CoalQuest acquisitions. These rights are summarized below.
      After the completion of the reorganization and assuming the maximum number of shares issuable in the acquisitions, holders of 71,269,981 shares of common stock, or their permitted transferees, will be entitled to unlimited “piggyback” registration rights. These rights will entitle the holders to notice of a registration prior to the filing of a registration statement and to include, at our expense, their shares of common stock in any of our registrations of our common stock (other than registrations we file on Form S-4 or S-8, or any successor forms thereto, or filed solely in connection with an offering made solely to our existing stockholders or employees). We and our underwriters can reduce the number of shares of common stock requested to be included by holders of “piggyback” registration rights in view of market conditions.
      In addition, WLR or any other founding stockholder or stockholders representing 30% of all registrable securities or their permitted transferees are entitled to “demand” rights to register all or a portion of their registrable securities under the Securities Act if the reasonably anticipated aggregate price to the public of these shares (net of underwriting discounts and commission) would exceed $75.0 million. We are also obligated to undertake three demand registrations by WLR, one demand registration by each other individual founding stockholder and two additional demand registrations by a group of the founding stockholders representing 30% of the registrable securities. If at any time we are eligible to register our securities on a Form S-3 under the Securities Act, holders can specify that the requested registration be a “shelf registration” for an offering on a delayed or continuous basis pursuant to Rule 415 of the Securities Act.
      If our stockholders with registration rights cause a large number of securities to be registered and sold in the public market, those sales could cause the market price of our common stock to decline. If we initiate a registration and include registrable securities as a result of the exercise of registration rights, the inclusion of registrable securities could adversely affect our ability to raise capital.
Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws
      Our amended and restated certificate of incorporation and bylaws contain several provisions that may make it more difficult to acquire us by means of a tender offer, open market purchase, proxy fight or otherwise.
      These provisions in our amended and restated certificate of incorporation and bylaws are designed to encourage persons seeking to acquire control of us to negotiate with our board. We believe that, as a general rule, our interests and the interests of our stockholders would be served best if any change in control results from negotiations with our board based upon careful consideration of the proposed terms, such as the price to be paid to stockholders, the form of consideration to be paid and the anticipated tax effects of the transaction.

      These anti-takeover provisions in our amended and restated certificate of incorporation and bylaws could, however, have the effect of discouraging a prospective acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of common stock, thus depriving stockholders of any advantages which large accumulations of stock might provide.
      Set forth below is a summary of the relevant provisions of our amended and restated certificate of incorporation and bylaws and certain applicable sections of the General Corporation Law of the State of Delaware. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of our amended and restated certificate of incorporation, our bylaws and sections of the General Corporation Law of the State of Delaware.
Delaware Anti-Takeover Statute
      We are governed by Section 203 of the General Corporation Law of the State of Delaware. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
      The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.
      In general, Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

      In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

•	the affiliates and associates of the above.
      Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective twelve months after adoption.
      Our amended and restated certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Stockholder Action; Special Meetings
      Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and our bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our board, our chief executive officer, our president or our secretary at the request of a majority of the number of directors that we would have if there were no vacancies on our board. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

Stockholder Proposals
      At an annual meeting of stockholders, only business that is properly brought before the meeting will be conducted or considered. To be properly brought before an annual meeting of stockholders, business must be specified in the notice of the meeting (or any supplement to that notice), brought before the meeting by the presiding officer or by or at the direction of the majority of the total number of directors that our board would have if there were no vacancies, or properly requested by a stockholder to be brought before the meeting.
      For business to be properly requested by a stockholder to be brought before an annual meeting, the stockholder must:

•	be a stockholder of record at the time of the giving of the notice for the meeting;

•	be entitled to vote at the meeting; and

•	have given timely written notice of the business to our secretary.
      To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60, nor more than 90, calendar days prior to the first anniversary date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if there was no annual meeting in the preceding year or the date of the annual meeting is advanced more than 30 calendar days prior to, or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. A stockholder’s notice must set forth, as to each matter the stockholder proposes to bring before the meeting:

•	a description in reasonable detail of the business proposed to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the name and address of the stockholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made;

•	the class and series and number of shares that are owned of record and beneficially by the stockholder proposing the business and by the beneficial owner, if any, on whose behalf the proposal is made;

•	a description of all arrangements or understandings among the stockholder, the beneficial owner on whose behalf the proposal is made, if any, and any other person or persons (including their names) in connection with the proposal of such business by the stockholders and any material interest of the stockholder in such business;

•	whether such stockholder or beneficial owner intends to deliver a proxy statement and forms of proxy to holders of at least the percentage of shares of our voting stock required to approve such proposal; and

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
      Similarly, at a special meeting of stockholders, only such business as is properly brought before the meeting will be conducted or considered. To be properly brought before a special meeting, business must be specified in the notice of the meeting (or any supplement to that notice) given by or at the direction of the chairman of our board, our chief executive officer, our president or our secretary at the request of a majority of the number of directors that we would have if there were no vacancies on our board or, otherwise brought before the meeting by the presiding officer or by or at the direction of the majority of the total number of directors that our board would have if there were no vacancies.

Nomination of Candidates for Election to Our Board
      Under our bylaws, only persons that are properly nominated will be eligible for election to be members of our board. To be properly nominated, a director candidate must be nominated at an annual meeting of the stockholders by or at the direction of our board or committee thereof or properly nominated by a stockholder. To be properly nominated by a stockholder, such stockholder must have delivered a proxy statement and form of proxy to the holders of at least the percentage of shares of our voting stock required to approve such nomination and included in such materials a timely and proper notice in proper written form to our secretary.
      To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. If, however, there was no annual meeting in the preceding year or the date of the annual meeting is advanced more than 30 calendar days prior to, or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which public announcement of the date of such meeting is first made.
      To be in proper written form, such stockholder’s notice must include:

•	the name and address of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made;

•	a representation that the stockholder giving the notice is a holder of record of shares of our voting stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

•	the class and series and number of shares of stock owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination in made;

•	a description of all arrangements or understandings between or among any of:

•	the stockholder giving the notice;

•	the beneficial owner on whose behalf the notice is given;

•	each nominee; and

•	any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice;

•	the name, age, business address, residence address and occupation of the nominee proposed by the stockholder;

•	such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by our board;

•	the signed consent of each nominee to serve as a director on our board if so elected; and

•	whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of our voting stock required to elect such nominee or nominees. In addition, a stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters relating to nomination of candidates for directors.

Amendment to Our Bylaws
      Except for certain provisions indicated above, our bylaws may be amended, altered or repealed by the affirmative vote of the holders of a majority of our voting stock or by the affirmative vote of a majority of our board. Certain provisions that require the affirmative vote of the holders of 80% of our voting stock may make it more difficult to change our bylaws for the purpose of gaining control over us.
Transfer Agent and Registrar
      We have appointed Registrar and Transfer Company as the transfer agent and registrar for our common stock.
Listing
      We have applied to have our common stock listed on The New York Stock Exchange under the symbol “ICO.”

COMPARISON OF SHAREHOLDERS’ RIGHTS
      The following table compares the relative rights of ICG shareholders and International Coal Group shareholders. The following summary does not purport to be a complete statement of the rights of holders of ICG shareholders and International Coal Group shareholders. You should also refer to the DGCL and the certificates of incorporation and bylaws of ICG and International Coal Group.

ICG		International Coal Group

Article/	Summary Comparison	Article/	Summary Comparison
Section		Section
Nos.		Nos.

Authorized Capital Stock

Art. IV Sec. 1-	2.0 billion shares authorized; 1.8 billion of common stock; 200 million of preferred stock	Art. IV, Sec. 1	2.2 billion shares authorized; 2.0 billion of common stock; 200 million of preferred stock

Preemptive Rights

Art. IV, Sec. 4	Grants preemptive rights to founding shareholders		No comparable provision

Transfer Restriction

Art. IV, Sec. 5	Creates restrictions on transfer based on the number of record holders of common stock		No comparable provision

Drag-Along Rights

Art. IV Sec. 6	Grants drag-along rights to shareholders holding no less than2/3 of the stock to force other shareholders to sell shares in a transaction		No comparable provision

Super Majority Voting Provisions

Art. VI, Sec. 1	Grants veto right to WLR and a Majority in Interest with regard to certain corporate actions		No comparable provision

Art. VI Sec. 2	Grants veto right to the Board and the Founding Shareholders with regard to certain corporate actions		No comparable provision

Art. VI Sec. 3	Grants veto right to the Board, a Majority in Interest and WLR with respect to certain corporate actions		No comparable provision

Amendment to Bylaws

	No comparable provision	Art. V	Provides that the Board may amend bylaws; holders of at least 80% of voting stock may also amend the bylaws

ICG		International Coal Group

Article/	Summary Comparison	Article/	Summary Comparison
Section		Section
Nos.		Nos.

Classified Board

	No comparable provision	Art. VII, Sec. 1	Provides for the creation of a classified Board consisting of three classes of directors divided as equally as possible with the first class to come up for election at the annual meeting in 2006, the second in 2007 and the third in 2008

Shareholder Director Nominations

	No comparable provision	Art. VII, Sec. 2	Requires advance notice to International Coal Group of director nominations by shareholders

Removal of Directors

	No comparable provision	Art. VI, Sec. 3	Provides for removal of directors for cause

Certain Amendments

	No comparable provision	Art. VII, Sec. 4	Provides that 80% of voting stock must approve any amendment to Article VII

Amendment to Charter

Art. IX	Allows amendments to charter only with consent of WLR and a Majority in Interest plus the affirmative vote of a majority of capital stock	Art. XII	International Coal Group has the right to amend the Charter pursuant to the DGCL

Information Rights

Art. XI, Sec. 1	Grants information rights to shareholders		No comparable provision

Confidentiality

Art. XI, Sec. 2	Provides confidentiality agreement between founding shareholders and ICG		No comparable provision

COMPARATIVE MARKET PRICES
      ICG currently owns all of the outstanding International Coal Group common shares and, therefore, there is no public market for International Coal Group’s common shares. The ICG common shares are currently reported on the Pink Sheets Electronic Quotation Service. No comparative market price data is presented because such information would not be meaningful.
PRICE RANGE OF ICG COMMON STOCK
      The following table shows, for the quarterly periods indicated, the high and low quotes at the end of the day for the shares of the common stock of ICG as reported on the Pink Sheets Electronic Quotation Service. Certain of the shares of ICG were issued to former creditors of Horizon in a transaction exempt from the registration requirements of the Securities Act. These quotes are provided solely for informational purposes and may not be indicative of any price at which our shares of common stock may trade in the future.

	Stock Price		Average
			Daily
	High	Low	Volume(1)

November 15, 2004 through December 31, 2004(2)	$14.50	$7.63	673,493
January 1, 2005 through March 31, 2005	$15.00	$12.13	224,952
April 1, 2005 through June 30, 2005	$15.00	$12.00	99,629
July 1, 2005 through September 30, 2005	$15.00	$12.50	213,756
October 1, 2005 to November 7, 2005	$15.00	$13.50	127,772

(1)	Does not include days on which there were no quotes for the shares of the ICG common stock.

(2)	Quotes for the shares of ICG common stock were not reported prior to November 15, 2004.
DIVIDEND POLICY
      We have never declared or paid a dividend on our common stock. We may retain any future earnings to support the development and expansion of our business or make additional payments under our credit facilities and, as a result, we may not pay cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Our credit facilities limit us from paying cash dividends or other payments or distributions with respect to our capital stock in excess of certain limitations. In addition, the terms of any future credit agreement may contain similar restrictions on our ability to pay dividends or make payments or distributions with respect to our capital stock.

MANAGEMENT
Executive Officers and Directors
      The board of directors and executive officers of ICG and International Coal Group are identical. The following table sets forth the names, ages and positions of the executive officers and directors.

Name	Age	Position(s)

Wilbur L. Ross, Jr.	67	Non-Executive Chairman and Director
Bennett K. Hatfield	49	President, Chief Executive Officer and Director
William D. Campbell	58	Vice President, Treasurer and Secretary
Roger L. Nicholson	45	Senior Vice President and General Counsel
Samuel R. Kitts	44	Senior Vice President, West Virginia and Maryland Operations
William Scott Perkins	50	Senior Vice President, Kentucky and Illinois Operations
Phillip Michael Hardesty	42	Senior Vice President, Sales and Marketing
Oren Eugene Kitts	50	Senior Vice President, Mining Services
Charles G. Snavely	49	Vice President, Planning and Acquisitions
Jon R. Bauer	49	Director
Cynthia B. Bezik	52	Director
William J. Catacosinos	75	Director
Marcia L. Page	45	Director
Wendy L. Teramoto	31	Director
      Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers other than among two of our executive officers, Samuel R. Kitts and Oren Eugene Kitts, who are brothers.
      Set forth below is certain background information relating to our executive officers and directors as of September 30, 2005.
     Wilbur L. Ross, Jr. — Non-Executive Chairman
      Mr. Ross has served as the Non-Executive Chairman of our board of directors since April 2005 and has served in the same capacity at ICG, Inc. since October 2004. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a merchant banking firm, a position he has held since April 2000. Mr. Ross is also the Chairman and Chief Executive Officer of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., WLR Recovery Fund III L.P., Asia Recovery Fund, Asia Recovery Fund Co-Investment, Nippon Investment Partners and Absolute Recovery Hedge Fund, each of which is an investment advisory firm. Mr. Ross is also Chairman of International Textile Group, Inc. a provider of global textile solutions and distinguished market brands to apparel and interior furnishings customers worldwide and Nano-Tex, LLC, a fabric innovations company, in the United States. Mr. Ross is a board member of Mittal Steel Company, N.V., a global steel producer, (which recently acquired International Steel Group, Inc.) in the Netherlands, Insuratex, Ltd., an insurance company, in Bermuda, Nikko Electric Industry Co. Ltd., an electrical equipment company, and Ohizumi Manufacturing Company, an electrical equipment company, in Japan, Tong Yang Life Insurance Co. in Korea, and of Syms Corp., an off-price apparel retailer, Clarent Hospital Corp., an operator of acute care hospitals and related healthcare businesses, and News Communications Inc., a publisher and distributor of community oriented newspapers and targeted audience publications, in the United States. Mr. Ross is also a member of the Business Roundtable. Previously,

Mr. Ross served as the Executive Managing Director at Rothschild Inc., an investment banking firm, from October 1974 to March 2000. Mr. Ross was also formerly Chairman of the Smithsonian Institution National Board and currently is a board member of the Japan Society and the Yale University School of Management. He holds an A.B. from Yale University and an M.B.A., with distinction, from Harvard University.
     Bennett K. Hatfield — President, Chief Executive Officer and Director
      Mr. Hatfield has been our President and Chief Executive Officer since March 2005. Prior to joining us, Mr. Hatfield served as President, Eastern Operations of Arch Coal, Inc., a producer of coal in the eastern and western United States, from March 2003 until March 2005. Prior to joining Arch Coal, Inc., Mr. Hatfield was Executive Vice President of El Paso Energy’s Coastal Coal Company, a Central Appalachian coal producer, from December 2001 through February 2003. That assignment was preceded by a lengthy career with Massey Energy Company, a Central Appalachian coal producer, where he last served as Executive Vice President and Chief Operating Officer from June 1998 through December 2001. Mr. Hatfield has a B.S. in mining engineering from Virginia Polytechnic Institute and University.
     William D. Campbell — Vice President, Treasurer and Secretary
      Mr. Campbell has been our Vice President and Treasurer since March 2005 and our Secretary since April 2005. Mr. Campbell was a Vice President and Treasurer of ICG, Inc. since October 2004. Prior to his employment with us, Mr. Campbell held various positions with our predecessor. From November 2003 until September 2004, Mr. Campbell was Horizon’s Vice President and Controller and Vice President, Planning and Budgets from June 2002 until October 2003. From 1998 until June 2002, Mr. Campbell was Assistant Controller— Operations/ Budget/ Forecasts at AEI Resources, Inc. Mr. Campbell received his B.S. in accounting from Brescia College.
     Roger L. Nicholson — Senior Vice President and General Counsel
      Mr. Nicholson has been our Senior Vice President and General Counsel since April 2005. Prior to joining us, Mr. Nicholson was a member at the law firm of Jackson Kelly, PLLC from April 2002 to April 2005. His practice focused on energy and natural resources, mergers and acquisitions and commercial and mineral real estate. Before joining Jackson Kelly, PLLC, Mr. Nicholson served as Vice President, Secretary and General Counsel of Massey Energy Company, a Central Appalachian coal producer, from February 2000 to April 2002. From June 1995 to February 2000, Mr. Nicholson was assistant general counsel of Massey Energy Company. He earned a B.S. in economics from Georgetown College and a J.D. from the University of Kentucky.
     Samuel R. Kitts — Senior Vice President, West Virginia and Maryland Operations
      Mr. Kitts has been our Senior Vice President, West Virginia Operations since April 2005. Prior to his employment with us, Mr. Kitts was the Vice President of Alpha Natural Resources Services from April 2004 to April 2005 and the President of Brooks Run Mining Co., LLC, a Central Appalachian coal producer, from February 2003 to April 2005. From March 2002 to February 2003, Mr. Kitts was the President of Brooks Run Coal Company. Prior to that time, Mr. Kitts held various management positions at Massey Energy Company from December 1986 to March 2002. Mr. Kitts received both a B.S. in geology and an M.B.A. from Marshall University.
     William Scott Perkins — Senior Vice President, Kentucky and Illinois Operations
      Mr. Perkins has been our Senior Vice President, Eastern Operations since April 2005 and held the same positions at ICG, Inc. since January 2005. Prior to his employment with us, Mr. Perkins held various positions with our predecessors. From July 2003 through January 2005, Mr. Perkins was the Vice President and General Manager of the Evergreen Mining Company Division of Horizon, the Vice President and General Manager of Horizon’s Kentucky Division — Union Free Horizon Natural Resources

from October 2001 until June 2003 and the Vice President — Appalachian region Union Free Surface Operations of AEI Resources from May 1999 until September 2001. Mr. Perkins received his B.S. in geology from Kent State University.
     Phillip Michael Hardesty — Senior Vice President, Sales and Marketing
      Mr. Hardesty has been our Senior Vice President, Sales and Marketing since April 2005. Previously, Mr. Hardesty held various positions with Arch Coal, Inc., a producer of coal in the eastern and western United States. From January 2005 through April 2005, Mr. Hardesty was Vice President, Commercial Optimization, Vice President, Marketing Services from July 2002 through January 2005 and Director of Marketing Services from August 1998 until July 2002. Mr. Hardesty received his B.S. in accounting from University of Kentucky.
     Oren Eugene Kitts — Senior Vice President, Mining Services
      Mr. Kitts has been our Senior Vice President, Mining Services since May 2005. Prior to his employment with us, Mr. Kitts was most recently Vice President, Environmental & Technical Affairs for Eastern Operations at Arch Coal, Inc. from May 2003 until joining us. Prior to Arch, Mr. Kitts was a partner in Summit Engineering Company, a Central Appalachian regional mining and civil engineering company, from May 1996 until May 2003. Prior to March 1996, Mr. Kitts spent over twelve years with Massey Coal, a Central Appalachian coal producer, in a variety of technical and management assignments, including president of Massey Coal Services. Mr. Kitts initially worked for Pickands Mather & Company, an iron ore mining and shipping company, as the environmental engineer for their coal mining operations in southern West Virginia and eastern Kentucky. Mr. Kitts has a B.S. in civil engineering from West Virginia University.
     Charles G. Snavely — Vice President, Planning and Acquisitions
      Mr. Snavely has been our Vice President, Planning and Acquisitions since July 2005. Prior to his employment with us, Mr. Snavely was most recently President of Bell County Coal Corporation at James River Coal Company, a Central Appalachia coal producer, from February 1995 until joining us. While at Bell County Coal, Mr. Snavely was also the President of Bledsoe Coal Corporation, Bledsoe Coal Leasing Corporation and Shamrock Coal Company, all subsidiaries of James River Coal Company, from February 2003 until joining us. Mr. Snavely has a B.S. in mining engineering from Virginia Tech University.
     Jon R. Bauer — Director
      Mr. Bauer has served as our Director since April 2005 and as a Director of ICG, Inc. since October 2004. Since May 1995, Mr. Bauer has been the managing member and chief investment officer of Contrarian Capital Management LLC, a multi-strategy distressed securities money management firm. From July 1986 to May 1995, he was managing director at Oppenheimer & Co., Inc., an investment services company, where he founded the High Yield Department. Mr. Bauer is also a director of Arpeggio Acquisition Corp., a blank check and acquisition company Mr. Bauer received a bachelors degree (with honors) from Rutgers College and an M.B.A. from Harvard Business School.

Cynthia B. Bezik — Director
      Ms. Bezik has been a Director since April 2005 and as a Director of ICG, Inc. since December 2004. Ms. Bezik has over thirty years of financial management experience. Since May 2004, Ms. Bezik has been a financial consultant to the $300 million Senior Secured Noteholders in the contested WCI Steel bankruptcy proceedings. She was Senior Vice President — Finance and Chief Financial Officer at Cleveland-Cliffs Inc, from November 1997 through July 2003. Prior to that, she was the Treasurer at Cleveland-Cliffs from October 1994 through October 2003. Cleveland-Cliffs Inc, a NYSE-listed company, is a major supplier to the steel industry. Earlier in her career, she was on the audit staff of Ernst & Young, LLP, a professional services organization, and worked for AM International, a large manufacturing concern. In September 2005, Ms. Bezik joined the Board of Managers of New Venture Holdings, LLC, a privately held, tier-one automotive supplier, and in October 2005, was appointed to its Audit Committee. From February through September 2004, Ms. Bezik was a Director and chair of the Audit Committee of Oxford Automotive, Inc., a privately held, tier-one automotive supplier, prior to its filing for reorganization in 2004. In addition, she is on the Board of Trustees and the Executive Committee and serves as Treasurer of the Achievement Centers for Children, a non-profit organization serving special needs children in Northeastern Ohio. Ms. Bezik is a CMA (Certified Management Accountant) and holds an M.B.A. from Case Western Reserve University.

William J. Catacosinos — Director
      Dr. Catacosinos has been a Director since April 2005 and as a Director of ICG, Inc. since December 2004. Since November 1998, Dr. Catacosinos has served as Managing Partner of Laurel Hill Capital Partners, a private equity investment firm. He also serves as the Chairman, President and CEO of TNP Enterprises, Inc., the parent of Texas-New Mexico Power, an electric utility located in Fort Worth, Texas. Dr. Catacosinos was Chairman and Chief Executive Officer of Long Island Lighting Company, a non-profit electric utility, from January 1984 to July 1998. Dr. Catacosinos is also a director of Preservation Sciences, Inc., a company in St. Petersburg, Florida, that researches, develops and markets preservatives and preservative technologies for food, beverage and industrial products. He earned a B.S. degree, an M.B.A. and a Ph.D. in Economics from New York University.

Marcia L. Page — Director
      Ms. Page has served as a Director since April 2005 and as a Director of ICG, Inc. since October 2004. Since May 1994, Ms. Page has been a Managing Partner of Värde Partners, Inc., an investment management firm focused on distressed debt and other event-driven strategies. Prior to funding Värde, Ms. Page was Vice President of EBF & Associates, a hedge fund based in Minnetonka, Minnesota. Prior to EBF, she managed fixed-income portfolios for Cargill Financial Services Corporation, a venture capital company. Ms. Page earned her B.A. (magna cum laude) from Gustavus Adolphus College and an M.B.A. from the University of Minnesota.

Wendy L. Teramoto — Director
      Ms. Teramoto has been a Director since October 2004 and was Secretary of ICG, Inc. from October 2004 until April 2005. Ms. Teramoto is also chairman of the Board of Directors of Anker and Sole Manager and chief executive officer of CoalQuest. Currently, Ms. Teramoto is a Senior Vice President at WL Ross & Co. LLC. Prior to this position, Ms. Teramoto was a Vice President at WL Ross & Co. from April 2000 through July 2005. Prior to joining WL Ross & Co., Ms. Teramoto worked at Rothschild Inc., an investment banking firm. Ms. Teramoto received a B.S. in accounting and finance from the University of Colorado.
Composition of the Board
      Our board of directors currently consists of seven directors, six of whom meet the independence standards of The New York Stock Exchange. Following the proposed public offering, we expect to appoint an additional director.

Classified Board of Directors
      Our amended and restated certificate of incorporation provides that our board of directors be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board will be elected each year. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. Under Section 141 of the General Corporation Law of Delaware, directors serving on a classified board can only be removed for cause. The provision for our classified board may be amended, altered or repealed only upon the affirmative vote of the holders of 80% of our outstanding voting stock.
      The provision for a classified board could prevent a party that acquires control of a majority of the outstanding voting stock from obtaining control of our board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us and could increase the likelihood that our incumbent directors will retain their positions.
      We believe that a classified board helps to assure the continuity and stability of our board and our business strategies and policies as determined by our board, because a majority of the directors at any given time will have prior experience on our board. The classified board provision also helps to ensure that our board, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

Number of Directors; Removal; Vacancies
      Our amended and restated certificate of incorporation and bylaws provide that the number of directors be set by resolution adopted by the affirmative vote of a majority of the total number of directors that we would have if there were no vacancies on our board. This provision regarding the size of our board may not be amended, altered, changed or repealed in any respect without the affirmative vote of 80% of our outstanding voting stock.
      Pursuant to our amended and restated certificate of incorporation, each director serves until his or her successor is duly elected and qualified, unless he or she dies, resigns, retires, becomes disqualified or is removed. Our amended and restated certificate of incorporation also provides that, subject to the rights of the holders of any series of preferred stock, directors may be removed, but only for cause by the affirmative vote of the holders of at least 80% of our voting stock.
      Our amended and restated certificate of incorporation further provides that newly created directorships in our board may only be filled by a resolution approved by a majority of our board, provided a quorum is present, and any other vacancies in our board may be filled by a resolution approved by a majority of our board then in office, even if less than a quorum, or by a sole remaining director. Any director chosen to fill a newly created directorship will hold office for a term that will coincide with the remaining term of that class. For other vacancies, the chosen director will hold office for the remaining term as that of his or her predecessor.
Committees of the Board of Directors
      Our board of directors has a standing audit committee, compensation committee and a nominating and corporate governance committee.

Audit Committee
      Our audit committee currently consists of Jon R. Bauer, Cynthia B. Bezik and William J. Catacosinos, all of whom meet the relevant New York Stock Exchange independence requirements. In addition, Cynthia B. Bezik meets The New York Stock Exchange standard of possessing accounting or related financial management expertise. The audit committee oversees the engagement of independent public accountants, reviews our annual financial statements and the scope of annual audits and considers matters relating to accounting policies and internal controls.
      The board of directors has approved and adopted a Code of Business Conduct and Ethics for all directors, officers and employees, a copy of which will be available on our website and upon written request by our stockholders at no cost.

Compensation Committee
      Our compensation committee currently consists of Cynthia B. Bezik and Marcia L. Page, both of whom meet the relevant New York Stock Exchange requirements. The compensation committee reviews, approves and makes recommendations to our board of directors concerning our compensation practices, policies and procedures for our executive officers. The compensation committee’s duties include the administration of our stock option plans, equity incentive plans and compensation arrangements for our executives.

Nominating and Corporate Governance Committee
      Our nominating and corporate governance committee currently consists of Jon R. Bauer and William J. Catacosinos, both of whom meet the relevant New York Stock Exchange requirements. The duties of the nominating and corporate governance committee include, among other things, identifying individuals qualified to become members of our board of directors, recommending candidates to fill vacancies and newly-created positions on our board of directors, recommending whether incumbent directors should be nominated for re-election to our board of directors and developing and recommending corporate governance principles applicable to our board of directors and our employees. We intend to comply with the recently enacted New York Stock Exchange corporate governance rules with respect to nominating and corporate governance committees once we are listed on The New York Stock Exchange.
Directors’ Compensation
      Members of our board of directors currently are not compensated for serving on the board of directors other than for travel or other expenses incurred in connection with their service, nor are they paid a retainer or additional compensation for attendance at board or committee meetings. However, we currently compensate two of our non-employee directors, Cynthia B. Bezik and William J. Catacosinos, in the amount of $50,000 per year and $1,600 per meeting and upon completion of the reorganization, we will compensate our other non-employee directors in the same manner.
Compensation Committee Interlocks and Insider Participation
      None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.
Executive Compensation
      The following table sets forth information concerning the compensation of our chief executive officer and our other four most highly compensated executive officers for the year ended December 31, 2004.

Summary Compensation Table

	Annual Compensation

				Other Annual	All Other
		Salary	Bonus	Compensation(1)	Compensation
Name and Principal Position	Year	($)	($)	($)	($)

Bennett K. Hatfield, President and Chief Executive Officer(2)	2004	—	—	—	—	(3)
George R. Desko, Chief Executive Officer(4)	2004	450,000	—	—	—
Coy K. Lane, Senior Vice President of Operations(5)	2004	300,000	—	—	—
William D. Campbell, Vice President and Treasurer(6)	2004	265,000	—	—	—	(3)
William Scott Perkins, President— ICG Eastern(7)	2004	200,000	—	—	—	(3)
James Ketron, Vice President and General Counsel(8)	2004	190,000	—	—	—
Roger L. Nicholson, Senior Vice President and General Counsel(9)	2004	—	—	—	—	(3)
Samuel R. Kitts, Senior Vice President, West Virginia and Maryland Operations(10)	2004	—	—	—	—	(3)

(1)	Other annual compensation for fiscal 2005 has not been disclosed when the total value is less than the lesser of 10% of individual’s annual salary or $50,000.

(2)	Mr. Hatfield became our President and Chief Executive Officer in March 2005. For 2005, Mr. Hatfield will receive an annual salary of $500,000, and is entitled to certain other perquisites. For other information about his compensation, see “— Employment agreements” below.

(3)	Executives are entitled to the use of a company-owned vehicle.

(4)	Mr. Desko was ICG, Inc.’s Interim President and Chief Executive Officer from October 2004 until March 2005.

(5)	Mr. Lane was ICG, Inc.’s Senior Vice President of Operations until January 2005.

(6)	Mr. Campbell also became our Secretary in April 2005.

(7)	Mr. Perkins was ICG, Inc.’s Vice President, ICG Eastern until January 2005, when he became our Senior Vice President, Kentucky and Illinois.

(8)	Mr. Ketron was ICG, Inc.’s Vice President and General Counsel until February 2005.

(9)	Mr. Nicholson became our Senior Vice President and General Counsel in April 2005. For 2005, Mr. Nicholson will receive an annual salary of $260,000 and certain other perquisites, see “— Employment agreements” below.

(10)	Mr. Kitts became our Senior Vice President, West Virginia and Maryland Operations in April 2005. For 2005, Mr. Kitts will receive an annual salary of $250,000.

2005 Equity and Performance Incentive Plan
      Our board of directors has adopted an equity and performance incentive plan which is designed to assist us in attracting and retaining key employees, directors and consultants of outstanding ability and to motivate such employees, directors and consultants to exert their best efforts on our behalf by providing compensation and incentives through the granting of awards. The plan permits us to grant to our key employees, directors and consultants stock options, restricted shares, stock appreciation rights, restricted share units, performance shares or performance units. In connection with the plan, we have entered into stock option and restricted stock agreements with Messrs. Hatfield, Campbell, Hardesty, Kitts, Kitts, Nicholson, Perkins and Snavely.
      Administration. Our board of directors administers the 2005 Equity and Performance Incentive Plan. The board may delegate its authority to a committee of the board. The board determines who will receive awards under the 2005 Equity and Performance Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the plan. The board is authorized to interpret the 2005 Equity and Performance Incentive Plan, to establish, amend and rescind any rules and regulations relating to the 2005 Equity and Performance Incentive Plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan. The board may correct any defect or supply any omission or reconcile any inconsistency in the 2005 Equity and Performance Incentive Plan in the manner and to the extent they deem necessary or desirable.
      Shares Reserved for Awards, Limits on Awards and Shares Outstanding. The total numbers of shares of our common stock initially available for issuance or delivery under the 2005 Equity and Performance Incentive Plan is 8,000,000 shares. As of September 30, 2005, the total number of shares that may be used upon the exercise of the incentive stock options was 644,052, of which 319,052 shares are issuable at an exercise price of $10.97 per share and the remaining shares are issuable at the price of the shares of common stock offered in the proposed public offering. As of September 30, 2005, there were 450,000 shares of restricted common stock outstanding, as the restrictions on 68,750 shares of the initial 518,750 shares of restricted common stock have lapsed since the date of issuance.
      In the event of any other stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar transaction or event having an effect to any of the foregoing, the board may adjust (i) the number or kind of shares or other securities that may be issued or reserved for issuance pursuant to the 2005 Equity and Performance Incentive Plan or pursuant to any outstanding awards and/or (ii) the option price or exercise price.
      Stock Options. The 2005 Equity and Performance Incentive Plan permits the board to grant participants incentive stock options, which qualify for special tax treatment in the United States, as well as nonqualified stock options. The board establishes the duration of each option at the time it is granted, with a maximum ten-year duration for incentive stock options. The board may establish vesting and performance requirements that must be met prior to the exercise of options.
      Stock option grants may include provisions that permit the option holder to exercise all or part of the holder’s vested options by tendering shares of common stock already owned by the option holder for at least six months with a fair market value equal to the exercise price. Stock option grants may also include provisions that permit the option holder to exercise all or part of the holder’s vested options through an exercise procedure, which requires the delivery of irrevocable instructions to a broker to sell the shares obtained upon exercise of the option and deliver promptly to us the proceeds of the sale equal to the aggregate exercise price of the common stock being purchased.
      Restricted Shares. The board may also grant restricted shares of our common stock, which constitute an immediate transfer of ownership in consideration of the performance of services and entitle the recipient to voting, dividend and other ownership rights. The restricted shares generally are subject to a risk of forfeiture dependent on the completion of periods of service and to restrictions or prohibitions on their transferability. The board, however, may determine that a portion of the shares covered by an award will be immediately vested upon grant. Grants may also specify performance goals that, if achieved, will result in the termination or early termination of the restrictions applicable to such shares.
      Other Stock-Based Awards. The 2005 Equity and Performance Incentive Plan permits the board and compensation committee to grant awards that are valued by reference to, or otherwise based on, the fair market value of our common stock, including appreciation rights, restricted share units and performance shares. The 2005 Equity and Performance Incentive Plan also permits the board to grant performance units. These awards will be in such form and subject to such conditions as the board may determine, including the satisfaction of performance goals, the completion of periods of service or the occurrence of certain events.
      Change of Control Provisions. The board may, in the event of a change of control, provide that any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable. In addition, the board may, in its discretion, provide for the termination of an award upon the consummation of the change of control and the payment of a cash amount in exchange for the cancellation of an award, and/or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected award.
      Amendment and Termination. The board may amend or terminate the 2005 Equity and Performance Incentive Plan at any time, provided that no amendment or termination will be made that diminishes the rights of the holder of any award. The board may amend the plan in such manner as it deems necessary to permit awards to meet the requirements of applicable laws.
      There were no individual grants of stock options made during the year ended December 31, 2004 to any of the named executive officers. Since the adoption of the 2005 Equity and Performance Incentive Plan, we have granted stock options and restricted shares to our executive officers, including the following:

	Number of
	Securities
	Underlying	Restricted	Exercise Price
Name	Options Granted(1)	Stock(1)	Per Share

William D. Campbell	45,000	45,000		(2)
Phillip Michael Hardesty	40,000	40,000		(2)
Bennett K. Hatfield	319,052	206,250	$10.97
Oren Eugene Kitts	50,000	50,000		(2)
Samuel R. Kitts	50,000	50,000		(2)
Roger L. Nicholson	50,000	37,500		(2)
William Scott Perkins	50,000	50,000		(2)
Charles G. Snavely	40,000	40,000		(2)

(1)	All option and restricted share grants will be 25% vested upon grant, with the remaining vesting ratably over three years.

(2)	To be priced at the price of the shares of common stock sold in the proposed public offering.

Employment Agreements
      We currently have an employment agreement with Bennett K. Hatfield our President and Chief Executive Officer and Roger L. Nicholson, our Senior Vice President and General Counsel.
      Bennett K. Hatfield. On March 14, 2005, we entered into an employment agreement with Bennett K. Hatfield to serve as our President, Chief Executive Officer and as a member of our board of directors. The initial term of Mr. Hatfield’s employment agreement ends on March 31, 2008, unless extended in one-year increments beginning on March 31, 2007. The employment agreement provides a base salary to Mr. Hatfield of $500,000 per year, subject to annual review by the board of directors. In addition, Mr. Hatfield is entitled to receive an annual bonus based upon the achievement of certain results measured by us meeting certain EBITDA, earnings before interest taxes, depreciation and amortization, targets. For 2005 and 2006, Mr. Hatfield’s bonus will not be less than $500,000 per year. Under the terms of the employment agreement, Mr. Hatfield will receive term life insurance in the amount of $3.0 million for a period of 120 months owned by a designee of Mr. Hatfield, and is eligible to participate in employee benefit plans and programs adopted by us for executive level employees.
      Pursuant to the employment agreement, Mr. Hatfield has been granted (i) $3.5 million of stock options, which vest 25% on the date of grant and 25% annually on each March 14, 2006, 2007 and 2008, (ii) 206,250 restricted shares of common stock, which vest in three equal installments annually on each March 14, 2006, 2007 and 2008, and (iii) 68,750 shares of common stock. Pursuant to his employment agreement, Mr. Hatfield also purchased 25,000 shares of common stock of ICG in September 2005 at $8.00 per share. Should certain events occur, such as an underwritten public offering that meets certain criteria, a “change of control” or the termination of Mr. Hatfield’s employment for “cause” or for “good reason” (as such terms are defined in the employment agreement), all of the unrestricted shares and options will immediately vest and the options will become immediately exercisable. If Mr. Hatfield makes a timely election under Section 83(b) of the Internal Revenue Code to include the restricted shares in gross income for 2005, we will pay Mr. Hatfield an income tax gross-up payment to make Mr. Hatfield whole for the income tax impact of the restricted and unrestricted shares of common stock received by Mr. Hatfield.
      We may terminate Mr. Hatfield’s employment at any time and for any reason and Mr. Hatfield may resign at any time and for any reason. If Mr. Hatfield’s employment is terminated by us without “cause” or if Mr. Hatfield resigns for “good reason” (as such terms are defined in the employment agreement), we will be required to pay Mr. Hatfield (i) his accrued but unpaid salary and bonus compensation through the date of termination, (ii) the bonus compensation for the year of termination, prorated to the amount of time actually employed during such year and (iii) subject to Mr. Hatfield’s compliance with the non-solicitation provisions, a severance payment of three times base salary and three times annual bonus compensation (measured using the previous year’s bonus payment), along with coverage under the Company’s welfare benefit programs for a period not to exceed two years. Such severance compensation will be paid quarterly over the two year period following the date of Mr. Hatfield’s termination of employment. In the event that the severance payments or benefits would subject Mr. Hatfield to an excise tax because such payments or benefits are deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, then Mr. Hatfield would be entitled to a tax gross-up payment to restore Mr. Hatfield to the same after-tax position that he would have been in if the excise tax had not been imposed.
      Under the terms of the employment agreement, Mr. Hatfield may not disclose any confidential information or data concerning us or our business during the term of Mr. Hatfield’s employment and thereafter. In addition, during Mr. Hatfield’s term of employment and for a period of two years following the date Mr. Hatfield ceases to be employed by us, Mr. Hatfield may neither solicit certain of our employees to leave our employment nor solicit our customers or business associates to cease doing business with us.
      Roger L. Nicholson. We entered into an employment agreement with Roger L. Nicholson, effective as of April 25, 2005, to serve as Senior Vice President and General Counsel. The initial term of Mr. Nicholson’s employment agreement ends on March 31, 2008. The employment agreement provides a base salary to Mr. Nicholson of $260,000 per year, subject to annual review by the board of directors. Mr. Nicholson received a signing bonus payment of $20,000 as compensation for certain unvested benefits lost by virtue of his resignation of employment from his prior employer. In addition, Mr. Nicholson is entitled to receive an annual bonus based upon the achievement of certain results measured by us meeting certain EBITDA, earnings before interest taxes, depreciation and amortization, targets. For 2005, Mr. Nicholson’s bonus will not be less than $104,000. Under the terms of the employment agreement, Mr. Nicholson is eligible to participate in employee benefit plans and programs adopted by us for executive level employees.
      Pursuant to the employment agreement and the terms of the 2005 Equity and Performance Incentive Plan, Mr. Nicholson has been granted (i) options to purchase 50,000 shares of common stock, 25% of which vested on the date of grant and 25% which will vest annually on each April 25, 2006, 2007 and

2008, (ii) 37,500 restricted shares of common stock, which will vest in three equal installments annually on each April 25, 2006, 2007 and 2008, and (iii) 12,500 unrestricted shares of common stock.
      We may terminate Mr. Nicholson’s employment at any time and for any reason and Mr. Nicholson may resign at any time and for any reason. If Mr. Nicholson’s employment is terminated by us without “cause” or if Mr. Nicholson resigns for “good reason” (as such terms are defined in the employment agreement), we will be required to pay Mr. Nicholson (i) his accrued but unpaid salary and bonus compensation through the date of termination, (ii) the bonus compensation for the year of termination, prorated to the amount of time actually employed during such year and (iii) subject to Mr. Nicholson’s compliance with the non-solicitation provisions, a severance payment of three times base salary and three times annual bonus compensation (measured using the previous year’s bonus payment), along with coverage under the our medical and dental programs for a period not to exceed two years. Such severance compensation will be paid quarterly over the two year period following the date of Mr. Nicholson’s termination of employment.
      Under the terms of the employment agreement, Mr. Nicholson may not disclose any confidential information or data concerning us or our business during the term of Mr. Nicholson’s employment and thereafter. In addition, during Mr. Nicholson’s term of employment and for a period of two years following the date Mr. Nicholson ceases to be employed by us, Mr. Nicholson may neither solicit certain of our employees to leave our employment nor solicit our customers or business associates to cease doing business with us.
Related Matters
      Mr. Hatfield, along with Massey Energy Company and certain other executive officers and directors of Massey Energy Company, was named as an individual defendant in a shareholder derivative action, Philip R. Arlia v. Don L. Blankenship, et al., and Massey Energy Company, filed on August 5, 2002, in the Circuit Court of Boone County, West Virginia, Civil Action No. 02-C-139. The plaintiff alleges three separate claims: (1) breach of fiduciary duties based upon the individual defendants’ positions as directors and/or officers of Massey; (2) misappropriation of Massey’s confidential information in connection with alleged insider trading by certain individual defendants; and (3) waste of corporate assets in connection with the alleged insider trading. All of the defendants have filed motions to dismiss in 2003. The Circuit Court has preliminarily approved a settlement. Massey Energy Company is completing the process of notifying its shareholders about the settlement. Shareholders who have any objections to the proposed settlement must file any challenges on or before November 28, 2005. The Circuit Court has scheduled a hearing on December 9, 2005, to hear any objections. If no objections are filed, the Circuit Court will give its final approval of the settlement, and the case will be dismissed.

PRINCIPAL SHAREHOLDERS
      The following table and accompanying footnotes show information regarding the beneficial ownership of ICG common stock and International Coal Group common stock before and after the reorganization and the Anker and CoalQuest acquisitions by:

•	each person who is known by ICG to own beneficially more than 5% its common shares;

•	each member of ICG’s board of directors and each of ICG’s named executive officers; and

•	all members of ICG’s board of directors and ICG’s executive officers as a group.
      ICG has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. ICG believes that each shareholder named in the table has sole voting and dispositive power for the shares shown as beneficially owned by each such shareholder.
      The number of ICG common shares and percentages of beneficial ownership before the reorganization set forth below are based on 107,230,999 shares of ICG common stock issued and outstanding as of September 30, 2005. The number of International Coal Group common shares and percentages of beneficial ownership after the reorganization are based on a one-to-one exchange ratio for shares of ICG and International Coal Group and includes 20,072,992 International Coal Group common shares to be issued to holders of Anker shares and CoalQuest membership interests, assuming a public offering price of $13.70 per share.

			International Coal Group
			Shares Beneficially
			Owned After the
	ICG Shares Beneficially		Reorganization and the
	Owned Prior to the		Anker and CoalQuest
	Reorganization		Acquisitions

Name and Address of Beneficial Owner	Number	Percent	Number	Percent

Värde Partners, Inc.(1)	6,373,755	5.94%	6,373,755	5.01%
Värde Management, Inc.
Värde Management International, Inc.
Attn: Kathy Ricke 8500 Normandale Lake Boulevard Suite 1570 Minneapolis, MN 55347
Contrarian Funds LLC(2)	10,822,865	10.09%	10,822,865	8.50%
Attn: Michael J. Restifo 411 West Putnam Avenue, Suite 225 Greenwich, CT 06830
WLR Recovery Fund II, L.P.(3)	9,804,172	9.14%	19,073,193	14.98%
Attn: Wendy Teramoto 101 East 52nd Street, 19th Floor New York, NY 10022
Shepherd International Coal Holdings, Ltd.(4)	5,325,349	4.97%	5,325,349	4.18%
Attn: Colin M. Lancaster 3600 S. Lake Drive St. Francis, WI 53235
Stark Trading(5)	5,325,350	4.97%	5,325,350	4.18%
Attn: Colin M. Lancaster 3600 S. Lake Drive St. Francis, WI 53235

			International Coal Group
			Shares Beneficially
			Owned After the
	ICG Shares Beneficially		Reorganization and the
	Owned Prior to the		Anker and CoalQuest
	Reorganization		Acquisitions

Name and Address of Beneficial Owner	Number	Percent	Number	Percent

Third Point LLC(6)	10,001,045	9.33%	10,001,045	7.86%
Attn: Lloyd Blumberg 390 Park Avenue New York, NY 10022
Wholesale Realtors Supply(7)	—	—	4,815,777	3.78%
Attn: Gabriel Elias 509 Spring Avenue Elkins Park, PA 19027
Wilbur L. Ross, Jr.(3)	9,804,172	9.14%	19,073,193	14.98%
Bennett K. Hatfield(8)	379,763	*	379,763	*
William D. Campbell(8)	56,250	*	56,250	*
Philip Michael Hardesty(8)	50,000	*	50,000	*
Oren Eugene Kitts(8)	62,500	*	62,500	*
Samuel R. Kitts(8)	62,500	*	62,500	*
Roger L. Nicholson(8)	62,500	*	62,500	*
William Scott Perkins(8)	62,500	*	62,500	*
Charles G. Snavely	50,000	*	50,000	*
Jon R. Bauer(2)	10,822,865	10.09%	10,822,865	8.50%
George R. Desko(9)	—	—	1,856,752	1.46%
Marcia L. Page(1)	6,373,755	5.94%	6,373,755	5.01%
All directors and executive officers as a group (1)(2)(3)(8) (15 persons)	27,786,805	25.91%	38,912,578	30.57%

*	Less than 1%

(1)	Represents 6,373,755 shares of common stock held of record by Värde Coal Inc. All of these shares are controlled by Värde Partners, Inc., Värde Management, Inc. or Värde Management International, Inc., which are controlled by Ms. Page, Gregory S. McMillan and George G. Hicks. Ms. Page and Messrs. McMillan and Hicks are (i) the principals, directors and managing partners of Värde Partners, Inc. and (ii) the principals, directors and vice president of Värde Management, Inc. and Värde Management International, Inc. To the extent Ms. Page is deemed to beneficially own these shares as a result of her position as a principal director or managing partner or vice president of Värde Partners, Inc. Värde Management

(2)	Represents 10,822,865 shares of common stock held of record by investment management clients of Contrarian Capital Management LLC. Mr. Bauer serves as the Managing Member of Contrarian Capital Management LLC. To the extent Mr. Bauer is deemed to beneficially own these shares as a result of his position as the Managing Member of Contrarian Capital Management LLC, Mr. Bauer disclaims beneficial ownership of these shares.

(3)	Represents 9,804,172 common shares held of record by WLR Recovery Fund II, L.P. WL Ross & Co. LLC manages WLR Recovery Fund, II, L.P. Mr. Ross serves as a principal of WL Ross & Co. LLC, which manages WLR Recovery Fund II, L.P. To the extent Mr. Ross is deemed to beneficially own these shares as a result of his position as a principal of WL Ross & Co. LLC, Mr. Ross disclaims beneficial ownership of these shares. Also represents 9,804,172 common shares held by WLR Recovery Fund II, L.P., 8,450,276 shares to be received as merger consideration for Anker common shares owned by WLR Recovery Fund, L.P. and WLR Recovery Fund II, L.P. and 5,841,435 shares to be received as merger consideration for membership interests in CoalQuest owned by WLR CoalQuest Holding Corp, which is wholly owned by WLR Recovery Fund II, L.P. WL Ross & Co. LLC manages WLR Recovery Fund II, L.P. and WLR Recovery Fund, L.P. Mr. Ross serves as a principal of WL Ross & Co. LLC, which manages WLR Recovery Fund II, L.P. To the extent Mr. Ross is deemed to beneficially own these shares as a result of his position as a principal of WL Ross & Co. LLC, Mr. Ross disclaims beneficial ownership of these shares.

(4)	Michael A. Roth and Brian J. Stark are the Managing Members of Stark Onshore Management, LLC which acts as the Managing General Partner and has the sole dispositive power to direct the management of Stark Trading.

(5)	Michael A. Roth and Brian J. Stark are the Managing Members of Stark Offshore Management, LLC, which acts as the Investment Manager of Shepherd Investments International, Ltd., the sole Shareholder of Shepherd International Coal Holdings, Ltd. The Investment Manager has the sole dispositive power to direct the management of Shepherd International Coal Holdings, Ltd.

(6)	Represents 540,000 shares of common stock beneficially owned or held of record by Third Point Partners Qualified L.P., 1,271,705 shares of common stock beneficially owned or held of record by Third Point Partners L.P., 6,045,206 shares of common stock beneficially owned or held of record by Third Point Offshore Fund, Ltd., 844,604 shares of common stock held of record by Third Point Ultra Ltd., 267,257 shares of common stock beneficially owned or held of record by Third Point Resources LP, 439,373 shares of common stock beneficially owned or held of record by Third Point Resources Ltd. and 592,900 shares of common stock beneficially owned or held of record by Lyxor/ Third Point Fund Ltd. All of these shares are controlled by Third Point LLC, which serves as investment manager or advisor to these accounts, which in turn is controlled by Daniel S. Loeb. Mr. Loeb is the managing member of Third Point LLC. To the extent Mr. Loeb is deemed to beneficially own these shares as a result of his position as the managing member of Third Point LLC, Mr. Loeb disclaims beneficial ownership of these shares.

(7)	Represents 4,678,119 common shares to be received as merger consideration for shares held in Anker and 2,747,226 common shares to be received as merger consideration for membership interests in CoalQuest.

(8)	Represents options to purchase shares of our common stock which are currently exercisable and all restricted shares granted to management. See “Management — Employee Benefit Plans” regarding vesting of the shares of restricted stock.

(9)	Represents merger consideration for membership interests in CoalQuest owned by George and Janet Desko.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      Under the Advisory Services Agreement, dated as of October 1, 2004 between ICG, Inc. and WL Ross & Co. LLC, WLR has agreed to provide advisory services to ICG, Inc. (consisting of consulting and advisory services in connection with strategic and financial planning, investment management and administration and other matters relating to the business and operation of ICG, Inc. of a type customarily provided by sponsors of U.S. private equity firms to companies in which they have substantial investments, including any consulting or advisory services which the Board of Directors reasonably requests). WLR is to be paid a quarterly fee of $500,000 and reimbursed for any reasonable out of pocket expenses (including expenses of third-party advisors retained by WLR). International Coal Group will assume the Advisory Services Agreement in connection with the corporate reorganization.
      The advisory services agreement is for a term until the earlier of (i) the entry of a final non-appealable judgment that WLR is in breach of its obligation under the agreement or in breach of its duty of loyalty to ICG, Inc. as an equity holder; (ii) the seventh anniversary of the effective date; or (iii) the 30th day after receipt by WLR of a termination payment (as defined in the agreement). ICG, Inc. also has the right to terminate the agreement upon written notice to WLR following (i) the 90th day after which WLR and its affiliated entities cease to own at least 25% of the ICG, Inc. equity beneficially owned by them on the effective date of the agreement or (ii) the 30th day after which Wilbur L. Ross, Jr. is no longer affiliated with or involved in the business of WLR.
DESCRIPTION OF INDEBTEDNESS
Our Credit Facility
      In connection with the Horizon asset acquisition in the third quarter of 2004, our subsidiary, ICG, LLC, entered into a new credit facility, which, among other things, financed a portion of the Horizon acquisition and provided working capital for us and our subsidiaries. Our current amended and restated credit facility consists of a $110.0 million revolving credit facility, of which up to a maximum of $75.0 million may be utilized for letters of credit, and a $210.0 million term loan facility. The revolving credit facility has a five-year term and is due on October 1, 2009. The term loan facility has a six-year term and is due on October 1, 2010. As of September 30, 2005, we had $173.7 million outstanding under our term loan facility and $52.9 million and $15.0 million of outstanding and undrawn letters of credit and borrowings under our revolving credit facility, respectively. $35.0 million of our term loan facility will not be advanced until we consummate the Anker and CoalQuest acquisitions. Borrowings under the revolving credit facility are subject to our total leverage ratio and bear interest, at our option, at either LIBOR (adjusted for statutory reserves) plus a margin ranging from 2.00% to 2.50% per annum or the alternate base rate plus a margin ranging from 1.00% to 1.50% per annum. Borrowings under the term loan bear interest, at our option, at either LIBOR (adjusted for statutory reserves) plus 2.75% per annum or the alternate base rate plus 1.75% per annum. As discussed below, we recently amended our credit facility.
      Borrowings under our credit facility are secured by substantially all of our assets and the assets of all of our subsidiaries, as well as by a pledge of all of the stock of our subsidiaries. In addition, we and each of our other non-borrower subsidiaries guarantee all of the indebtedness under the credit facility.
      Our current credit facility requires certain mandatory prepayments upon the receipt of the proceeds from certain asset sales, casualty events, debt or equity offerings, including the proposed public offering, and in the event that we have excess cash flow as determined in accordance with the credit facility. Our current credit facility requires 50% of the proceeds of the proposed public offering (net of any customary fees, underwriting discounts, commissions and other costs and expenses) to be applied as a prepayment of the term loan facility, with such prepayment to be applied, first, to the next scheduled amortization payment and, second, to the remaining amortization payments on a pro rata basis.
      Our current credit facility, as amended, contains customary affirmative and negative covenants for senior credit facilities of this type, including, but not limited to, limitations on the incurrence of indebtedness, asset dispositions, acquisitions, investments, dividends and other restricted payments, liens and transactions with affiliates. Our credit facility, as amended, also currently contains the following financial covenants:

•	a maximum leverage ratio, set at 2.75 to 1.00 from the closing date of the credit facility through December 31, 2005 and decreasing to 2.50 to 1.00 for the 2006 fiscal year, and 2.25 to 1.00 from January 1, 2007 through the final maturity date of the credit facility;

•	a minimum interest coverage ratio set at 4.00 to 1.00 for each of the four consecutive quarters then last ended; and

•	a limit on capital expenditures for the 2005 fiscal year of $155.0 million (or $175.0 million upon a Successful IPO), for the 2006 fiscal year of $180.0 million (or $200.0 million upon a Successful IPO), for the 2007 fiscal year of $255.0 million (or $350.0 million upon a Successful IPO), for the 2008 fiscal year of $125.0 million (or $315.0 million upon a Successful IPO), for the 2009 fiscal year of $75.0 million (or $125.0 million upon a Successful IPO) and from January 1, 2010 through the final maturity date of the credit facility of $85.0 million (or $125.0 million upon a Successful IPO). A “Successful IPO” is defined to mean a public offering with at least $250 million in gross proceeds.
      Although we have not reached a covenant test period we believe that ICG, LLC maintained the leverage and interest coverage ratios specified in, and were in compliance with, the credit facility as of September 30, 2005. We expect that some of our financial covenant requirements will be modified in connection with the amendment to the credit agreement.
      Our current credit facility contains customary events of default, including, but not limited to, failure to pay principal or interest, breach of covenants or representations and warranties, cross-default to other indebtedness, judgment default and insolvency. If an event of default occurs under the credit facility, the lenders under the credit facility will be entitled to take various actions, including demanding payment for all amounts outstanding thereunder and foreclosing on any collateral.
      In connection with the Anker and CoalQuest acquisition, we amended our credit facility on June 29, 2005. This amendment made the following changes to our credit facility:

•	provided for the consent by our lenders under the credit facility to the consummation of the Anker and CoalQuest acquisitions and to the corporate reorganization of ICG and certain of its subsidiaries;

•	increased the amount of our term loan facility by an additional $35.0 million which, upon consummation of the Anker and CoalQuest acquisitions, will bring the total outstanding amount of this term loan facility to $210.0 million;

•	increased the sublimit of our revolving credit facility that is available for the issuance of letters of credit from $60.0 million to $75.0 million;

•	permits us to make certain cash dividends, upon the completion of the proposed public offering in an amount not to exceed $40.0 million in any fiscal year;

•	eliminated the minimum fixed charge coverage ratio;

•	modify the limit on capital expenditures as detailed above;

•	allow us to increase the amount of our revolving credit facility at a later date by an additional $190.0 million to $300.0 million, without lender approval at the time of the requested increase; and

•	allow us to increase the amount of our term loans at a later date by an additional $50.0 million, without lender approval at the time of the requested increase.

LEGAL MATTERS
      The validity of common shares being registered in connection with the reorganization has been passed upon by Jones Day, New York, New York.
EXPERTS
      The combined financial statements of Horizon NR, LLC and certain subsidiaries (“Combined Companies”) as of September 30, 2004 and December 31, 2003, and for the period January 1, 2004 to September 30, 2004, the year ended December 31, 2003, the period May 10, 2002 to December 31, 2002, and for the period January 1, 2002 to May 9, 2002, included in this registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement (which report on the combined financial statements expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to (1) fresh start reporting as of May 9, 2002, (2) allocations of certain assets and expense items applicable to Horizon and subsidiaries, (3) the bankruptcy filing of the Combined Companies and the fact the combined financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Combined Companies be unable to continue as a going concern, and (4) referring to the restatement of the financial statements and which report on the financial statement schedule expresses an unqualified opinion on the financial schedule and includes an explanatory paragraph referring to the restatement of the financial statement schedule) and are so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
      The consolidated financial statements of ICG and subsidiaries as of December 31, 2004 and for period May 13, 2004 (inception) to December 31, 2004, included in this prospectus and the related financial statement schedule included in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing in this registration statement (which reports express an unqualified opinion on the financial statements and financial statement schedule which report on the financial statements and includes an explanatory paragraph referring to the restatement of the 2004 financial statements and which report on the financial statement schedule includes an explanatory paragraph referring to the restatement of the financial statement schedule) and are so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
      The consolidated financial statements of Anker Coal Group, Inc. and subsidiaries as of December 31, 2004 and for the year then ended, included in this registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The financial statements of CoalQuest Development LLC as of December 31, 2004 and for the year then ended, included in this registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

EXPERTS — COAL RESERVES
      The estimates of ICG’s and International Coal Group’s proven and probable coal reserves referred to in this registration statement, to the extent described in this registration statement, have been prepared by ICG and International Coal Group and reviewed by Marshall Miller & Associates, Inc.
WHERE YOU CAN FIND MORE INFORMATION
      International Coal Group has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the issuance of shares of its common stock being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to International Coal Group and the shares of its common stock, reference is made to the registration statement. International Coal Group is not currently subjected to the informational requirements of the Exchange Act. As a result of the offering of the International Coal Group common shares, International Coal Group will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the Securities and Exchange Commission. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the Securities and Exchange Commission located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the Securities and Exchange Commission at prescribed rates. You can call the Securities and Exchange Commission at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. These materials may also be accessed electronically by means of the Securities and Exchange Commission’s home page on the Internet (http://www.sec.gov).
      With respect to other procedures regarding stockholder relations, upon consummation of the proposed public offering of the International Coal Group common shares, International Coal Group intends to send its stockholders annual reports containing audited financial statements and make available quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year. The annual report will contain a report on financial condition and results of operations, audited financial statements and such other information as is required under applicable Securities and Exchange Commission rules and regulations. In addition, after International Coal Group has completed the proposed public offering of its common shares, it will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission within the time prescribed by the applicable rules and regulations of the Securities and Exchange Commission. International Coal Group intends to make such filings available on its website once the offering is completed. Information relating to quarterly and annual earnings, declaration of dividends and reports of material events will be communicated to shareholders as appropriate.
      International Coal Group is currently obligated under its charter to deliver certain annual and quarterly financial information to each shareholder. International Coal Group’s obligation to deliver the foregoing information to shareholders will cease upon the consummation of the proposed public offering.

GLOSSARY OF SELECTED TERMS
      Ash. Impurities consisting of iron, alumina and other incombustible matter that are contained in coal. Since ash increases the weight of coal, it adds to the cost of handling and can affect the burning characteristics of coal.
      Base load. The lowest level of power production needs during a season or year.
      Bituminous coal. A middle rank coal (between sub-bituminous and anthracite) formed by additional pressure and heat on lignite. The most common type of coal with moisture content less than 20% by weight and heating value of 10,500 to 14,000 Btus per pound. It is dense and black and often has well-defined bands of bright and dull material. It may be referred to as soft coal.
      British thermal unit, or “Btu.” A measure of the thermal energy required to raise the temperature of one pound of pure liquid water one degree Fahrenheit at the temperature at which water has its greatest density (39 degrees Fahrenheit). On average, coal contains about 22 million Btu per ton.
      By-product. Useful substances made from the gases and liquids left over when coal is changed into coke.
      Central Appalachia. Coal producing area in eastern Kentucky, Virginia and southern West Virginia.
      Clean Air Act Amendments. A comprehensive set of amendments to the federal law governing the nation’s air quality. The Clean Air Act was extensively amended in 1970, 1977 and 1990 to address significant air pollution problems. The 1990 amendments broadened and strengthened the original law to address specific problems such as acid deposition, urban smog, hazardous air pollutants, and stratospheric ozone depletion.
      Clean coal burning technologies. A number of innovative, new technologies designed to use coal in a more efficient and cost-effective manner while enhancing environmental protection. Several promising technologies include fluidized-bed combustion, integrated gasification combined cycle, limestone injection multi-stage burner, enhanced flue gas desulfurization (or scrubbing), coal liquefaction, and coal gasification.
      Coal seam. A bed or stratum of coal. Usually applies to a large deposit.
      Coal washing. The process of separating undesirable materials from coal based on differences in densities. Pyritic sulfur, or noncarbonaceous material, is heavier and sinks in water; coal is lighter and floats.
      Coke. A hard, dry carbon substance produced by heating coal to a very high temperature in the absence of air. Coke is used in the manufacture of iron and steel. Its production results in a number of useful byproducts.
      Compliance coal. Coal which, when burned, emits 1.2 pounds or less of sulfur dioxide per million Btu, as required by Phase II of the Clean Air Act Acid Rain program.
      Continuous miner. A machine that simultaneously extracts and loads coal. This is distinguished from a conventional, or cyclic, unit, which must stop the extraction process for loading to commence.
      Continuous mining. Any coal mining process which tears the coal from the face mechanically (see “Face”) and loads continuously, thus eliminating the separate cycles of cutting, drilling, shooting and loading. This is to be distinguished from conventional mining, an older process in which these operations are cyclical.
      Conventional mining. A deep mining method that includes inserting explosives in a coal seam, blasting the seam and removing the coal onto a conveyor or shuttle car.
      Deep mine. An underground coal mine.

      Dragline. A large excavating machine used in the surface mining process to remove overburden (see “Overburden”). The dragline has a large bucket suspended from the end of a huge boom, which may be 275 feet long or larger. The bucket is suspended by cables and capable of scooping up vast amounts of overburden as it is pulled across the excavation area. The dragline, which can “walk” on huge pontoon-like “feet,” is one of the largest land-based machines in the world.
      Face. The exposed area of an underground coalbed from which coal is extracted.
      Fluidized bed combustion. A process with a high success rate in removing sulfur from coal during combustion. Crushed coal and limestone are suspended in the bottom of a boiler by an upward stream of hot air. The coal is burned in this bubbling, liquid-like (or fluidized) mixture. Rather than released as emissions, sulfur from combustion gases combines with the limestone to form a solid compound recovered with the ash.
      Fossil fuel. Fuel such as coal, crude oil or natural gas, formed from the fossil remains of organic material.
      Gasification. Any of various processes by which coal is turned into low, medium or high-Btu gas.
      High Btu coal. Coal which has an average heat content of 12,500 Btus per pound or greater.
      Highwall. The unexcavated face of exposed overburden and coal in a surface mine or in a face or bank on the uphill side of a contour mine excavation.
      Highwall miner. A mining system consisting of a remotely controlled continuous miner that extracts coal and conveys it by auger, belt, or chain conveyors to the outside. The cut is typically a rectangular, horizontal cut from a highwall bench, reaching depths of several hundred feet or deeper.
      Illinois Basin. Coal producing area in Illinois, Indiana and western Kentucky.
      Lignite. The lowest rank of coal with a high moisture content of up to 45% by weight and heating value of 6,500 to 8,300 Btus per pound. It is brownish black and tends to oxidize and disintegrate when exposed to air.
      Longwall miner. A deep mining machine that uses a steel plow or rotating drum, which is pulled mechanically back-and-forth across a long face of coal. The loosened coal falls onto a conveyed for removal from the mine.
      Longwall mining. The most productive underground mining method in the United States. One of three main underground coal mining methods currently in use. Employs a steel plow, or rotation drum, which is pulled mechanically back and forth across a face of coal that is usually several hundred feet long. The loosened coal falls onto a conveyor for removal from the mine.
      Low sulfur coal. Coal which, when burned, emits 1.6 pounds or less of sulfur dioxide per million Btu.
      Medium sulfur coal. Coal which, when burned, emits between 1.6 and 2.5 pounds of sulfur dioxide per million Btu.
      Metallurgical coal. The various grades of coal suitable for carbonization to make coke for steel manufacture. Also known as “met” coal, its quality depends on four important criteria: volatility, which affects coke yield; the level of impurities including sulfur and ash, which affects coke quality; composition, which affects coke strength; and basic characteristics, which affect coke oven safety. Met coal typically has a particularly high Btu but low ash and sulfur content.
      Mountaintop mining. A method of surface mining practiced in the Appalachian coal fields of the eastern United States. Mountaintop mining allows the mine operator to completely remove the layers of dirt and rock covering a coal seam, making the entire deposit economical for extraction. Although valley fill — the depositing of rock and dirt from the surface mine into adjacent valleys — has recently become controversial, it is a practice that is not unique to the mining industry. Hundreds of valley fills were constructed throughout the country during the building of the vital Interstate Highway System. Mountaintop mining is essential to viability of the modern Appalachian coal industry.
      Nitrogen oxide (NOx). A gas formed in high temperature environments such as coal combustion. It is a harmful pollutant that contributes to acid rain.
      Non-reserve coal deposits. Non-reserve coal deposits are coal bearing bodies that have been sufficiently sampled and analyzed, but do not qualify as a commercially viable coal reserve as prescribed by SEC rules until a final comprehensive SEC prescribed evaluation is performed.
      Northern Appalachia. Coal producing area in Maryland, Ohio, Pennsylvania and northern West Virginia.
      Overburden. Layers of earth and rock covering a coal seam. In surface mining operations, overburden is removed prior to coal extraction.
      Pillar. An area of coal left to support the overlying strata in a mine; sometimes left permanently to support surface structures.
      Powder River Basin. Coal producing area in northeastern Wyoming and southeastern Montana. This is the largest known source of coal reserves and the largest producing region in the United States.
      Preparation plant. Usually located on a mine site, although one plant may serve several mines. A preparation plant is a facility for crushing, sizing and washing coal to prepare it for use by a particular customer. The washing process has the added benefit of removing some of the coal’s sulfur content.
      Probable reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.
      Proven reserves. Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.
      Reclamation. The process of restoring land and environmental values to a mining site after the coal or ore is extracted. Reclamation operations are usually underway where the resources have already been taken from a mine, even as production operations are taking place elsewhere at the site. This process commonly includes recontouring or reshaping the land to its approximate original appearance, restoring topsoil and planting native grasses, trees and ground covers. Mining reclamation is closely regulated by both state and federal law.
      Recoverable reserve. The amount of coal that can be recovered from the Demonstrated Reserves. The recovery factor for underground mines is about 60.0%, and for surface mines about 80.0% to 90.0%. Using these percentages, there are about 275 billion tons of recoverable reserves in the United States.
      Reserve. That part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.
      Roof. The stratum of rock or other mineral above a coal seam; the overhead surface of a coal working place.
      Room-and-pillar mining. A method of underground mining in which about half of the coal is left in place to support the roof of the active mining area. Large “pillars” are left at regular intervals while “rooms” of coal are extracted.
      Scrubber (flue gas desulfurization system). Any of several forms of chemical/physical devices which operate to neutralize sulfur compounds formed during coal combustion. These devices combine the sulfur in gaseous emissions with other chemicals to form inert compounds, such as gypsum, that must then be removed for disposal. Although effective in substantially reducing sulfur from combustion gases, scrubbers require about 6% to 7% of a power plant’s electrical output and thousands of gallons of water to operate.
      Steam coal. Coal used by electric power plants and industrial steam boilers to produce electricity, steam or both. It generally is lower in Btu heat content and higher in volatile matter than metallurgical coal.
      Sub-bituminous coal. Dull coal that ranks between lignite and bituminous coal. Its moisture content is between 20% and 30% by weight, and its heat content ranges from 7,800 to 9,500 Btus per pound of coal.
      Sulfur. One of the elements present in varying quantities in coal that contributes to environmental degradation when coal is burned. Sulfur dioxide is produced as a gaseous by-product of coal combustion.
      Surface mine. A mine in which the coal lies near the surface and can be extracted by removing the covering layer of soil (see “Overburden”). About 60% of total U.S. coal production comes from surface mines.
      Tons. A “short” or net ton is equal to 2,000 pounds. A “long” or British ton is equal to 2,240 pounds; a “metric” tonne is approximately 2,205 pounds. The short ton is the unit of measure referred to in this prospectus.
      Truck-and-shovel/loader mining. Similar forms of mining where large shovels or front-end loaders are used to remove overburden, which is used to backfill pits after the coal is removed. Smaller shovels load coal in haul trucks for transportation to the preparation plant or rail loadout.
      Underground mine. Also known as a deep mine. Usually located several hundred feet below the earth’s surface, an underground mine’s resource is removed mechanically and transferred by shuttle car or conveyor to the surface. Most common in the coal industry, underground mines primarily are located east of the Mississippi River, and account for about 37.4% of total annual U.S. coal production.
      Unit train. A train of 100 or more cars carrying only coal. A typical unit train can carry at least 10,000 tons of coal in a single shipment.

INDEX TO FINANCIAL STATEMENTS

Page

ICG, Inc. and Subsidiaries
Interim Condensed Consolidated Financial Statements (unaudited)
Condensed Consolidated Balance Sheet as of September 30, 2005 (unaudited)	F-3
Condensed Consolidated Statements of Operations for nine months ended September 30, 2005 (unaudited)	F-4
Condensed Consolidated Statement of Stockholders’ Equity for nine months ended September 30, 2005 (unaudited)	F-5
Condensed Consolidated Statements of Cash Flows for nine months ended September 30, 2005 (unaudited)	F-6
Notes to Unaudited Condensed Consolidated Financial Statements as of September 30, 2005 and for nine months ended September 30, 2005	F-7
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-15
Consolidated Balance Sheet as of December 31, 2004	F-16
Consolidated Statement of Operations for the period May 13, 2004 (inception) to December 31, 2004	F-17
Consolidated Statement of Stockholders’ Equity for the period May 13, 2004 (inception) to December 31, 2004	F-18
Consolidated Statement of Cash Flows for the period May 13, 2004 (inception) to December 31, 2004	F-19
Notes to Consolidated Financial Statements as of December 31, 2004 and for the period May 13, 2004 to December 31, 2004	F-20

Horizon NR, LLC and Certain Subsidiaries (Predecessor to ICG, Inc.)
Report of Independent Registered Public Accounting Firm	F-37
Combined Balance Sheets as of September 30, 2004 and December 31, 2003	F-39
 Combined Statements of Operations for the period January 1, 2004 to September 30, 2004, the year ended December 31, 2003, the period May 10, 2002 to December 31, 2002 (reorganized companies) and the period January 1, 2002 to May 9, 2002 (predecessor companies)
F-40
 Combined Statements of Members’ Deficit for the period January 1, 2004 to September 30, 2004, the year ended December 31, 2003, the period May 10, 2002 to December 31, 2002 (reorganized companies) and the period January 1, 2002 to May 9, 2002 (predecessor companies)
F-41
 Combined Statements of Cash Flows for the period January 1, 2004 to September 30, 2004, the year ended December 31, 2003, the period May 10, 2002 to December 31, 2002 (reorganized companies) and the period January 1, 2002 to May 9, 2002 (predecessor companies)
F-42
 Notes to Combined Financial Statements as of September 30, 2004, for the period January 1, 2004 to September 30, 2004, the year ended December 31, 2003, the period May 10, 2002 to December 31, 2002 (reorganized companies) and the period January 1, 2002 to May 9, 2002 (predecessor companies)
F-43

Page

Anker Coal Group, Inc.
Independent Auditors’ Report	F-72
Consolidated Balance Sheets as of September 30, 2005 (unaudited) and December 31, 2004	F-73
Consolidated Statements of Operations for the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004	F-74
Consolidated Statements of Changes in Stockholders’ Deficit for the nine months ended September 30, 2005 (unaudited) and for the year ended December 31, 2004	F-75
Consolidated Statements of Cash Flows for the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004	F-76
Notes to Consolidated Financial Statements for the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004	F-77

CoalQuest Development, LLC
Independent Auditors’ Report	F-86
Balance Sheets as of September 30, 2005 (unaudited) and December 31, 2004	F-87
Statements of Income for the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004	F-88
Statements of Members’ Equity for the nine months ended September 30, 2005 (unaudited) and for the year ended December 31, 2004	F-89
Statements of Cash Flows for the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004	F-90
Notes to Financial Statements for the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004	F-91

ICG, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
(Dollars in thousands)

September 30, 2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,534
Trade accounts receivable	48,915
Accounts receivable — Anker Coal Group Inc.	2,597
Accounts receivable — Other	5,374
Inventories	20,472
Deferred income taxes	2,113
Prepaid insurance	240
Prepaid expenses and other	10,094

Total current assets	105,339
PROPERTY, PLANT AND EQUIPMENT, net	203,531
DEBT ISSUANCE COSTS, net	7,284
ADVANCE ROYALTIES	5,637
GOODWILL	187,680
DEFERRED INCOME TAXES, NON-CURRENT	8,222
OTHER NON-CURRENT ASSETS	7,858

Total assets	$523,020

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$36,130
Current portion of long-term debt and capital leases	1,997
Current portion of reclamation and mine closure costs	2,682
Accrued expenses and other	41,663

Total current liabilities	82,472

NON-CURRENT LIABILITIES, Less current portion
Long-term debt and capital leases	186,938
Reclamation and mine closure costs	39,432
Long-term employee benefits	20,759
Other non-current liabilities	6,893

Total non-current liabilities	254,022

Total liabilities	336,494

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock — par value $0.0001, 200,000,000 shares authorized, none issued	—
Common stock — par value $0.0001, 1,800,000,000 shares authorized, 107,230,999 issued and outstanding	11
Additional paid-in capital	158,850
Unearned compensation — restricted stock	(5,132)
Retained Earnings	32,797

Total stockholders’ equity	186,526

Total liabilities and stockholders’ equity	$523,020

See notes to condensed consolidated financial statements.

ICG, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(Dollars in thousands)

Nine Months
Ended
September 30,
2005

REVENUES
Coal sales revenues (including $5,580 to Anker Coal Group, Inc.)	$441,662
Freight and handling revenues	6,236
Other revenues	17,757

Total revenues	465,655

COSTS AND EXPENSES:
Freight and handling costs	6,236
Cost of coal sales and other revenues (exclusive of items shown separately below)	357,076
Depreciation, depletion and amortization	29,489
Selling, general and administrative (exclusive of depreciation and amortization shown separately above)	23,592
Gain on sale of assets	(518)

Total costs and expenses	415,875

Income from operations	49,780

INTEREST AND OTHER INCOME (EXPENSE):
Interest expense	(10,453)
Other, net	2,847

Total interest and other income (expense)	(6,446)

Income before income tax expense	43,334
INCOME TAX EXPENSE	(14,786)

Net income	$28,548

Earnings per share:
Basic	0.27
Diluted	0.27
Average common shares outstanding:
Basic	107,230,999
Diluted	107,280,820
See notes to condensed consolidated financial statements.

ICG, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Unaudited)
(Dollars in thousands)

	For the Period January 1, 2005 to September 30, 2005

			Unearned
		Additional	Compensation-
	Common	Paid-in	restricted	Retained
	Stock	Capital	stock	Earnings	Total

Balance — December 31, 2004	$11	$150,140	—	$4,249	$154,400
Net income for the period	—	—	—	28,548	28,548
Issuance of restricted stock and stock awards	—	8,090	(8,090)	—	—
Issuance of 25,000 shares of common stock pursuant to compensation agreement	—	372	—	—	372
Compensation expense-restricted stock	—	—	2,958	—	2,958
Compensation expense-stock options	—	248			248

Balance — September 30, 2005 expense	$11	$158,850	$(5,132)	$32,797	$186,526

See notes to condensed consolidated financial statements.

ICG, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

Period from
January 1, 2005 to
September 30,
2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$28,548
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	29,489
Stock compensation	3,378
Amortization of finance costs included in interest expense	838
Gain on sale of assets	(518)
Deferred income taxes	2,180
Changes in assets and liabilities:
(Increase) decrease in:
Receivables	(16,469)
Inventories	(6,529)
Prepaid expenses	2,707
Other assets	(7,529)
Increase (decrease) in:
Accounts payable	14,878
Accrued expenses	7,808
Accrued income tax	(2,232)
Reclamation and mine closure costs	(1,184)
Other liabilities	2,180

Total adjustments	28,997

Net cash provided by operating activities	57,545

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of assets	575
Additions to property, plant and equipment and mine development	(75,941)
Withdrawals from restricted cash	(23)

Net cash used in investing activities	(75,389)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on long-term debt	(5,099)
Borrowings on revolving line of credit	15,000
Proceeds from issuance of common stock	200
Deferred finance costs	(257)
Repayments on capital leases	(433)

Net cash provided by financing activities	9,411

Net decrease in cash and cash equivalents	(8,433)
Cash and cash equivalents, beginning of period	23,967

Cash and cash equivalents, end of period	$15,534

Supplemental information:
Cash paid for interest	$9,522

Cash paid for income taxes	$17,277

See notes to condensed consolidated financial statements.

ICG, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
As of September 30, 2005 and for the Period January 1, 2005 to September 30, 2005 (Unaudited)
(Dollars in thousands)

1.	Basis of Presentation
      Unaudited Interim Financial Information — The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. The condensed consolidated balance sheet as of September 30, 2005, condensed consolidated statement of operations for the nine months ended September 30, 2005, the condensed consolidated statement of cash flows for the nine months ended September 30, 2005 are unaudited, but include all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The results of operations for the interim periods are not indicative of the results to be expected for the year or any future period. These unaudited interim financial statements should be read in conjunction with the audited financial statements included in this registration statement.

2.	Goodwill
      Goodwill represents the excess of costs over fair value of net assets of businesses acquired. Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. The goodwill impairment test has two steps. The first, identifies potential impairments by comparing the fair value of a reporting, based on discounted cash flows, unit with its book value, including goodwill. If the fair value of the reporting unit exceeds the carrying amount, goodwill is not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with the carrying amount. If the implied goodwill is less than the carrying amount, a write-down is recorded. The Company performs its impairment test in December of each year. The impairment review in December 2004 supported the carrying value of goodwill, and as such, no write-down in the carrying value of goodwill was recorded.
      Goodwill increased from $183,946 at December 31, 2004 to $187,680 at September 30, 2005. The increase is due to the excess of actual expenses related to the acquisition of the assets of Horizon Natural Resources over management’s original estimate by $1,514 and adjustments of $2,220 to balance sheet accounts for items that were not available at the time of acquisition.

3.	Inventories
      As of September 30, 2005 inventories consisted of the following:

Coal	$9,323
Parts and supplies, net of a reserve for obsolescence of $378	11,149

$20,472

ICG, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2005 and for the Period January 1, 2005 to September 30, 2005 (Unaudited)
(Dollars in thousands)

4.	Property, Plant and Equipment
      As of September 30, 2005 property, plant and equipment are summarized by major classification as follows:

Land and land improvements	$18,276
Mining and other equipment and related facilities	127,347
Mine development and contract costs	16,772
Coal lands	53,031
Coal rights	2,019
Mine development in process	1,808
Construction work in process	21,693

240,946
Less-accumulated depreciation, depletion and amortization	(37,415)

Net property, plant and equipment	$203,531

      Included in property, plant and equipment is $23,501 as of September 30, 2005 related to development and construction projects for which depreciation, depletion and amortization have not yet commenced. Realization of these projects is reviewed on a periodic basis.

5.	Accrued Expenses and Other
      As of September 30, 2005 accrued expenses and other consisted of the following:

Payroll, bonus and vacation expense	$25,718
Sales and use tax	253
Severance tax	1,880
Federal reclamation tax	889
Excise/black lung tax	158
Personal property tax	4,829
Franchise tax	178
Other	7,758

Total	$41,663

6.	Debt
      On June 29, 2005, the Company increased its debt term loan facility to $210,000. The $35,000 increase to the term loan facility will not be advanced until the Company consummates a business combination agreement with Anker Coal Group, Inc. (Anker) and CoalQuest Development LLC. The increase will be utilized to repay Anker’s existing debt and acquisition costs.

ICG, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2005 and for the Period January 1, 2005 to September 30, 2005 (Unaudited)
(Dollars in thousands)

7.	Income Taxes
      The income tax provision for the period January 1, 2005 to September 30, 2005 is comprised of the following:

Current:
Federal	$10,688
State	1,918

12,606
Deferred	2,180

Total	$14,786

8.	Employee Benefits
      Employee benefits at September 30, 2005 are summarized as follows:

September 30, 2005

Postretirement benefits	$9,058
Black lung benefits	11,701

Total	20,759
Less—current portion	—

Long-term portion	$20,759

      The components of net periodic benefit cost of the postretirement plan are as follows:

Nine Months Ended
September 30, 2005

Service cost	$677
Interest cost	351

Benefit cost	$1,028

      The components of net periodic benefit cost of black lung benefits are as follows:

Nine Months Ended
September 30, 2005

Service cost	$1,265
Interest cost	467

Benefit cost	$1,732

9.	Employee Stock Plans
      The Company applies the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations to account for stock based awards issued under its equity and performance incentive plan. Based on the provisions of certain stock option awards, no compensation expense has been recognized for the options issued under the awards. Compensation expense for the remaining stock option awards is based on the intrinsic value of the options at the grant date, which is the measurement date, and is reflected in net earnings over the vesting period

ICG, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2005 and for the Period January 1, 2005 to September 30, 2005 (Unaudited)
(Dollars in thousands)
on a straight line basis. Compensation expense related to restricted stock awards is reflected in net earnings over the vesting period on a straight line basis. Compensation expense related to stock awards is reflected in net earnings of the period granted. If compensation expense associated with these awards was determined in accordance with SFAS 123, the Company’s net earnings and earnings per share would have been as follows:

September 30, 2005

Net earnings, as reported	$28,548
Add back compensation related to stock awards included in earnings net of tax effects	2,094
Deduct effect of stock-based employee compensation, net of tax effects:
Stock option awards	(473)
Restricted stock awards	(1,169)
Stock awards	(771)

Pro forma net earnings	$28,229

Earnings per share, as reported:
Basic	$0.26

Diluted	$0.26

Pro forma net earnings per share:
Basic	$0.26

Diluted	$0.26

      The Black-Scholes option pricing model was used to calculate the estimated fair value of the options at the date of grant using the following assumptions: expected lives of 5 years, expected volatility of 41 percent and weighted average risk-free interest rate of 4.1 percent. The company does not anticipate paying dividends or forfeitures of options during the term of the options.
      The Company granted stock option, restricted stock and stock awards to certain executive officers during 2005. The restricted stock and stock option awards generally vest 25% in the year of grant and 25% in equal annual installments over the next three years.
      Stock options to purchase 319,052 common shares at $10.97 with a fair value of $2,000 were granted in 2005. Total compensation expense based on the difference between the market price at the date of grant and the exercise price of $10.97 is $648, of this cost, $248 was recognized in earnings for the period ending September 30, 2005. Stock options to purchase 325,000 common shares with an estimated fair value of $2,048 were granted in 2005 and are to be priced at the price of the shares of common stock sold in the Company’s initial public offering. The initial public offering price was estimated to be $15.00 per share. The options are exercisable upon vesting and expire 10 years from the date of grant.
      Restricted stock awards of 518,750 shares with a fair value of $7,018, based on the market price of the stock at the date of grant were made during 2005. The awards require no cash payment from the employee.
      Stock awards of 81,250 shares with a fair value of $1,071, based on the market price of the stock at the date of grant were made during 2005, without cash payment from the employee.

ICG, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2005 and for the Period January 1, 2005 to September 30, 2005 (Unaudited)
(Dollars in thousands)
      In September 2005, the Company’s president purchased 25,000 shares of common stock at $8 per share pursuant to his employment agreement. Total compensation expense of $172 was recognized in earnings for the period ending September 30, 2005.
      For the nine months ended September 30, 2005, no options were exercised or forfeited.

10.	Commitments and Contingencies
      Guarantees and Financial Instruments with Off-balance Sheet Risk — In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in the Company’s consolidated balance sheet. Management does not expect any material losses to result from these guarantees or off-balance sheet financial instruments. The Company has outstanding surety bonds with third parties of approximately $65,783 as of September 30, 2005, to secure reclamation and other performance commitments. In addition, as of September 30, 2005, the Company also has bank letters of credit outstanding of $52,925 under the revolving credit facility.
      Coal Sales Contracts and Contingency — As of September 30, 2005, the Company had commitments under twenty one sales contracts to deliver annually scheduled base quantities of coal to fourteen customers. The contracts expire from 2005 through 2020 with the Company contracted to supply a minimum of approximately 43.7 million tons of coal over the remaining lives of the contracts (maximum of approximately 12.3 million tons in 2006). The Company also has commitments to purchase certain amounts of coal to meet its sales commitments. The purchase coal contracts expire through 2006 and provide the Company a minimum of approximately 3.3 million tons of coal through the remaining lives of the contracts (approximately 2.6 million tons per year). Certain of the contracts have sales price adjustment provisions, subject to certain limitations and adjustments, based on a variety of factors and indices.
      Leases — The Company leases various mining, transportation, and other equipment under operating and capital leases. Lease expense for the nine months ended September 30, 2005 was $12,351. Property under capital leases included in property, plant and equipment in the consolidated balance sheet at September 30, 2005 was approximately $548 less accumulated depreciation of approximately $219. Depreciation of assets under capital leases is included in depreciation expense.

ICG, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2005 and for the Period January 1, 2005 to September 30, 2005 (Unaudited)
(Dollars in thousands)
      The Company also leases coal reserves under agreements that call for royalties to be paid as the coal is mined. Total royalty expense for the nine months ended September 30, 2005 was $19,041. Certain agreements require minimum annual royalties to be paid regardless of the amount of coal mined during the year. Certain agreements may be cancelable at the Company’s discretion. Approximate non-cancelable future minimum lease and royalty payments as of September 30, 2005 are as follows:

		Operating	Capital
	Royalties	Leases	Leases

Year ended December 31,
2005 (October 1 to December 31, 2005)	$474	$2,975	$84
2006	3,841	8,984	170
2007	5,257	3,090	—
2008	5,132	20	—
2009	5,163	2	—
Thereafter	23,342	1	—

Total minimum lease payments	$43,209	$15,072	254

Less—amount representing interest			7

Present value of minimum lease payments			247
Less—current portion			247

Total Long Term Portion of Capital Leases			$—

      Bonding Royalty and Additional Payment — Lexington Coal Company, LLC (LCC) was organized in part by the founding ICG Stockholders in conjunction with the acquisition of the former Horizon (Predecessor) companies. LCC was organized to assume certain reclamation liabilities and assets of Horizon (Predecessor) not otherwise being acquired by ICG or others. There is a limited commonality of ownership of LCC and ICG. In order to provide support to LCC, ICG provided a $10,000 letter of credit to support reclamation obligations (Bonding Royalty) and in addition agreed to pay a .75% payment on the gross sales receipts for coal mined and sold by the former Horizon (Predecessor) companies that ICG acquired from Horizon (Predecessor) until the completion by LCC of all reclamation liabilities that LCC assumed from Horizon (Predecessor) (Additional Payment). On September 30, 2004, the Company prepaid $4,000 of such Additional Payments, accounting for the payment as additional purchase consideration. All such Additional Payments paid in the future will be recorded as additional purchase price (goodwill), which will be evaluated annually for possible impairment. Impairment, if any, would result in a change to the operating income. For the Bonding Royalty, ICG is required to pay an additional .75% on gross sales referred to above, to a fund, controlled by one of its sureties until all letters of credit issued by such surety for both ICG and LCC are cash collateralized. As of September 30, 2005, ICG had paid $2,025 under this Bonding Royalty. Amounts in the fund controlled by the Surety under this Bonding Royalty will be returned to ICG as reclamation of properties is performed for LCC or ICG and Surety Bonds are released. Under the provisions of FIN 46, ICG has determined it does not hold a significant variable interest in LCC and it is not the primary beneficiary of LCC.
      Legal Matters — From time to time, the Company is involved in legal proceedings arising in the ordinary course of business. In the opinion of management the Company has recorded adequate reserves for these liabilities and there is no individual case or group of related cases pending that is likely to have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

ICG, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2005 and for the Period January 1, 2005 to September 30, 2005 (Unaudited)
(Dollars in thousands)
      Commissions — The Company has various sales and agency agreements with third parties, whereby the Company pays a $0.05 per ton commission on various coal sales agreements. The costs are expensed as the coal is delivered. The Company incurred commission expense of $10 for the nine months ended September 30, 2005.
      Environmental Matters — Based upon current knowledge, the Company believes it is in material compliance with environmental laws and regulations as currently promulgated. However, the exact nature of environmental control problems, if any, which the Company may encounter in the future cannot be predicted, primarily because of the increasing number, complexity and changing character of environmental requirements that may be enacted by federal and state authorities.
      Performance Bonds — The Company has outstanding surety bonds with third parties of approximately $65,783 as of September 30, 2005, to secure reclamation and other performance commitments. In addition, at September 30, 2005 the Company has $52,925, under the revolving credit facility, of letters of credit outstanding, a portion of which ($43,000 including $10,000 to LCC—see bonding royalty above) provide support to the third parties for their issuance of surety bonds. In addition the Company has posted cash collateral of $3,448 to secure reclamation and other performance commitments. This cash collateral is included in other non-current assets on the consolidated balance sheet as of September 30, 2005.
      Contract Mining Agreements — The Company performs contract-mining services for various third parties and utilizes contract miners on some of its operations. Terms of the agreements generally allow either party to terminate the agreements on a short-term basis.
      ICG, Inc.’s subsidiary, ICG ADDCAR Systems, LLC (ADDCAR) has entered into a contract to provide mining services for a period of five years or until all mineable coal is removed. ADDCAR is expected to produce and deliver a minimum of 500,000 tons per year up to a maximum of 1,500,000 tons per year. The guaranteed monthly contract tonnage shall be mutually agreed upon. Failure to meet the guaranteed contract tonnage for three consecutive months may result in termination of the contract. All work under the contract must be completed no later than March 31, 2008.
      ADDCAR entered into a three year contract to provide mining services for a period of three years or until all mineable coal is removed. ADDCAR is expected to produce and deliver a minimum of 50,000 tons of coal per month that has an ash content of less than fifteen percent. Failure to meet the guaranteed contract tonnage and ash requirements for three consecutive months may result in termination of the contract. All work under the contract must be completed no later than January 15, 2007.
      On July 1, 2005, ADDCAR entered into a contract to provide mining services for a period of four years commencing on the day ADDCAR begins production. It is anticipated that production shall begin in June 2006. The agreement also grants an option to purchase the ADDCAR Highwall Mining System.
      On July 20, 2005, ADDCAR entered into a contract to provide mining services for a period commencing on the day ADDCAR begins production and ending on December 31, 2017 or until all economically mineable coal is removed. It is anticipated production will begin in March of 2006. The agreement also grants an option to purchase the ADDCAR Highwall Mining System.
11.     Segment Information
      The Company extracts, processes and markets steam and metallurgical coal from deep and surface mines for sale to electric utilities and industrial customers primarily in the eastern United States. The Company operates only in the United States with mines in the Central Appalachian and Illinois basin regions. The Company has two reportable business segments: Central Appalachian (into which four

ICG, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2005 and for the Period January 1, 2005 to September 30, 2005 (Unaudited)
(Dollars in thousands)
operating segments, ICG Eastern, ICG East Kentucky, ICG Knott County and ICG Hazard have been aggregated), comprised of both surface and underground mines, and ICG Illinois, representing one underground mine located in the Illinois basin. The Ancillary category includes the Company’s brokered coal functions, corporate overhead, contract highwall mining services and land activities.
      The difference between segment assets and consolidated assets in the following table is the elimination of intercompany transactions including inter-segment revenues and investment in subsidiaries reflected in the elimination category. Reportable segment results for continuing operations for the nine months ended September 30, 2005 and segment assets as of September 30, 2005 were as follows:

	Central	Illinois
	Appalachian	Basin	Ancillary	Eliminations	Consolidated

Revenue	$328,334	$43,487	$95,103	$(1,270)	$465,655
EBITDA	76,030	4,921	2,325	—	83,276
Depreciation, depletion and amortization	18,578	3,252	7,659	—	29,489
Capital expenditures	64,023	5,285	6,633	—	75,941
Total assets	332,433	59,863	534,898	(404,174)	523,020
Goodwill	124,203	29,030	34,447	—	187,680
      Revenue in the Ancillary category consists of $76,104 and $18,999 related to the Company’s brokered coal sales and contract highwall mining activities, respectively.
      EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization. EBITDA is presented because it is an important supplemental measure of the Company’s performance used by the Company’s chief operating decision maker.
      Reconciliation of EBITDA to income before income tax expense is as follows:

Nine months
ended
September 30,
2005

EBITDA	$83,276
Depreciation, depletion and amortization	(29,489)
Interest expense	(10,453)

Income before income tax expense	$43,334

ICG, INC. AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
ICG, Inc.
      We have audited the accompanying consolidated balance sheet of ICG, Inc. and subsidiaries (the Company) as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from May 13, 2004 (inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004, and the results of its operations and its cash flows for the period from May 13, 2004 (inception) through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.
      As discussed in Note 15, the accompanying consolidated financial statements have been restated.
/s/ Deloitte & Touche LLP
Louisville, Kentucky
April 22, 2005 (September 20, 2005 as to Note 15)

ICG, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except share and per share data)

December 31,
2004

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,967
Trade accounts receivable	40,417
Inventories, net	13,943
Deferred income taxes	2,188
Prepaid insurance	7,142
Prepaid expenses and other	5,899

Total current assets	93,556
PROPERTY, PLANT AND EQUIPMENT, net	157,136
DEBT ISSUANCE COSTS, Net	7,865
ADVANCE ROYALTIES	5,424
GOODWILL	183,946
DEFERRED INCOME TAXES, NON-CURRENT	7,741
OTHER NON-CURRENT ASSETS	4,307

Total assets	$459,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$21,250
Current portion of long-term debt and capital leases	6,022
Current portion of reclamation and mine closure costs	2,682
Accrued income tax	2,232
Accrued expenses and other	33,854

Total current liabilities	66,040

NON-CURRENT LIABILITIES, less current portion
Long-term debt and capital leases	173,446
Reclamation and mine closure costs	40,616
Long-term employee benefits	18,007
Other non-current liabilities	7,466

Total non-current liabilities	239,535

Total liabilities	305,575

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock-par value $0.0001, 200,000,000 shares authorized, none issued	—
Common stock-par value $0.0001, 1,800,000,000 shares authorized, 106,605,999 shares issued and outstanding	11
Additional paid-in capital	150,140
Retained earnings	4,249

Total stockholders’ equity	154,400

Total liabilities and stockholders’ equity	$459,975

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in thousands, except share and per share data)

Period from
May 13, 2004
inception to
December 31, 2004

REVENUES
Coal sales revenues	$130,463
Freight and handling revenues	880
Other revenues	4,766

Total revenues	136,109
COSTS AND EXPENSES:
Freight and handling costs	880
Cost of coal sales and other revenues	113,707
(exclusive of items shown separately below)
Depreciation, depletion and amortization	7,943
Selling, general and administrative	4,194
(exclusive of depreciation and amortization shown separately above)
Gain on sale of assets	(10)

Total costs and expenses	126,714

Income from operations	9,395

INTEREST AND OTHER INCOME (EXPENSE):
Interest expense	(3,453)
Other, net	898

Total interest and other income (expense)	(2,555)

Income before income tax expense	6,840
INCOME TAX EXPENSE	(2,591)

Net income	$4,249

Earnings per share:
Basic	0.04
Diluted	0.04
Average common shares outstanding:
Basic	106,605,999
Diluted	106,605,999
See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Dollars in thousands)

	For the Period May 13, 2004 (inception) to
	December 31, 2004

		Additional
	Common	Paid-in	Retained
	Stock	Capital	Earnings	Total

Capital Contribution	$11	$150,140		$150,151
Net income for the period	—	—	$4,249	4,249

Balance — December 31, 2004	$11	$150,140	$4,249	$154,400

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)

Period from
May 13, 2004
(inception)
to December 31,
2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,249
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	7,943
Amortization of finance costs included in interest expense	266
(Gain) on sale of assets	(10)
Deferred income taxes	359
Changes in Assets and Liabilities:
(Increase) decrease in:
Receivables	19,713
Inventories	6,140
Prepaid expenses	(2,030)
Other assets	(1,306)
Deferred finance costs	(53)
Increase (decrease) in:
Accounts payable	(3,815)
Accrued expenses	(1,527)
Reclamation and mine closure costs	(591)
Other liabilities	873

Total adjustments	25,962

Net cash provided by operating activities	30,211

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of assets	10
Additions to property, plant and equipment and mine development	(5,583)
Acquisition of Horizon Natural Resources	(323,593)
Withdraw of restricted cash	(2)

Net cash (used in) investing activities	(329,168)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	150,151
Repayments on long-term debt	(2,969)
Repayments on capital leases	(235)
Long-term borrowings	175,977

Net cash provided by financing activities	322,924

Net increase in cash and cash equivalents, and cash and cash equivalents, end of period	$23,967

Supplemental information:
Cash paid for interest	$536

Supplemental disclosure of non-cash items:
Acquisition of Horizon Natural Resources included in accrued expenses	$2,191

See notes to consolidated financial statements.

ICG INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2004 and for the period May 13, 2004 to December 31, 2004
(Dollars in thousands)
1.     Organization
      ICG, Inc. and Subsidiaries (“ICG” or “Company”) was formed in 2004 by WL Ross & Co., LLC, (“WLR”), and other investors to acquire and operate competitive coal mining facilities. On September 30, 2004 ICG acquired certain properties and assets, and assumed certain liabilities, of Horizon Natural Resources Company (“Horizon”) through Section 363 asset sales of the United States Bankruptcy Court. Prior to the acquisition, ICG did not have any material assets, liabilities or results of operations.
      The accompanying consolidated financial statements include the results of operations of the properties and assets acquired from September 30, 2004 to December 31, 2004. Prior to September 30, 2004, the Company was raising capital and did not commence operations until October 1, 2004. The Company has two reportable business segments: Central Appalachian, comprised of both surface and underground mines, and ICG Illinois, representing one underground mine located in the Illinois basin.
      The September 30, 2004 acquisition of certain properties, assets and liabilities was accounted for as a purchase business combination under the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations. The aggregate purchase price of $325,784 was allocated to the assets acquired and liabilities assumed based on the respective fair values. The Horizon accounts receivable, advance royalties, accounts payable and accrued expenses, intangibles, goodwill and other assets and long-term liabilities were estimates of management. An independent valuation specialist prepared appraisals of the Horizon property, plant and equipment, coal reserves and accrued reclamation obligations while employee benefit valuations were prepared by independent actuaries. In connection with the acquisition, the Company is required to make certain payments to Lexington Coal Company (see note 10), which will result in additional purchase price allocated to goodwill; all other allocations of the purchase price are considered final.
      The following table summarizes the estimated fair values of assets acquired and liabilities assumed at the date of acquisition.

At
September 30,
2004

Accounts receivable	$60,130
Inventory	20,083
Prepaids and other	6,508
Property, plant, and equipment	159,496
Advance royalties	4,314
Debt issuance costs	8,078
Other assets	12,256
Goodwill	183,896
Accounts payable	(25,065)
Accrued expenses	(35,422)
Employee benefits	(17,127)
Accrued reclamation	(43,889)
Other long-term liabilities	(7,474)

Net assets acquired	$325,784

Funded by:
Capital contribution	$150,151
Long-term debt	175,633

Total	$325,784

ICG INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of December 31, 2004 and for the period May 13, 2004 to December 31, 2004
(Dollars in thousands)
      Goodwill increased from $183,896 at September 30, 2004 to $183,946 at December 31, 2004 primarily due to additional acquisition fees of $50. Goodwill of approximately $167,000 is expected to be deductible for income tax purposes in future years.
      The unaudited pro forma information shown below assumes that the certain properties and assets acquired and certain liabilities assumed as of September 30, 2004, occurred as of January 1, 2004 and January 1, 2003, and includes adjustments to decrease interest expense by approximately $101,000 in the nine months ended September 30, 2004 and approximately $131,000 in the twelve months ended December 31, 2003, to eliminate interest expense incurred in connection with Horizon’s Chapter 11 bankruptcy, and additional interest expense for ICG borrowings. This pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of future operations that would have been achieved had the assets been acquired and liabilities assumed at the beginning of 2003.

		Horizon
	ICG, Inc.	Predecessor to ICG, Inc.

	Three Months	Nine Months	Twelve Months
	Ended	Ended	Ended
	December 31,	September 30,	December 31,
	2004	2004	2003

Revenues	$136,109	$373,383	$481,070
Net Income (Loss)	$4,249	$(6,292)	$(45,442)
Basic and diluted earnings per share	$0.04	$0.06	$(0.43)
      Net income (loss) per share for the Horizon predecessor periods has been computed based on the average ICG, Inc. shares outstanding for the three months ended December 31, 2004.

2.	Summary of Significant Accounting Policies and General
      Principles of Consolidation — The consolidated financial statements include the accounts of ICG and its wholly-owned subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.
      Cash and Cash Equivalents — The Company considers all highly liquid debt instruments with maturities of three months or less at the time of purchase to be cash equivalents.
      Subsequent to the issuance of our condensed consolidated statement of cash flows for the period from May 13, 2004 to December 31, 2004, we changed the classification of changes in restricted cash balances to present such changes as an investing activity. We previously presented such changes as an operating activity. We classified the changes in restricted cash balances in the accompanying consolidated statements of cash flows, resulting in a $2 increase in investing cash flows and a corresponding decrease in operating cash flows from the amounts previously reported.
      Trade Accounts Receivable and Allowance for Doubtful Accounts — Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company establishes provisions for losses on accounts receivable when it is probable that all or part of the outstanding balance will not be collected. The Company regularly reviews collectibility and establishes or adjusts the allowance as necessary using the specific identification method. No allowance for doubtful accounts was considered necessary at December 31, 2004. The Company does not have any off-balance sheet credit exposure related to its customers.

ICG INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of December 31, 2004 and for the period May 13, 2004 to December 31, 2004
(Dollars in thousands)
      Inventories — Inventories are stated at lower of average cost or market. Components of inventories consist of coal and parts and supplies, net of an allowance for obsolescence (see Note 3). Coal inventories represent coal contained in stockpiles and exposed in the pit, including those tons that have been uncovered or mined and hauled to our load out facilities but not yet shipped to customers. These inventories are stated on clean coal equivalent tons and take into account any loss that may occur during the processing stage. Coal must be of a quality that can be sold on existing sales orders to be carried as coal inventory. The majority of our coal inventory does not require extensive processing prior to shipment. In most cases processing consists of crushing or sizing the coal prior to loading into the truck or rail car for shipment to the customer.
      Derivative Financial Instruments — The Company’s hedging policies permit the use of interest rate swaps and caps to manage interest rate risk. The Company does not use derivative financial instruments for trading or speculative purposes. Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, establishes accounting and reporting standards for derivative instruments and hedging activities. The Company’s derivative instrument described below has been designated and qualifies as a cash flow hedge. To qualify for hedge accounting under SFAS No. 133, the effectiveness of each hedging relationship is assessed both at hedge inception and at each reporting period thereafter. Also, at the end of each reporting period, ineffectiveness in the hedging relationships is measured as the difference between the change in fair value of the derivative instruments and the change in fair value of either the hedged items (fair value hedges) or expected cash flows (cash flow hedges). Ineffectiveness, if any, is recorded in interest expense.
      During 2004, the Company entered into an Interest Rate Cap Agreement (“Cap Agreement”), expiring December 15, 2006, and paid $184 to hedge its interest risk on $88,000 notional amount of term debt. The interest rate cap is designed to offset the impact of changes in the LIBOR interest rate above the cap rate of 4.5%. The Cap Agreement, included in other noncurrent assets in the Company’s consolidated balance sheet, was written down to its fair value of approximately $164 as of December 31, 2004. The writedown resulted in a loss of approximately $20 in the period ended December 31, 2004.
      Advance Royalties — The Company is required, under certain royalty lease agreements, to make minimum royalty payments whether or not mining activity is being performed on the leased property. These minimum payments may be recoupable once mining begins on the leased property. The recoupable minimum royalty payments are capitalized and amortized based on the units-of-production method at a rate defined in the lease agreement once mining activities begin. Unamortized deferred royalty costs are expensed when mining has ceased or a decision is made not to mine on such property. The Company has recorded advance royalties of $7,022 ($1,598 included in prepaid expense and other and $5,424 included in non-current assets) at December 31, 2004.
      Property, Plant and Equipment — Property, plant and equipment, including coal lands and mine development costs are recorded at cost, which includes construction overhead and interest, where applicable. Expenditures for major renewals and betterments are capitalized while expenditures for maintenance and repairs are expensed as incurred. Coal land costs are depleted using the units-of-production method, based on estimated recoverable interest. Mine development costs are amortized using

ICG INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of December 31, 2004 and for the period May 13, 2004 to December 31, 2004
(Dollars in thousands)
the units-of-production method, based on estimated recoverable interest. Other property, plant and equipment is depreciated using the straight-line method with estimated useful lives substantially as follows:

Years

Buildings	10 to 45
Mining and other equipment and related facilities	1 to 20
Land improvements	15
Transportation equipment	2 to 7
Furniture and fixtures	3 to 10
      Depreciation, depletion and amortization expense for the period May 13, 2004 to December 31, 2004 was $7,943.
      Goodwill — In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill cannot be amortized, however, it must be tested at least annually for impairment. The goodwill impairment test has two steps. The first, identifies potential impairments by comparing the fair value of a reporting unit, based on discounted cash flows, with its book value, including goodwill. If the fair value of the reporting unit exceeds the carrying amount, goodwill is not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with the carrying amount. If the implied goodwill is less than the carrying amount, a write-down is recorded. The Company performs its impairment test in December of each year. The impairment review in December 2004 supported the carrying value of goodwill, and as such, no write-down in the carrying value of goodwill was recorded.
      Debt Issuance Costs — Debt issuance costs reflect fees incurred to obtain financing. Debt issuance costs are amortized (included in interest expense) using the effective interest method, over the life of the related debt. Amortization expense for the period May 13, 2004 to December 31, 2004 was $266.
      Restricted Cash — Restricted cash includes amounts required by various royalty and reclamation agreements. Restricted cash of $4,243 at December 31, 2004 is included in other non-current assets ($3,744) and prepaid expenses and other ($499).
      Coal Mine Reclamation and Mine Closure Costs — Future cost requirements for land reclamation are estimated where surface and deep mining operations have been conducted, based on the Company’s interpretation of the technical standards of regulations enacted by the U.S. Office of Surface Mining, as well as state regulations. These costs relate to reclaiming the pit and support acreage at surface mines and sealing portals at deep mines. Other costs common to both types of mining are related to reclaiming refuse and slurry ponds as well as holding and related termination/exit costs.
      The Company records these reclamation obligations under the provision of SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses asset retirement obligations that result from the acquisition, construction or normal operation of long-lived assets. It requires companies to recognize asset retirement obligations at fair value when the liability is incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. The asset retirement costs are recorded in coal lands.
      The Company expenses reclamation performed prior to final mine closure. The establishment of the end of mine reclamation and closure liability is based upon permit requirements and requires significant estimates and assumptions, principally associated with regulatory requirements, costs and recoverable coal lands. Annually, the end of mine reclamation and closure liability is reviewed and necessary adjustments are made, including adjustments due to mine plan and permit changes and revisions to cost and production

ICG INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of December 31, 2004 and for the period May 13, 2004 to December 31, 2004
(Dollars in thousands)
levels to optimize mining and reclamation efficiency. The amount of such adjustments is reflected in the SFAS No. 143 year-end calculation.
      Asset Impairments — The Company follows SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that projected future cash flows from use and disposition of assets be compared with the carrying amounts of those assets. When the sum of projected cash flows is less than the carrying amount, impairment losses are recognized. In determining such impairment losses, discounted cash flows are utilized to determine the fair value of the assets being evaluated. Also, in certain situations, expected mine lives are shortened because of changes to planned operations. When that occurs and it is determined that the mine’s underlying costs are not recoverable in the future, reclamation and mine closing obligations are accelerated and the mine closing accrual is increased accordingly. To the extent it is determined asset carrying values will not be recoverable during a shorter mine life, a provision for such impairment is recognized.
      Income Tax Provision — The provision for income taxes includes federal, state and local income taxes currently payable and deferred taxes arising from temporary differences between the financial statement and tax basis of assets and liabilities. Income taxes are recorded under the liability method. Under this method, deferred income taxes are recognized for the estimated future tax effects of differences between the tax basis of assets and liabilities and their financial reporting amounts as well as net operating loss carryforwards and tax credits based on enacted tax laws. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
      Revenue Recognition — Coal revenues result from sales contracts (long-term coal contracts or purchase orders) with electric utilities, industrial companies or other coal-related organizations, primarily in the eastern United States. Revenue is recognized and recorded at the time of shipment or delivery to the customer, at fixed or determinable prices, and the title has passed in accordance with the terms of the sales agreement. Under the typical terms of these agreements, risk of loss transfers to the customers at the mine or port, where coal is loaded to the rail, barge, truck or other transportation source(s) that delivers coal to its destination.
Freight and handling costs paid to third-party carriers and invoiced to coal customers are recorded as freight and handling costs and freight and handling revenues, respectively.
      Other revenues consist of equipment and parts sales, equipment rebuild and maintenance services, coal handling and processing, royalties, commissions on coal trades, contract mining, and rental income. With respect to other revenues recognized in situations unrelated to the shipment of coal, we carefully review the facts and circumstances of each transaction and apply the relevant accounting literature as appropriate, and do not recognize revenue until the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price to the buyer is fixed or determinable; and collectibility is reasonably assured. Advance payments received are deferred and recognized in revenue as coal is shipped or rentals are earned.
      Postretirement Benefits Other Than Pensions — As prescribed by SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, accruals are made, based on annual outside actuarial valuations, for the expected costs of providing postretirement benefits other than pensions, which are primarily medical benefits, during an employee’s actual working career.
      The Company accounts for health care and life insurance benefits provided for current and future retired employees and their dependents by accruing the cost of such benefits over the service lives of employees. Unrecognized actuarial gains and losses are amortized over the estimated average remaining service period for active employees.

ICG INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of December 31, 2004 and for the period May 13, 2004 to December 31, 2004
(Dollars in thousands)
      Workers’ Compensation and Black Lung Benefits — The Company is liable under federal and state laws to pay workers’ compensation and pneumoconiosis (black lung) benefits to eligible employees. The Company utilizes a combination of a large deductible insurance program, self-insurance and state workers’ compensation fund participation to secure on-going obligations depending on the location of the operation. For pneumoconiosis (black lung liabilities), provisions are made for estimated benefits based on annual evaluations prepared by independent actuaries. The Company follows SFAS No. 112, Employers Accounting for Postretirement Benefits Other Than Pensions for purposes of accounting for its black lung liabilities and assets.
      Management’s Use of Estimates — The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the allowance for doubtful accounts; inventories; coal lands; asset retirement obligations; employee benefit liabilities; future cash flows associated with assets; useful lives for depreciation, depletion and amortization; workers’ compensation claims; postretirement benefits other than pensions; income taxes; and fair value of financial instruments. Due to the subjective nature of these estimates, actual results could differ from those estimates.
      Accounting Pronouncements — In January 2005, the Financial Accounting Standards Board (“FASB”) issued Statement 123R, Share Based Payment. FASB Statement 123R supersedes APB Opinion 25, Accounting for Stock Issued to Employees. This statement establishes standards of accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. FASB 123R is effective as of the beginning of the first fiscal year beginning after June 15, 2005. As of December 31, 2004, the Company had no share based payments within the provisions of FASB 123R.
      In December 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46-R”), Consolidation of Variable Interest Entities — an Interpretation of Accounting Research Bulletin (ARB) No. 51 which is effective for financial statements issued for fiscal years beginning after December 15, 2003. This Interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, which replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, addresses consolidation by business enterprises of variable interest entities. Management has determined the adoption of FIN 46-R did not have a material effect on its consolidated financial statements.
      Emerging Issues Task Force (“EITF”) Issue 04-02 addresses the issue of whether mineral rights are tangible or intangible assets. FASB Statement No. 141, Business Combinations, requires the acquirer in a business combination to allocate the cost of the acquisition to the acquired assets and liabilities. At the March 17-18, 2004 meeting, the EITF reached a consensus that mineral rights (defined as the legal right to explore, extract and retain at least a portion of the benefits from mineral deposits) are tangible assets. As a result of the EITF’s consensus, the FASB issued FASB Staff Position (“FSP”) Nos. SFAS No. 141-a and SFAS No. 142-a, Interaction of FASB Statements No. 141, Business Combinations and No 142, Goodwill and Other Intangible Assets, and EITF Issue No. 04-02, Whether Mineral Rights Are Tangible or Intangible Assets, which amend SFAS Nos. 141 and 142 and results in the classification of mineral rights as tangible assets. The Company has recorded mineral rights as tangible assets.
      On March 30, 2005, the FASB ratified the consensus reached by the EITF on Issue 04-6, Accounting for Stripping Costs in the Mining Industry. This issue applies to stripping costs incurred in the production

ICG INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of December 31, 2004 and for the period May 13, 2004 to December 31, 2004
(Dollars in thousands)
phase of a mine for the removal of overburden or waste materials for the purpose of obtaining access to coal that will be extracted. Under the new rule, stripping costs incurred during the production phase of the mine are variable production costs that are included in the cost of inventory produced and extracted during the period the stripping costs are incurred. Historically, the coal industry has considered coal uncovered at a surface mining operation but not yet extracted to be coal inventory (pit inventory). This represents a change in accounting principle. The guidance in this EITF consensus is effective for fiscal years beginning after December 15, 2005 for which the cumulative effect of adoption should be recognized as an adjustment to the beginning balance of retained earnings during the period. The Company is evaluating what impact this guidance will have on its consolidated financial statements.
      In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, Accounting for Asset Retirement Obligations.” FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. This interpretation is effective for fiscal years ending after December 15, 2005. Management does not expect this interpretation to have a material impact on our consolidated financial position or results of operations.
3.     Inventories
      As of December 31, 2004 inventories consisted of the following:

Coal	$4,443
Parts and supplies, net of a reserve for obsolescence of $74	9,500

Total	$13,943

4.     Property, Plant and Equipment
      As of December 31, 2004 property, plant and equipment are summarized by major classification as follows:

Land and land improvements	$16,798
Mining and other equipment and related facilities	72,590
Mine development and contract costs	16,012
Coal lands	53,031
Mine development in process	1,373
Construction work in process	5,275

165,079
Less-accumulated depreciation, depletion and amortization	(7,943)

Net property, plant and equipment	$157,136

      Included in property, plant and equipment is $6,648, as of December 31, 2004, related to development and construction projects for which depreciation, depletion and amortization have not yet commenced. Realization of these projects is reviewed on a periodic basis.

ICG INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of December 31, 2004 and for the period May 13, 2004 to December 31, 2004
(Dollars in thousands)
5.     Accrued Expenses and Other
      As of December 31, 2004 accrued expenses and other consisted of the following:

Payroll, bonus and vacation expense	$16,163
Sales and use tax	143
Severance tax	1,355
Federal reclamation tax	918
Excise/black lung tax	344
Personal property tax	5,080
Franchise tax	58
Other	9,793

Total	$33,854

6.     Debt
      As of December 31, 2004 debt consisted of the following:

Term Notes	$175,000
Capital leases (Note 10)	681
Insurance financing and other	3,787

Total	179,468
Less — current portion	6,022

Long-term debt and capital leases	$173,446

      Credit Facility — At December 31, 2004 the Company has a Credit Facility consisting of a $110,000 revolving credit facility, of which up to a maximum of $60,000 may be utilized for letters of credit, and a $175,000 term loan facility.
      The revolving credit facility has a five-year term and matures on November 5, 2009. Borrowings bear interest, at the Company’s option, at either LIBOR plus a margin ranging from 2.00% to 2.50% per annum or the prime rate plus a margin ranging from 1.00% to 1.50% per annum. As of December 31, 2004, ICG had $55,575 available on this revolving credit facility, net of $54,425 in letters of credit for insurance, workers’ compensation and reclamation bonds.
      The Term Notes mature on November 5, 2010. Principal payments of $438 plus interest per quarter are due from January 10, 2005 through October 10, 2009 and payments of $41,563 plus interest per quarter are due each of the remaining four quarters. The Notes bear interest, at the Company’s option, at either LIBOR plus 2.75% per annum or the prime rate plus 1.75% per annum. As of December 31, 2004 the Notes bear interest at 4.99%.
      Borrowings under the Credit Facility are secured by substantially all of the Company’s and its subsidiaries assets, as well as by a pledge of 100% of the stock of all subsidiaries. In addition, the Company and each of its other non-borrower subsidiaries guarantee all of the indebtedness under the Credit Facility.
      The Credit Facility requires certain mandatory prepayments upon the receipt of the proceeds from certain asset sales, casualty events, debt or equity offerings and in the event that there is excess cash flow

ICG INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of December 31, 2004 and for the period May 13, 2004 to December 31, 2004
(Dollars in thousands)
as determined in accordance with the credit facility. The Credit Facility requires 50% of the proceeds of a public offering (net of any underwriting fees, discounts, commissions and other costs and expenses) to be applied as a prepayment of the Term Notes.
      The Credit Facility contains financial covenants including a maximum leverage ratio, a minimum interest coverage ratio, a minimum fixed charge coverage ratio and a limit on capital expenditures. The Credit Facility also contains certain other covenants, including, but not limited to, limitations on the incurrence of indebtedness, asset dispositions, acquisitions, investments, dividends and other restricted payments, liens and transactions with affiliates. At December 31, 2004, the Company was in compliance with all the above covenants.
      Future maturities of the Term Notes are as follows as of December 31, 2004:

Year Ending December 31:

2005	$1,750
2006	1,750
2007	1,750
2008	1,750
2009	1,750
Thereafter	166,250

Total	$175,000

7.     Asset Retirement Obligation
      At December 31, 2004 the Company recorded an asset retirement obligation accrual for reclamation and mine closure costs totaling $43,298.
      The following schedule represents activity in the accrual for reclamation and mine closure cost obligation.

May 13, 2004 to
December 31, 2004

Liabilities assumed in the acquisition	$43,889
Expenditures	(1,349)
Accretion	758

Balance	$43,298

      The accrued reclamation and mine closure cost obligations are included in the accompanying consolidated balance sheet as follows:

December 31, 2004

Current portion of reclamation and mine closure costs	$2,682
Non-current reclamation and mine closure costs	40,616

Total	$43,298

ICG INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of December 31, 2004 and for the period May 13, 2004 to December 31, 2004
(Dollars in thousands)
8.     Income Taxes
      The income tax provision for the period May 13, 2004 to December 31, 2004 is comprised of the following:

May 13, 2004 to
December 31, 2004

Current:
Federal	$1,901
State	331

2,232
Deferred:
Federal	306
State	53

359

Total	$2,591

      The following table presents the difference between the actual tax provision and the amounts obtained by applying the statutory U.S. federal income tax rate of 35% to income and losses before income taxes.

May 13, 2004 to
December 31, 2004

Federal provision computed at statutory rate	$2,394
State income tax provision (net of federal tax benefits and apportionment factors) computed at statutory rate	219
Other	(22)

Total	$2,591

      Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2004 are summarized as follows:

Deferred Tax Assets:
Accrued employee benefits	$6,932
Accrued reclamation and closure	16,670
Other	3,720

27,322

Deferred Tax Liabilities:
Property, coal lands and mine development costs	16,514
Other	879

17,393

Net deferred tax asset	$9,929

Classified in balance sheet:
Deferred income taxes — current	$2,188
Deferred income taxes — non-current	7,741

Total	$9,929

ICG INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of December 31, 2004 and for the period May 13, 2004 to December 31, 2004
(Dollars in thousands)
9.     Employee Benefits
      Employee benefits at December 31, 2004 are summarized as follows:

Postretirement benefits	$8,013
Black lung benefits	9,994

Total	18,007
Less — current portion	—

Long-term portion	$18,007

      Certain employees of the Company, who have completed eight years of service with the former Horizon companies, will be eligible to receive postretirement benefits after two years of service with the Company. Upon reaching the retirement age of 65, in order to receive a maximum medical life-time benefit of one hundred thousand dollars per family, eligible retired employees must pay two hundred and fifty dollars per month per family. The Company accrues postretirement benefit expense based on actuarially determined amounts. The amount of postretirement benefit cost accrued is impacted by various assumptions (discount rate, health care cost increases, etc.) that the Company uses in determining its postretirement obligations. Postretirement benefit expense for the Company totaled $330 for the period May 13, 2004 to December 31, 2004.
      Valuation Date — All actuarially determined benefits were determined as of December 31, 2004.
      Postretirement Benefits — The following postretirement benefit information was prepared for ICG for the period May 13, 2004 to December 31, 2004.

Other Postretirement
Benefits
December 31, 2004

Changes in Benefit Obligations:
Benefit obligations assumed in the acquisition	$7,683
Service costs	219
Interest cost	111
Actuarial loss	121

Benefit obligation at end of period	$8,134

Fair value of plan assets at end of period	$—

Funded Status of the Plan:
Accumulated obligations less plan assets	$(8,134)
Unrecognized actuarial loss	121

Net liability recognized	$(8,013)

Weighted Average Assumptions:

Discount rate	5.75%

ICG INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of December 31, 2004 and for the period May 13, 2004 to December 31, 2004
(Dollars in thousands)

May 13, 2004 to
December 31, 2004

Net periodic benefit cost:
Service cost	$219
Interest cost	111

Benefit cost	$330

      For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed, gradually decreasing to 5% in 2014 and remaining level thereafter.
      The expense and liability estimates can fluctuate by significant amounts based upon the assumptions used by the actuaries. As of December 31, 2004, a one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
	Point	Point
	Increase	Decrease

Effect on total of service and interest cost components	$174	$(156)
Effect on postretirement benefit obligation	987	(889)
      On December 8, 2003, the President of the United States signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”). The Act introduces a prescription drug benefit under Medicare (“Medicare Part D”) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.
      In May 2004, the FASB issued further guidance with the release of FASB Staff Position No. FAS 106-2, Accounting and Disclosure Requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“FSP 106-2”). The effective date of FSP 106-2 is for the first interim or annual period beginning after June 15, 2004. As of December 31, 2004, the Company is unable to conclude whether the benefits provided by the plan are actuarially equivalent to benefits under Part D. Consequently, the Company has not reduced its other post-employment benefit obligation for the potential benefit of the Act.
      Workers’ Compensation and Black Lung — The operations of the Company are subject to the federal and state workers’ compensation laws. These laws provide for the payment of benefits to disabled workers and their dependents, including lifetime benefits for black lung. The Company’s subsidiary operations are fully insured by either a large deductible insurance program or state fund for workers’ compensation obligations and self-insured for black lung obligations.
      The Company’s actuarially determined liability for self-insured black lung benefits is based on a 5.75% discount rate and various other assumptions including incidence of claims, benefits escalation, terminations and life expectancy. The annual black lung expense consists of actuarially determined amounts for self-insured obligations. The estimated amount of discounted obligations for self-insured black lung claims plus an estimate for incurred but not reported claims was $9,917 as of December 31, 2004. The unrecognized projected black lung benefit obligations (difference between recorded accrual and projected obligations) at December 31, 2004 was approximately $77 and is being provided for over the future service period of current employees. The projected black lung obligations may vary in a given year based on the timing of claims filed and changes in actuarial assumptions. The Company recorded expenses related to black lung of $551 for the period May 13, 2004 to December 31, 2004.

ICG INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of December 31, 2004 and for the period May 13, 2004 to December 31, 2004
(Dollars in thousands)
      401(k) Plans — The Company sponsors a savings and retirement plan for substantially all employees. The Company matches voluntary contributions of participants up to a maximum contribution of 3% of a participant’s salary. The Company also contributes an additional 3% non-elective contribution for every employee eligible to participate in the program. The expense under this plan for the Company was $733 for the period May 13, 2004 to December 31, 2004.
10.     Commitments and Contingencies
      Guarantees and Financial Instruments with Off-balance Sheet Risk — In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in the Company’s consolidated balance sheet. Management does not expect any material losses to result from these guarantees or off-balance sheet financial instruments. The amount of bank letters of credit outstanding as of December 31, 2004 is $54,677, including $54,425 outstanding under the revolving credit facility. The Company is in the process of transferring outstanding surety bonds, related to its reclamation obligations, applicable to certain of the former Horizon companies acquired on September 30, 2004.
      Coal Sales Contracts and Contingency — As of December 31, 2004, the Company had commitments under nineteen sales contracts to deliver annually scheduled base quantities of coal to fourteen customers. The contracts expire from 2005 through 2020 with the Company contracted to supply a minimum of approximately 48 million tons of coal over the remaining lives of the contracts (maximum of approximately 10.5 million tons in 2005). The Company also has commitments to purchase certain amounts of coal to meet its sales commitments. The purchase coal contracts expire through 2006 and provide the Company a minimum of approximately 5.2 million tons of coal through the remaining lives of the contracts (approximately 2.6 million tons per year). Certain of the contracts have sales price adjustment provisions, subject to certain limitations and adjustments, based on a variety of factors and indices.
      Leases — The Company leases various mining, transportation and other equipment under operating and capital leases. Lease expense for the period May 13, 2004 to December 31, 2004 was $5,885. Property under capital leases included in property, plant and equipment in the consolidated balance sheet at December 31, 2004 was approximately $975, less accumulated depreciation of approximately $97. Depreciation of assets under capital leases is included in depreciation expense.

ICG INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of December 31, 2004 and for the period May 13, 2004 to December 31, 2004
(Dollars in thousands)
      The Company also leases coal lands under agreements that call for royalties to be paid as the coal is mined. Total royalty expense for the period May 13, 2004 to December 31, 2004 was approximately $5,119. Certain agreements require minimum annual royalties to be paid regardless of the amount of coal mined during the year. Certain agreements may be cancelable at the Company’s discretion. Approximate non-cancelable future minimum lease and royalty payments are as follows:

		Operating	Capital
	Royalties	Leases	Leases

Year ended December 31,
2005	$7,348	$13,506	$540
2006	7,348	9,004	172
2007	6,339	3,059	—
2008	6,189	2
2009	6,195	—
Thereafter	29,345	—

Total minimum lease payments	$62,764	$25,571	712

Less — amount representing interest			31

Present value of minimum lease payments (Note 6)			681
Less — current portion			485

Total Long Term Portion of Capital Leases			$196

      Bonding Royalty and Additional Payment — Lexington Coal Company, LLC (LCC) was organized in part by the founding ICG Stockholders in conjunction with the acquisition of the former Horizon companies. LCC was organized to assume certain reclamation liabilities and assets of Horizon not otherwise being acquired by ICG or others. There is a limited commonality of ownership of LCC and ICG. In order to provide support to LCC, ICG provided a $10,000 letter of credit to support reclamation obligations (Bonding Royalty) and in addition agreed to pay a .75% payment on the gross sales receipts for coal mined and sold by the former Horizon companies that ICG acquired from Horizon until the completion by LCC of all reclamation liabilities that LCC assumed from Horizon (Additional Payment). On September 30, 2004 the Company prepaid $4,000 of such Additional Payments, accounting for the payment as additional purchase consideration. All such Additional Payments paid in the future will be recorded as additional purchase price (goodwill), which will be evaluated annually for possible impairment. Impairment, if any, would result in a change to the operating income. For the Bonding Royalty, ICG is required to pay an additional .75% on gross sales referred to above, to a fund, controlled by one of its sureties until all letters of credit issued by such surety for both ICG and LCC are cash collateralized. As of December 31, 2004, ICG had accrued approximately $831 under this Bonding Royalty. Amounts in the fund controlled by the Surety under this Bonding Royalty will be returned to ICG as reclamation of properties is performed by LCC or ICG and Surety Bonds are released. Under the provisions of FIN 46, ICG has determined it does not hold a significant variable interest in LCC and it is not the primary beneficiary of LCC.
      Legal Matters — From time to time, the Company is involved in legal proceedings arising in the ordinary course of business. In the opinion of management the Company has recorded adequate reserves for these liabilities and there is no individual case or group of related cases pending that is likely to have a material adverse effect on the financial condition, results of operations or cash flows of the Company.
      Commissions — The Company has various sales and agency agreements with third parties, whereby the Company pays a $0.05 per ton commission on various coal sales agreements. The costs are expensed as

ICG INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of December 31, 2004 and for the period May 13, 2004 to December 31, 2004
(Dollars in thousands)
the coal is delivered. The Company incurred commission expense of $1 for the period May 13, 2004 to December 31, 2004.
      Environmental Matters — Based upon current knowledge, the Company believes it is in material compliance with environmental laws and regulations as currently promulgated. However, the exact nature of environmental control problems, if any, which the Company may encounter in the future cannot be predicted, primarily because of the increasing number, complexity and changing character of environmental requirements that may be enacted by federal and state authorities.
      Performance Bonds — The Company has $54,677, including $54,425 outstanding under the revolving credit facility, of letters of credit outstanding, a portion of which ($45,000, including $10,000 to LCC — see bonding royalty above) provide support to the third parties for their issuance of surety bonds. In addition, the Company has posted cash collateral of $4,243 to secure other reclamation and performance commitments. This cash collateral is included in other non-current assets on the consolidated balance sheet as of December 31, 2004. The Company presently has a minimal amount of outstanding surety bonds with third parties to secure reclamation and other performance commitments. The Company is in the process of transferring outstanding surety bonds, related to its reclamation obligations, applicable to certain of the former Horizon companies acquired on September 30, 2004. As of December 31, 2004 the Company has accrued approximately $251 for premiums related to the surety bonds that will be transferred.
      Contract Mining Agreements — The Company performs contract-mining services for various third parties and utilizes contract miners on some of its operations. Terms of the agreements generally allow either party to terminate the agreements on a short-term basis.
      ICG, Inc’s subsidiary, ICG ADDCAR Systems, LLC (ADDCAR) has entered into a contract to provide mining services for a period of five years or until all mineable coal is removed. ADDCAR is expected to produce and deliver a minimum of 500,000 tons per year up to a maximum of 1,500,000 tons per year. The guaranteed monthly contract tonnage shall be mutually agreed upon. Failure to meet the guaranteed contract tonnage for three consecutive months may result in termination of the contract. All work under the contract must be completed no later than March 31, 2008.
      ADDCAR entered into a three year contract to provide mining services for a period of three years or until all mineable coal is removed. ADDCAR is expected to produce and deliver a minimum of 50,000 tons of coal per month that has an ash content of less than fifteen percent. Failure to meet the guaranteed contract tonnage and ash requirements for three consecutive months may result in termination of the contract. All work under the contract must be completed no later than January 15, 2007.
11.     Major Customers
      The Company had coal sales to the following major customers that equaled or exceeded 10% of revenues:

	December 31,	May 13, 2004 to
	2004	December 31,
	Total	2004
	Receivable	Total
	Balance	Revenues

Customer A	$2,563	$17,720
Customer B	6,581	19,151
Customer C	5,751	19,759

ICG INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of December 31, 2004 and for the period May 13, 2004 to December 31, 2004
(Dollars in thousands)
12.     Fair Value of Financial Instruments
      The estimated fair values of the Company’s financial instruments are determined based on relevant market information. These estimates involve uncertainty and cannot be determined with precision. The following methods and assumptions were used to estimate the fair value of each class of financial instrument.
      Cash and Cash Equivalents, Trade Accounts Receivable, Trade Accounts Payable, and Other Current Liabilities: The carrying amounts approximate the fair value due to the short maturity of these instruments.
      Long-term Debt and Interest Rate Cap: The fair value of the term loan facility at December 31, 2004 is based on the market value of the facility, as the interest rate is stated at LIBOR plus a margin. The carrying value of the Company’s capital lease obligations and other debt approximate fair value at December 31, 2004. The fair value of the Company’s interest rate cap was $164 at December 31, 2004.
13.     Related-party Transactions and Balances
      Under an Advisory Services Agreement, dated as of October 1, 2004 between ICG and WLR, WLR has agreed to provide advisory services to ICG (consisting of consulting and advisory services in connection with strategic and financial planning, investment management and administration and other matters relating to the business and operation of ICG of a type customarily provided by sponsors of U.S. private equity firms to companies in which they have substantial investments, including any consulting or advisory services which the Board of Directors reasonably requests). WLR is to be paid a quarterly fee of $500,000 and reimbursed for any reasonable out of pocket expenses (including expenses of third-party advisors retained by WLR). The agreement is for a period of seven years; however, it may be terminated upon the occurrence of certain events.
      On October 1, 2004, ICG entered into an agreement with Insuratex, LTD, a wholly owned subsidiary of funds controlled by WLR, to administer and pay workers’ compensation claims incurred by ICG. ICG paid an initial $2.5 million premium to fund such claims and will continue to pay monthly installments of $0.2 million until a total premium of $5.0 million is paid by ICG. The $5.0 million annual premium is to be adjusted after the initial 18 months based on actual workers’ compensation loss experienced.
14.     Subsequent Event
      On March 31, 2005, ICG, Inc. entered into business combination agreements with each of Anker Coal Group, Inc. and CoalQuest Development LLC pursuant to which each of Anker and CoalQuest are to become indirect wholly owned subsidiaries of ICG. Holders of all of the outstanding stock of Anker and the membership interests in CoalQuest will be issued shares of ICG common stock with an aggregate value of $275 million, up to a maximum number of shares equal to 22.5% of the common stock of ICG outstanding on the date of the agreement. The aggregate number of common shares to be issued will be based upon the price of the shares of common stock in a public offering. The acquisitions are subject to certain closing conditions. The unaudited pro forma impact of this combination as of March 31, 2005, and for the period then ended, is as follows: Total assets increased $384 million (primarily property, plant and equipment of approximately $158 million and goodwill of approximately $191 million), total liabilities increased $93 million (primarily long-term debt and capital leases of approximately $28 million, accounts payable and accrued expenses of approximately $24 million and reclamation and mine closure costs of approximately $26 million), total stockholders’ equity increased $384 million, total revenues increased $48.3 million, and total costs and expenses increased $48 million and net income increased $353 thousand.
      On March 14, 2005, the Company entered into an employment agreement with its President and Chief Executive Officer containing provisions for base salary, bonus and grant of stock options and restricted shares of common stock.

ICG INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of December 31, 2004 and for the period May 13, 2004 to December 31, 2004
(Dollars in thousands)
15. Segment Information (As Restated)
      Subsequent to the issuance of the Company’s 2004 financial statements, the Company’s management determined that information about its reportable segments should have been included in the notes to the financial statements.
      The Company extracts, processes and markets steam and metallurgical coal from deep and surface mines for sale to electric utilities and industrial customers primarily in the eastern United States. The Company operates only in the United States with mines in the Central Appalachian and Illinois basin regions. The Company has two reportable business segments: Central Appalachian (into which four operating segments, ICG Eastern, ICG East Kentucky, ICG Knott County and ICG Hazard have been aggregated), comprised of both surface and underground mines, and ICG Illinois, representing one underground mine located in the Illinois basin. The Ancillary category includes the Company’s brokered coal functions, corporate overhead, contract highwall mining services and land activities.
      The difference between segment assets and consolidated assets in the following table is the elimination of intercompany transactions including inter-segment revenues and investment in subsidiaries reflected in the elimination category. Reportable segment results for continuing operations for the period form May 13, 2004 to December 31, 2004 and segment assets as of December 31, 2004 were as follows:

	Central	Illinois
	Appalachian	Basin	Ancillary	Eliminations	Consolidated

Revenue	$98,555	$12,744	$24,982	$(172)	$136,109
EBITDA	14,581	1,383	2,272	—	18,236
Depreciation, depletion and amortization	4,468	1,048	2,427	—	7,943
Capital expenditures	4,858	732	(7)	—	5,583
Total assets	269,387	56,232	560,411	(426,055)	459,975
Goodwill	121,055	28,806	34,085	—	183,946
      Revenue in the Ancillary category consists primarily of $20,213 relating to the Company’s brokered coal sales and $4,769 relating to contract highwall mining activities.
      EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization. EBITDA is presented because it is an important supplemental measure of the Company’s performance used by the Company’s chief operating decision maker.
      Reconciliation of EBITDA to income before income tax expense is as follows:

Period from
May 13, 2004
to December 31,
2004

EBITDA	$18,236
Depreciation, depletion and amortization	(7,943)
Interest expense	(3,453)

Income before income tax expense	$6,840

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES
(Predecessor to ICG, Inc.)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Members
Horizon NR, LLC and Certain Subsidiaries:
      We have audited the accompanying combined balance sheets of Horizon NR, LLC and Certain Subsidiaries (“Combined Companies”) (“Debtors-in-Possession”) as of September 30, 2004 and December 31, 2003 (“Reorganized Companies”), and the related combined statements of operations, members’ deficit and cash flows for the Period January 1, 2004 to September 30, 2004, for the year ended December 31, 2003, for the period May 10, 2002 to December 31, 2002 (“Reorganized Companies”), and for the period January 1, 2002 to May 9, 2002 (“Predecessor Companies”). The Combined Companies are wholly owned subsidiaries of Horizon Natural Resources Company. These financial statements are the responsibility of the Combined Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in Notes 2 to 4 to the combined financial statements, the combined financial statements reflect the application of fresh-start reporting as of May 9, 2002 and, therefore, the combined financial statements for periods after May 9, 2002 are not comparable in all respects to the combined financial statements for periods prior to such date.
      In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Reorganized Companies as of September 30, 2004 and December 31, 2003 and the combined results of their operations and their combined cash flows for the period January 1, 2004 to September 30, 2004, the year ended December 31, 2003 and for the period from May 10, 2002 to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of the Predecessor Companies’ operations and their combined cash flows for the period January 1, 2002 to May 9, 2002, in conformity with accounting principles generally accepted in the United States of America.
      As discussed in Note 1 to the combined financial statements, the accompanying combined financial statements have been prepared from the separate records maintained by the Combined Companies and are not necessarily indicative of the conditions that would have existed or the results of operations if the Combined Companies has been operated as unaffiliated entities. Portions of certain assets and expense items represent allocations made from items applicable to Horizon Natural Resources Company (Parent) and subsidiaries as a whole.
      The accompanying combined financial statements have been prepared assuming that the Combined Companies will continue as a going concern, which contemplates continuity of the Combined Companies’ operations and realization of its assets and payments of its liabilities in the ordinary course of business. As discussed in Notes 1 and 2 of the combined financial statements, the Combined Companies have suffered recurring losses from operations and have a net members’ deficit as of September 30, 2004. The Combined Companies also have significant debt obligations maturing in October 2004. Furthermore, during November 2002, the Combined Companies’ Parent and its other subsidiaries, inclusive of the Combined Companies, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy

Code. The accompanying combined financial statements do not purport to reflect or provide for the consequences of those bankruptcy proceedings. In particular, such combined financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to member accounts, the effect of any changes that may be made in the capitalization of the Combined Companies; or (d) as to operations, the effect of any changes that may be made in its business. In addition, as discussed in Note 2, the Combined Companies are in default of various covenants and provisions, including debt service payments, of their principal debt instruments (other than its debtor-in-possession financing facility) which makes such obligations currently due. These matters raise substantial doubt about the Combined Companies’ ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Notes 1 and 2. The Combined Companies are currently operating their business as a debtor-in-possession under the jurisdiction of the United States Bankruptcy Court, and continuation of the Combined Companies as a going concern is contingent upon, among other things, the Combined Companies’ ability to comply with all debt covenants under the existing debtor-in-possession financing agreements, to generate sufficient cash flow from operations, and to obtain financing sources to meet its future obligations. If no reorganization plan is approved or no refinancing of the October 2004 debt obligations is obtained, it is possible that the Combined Companies’ assets may be liquidated. The combined financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Combined Companies be unable to continue as a going concern.
      As discussed in Note 19, the accompanying combined financial statements have been restated.
/s/ Deloitte and Touche LLP
LOUISVILLE, KENTUCKY
MARCH 25, 2005 (September 20, 2005 as to the effects of the restatements discussed in Note 19)

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES
(Predecessor to ICG, Inc.)
COMBINED BALANCE SHEETS
As of September 30, 2004 and
December 31, 2003
(Dollars in thousands)

	Reorganized Companies

	September 30,	December 31,
	2004(1)	2003(1)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$859
Trade accounts receivable (net of allowance for doubtful accounts of $5,441 and $7,798, respectively)	46,117	35,658
Inventories, net	17,721	13,479
Deferred income taxes	5,931	6,020
Prepaid insurance	4,668	6,707
Prepaid expenses and other	4,399	10,333
Due from other Horizon subsidiaries	169,308	169,308

Total current assets	248,144	242,364
PROPERTY, PLANT AND EQUIPMENT, net	276,157	318,552
DEBT ISSUANCE COSTS, Net		1,437
ADVANCE ROYALTIES	10,501	9,976
OTHER NON-CURRENT ASSETS	4,804	4,043

Total assets	$539,606	$576,372

LIABILITIES AND MEMBERS’ DEFICIT
LIABILITIES NOT SUBJECT TO COMPROMISE:
CURRENT LIABILITIES:
Trade accounts payable	$29,975	$36,670
Current portion of long-term debt and capital leases	30,603	62,698
Current portion of reclamation and mine closure costs	1,206	1,206
Accrued expenses and other	27,977	27,872
Due to other Horizon subsidiaries	13,198

Total current liabilities	102,959	128,446

NON-CURRENT LIABILITIES, Less current portion
Long-term debt and capital leases	29	315
Reclamation and mine closure costs	22,436	27,443
Deferred income taxes	5,931	6,020
Other non-current liabilities	18,326	18,422

Total non-current liabilities	46,722	52,200

Total liabilities not subject to compromise	149,681	180,646
LIABILITIES SUBJECT TO COMPROMISE	1,272,609	1,170,747

Total liabilities	1,422,290	1,351,393

COMMITMENTS AND CONTINGENCIES
MEMBERS’ DEFICIT:
Additional paid-in capital	234,800	234,800
Members’ investment (52,802 units authorized)	200	200
Accumulated other comprehensive loss	(3,683)	(3,683)
Accumulated deficit	(1,114,001)	(1,006,338)

Total members’ deficit	(882,684)	(775,021)

Total liabilities and members’ deficit	$539,606	$576,372

(1)	As restated. See Note 19.
See notes to combined financial statements.

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES
(Predecessor to ICG, Inc.)
COMBINED STATEMENTS OF OPERATIONS
For the Period January 1, 2004 to September 30, 2004,
the Year Ended December 31, 2003, the period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)

	Reorganized			Predecessor
	Companies			Companies

	Period from		Period from	Period from
	January 1, 2004 to	Year Ended	May 10, 2002 to	January 1, 2002
	September 30,	December 31,	December 31,	to
	2004(1)	2003(1)	2002(1)	May 9, 2002(1)

REVENUES (including amounts to related parties of $3,061 in the Predecessor period)
Coal Sales revenues	$346,981	$441,291	$264,235	$136,040
Freight and handling revenues	3,700	8,008	6,032	2,947
Other revenues	22,702	31,771	27,397	21,183

Total revenues	373,383	481,070	297,664	160,170

COSTS AND EXPENSES:
Freight and handling costs	3,700	8,008	6,032	2,947
Cost of coal sales and other revenues (including amounts to related parties of $9,116 in the Predecessor period) (exclusive of items shown separately below)	306,429	400,652	251,361	114,767
Depreciation, depletion and amortization	27,547	52,254	40,033	32,316
Selling, general and administrative (including amounts to related parties of $3 in the Predecessor period) (exclusive of depreciation and amortization shown separately above)	8,477	23,350	16,695	9,677
Gain on sale of assets	(226)	(4,320)	(39)	(93)
Writedowns and special items	10,018	9,100	729,953	8,323

Total costs and expenses	355,945	489,044	1,044,035	167,937

Income (Loss) from operations	17,438	(7,974)	(746,371)	(7,767)
INTEREST AND OTHER INCOME (EXPENSE):
Interest expense	(114,211)	(145,892)	(80,405)	(36,666)
Reorganization items	(12,471)	(23,064)	(4,075)	787,900
Other, net (including amounts to related parties of $93 in the Predecessor period)	1,581	187	1,256	499

Total interest and other income (expense)	(125,101)	(168,769)	(83,224)	751,733

NET INCOME (LOSS)	$(107,663)	$(176,743)	$(829,595)	$743,966

(1)	As restated. See Note 19.
See notes to combined financial statements.

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES
(Predecessor to ICG, Inc.)
COMBINED STATEMENTS OF MEMBERS’ DEFICIT
For the Period January 1, 2004 to September 30, 2004,
the Year Ended December 31, 2003, the period May 10, 2002 to December 31, 2002
(reorganized companies) and the period January 1, 2002 to May 9, 2002 (predecessor companies)
(Dollars in thousands)

			Accumulated
		Additional	Other
	Members’	Paid-in	Comprehensive	Accumulated
	Investment	Capital	Loss	Deficit	Total

PREDECESSOR COMPANIES:
Balance — January 1, 2002	$53	$163,913	$(7,720)	$(900,212)	$(743,966)
January 1, 2002 to May 9, 2002, net income(1)	—	—	—	743,966	743,966
Fresh-start accounting adjustments (1)	(53)	71,087	7,720	156,246	235,000

Balance — May 9, 2002 after fresh start adjustments	—	235,000	—	—	235,000
REORGANIZED COMPANIES:
Balance-May 10, 2002	200	234,800	—	—	235,000
Comprehensive Loss:
May 10, 2002 to December 31, 2002, net loss(1)	—	—	—	(829,595)	(829,595)
Minimum Pension Liability Adjustment			(3,824)		(3,824)

Total comprehensive loss					(833,419)
BALANCE — December 31, 2002(1)	200	234,800	(3,824)	(829,595)	(598,419)
Comprehensive Loss:
January 1, 2003 to December 31, 2003, net loss(1)	—	—	—	(176,743)	(176,743)
Minimum pension liability adjustment	—	—	141	—	141

Total comprehensive loss					(176,602)
Balance — December 31, 2003(1)	200	234,800	(3,683)	(1,006,338)	(775,021)
January 1, 2004 to September 30, 2004, net loss(1)	—	—	—	(107,663)	(107,663)

BALANCE — September 30, 2004(1)	$200	$234,800	$(3,683)	$(1,114,001)	$(882,684)

(1)	As restated. See Note 19.
See notes to combined financial statements.

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES
(Predecessor to ICG, Inc.)
COMBINED STATEMENTS OF CASH FLOWS
For the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003 and the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and for the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)

	Reorganized Companies			Predecessor Companies

	Period from	For the	Period from
	January 1, 2004	Year Ended	May 10, 2002 to	Period from
	to September 30,	December 31,	December 31,	January 1, 2002 to
	2004(1)	2003(1)	2002(1)	May 9, 2002(1)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(107,663)	$176,743	$(829,595)	$743,966
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	27,547	52,254	40,033	32,316
Depreciation — Allocation from Affiliates	127	4,118	4,930	5,723
Amortization of finance costs included in interest expense	1,437	3,698	5,644	5,676
Gain on sale of assets	(226)	(4,320)	(39)	(93)
Gain on lease buyout	(7,736)
Fresh start revaluation				(645,824)
Fresh start adjustments				(801,495)
Gain on debt extinguishment				(161,584)
Writedowns and special items	17,754	9,100	729,953	8,323
Provision for doubtful accounts	247	1,656	1,535	6,594
Provision for asset write-downs				91,185
Changes in Assets and Liabilities:
(Increase) decrease in:
Receivables	(10,706)	(11,104)	40,356	25,864
Inventories	(4,242)	(273)	2,806	(37,197)
Prepaid expenses	7,971	19,374	64,809	(17,032)
Other assets	477	(36)	2,817	(44,730)
Increase (decrease) in:
Accounts payable	21,680	(10,344)	21,622	386,387
Accrued expenses	85,520	150,144	32,388	87,079
Reclamation and mine closure costs	(4,007)	(11,942)	(31,957)	(23,060)
Other liabilities	(95)	(5,552)	(8,924)	(15,690)

Total adjustments	135,748	196,773	905,973	(1,097,558)

Net cash provided by (used in) operating activities	28,085	20,030	76,378	(353,592)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of assets	4,089	15,388	636	122
Proceeds from lease buyout	7,736
Additions to property, plant and equipment and mine development	(6,624)	(16,937)	(13,435)	(10,963)
(Deposits) withdrawals of/from restricted cash	(1,764)	(2,277)	(6)	55,396

Net cash provided by (used in) investing activities	3,437	(3,826)	(12,805)	44,555

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on long-term debt	(4,698)	(13,729)	(183,162)	(304,449)
Borrowings on long-term debt			50,003	574,700
Net borrowings/(repayments) on debtor-in-possession financing	(27,080)	(737)	56,027
Financing costs				(11,238)
Repayments on capital leases	(603)	(993)	(893)	(2)

Net cash provided by (used in) financing activities	(32,381)	(15,459)	(78,025)	259,011

Net increase (decrease) in cash and cash equivalents	(859)	745	(14,452)	(50,026)
Cash and cash equivalents, beginning of period	859	114	14,566	64,592

Cash and cash equivalents, end of period	$0	$859	$114	$14,566

(1)	As restated. See Note 19.
See notes to combined financial statements.

HORIZON NR, LLC AND CERTAIN SUBSIDIARIES
(Predecessor to ICG, Inc.)
NOTES TO COMBINED FINANCIAL STATEMENTS
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)

1.	Organization and Basis of Presentation
      Horizon NR, LLC (“HNR”) is a wholly-owned subsidiary of Horizon Natural Resources Company. HNR has seventy-five direct and indirect wholly-owned subsidiaries. The accompanying combined financial statements include the financial statements of seventeen of the seventy-five subsidiaries and the assets and liabilities of HNR that were acquired by ICG (see below). HNR assets of approximately $5.0 million and $19.0 million are included as of September 30, 2004 and December 31, 2003, respectively; liabilities of approximately $40.0 million and $87.0 million are also included as of September 30, 2004 and December 31, 2003, respectively. HNR and the seventeen subsidiaries are referred to as the “Combined Companies” in the accompanying combined financial statements and related footnotes. The seventeen subsidiaries included are: Appalachian Realty Company, Ayrshire Land Company, Bluegrass Coal Development Company, Evergreen Mining Company, Fairview Land Company, LLC, Horizon Natural Resources Sales Company, Leslie Resources, Inc. (exclusive of Chaives Job), Leslie Resources Management, Inc., Sunny Ridge Enterprises, Inc., Sunny Ridge Mining Company, Inc. (exclusive of Job 10), Turris Coal Company, Ikerd-Bandy Co., Inc., Shipyard River Coal Terminal Company, Franklin Coal Sales Company, Kentucky Prince Mining Company, RP Terminal, LLC, and Mining Technologies, Inc.
      Horizon, formerly known as AEI Resources Holding, Inc. (“AEI”), operated a coal mining business through its subsidiaries in the United States. As discussed in Note 2, on November 13, 2002 and November 14, 2002, Horizon filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court (the “Bankruptcy Court”). Horizon completed its November 2002 bankruptcy proceedings on September 30, 2004 through the sale or transfer of certain properties, assets and liabilities to International Coal Group, Inc. (“ICG”) and others. Horizon had previously filed a voluntary petition for reorganization under the Bankruptcy Code accompanied by a prepackaged plan of reorganization on February 28, 2002. Horizon’s first bankruptcy Plan of Reorganization became effective May 9, 2002 (see note 4).
      The combined financial statements as of September 30, 2004, for the period January 1, 2004 to September 30, 2004, as of December 31, 2003 and for the year then ended, and the periods May 10, 2002 to December 31, 2002 and January 1, 2002 to May 9, 2002 are carve-out financial statements reflecting the operations and financial condition of the Horizon properties acquired by ICG on September 30, 2004.
      Throughout the notes to the combined financial statements, the term “Predecessor Companies” refers to the Combined Companies, their operations and their cash flows for the period from January 1, 2002 through May 9, 2002, while the term “Reorganized Companies” refers to the Combined Companies, their operations and their cash flows for periods thereafter.
      These combined financial statements were prepared from the separate accounts and records maintained by the Combined Companies and are not necessarily indicative of the conditions that would have existed or the results of operations if the Combined Companies had been operated as unaffiliated

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
entities. Certain assets and expense items represent allocations from Horizon. The accounts allocated, amount, and basis of allocation are:

	Horizon Amounts

Account	September 30, 2004	December 31, 2003

Vendor Advances	$169	$691
Reclamation Deposits	52,706	54,743

	Amounts Allocated to
	Combined Companies

	September 30, 2004	December 31, 2003	Basis of Allocation

Vendor Advances	$93	$373	Coal Production Tons
Reclamation Deposits	—	1,343	Premiums Paid

	Horizon Amounts

	January 1, 2004-	January 1, 2003-	May 10, 2002-	January 1, 2002-
	September 30, 2004	December 31, 2003	December 31, 2002	May 9, 2002

Selling, general, and administrative expenses	$17,100	$25,000	$12,541	$20,285

	Amounts Allocated to
	Combined Companies

	January 1, 2004-	January 1, 2003-	May 10, 2002-	January 1, 2002-
	September 30, 2004	December 31, 2003	December 31, 2002	May 9, 2002	Basis of Allocation

Selling, general, and administrative expenses	$9,081	$9,860	$4,974	$8,305	Estimated Hours Worked
      Vendor advances were allocated to the Combined Companies using a formula based on the ratio of actual coal production tons for the Combined Companies compared to the actual coal production tons for Horizon. Reclamation deposits were allocated to the Combined Companies using a formula based on the ratio of reclamation premiums paid for the Combined Companies compared to reclamation premiums paid for Horizon. Selling, general and administrative expenses were allocated to the Combined Companies using a formula based on the ratio of estimated hours worked for the Combined Companies compared to the estimated hours worked for Horizon.
      The combined financial statements also include the entire amount owed through the DIP Facility and Senior Secured Notes (see Note 8) as these borrowings and related accrued interest were the legal obligations of the Combined Companies.
      The Combined Companies’ financial statements have been presented on the basis that they are a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Combined Companies’ recurring losses from operations, the related bankruptcy filing, the maturity of their debt obligations in 2004 and the Combined Companies’ defaults under their various debt covenants raise substantial doubt about the Combined Companies’ ability to continue as a going concern. The combined financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Combined Companies be unable to continue as a going concern. Realization of the carrying amounts of the Combined Companies’ assets and satisfaction of their liabilities is dependent upon, among other things, the ability to comply with their debtor-in-possession financing agreement, the ability to refinance or extend the 2004 debt obligations and the ability to generate sufficient cash flows from

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
operations to meet their obligations. The Combined Companies’ operating plan includes actions they believe will improve operating profits and cash flows. There can be no assurances that operating profits and cash flows will be realized in an amount sufficient to fund obligations or other liquidity needs.
      Since filing for protection under the Bankruptcy Code on November 13, 2002 and November 14, 2002 (see Note 2), Horizon has operated its business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. Accordingly, the combined financial statements of the Combined Companies have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) and generally accepted accounting principles applicable to a going concern, which assume that assets will be realized and liabilities will be discharged in the normal course of business.
      Fresh-Start Accounting — On May 9, 2002, Horizon emerged from Chapter 11 upon approval of their Prepackaged Plan of Reorganization (see Note 2). Horizon has accounted for all transactions related to that reorganization in accordance with SOP 90-7 (see Note 2). The adjustments to reflect the Combined Companies’ emergence from bankruptcy have been reflected in the accompanying combined financial statements. Accordingly, a vertical black line is shown in the combined statements of operations and combined statements of cash flows to separate post-emergence operations from those prior to May 10, 2002, since they have not been prepared on a comparable basis.

2.	Liquidity and Bankruptcy Proceedings
      Chapter 11 Reorganization — On November 13, 2002 and November 14, 2002, Horizon filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. On September 30, 2004, in connection with the completion of Horizon’s bankruptcy proceedings, ICG acquired certain properties and assets, and assumed certain liabilities of Horizon through Section 363 asset sales of the United States Bankruptcy Court.
      The Combined Companies reorganization and administrative expenses (primarily legal and consulting expenses) related to the Chapter 11 proceedings have been separately identified in the combined statements of operations as reorganization items.
      In accordance with SOP 90-7, the accompanying combined balance sheets as of September 30, 2004 and December 31, 2003, segregate liabilities subject to compromise, such as unsecured claims, from liabilities not subject to compromise and liabilities arising subsequent to filing bankruptcy. Liabilities subject to compromise for the Combined Companies are set forth below.

	September 30,	December 31,
	2004	2003

Long-term debt	$915,304	$915,304
Accrued postretirement medical benefits	59,578	56,633
Accounts payable and accrued expenses	22,652	23,872
Accrued interest	275,075	174,938

	$1,272,609	$1,170,747

      Horizon had previously filed a voluntary petition for reorganization under the Bankruptcy Code accompanied by a prepackaged plan of reorganization on February 28, 2002. This plan of reorganization became effective May 9, 2002 (see note 4).

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)

3.	Summary of Significant Accounting Policies and General
      Basis of Presentation and Principles of Combination — Significant intercompany transactions and balances have been eliminated in combination. Minority interests have not been recorded due to insignificance or deficit equity. Investments in 20% to 50% owned entities are accounted for under the equity method and are not significant.
      Company Risk Factors — The Combined Companies are exposed to risks associated with the bankruptcy proceedings and risks associated with a highly leveraged organization. Such risks include: increased vulnerability to adverse economic and industry conditions, limited ability to fund future working capital, capital expenditures, business acquisitions or other corporate requirements, and possible liquidity problems, as well as financing and credit constraints (see Note 2).
      Bankruptcy Accounting — In preparing the accompanying combined financial statements, the Combined Companies applied the provisions of SOP 90-7, which does not significantly change the application of accounting principles generally accepted in the United States of America; however, it does require that the combined financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business (see Note 4).
      Cash and Cash Equivalents — The Combined Companies consider all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.
      In the accompanying combined statements of cash flows for the period January 1, 2004 through September 30, 2004, for the year ended December 31, 2003, and for the periods May 10, 2002 through December 31, 2002 and January 1, 2002 through May 9, 2002, we reclassified changes in restricted cash balances to be consistent with our 2005 presentation, to present such changes as an investing activity, which resulted in a $1,764 decrease, a $2,277 decrease, a $6 decrease, and a $55,396 increase, respectively, in investing cash flows and a corresponding increase for the period January 1, 2004 through September 30, 2004 for the year ended December 31, 2003, and for the period May 10, 2002 through December 31, 2002, and a corresponding decrease for the period January 1, 2002 through May 9, 2002 in operating cash flows from the amounts previously reported.
      Trade Accounts Receivable and Allowance for Doubtful Accounts — Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Combined Companies’ best estimate of the amount of probable credit losses in the Combined Companies’ existing accounts receivable. The Combined Companies establish provisions for losses on accounts receivable when it is probable that all or part of the outstanding balance will not be collected. The Combined Companies regularly review collectibility and establish or adjust the allowance as necessary using the specific identification method. The Combined Companies do not have any off-balance sheet credit exposure related to its customers.
      Inventories — Inventories are stated at lower of average cost or market. Components of inventories consist of coal and parts and supplies, net of allowance for obsolescence (see Note 5). Coal inventories represent coal contained in stockpiles and exposed in the pit.
      Advance Royalties — The Combined Companies are required, under certain royalty lease agreements, to make minimum royalty payments whether or not mining activity is being performed on the leased property. These minimum payments may be recoupable once mining begins on the leased property. The recoupable minimum royalty payments are capitalized and amortized based on the units-of-production

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
method at a rate defined in the lease agreement once mining activities begin. Unamortized deferred royalty costs are expensed when mining has ceased or a decision is made not to mine on such property. The Combined Companies have recorded advance royalties of $12,284 ($1,783 in prepaid expense and other and $10,501 included in non-current assets) at September 30, 2004 and $12,429 ($2,453 in prepaid expense and other and $9,976 included in non-current assets) at December 31, 2003.
      Property, Plant and Equipment — Property, plant and equipment, including coal lands and mine development costs are recorded at cost, which includes construction overhead and interest, where applicable. Expenditures for major renewals and betterments are capitalized while expenditures for maintenance and repairs are expensed as incurred. Coal land costs are depleted using the units-of-production method, based on estimated recoverable interest. Mine development costs are amortized using the units-of-production method, based on estimated recoverable interest. Other property, plant and equipment is depreciated using the straight-line method with estimated useful lives substantially as follows:

Years

Buildings	10 to 45
Mining and other equipment and related facilities	1 to 20
Land improvements	15
Transportation equipment	2 to 7
Furniture and fixtures	3 to 10
      Depreciation, depletion and amortization expense for property, plant and equipment for the Combined Companies for the period January 1, 2004 to September 30, 2004, excluding depreciation allocated from affiliates, was $27,547 and year ended 2003 was $52,254. For the period May 10, 2002 to December 31, 2002 and January 1, 2002 to May 9, 2002 depreciation expense was $40,033 and $32,316 respectively.
      Debt Issuance Costs — Debt issuance costs reflect fees incurred to obtain financing. Debt issuance costs are amortized (included in interest expense) using the effective interest method, over the life of the related debt. Amortization expense for the nine months ended September 30, 2004, the year ended December 31, 2003, the period May 10, 2002 to December 31, 2002 and the period January 1, 2002 to May 9, 2002 was $1,437, $3,698, $11,282 and $5,676, respectively.
      Restricted Cash — Included in other non-current assets as of September 30, 2004 and December 31, 2003 is restricted cash of $4,361 and $2,597, respectively. Restricted cash includes amounts required by various royalty and reclamation agreements. Certain of these agreements have been disputed by third parties, requiring that cash be paid into an escrow account until the rightful recipient is determined.
      Coal Mine Reclamation and Mine Closure Costs — Future cost requirements for land reclamation are estimated where surface and deep mining operations have been conducted, based on the Combined Companies’ interpretation of the technical standards of regulations enacted by the U.S. Office of Surface Mining, as well as state regulations. These costs relate to reclaiming the pit and support acreage at surface mines and sealing portals at deep mines. Other costs common to both types of mining are related to reclaiming refuse and slurry ponds as well as holding and related termination/exit costs.
      The Combined Companies early adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations as a result of fresh-start accounting on May 9, 2002. SFAS No. 143 addresses asset retirement obligations that result from the acquisition, construction or normal operation of long-lived assets. It requires companies to recognize asset retirement obligations at fair value when the liability is incurred. Upon initial recognition of a liability, that cost should be capitalized as

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
part of the related long-lived asset and allocated to expense over the useful life of the asset. The asset retirement costs are recorded in coal lands.
      During the Predecessor period, the Combined Companies accrued the cost of final mine closure and related exit costs over the estimated useful mining life of the developed property or, if purchased, at the date of acquisition.
      The Combined Companies expense reclamation performed prior to final mine closure. The establishment of the end of mine reclamation and closure liability is based upon permit requirements and requires significant estimates and assumptions, principally associated with regulatory requirements, costs and recoverable coal lands. Annually, the end of mine reclamation and closure liability is reviewed and necessary adjustments are made, including adjustments due to mine plan and permit changes and revisions to cost and production levels to optimize mining and reclamation efficiency. The amount of such adjustments is reflected in the SFAS No. 143 year-end calculation.
      Asset Impairment — The Combined Companies follow SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that projected future cash flows from use and disposition of assets be compared with the carrying amounts of those assets. When the sum of projected cash flows is less than the carrying amount, impairment losses are recognized. In determining such impairment losses, discounted cash flows are utilized to determine the fair value of the assets being evaluated. Also, in certain situations, expected mine lives are shortened because of changes to planned operations. When that occurs and it is determined that the mine’s underlying costs are not recoverable in the future, reclamation and mine closing obligations are accelerated and the mine closing accrual is increased accordingly. To the extent it is determined asset carrying values will not be recoverable during a shorter mine life, a provision for such impairment is recognized.
      Income Tax Provision — The provision for income taxes includes federal, state and local income taxes currently payable and deferred taxes arising from temporary differences between the financial statement and tax basis of assets and liabilities. Income taxes are recorded under the liability method. Under this method, deferred income taxes are recognized for the estimated future tax effects of differences between the tax basis of assets and liabilities and their financial reporting amounts as well as net operating loss carryforwards and tax credits based on enacted tax laws. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
      The Combined Companies file a consolidated federal income tax return that includes other subsidiaries of Horizon Natural Resources Company. Consolidated net operating losses are allocated to the various subsidiaries in accordance with IRS regulations and may not reflect actual losses incurred by the Combined Companies on a stand alone basis.
      Revenue Recognition — Most revenues result from sales under long-term sales contracts with electric utilities, industrial companies or other coal-consuming organizations, primarily in the eastern United States. Revenues are recognized on coal sales in accordance with the terms of the sales agreement, which is usually when the coal is shipped to the customers and title has passed.
      Freight and handling costs paid directly to third-party carriers and invoiced to coal customers are recorded as freight and handling costs and freight and handling revenues, respectively.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
      Other revenues generally consist of equipment and parts sales, equipment rebuild and maintenance services, coal handling and processing, royalties, commissions on coal trades, contract mining and rental income. These revenues are recognized in the period earned or when the service is completed. Advance payments received are deferred and recognized in revenue as coal is shipped or rentals are earned.
      Postretirement Benefits Other Than Pensions — As prescribed by SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, accruals are made, based on annual outside actuarial valuations, for the expected costs of providing postretirement benefits other than pensions, which are primarily medical benefits, during an employee’s actual working career.
      The Combined Companies account for health care and life insurance benefits provided for future retired employees and their dependents by accruing the cost of such benefits over the service lives of employees. Unrecognized actuarial gains and losses are amortized over the estimated average remaining service period for active employees and over the estimated average remaining life for retirees.
      Workers’ Compensation and Black Lung Benefits — Certain of the Combined Companies are liable under federal and state laws to pay workers’ compensation and pneumoconiosis (black lung) benefits to eligible employees, former employees and their dependents. The Combined Companies were formerly self-insured for significant federal and state workers’ compensation and black lung benefits. The Combined Companies currently utilize a combination of a large deductible insurance program, self-insurance and state workers’ compensation fund participation to secure its on-going obligations depending on the location of the operation. The Combined Companies accrue for their workers’ compensation and black lung obligations on a present value basis determined by outside actuaries.
      Management’s Use of Estimates — The preparation of the combined financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the allowance for doubtful accounts; inventories; coal lands; asset retirement obligations; employee benefit liabilities; future cash flows associated with assets; useful lives for depreciation, depletion and amortization; workers’ compensation claims; postretirement benefits other than pensions; income taxes; and fair value of financial instruments. Due to the subjective nature of these estimates, actual results could differ from those estimates.
      Statements of Cash Flows —
      Supplemental disclosure:

	Reorganized Companies

	January 1, 2004 to	Year Ended
	September 30, 2004	December 31, 2003

Cash paid for interest	$9,268	$7,797
Income taxes paid (refunded)	(69)	38

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)

	Reorganized Companies	Predecessor Companies
	May 10, 2002 to	January 1, 2002 to
	December 31, 2002	May 9, 2002

Cash paid for interest	$20,405	$150,502
Income taxes paid (refunded)	45	106
      Non-cash transactions excluded from the December 31, 2003 Combined Statement of Cash Flows are comprised of a non-cash settlement involving the exchange of accrued expenses of $1,652 for accounts receivables of $1,652 and prepaid insurance financing through the issuance of current debt obligations of $13,927. Non cash transactions excluded from the January 1, 2004 to September 30, 2004, the December 31, 2003, the May 10, 2002 to December 31, 2002 and the January 1, 2002 to May 9, 2002 Combined Statements of Cash Flows are comprised of $0, $205, $3,127 and $0, respectively, of additions to property, plant and equipment through the incurrence of capital lease obligations.
      Comprehensive Income or Loss — Under generally accepted accounting principles other comprehensive income or loss can include, among other items, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The Combined Companies recorded minimum pension liability adjustments of $0, $141, ($3,824) and $0 in Other Comprehensive Income (Loss) in members’ deficit as of September 30, 2004, December 31, 2003, December 31, 2002 and May 9, 2002, respectively, to properly record the pension liability in accordance with actuarial calculations. The Combined Companies had no other items of Other Comprehensive Income (Loss).

4.	Fresh-Start Accounting
      On May 9, 2002, Horizon emerged from Chapter 11 upon approval of their Prepackaged Plan of Reorganization. The Combined Companies have accounted for all transactions related to that reorganization in accordance with SOP 90-7. The adjustments to reflect the emergence from bankruptcy have been reflected in the accompanying combined financial statements. Accordingly, a vertical black line is shown in the combined statements of operations and combined statements of cash flows to separate post-emergence operations from those prior to May 10, 2002, since they have not been prepared on a comparable basis.
      As required by SOP 90-7, the provisions of fresh-start accounting were applied as of May 9, 2002. In adopting fresh-start accounting, an independent financial advisor was engaged to assist in the fair value estimate of the reorganized entity. The valuation model is based on comparable company analysis and discontinued future cash flows.
      The reorganized value of the Combined Companies prior to the confirmation date was less than the total of all post-petition liabilities and allowed claims as reflected in the following summary:

Post-petition liabilities	$1,281,218
Liabilities subject to compromise	436,255

Total post-petition liabilities and allowed claims	1,717,473
Reorganization value	1,521,320

Excess of liabilities over reorganization value	$196,153

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
      Liabilities subject to compromise — The Predecessor Companies eliminated $436,255 of liabilities subject to compromise in exchange for equity valued at $235,000. These liabilities subject to compromise included the following debt instruments:

		Accrued
	Debt	Interest	Total

10.5% Senior Notes	$200,000	$48,177	$248,177
11.5% Senior Subordinated Notes	150,000	38,078	188,078

Liabilities Subject to Compromise	$350,000	$86,255	$436,255

      The elimination of these liabilities subject to compromise resulted in recognition of a gain on cancellation of debt totaling $161,584 (see table below), which has been reflected in reorganization items in the combined statement of operations of the Predecessor Companies for the period from January 1, 2002 to May 9, 2002.
      The Combined Companies refinanced their old secured bank debt and repaid its entire outstanding balance, including all outstanding interest and exit fees. The old secured bank debt was replaced by three debt instruments: $47,349 draw on the $250,000 Exit Facility, $475,000 Senior Secured Term Notes and $450,000 Senior Secured Notes.
      The impact of the debt restructuring entries is reflected below.

Liabilities subject to compromise	$436,255
Unamortized financing costs associated with retired debt	(39,671)

396,584
New equity	235,000

Gain on debt extinguishment	$161,584

      Reorganization items reflected in the Predecessor Companies operations are as follows:

Gain on fresh-start revaluation	$645,824
Gain on debt extinguishment	161,584
Professional fees incurred during bankruptcy proceedings	(19,508)

Reorganization items	$787,900

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
      The following reflects the impact of fresh-start accounting on the balance sheet as of May 9, 2002.

	Balance Sheet at May 9, 2002 (Unaudited)

		Fresh Start
	AEI			Horizon
	Predecessor	Debt		Predecessor
	Companies	Restructuring	Adjustments	Companies

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,566	$—	$—	$14,566
Restricted cash	72,712	—	—	72,712
Accounts receivable — net	47,697	—	—	47,697
Inventories	53,109	—	(29,020)	24,089
Deferred income taxes	25,270	—	17,241	42,511
Prepaid expenses and other	12,949	—	(171)	12,778

Total current assets	226,303	—	(11,950)	214,353

PROPERTY, PLANT, AND EQUIPMENT, INCLUDING COAL LANDS, MINE DEVELOPMENT AND CONTRACT COSTS — net	427,433	—	(34,187)	393,246
GOODWILL	—	—	697,063	697,063
NET RECEIVABLE FROM OTHER HORIZON SUBSIDIARIES	191,360	—	—	191,360
DEBT ISSUANCE COSTS — net	50,450	(39,671)	—	10,779
OTHER NON-CURRENT ASSETS	14,519	—	—	14,519

Total assets	$910,065	$(39,671)	$650,926	$1,521,320

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$16,876	$—	$—	$16,876
Current portion of long-term debt and capital leases	875,565	(755,933)		119,632
Accrued expenses and other	194,414	(157,250)	4,553	41,717

Total current liabilities	1,086,855	(913,183)	4,553	178,225

NON-CURRENT LIABILITIES, less current portion
Long-term debt and capital leases	19,923	913,183	—	933,106
Employee benefits	57,035	—	—	57,035
Reclamation and mine closure costs	64,703	—	(22,157)	42,546
Deferred non-current liabilities	25,270	—	17,241	42,511
Other non-current liabilities	27,432	—	5,465	32,897
Liabilities subject to compromise	436,255	(436,255)

Total liabilities	1,717,473	(436,255)	5,102	1,286,320

MEMBERS’ EQUITY
Accumulated earnings (deficit)	(963,655)	161,584	802,071	—
Other members’ equity (deficit)	156,247	235,000	(156,247)	235,000

Total liabilities and members’ equity (deficit)	$910,065	$(39,671)	$650,926	$1,521,320

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
      The nature of the more significant fresh-start adjustments is discussed in further detail below:
      Inventory — The inventory adjustments reflect three items:

•	$1,453 write-up of stockpile inventory to market.

•	Reclassification to development costs of deferred overburden ($29,229), where it will be amortized based on the units-of-production method.

•	Adjustment to decrease parts and supplies ($1,244) to estimated market value.
      Deferred income taxes — Reflects gross up of current deferred tax asset and long-term deferred tax liability to reflect fresh-start accounting.
      Property, plant and equipment, including coal lands, mine development and contract costs, net —
      The following adjustments, among others, were made:

•	The property, plant and equipment were valued at net book value, which approximates the fair market value.

•	Coal lands were decreased $65,178 to reflect an independent valuation assessment. The interests were valued on a discounted royalty approach, which considered the current net royalty value of both leased and owned interest. The relevant royalty revenue streams were projected into the future based on budgeted production and discounted back to generate the coal land value.

•	Development cost was increased $29,229 to reflect the reclassification of deferred overburden (see inventory section above).

•	Contract costs were decreased $30,105 to reflect the current market value of existing sales contracts.

•	Asset retirement costs of $31,867 were recorded to reflect adoption of SFAS No. 143 (Note 3).
      Goodwill — The Combined Companies engaged an independent financial advisor to assist in the fair value estimate of the reorganized entity prior to the confirmation date. The amount of reorganized value in excess of the fair market value of identifiable assets is included in this account. SFAS No. 142 was applied to test for impairment.
      Accrued expenses and other — Consists primarily of lease loss reserves of $3,108 recorded to capture future expected payments on equipment and royalty leases related to non-productive properties due to change in management of the Combined Companies. An additional $5,292 is included in non-current liabilities.
      Reclamation and mine closure costs — Reflects adoption of SFAS No. 143 (Note 3). The discounting of future expected mine closure and related exit costs caused a decrease of $20,838. The Predecessor Companies had followed a different reclamation policy by which it accrued on an undiscounted basis for the cost of final mine closure and exit costs over the estimated useful mining life of the developed property or, if purchased, at the date of acquisition. Additionally, $1,319 was reclassified to current accrued reclamation.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)

5.	Inventories
      As of September 30, 2004 and December 31, 2003 inventories consisted of the following:

	September 30,	December 31,
	2004	2003

Coal	$8,717	$5,478
Parts and supplies, net of allowance of $2,797 and $2,803	9,004	8,001

	$17,721	$13,479

6.                Property, Plant and Equipment
      As of September 30, 2004 and December 31, 2003 property, plant and equipment, including coal lands, mine development and contract costs, are summarized by major classification as follows:

	September 30,	December 31,
	2004	2003

Land and land improvements	$17,084	$17,420
Mining and other equipment and related facilities	137,720	144,601
Mine development and contract costs	50,151	44,907
Coal lands	186,420	202,240
Mine development in process	2,081	4,139
Construction work in process	2,243	2,116

	395,699	415,423
Less-accumulated depreciation, depletion and amortization	(119,542)	(96,871)

Net property, plant and equipment	$276,157	$318,552

      Included in property, plant and equipment is $4,324 and $6,255 as of September 30, 2004 and December 31, 2003, respectively, related to development and construction projects for which depreciation, depletion and amortization have not yet commenced. Realization of these projects is reviewed on a periodic basis.

7.	Accrued Expenses and Other
      As of September 30, 2004 and December 31, 2003 accrued expenses and other consisted of the following:

	September 30,	December 31,
	2004	2003

Payroll, bonus and vacation expense	$15,247	$13,742
Non-income taxes	7,065	7,369
Deferred revenues	—	747
Other	5,665	6,014

	$27,977	$27,872

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
8.     Debt
      As of September 30, 2004 and December 31, 2003 debt consisted of the following:

	September 30,	December 31,
	2004	2003

DIP Facility	$30,016	$57,096
Senior Secured Term Notes	465,000	465,000
Senior Secured Notes	450,000	450,000
Capital leases (Note 12)	859	1,463
Other	61	4,758

Total	945,936	978,317
Less — long-term debt subject to compromise	915,304	915,304
Less — current portion of long-term debt and capital leases not subject to compromise	30,603	62,698

Long-term debt and capital leases	$29	$315

      Debtor-In-Possession Facility — The Debtor in Possession (“DIP”) Facility provides revolving loans and letters of credit (with a sub-limit on the issuance of letters of credit) comprised of Tranche A DIP Loans and Tranche B DIP Letters of Credit and Credit-Linked Deposits with $125,000 and $150,000 originally available, respectively. The DIP Facility could have been increased to $350,000 if certain requirements had been met: (1) an additional $25,000 draw down capacity under the DIP Facility if the lender approved Horizon’s, including the Combined Companies’, five-year business plan and (2) an additional $50,000 draw down capacity under the DIP Facility if the lender syndicated a portion of the DIP Facility. However, these requirements were not met, and the DIP Facility was not increased. The DIP Facility agreement was amended as of June 30, 2004, and all defaults were waived. The maturity date is October 15, 2004. In addition, the maturity date may be extended to November 15, 2004, based on the sole discretion of the lender. The DIP Facility has been reduced by proceeds from asset sales, tax refunds and negotiations with the lender totaling $79,858. On August 18, 2004, the lender decreased the Combined Companies’ draw down capacity to $195,142.
      Loans under the credit agreement bear interest, at the Combined Companies’ option, at either a market base rate plus 4.5% per year or at a market reserved adjusted Euro-dollar rate plus 5.5% per year. The DIP Facility is collateralized primarily by capital stock of most of Horizon’s subsidiaries, along with substantially all accounts receivable, inventory, property, plant and equipment, intangible assets, contract rights and other personal and real property of Horizon and most of its subsidiaries, including the Combined Companies. As of September 30, 2004 and December 31, 2003, the Combined Companies had $5,805 and $23,320 available on this revolving credit agreement, respectively, net of $159,851 and $155,688 in letters of credit, respectively.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
      As of September 30, 2004 and December 31, 2003 letters of credit outstanding consisted of the following:

	September 30,	December 31,
	2004	2003

Letters of Credit:
Insurance/Workers’ compensation/Reclamation bonds	$159,851	$155,238
Coal lands/Royalties	—	450

Total	$159,851	$155,688

      As of September 30, 2004 and December 31, 2003, borrowings under the DIP Facility bear interest at variable rates ranging from 4.625% to 9.5%.
      The DIP Facility and senior secured term notes contain customary covenants including, without limitation, restrictions on Horizon’s, including the Combined Companies’, ability to:

•	Incur additional indebtedness, pay dividends and make other restricted payments and investments;

•	Acquire or dispose of assets;

•	Engage in transactions with affiliates;

•	Merge, consolidate, or transfer substantially all of its assets.
      Horizon, including the Combined Companies, is also required to maintain compliance with a minimum trailing consolidated adjusted EBITDA covenant. Beginning December 2002, Horizon, including the Combined Companies, was in violation of various provisions of the DIP Facility. Horizon negotiated a waiver of these events of default with the administrative agent as of June 30, 2004.
      Senior Secured Notes — The senior secured term notes bear interest at a market base rate plus 4.25% per year and mature on May 8, 2008. Principal payments of $5,000 per quarter are due on these notes. As of September 30, 2004, the interest rate is 9% plus an additional 2.0% penalty as Horizon, including the Combined Companies, is in violation of certain covenants.
      The senior secured notes bear interest at the rate of 11.75% per annum payable semi-annually on May 15 and November 15 of each year with a final maturity date of May 8, 2009. As of September 30, 2004 the interest rate is 11.75% plus an additional 2.0% penalty as Horizon, including the Combined Companies, is in violation of certain covenants.
      The senior secured notes contain covenants similar to those of the DIP Facility. As of September 30, 2004, Horizon, including the Combined Companies, was in violation of various financial and other covenants regarding the senior secured term notes and senior secured notes including the non-payment of principal and interest payments due giving rise to an Event of Default. During the default period, Horizon, including the Combined Companies, must pay or accrue an additional interest of 2.0% per year to the holders of such notes. The entire balance of the senior secured notes is classified as liabilities subject to compromise in the accompanying financial statements.
      Interest — Accrued interest at September 30, 2004 and December 31, 2003 is $277,651 and $175,631 ($275,075 and $174,938 included in liabilities subject to compromise), respectively. Horizon, including the Combined Companies, has not made various interest payments due as scheduled. However, accruals of amounts due are reflected in the accompanying financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
9.     Asset Retirement Obligation
      At September 30, 2004 and December 31, 2003 the Combined Companies recorded asset retirement obligation accruals for mine reclamation and closure costs totaling $23,642 and $28,649, respectively.
      The following schedule represents activity in the accrued reclamation and closure cost obligation.

	Reorganized Companies

	January 1, 2004 to September 30, 2004

Beginning Balance	1/1/2004	28,649
Expenditures	1/1/2004 - 9/30/2004	(9,092)
Accretion	1/1/2004 - 9/30/2004	3,399
Allocation from other Horizon Subsidiaries	1/1/2004 - 9/30/2004	686

Ending Balance		$23,642

	Reorganized Companies

	Year Ended December 31, 2003		May 10, 2002 to December 31, 2002

Beginning Balance	1/1/2003	$35,765	5/9/2002	$90,973
SFAS No. 143 adoption				(48,071)
Liability for new mining locations	1/1/2003 - 12/31/2003	228
Expenditures	1/1/2003 - 12/31/2003	(9,478)	5/10/2002 - 12/31/2002	(11,033)
Accretion	1/1/2003 - 12/31/2003	4,986	5/10/2002 - 12/31/2002	3,232
Allocation (to)/from other Horizon Subsidiaries	1/1/2003 - 12/31/2003	(2,852)	5/10/2002 - 12/31/2002	664

Ending Balance		$28,649		$35,765

      The accrued reclamation and closure cost obligations are included in the accompanying consolidated balance sheets as follows:

	September 30,	December 31,
	2004	2003

Current portion of reclamation and mine closure costs	$1,206	$1,206
Non-current reclamation and mine closure costs	22,436	27,443

	$23,642	$28,649

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
10.     Income Taxes
      Because of the Combined Companies’ continuing losses, no provision (benefit) for income taxes has been recorded in any period presented.
      The following table presents the difference between the actual tax provision (benefit) and the amounts obtained by applying the statutory U.S. federal income tax rate of 35% to income and losses before income taxes.

	Reorganized Companies (1)

	January 1, 2004 to	January 1, 2003 to
	September 30, 2004	December 31, 2003

Federal provision (benefit) computed at statutory rate	$(37,682)	$(61,860)
State income tax provision (benefit) (net of federal tax benefits and apportionment factors) computed at statutory rate	(4,630)	(7,600)
Valuation allowance	43,099	70,509
Other	(787)	(1,049)

	$—	$—

	Reorganized	Predecessor
	Companies (1)	Companies (1)

	May 10, 2002 to	January 1, 2002 to
	December 31, 2002	May 9, 2002

Federal provision (benefit) computed at statutory rate	$(290,358)	$260,388
State income tax provision (benefit) (net of federal tax benefits and apportionment factors) computed at statutory rate	(35,673)	31,991
Valuation allowance	(196,596)	312,568
Goodwill	524,533	(524,533)
Gain on extinguishment of debt		(79,053)
Other	(1,906)	(1,361)

	$—	$—

   (1) As restated. See Note 19.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
      Significant components of the Combined Companies’ deferred tax assets and liabilities as of September 30, 2004 and December 31, 2003 are summarized as follows:

	September 30,	December 31,
	2004	2003

Deferred Tax Assets:
Accrued employee benefits	$23,361	$30,677
Accrued reclamation and closure	9,270	11,194
Reserve for losses	10,534	11,437
Net operating loss carryforwards	160,855	135,317
Other	6,241	6,972

	210,261	195,597
Valuation allowance	(145,628)	(116,436)

	64,633	79,161
Deferred Tax Liabilities:
Property, coal lands and mine development costs	64,538	78,943
Other	95	218

	64,633	79,161

Net deferred tax liability	$—	$—

Classified in balance sheet:
Other current assets	$5,931	$6,020
Non-current liabilities	$5,931	$6,020
      In connection with fresh-start accounting, the Combined Companies’ assets and liabilities were recorded at their respective fair values. Deferred tax assets and liabilities were then recognized for the differences between fair values and tax basis. In addition, deferred tax assets were recognized for future tax benefits of net operating loss carryforwards (“NOLs”) and other tax attributes. A valuation allowance has been provided for deferred tax assets because the Combined Companies’ believe it was more likely than not that the deferred tax assets will not be realized.
      In connection with the Plan of Reorganization effective May 9, 2002, the Combined Companies realized a gain from the cancellation of certain indebtedness (“COI”). This gain was not taxable since the gain resulted from the reorganization under the Bankruptcy Code. However, the Combined Companies were required, as of the beginning of its 2003 taxable year, to reduce their NOLs in an amount equal to such COI income.
      Prior to October 1, 2004 The Combined Companies filed a consolidated federal income tax return that included other subsidiaries of Horizon Natural Resources Company. Consolidated net operating losses were allocated to the various subsidiaries in accordance with IRS regulations and may not reflect actual losses incurred by the Combined Companies on a stand alone basis.
      Based on such allocations and the reductions discussed above, at December 31, 2003 the Combined Companies had NOLs and alternative minimum tax (AMT) NOLs. Upon the sale to ICG effective September 30, 2004, these NOLs are no longer available due to a change in control.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
      Included in the valuation allowance at September 30, 2004, December 31, 2003, and 2002 is $1,444, $1,444 and $1,500, respectively, related to the deferred tax asset recognized by the recording of the additional minimum pension liability in other comprehensive loss (OCL) for the period from May 10, 2002 to December 31, 2002. Pursuant to SFAS No. 109, if the tax asset that results from recording pension liability through equity is fully reserved with a valuation allowance, there is no net income tax expense or benefit to be allocated to the OCL component of equity.
11.     Employee Benefits
      Certain employees of the Combined Companies were eligible to participate in defined benefit pension plans sponsored by Horizon and receive other postretirement benefits. On December 2, 2003, the Board of Directors of Horizon approved the termination of the Horizon NR, LLC Employee Pension Plan (“Horizon Pension Plan”). Effective March 31, 2004, an employee who was not a participant in the Plan on March 31, 2004, could not become a participant in the Horizon Pension Plan. No employee should accrue any additional pension credited service or days of service for any period after March 31, 2004. Effective March 31, 2004 Horizon froze all future accrual of benefits under the Horizon pension plan. On June 25, 2004 the Pension Benefit Guaranty Corporation announced that it would assume responsibility for the pensions of more than 4,800 Horizon employees. Accordingly, pension and other postretirement benefit information as of September 30, 2004 and for the period January 1, 2004 to September 30, 2004 for these carve-out financial statements is not applicable.
      Employee benefits at September 30, 2004 and December 31, 2003 are summarized as follows:

	September 30,	December 31,
	2004	2003

Postretirement benefits	$11,083	$10,104
Workers’ compensation benefits	10,315	9,666
Black lung benefits	21,540	20,618
Pension benefits	16,640	16,245

Total	59,578	56,633
Less — current portion	—	—
Less — liabilities subject to compromise (Note 2)	59,578	56,633

Long-term portion	$—	$—

      Benefits under the plans were generally related to an employees’ length of service and salary. Horizon allocated pension expense and other postretirement benefit expense to the Combined Companies based on actuarially determined amounts. The amount of pension cost and other postretirement benefit cost allocated to the Combined Companies was impacted by various assumptions (discount rate, rate of return on plan assets, etc.) that Horizon used in determining its pension and other postretirement obligations. Pension expense allocated to the Combined Companies totaled $388 for the period January 1, 2004 to September 30, 2004, $2,013 for the year ended December 31, 2003, $3,235 for the period May 10, 2002 to December 31, 2002 and $508 for the period January 1, 2002 to May 9, 2002. Other postretirement benefit expense allocated to the Combined Companies totaled $1,450 for the period January 1, 2004 to September 30, 2004, $1,513 for the year ended December 31, 2003, $1,024 for the period May 10, 2002 to December 31, 2002 and $583 for the period January 1, 2002 to May 10, 2002.
      Valuation Date — All actuarially determined benefits were determined as of December 31, 2003.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
      Pension and Other Postretirement Benefits — The following pension and other postretirement benefit information was prepared for Horizon and its seventy-six subsidiaries for the year ended December 31, 2003.
      In conjunction with certain 1998 and 1999 acquisitions, Horizon acquired, or agreed to put in place, benefit plans providing pension benefits to certain employees and postretirement healthcare and life insurance to eligible employees, including union employees.
      During 1998, Horizon acquired a non-contributory defined benefit pension plan covering all salaried and non-union employees of an acquired company. Effective January 1, 1999, Horizon amended and restated this plan to cover all salaried and non-union employees of Horizon, including the employees of the Combined Companies. Benefits are generally based on the employee’s years of service and compensation during each year of employment. Horizon’s funding policy is to make the minimum payment required by the Employee Retirement Income Security Act of 1974 (“ERISA”).
      Summaries of the changes in the benefit obligations, plan assets (consisting principally of common stocks, U.S. government and corporate obligations and cash equivalents) and funded status of the plan for 2003 are as follows:

Pension
Benefits

December 31,
2003

Changes in Benefit Obligations:
Benefit obligations at beginning of period	$92,594
Service costs	2,999
Interest cost	6,098
Actuarial loss	4,708
Benefits paid	(18,511)

Benefit obligation at end of period	$87,888

Change in Plan Assets:
Fair value of plan assets at beginning of period	$49,693
Actual return on plan assets	7,537
Employer contributions	3,272
Benefits paid	(18,511)

Fair value of plan assets at end of period	$41,991

Funded Status of the Plan:
Accumulated obligations less plan assets	$(45,897)
Unrecognized actuarial loss	15,247
Unrecognized prior service cost	(508)
Additional minimum pension liability	(10,660)

Net liability recognized	$(41,818)

Weighted Average Assumptions:
Discount rate	6.25%
Expected return on plan assets	8.50%
Rate of compensation increase	4.00%

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
      The expected long-term rate of return on pension plan assets is based on long-term historical return information and future estimates of long-term investment returns for the target asset allocation of investments that comprise plan assets.

Other
Postretirement
Benefits

December 31,
2003

Changes in Benefit Obligations:
Benefit obligations at beginning of period	$501,061
Service costs	6,251
Interest cost	42,278
Actuarial loss	79,142
Benefits paid	(33,975)

Benefit obligation at end of period	$594,757

Change in Plan Assets:
Fair value of plan assets at beginning of period	$—
Actual return on plan assets	—
Employer contributions	33,975
Benefits paid	(33,975)

Fair value of plan assets at end of period	$—

Funded Status of the Plan:
Accumulated obligations less plan assets	$(594,757)
Unrecognized actuarial loss	142,494
Unrecognized prior service cost	—
Additional minimum pension liability	—

Net liability recognized	$(452,263)

Weighted Average Assumptions:
Discount rate	6.50%
Expected return on plan assets	N/A
Rate of compensation increase	N/A
      Amounts recognized in the Combined Companies’ statements of financial position consist of:

		Other
	Pension	Postretirement
	Benefits	Benefits

	December 31,	December 31,
	2003	2003

Accrued benefit cost included in liabilities subject to compromise	$(16,245)	$(10,104)
Intangible assets	5	—
Accumulated other comprehensive income	3,683	—

Net amount recognized	$(12,557)	$(10,104)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
      Net periodic benefit costs of Horizon and all of its subsidiaries, including the Combined Companies were as follows:

	Pension Benefits

	Reorganized		Predecessor
	Companies		Companies

	January 1, 2003	May 10, 2002 to	January 1, 2002
	December 31, 2003	December 31, 2002	to May 9, 2002

Net periodic benefit cost:
Service cost	$2,999	$2,145	$1,173
Interest cost	6,098	4,213	2,303
Settlement charge	2,184	3,821	0
Expected return on assets	(5,468)	(4,812)	(2,631)
Amortization of:
Prior service cost	(72)	(47)	(26)
Actuarial loss	21	222	122

Benefit cost	$5,762	$5,542	$941

	Other Postretirement Benefits

	Reorganized		Predecessor
	Companies		Companies

	January 1, 2003	May 10, 2002 to	January 1, 2002
	December 31, 2003	December 31, 2002	to May 9, 2002

Net periodic benefit cost:
Service cost	$6,251	$4,253	$1,758
Interest cost	42,278	20,132	11,004
Amortization of — Actuarial (gain) loss	897	(566)	(310)

Benefit cost	$49,426	$23,819	$12,452

      For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed, gradually decreasing to 5% in 2010 and remaining level thereafter.
      Net periodic benefit cost is determined using the assumptions as of the beginning of the year, and the funded status is determined using the assumptions as of the end of the year.
      The projected benefit obligations, accumulated benefit obligations and fair value of plan assets for the Horizon pension plans with accumulated benefit obligations in excess of plan assets were $87,888, $83,809 and $41,991 as of December 31, 2003, respectively.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
      The expense and liability estimates can fluctuate by significant amounts based upon the assumptions used by the actuaries. As of December 31, 2003, a one-percentage-point change in assumed health care cost trend rates would have the following effects on the amounts presented previously for the Horizon postretirement benefit plan:

	1-Percentage-	1-Percentage-
	Point	Point
	Increase	Decrease

Effect on total of service and interest cost components	$6,300	$(5,200)
Effect on postretirement benefit obligation	81,300	(67,300)
      Plan Assets — Horizon’s pension plan weighted-average asset allocations at December 31, 2003 by asset category are as follows:

Asset Category	2003

Mutual funds	49%
Cash Equivalents	51

Total	100%

      Workers’ Compensation and Black Lung — The operations of the Combined Companies are subject to federal and state workers’ compensation laws. These laws provide for the payment of benefits to disabled workers and their dependents, including lifetime benefits for black lung. The Combined Companies’ subsidiary operations are either fully insured or self-insured for their workers’ compensation and black lung obligations.
      The Combined Companies actuarially determined liability for self-insured workers’ compensation and black lung benefits was based on a 6.75% discount rate and various other assumptions including incidence of claims, benefits escalation, terminations and life expectancy. The annual black lung expense consisted of actuarially determined amounts for self-insured obligations. The estimated amount of the Combined Companies’ discounted obligations for self-insured workers’ compensation and black lung claims plus an estimate for incurred but not reported claims was $32,847 as of December 31, 2003. The unrecognized projected black lung benefit obligations (difference between recorded accrual and projected obligations) at December 31, 2003 was approximately $2,563 and was to be provided for over the future service period of current employees as of December 31, 2003. The projected black lung obligations may vary in a given year based on the timing of claims filed and changes in actuarial assumptions. The Combined Companies recorded expenses related to self-insured workers’ compensation and black lung of $1,512 for the period January 1, 2004 to September 30, 2004, $2,806 for the year ended December 31, 2003, $1,563 for the period May 10, 2002 to December 31, 2002 and $1,065 for the period January 1, 2002 to May 9, 2002.
      401(k) Plan — The Combined Companies sponsor savings and retirement plans for substantially all employees. The plans match voluntary contributions of participants up to a maximum contribution based upon a percentage of a participant’s salary with an additional matching contribution possible at the Combined Companies’ discretion. The expense under these plans for the Combined Companies was $2,488, $1,897, $1,196 and $543 for the period January 1, 2004 to September 30, 2004, the year ended December 31, 2003, the period May 10, 2002 to December 31, 2002 and the period January 1, 2002 to May 9, 2002, respectively.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
12.     Commitments and Contingencies
      Coal Sales Contracts and Contingency — As of September 30, 2004, the Combined Companies had commitments under eighteen sales contracts to deliver annually scheduled base quantities of coal to fifteen customers. The contracts expire from 2004 through 2020 with the Combined Companies contracted to supply a minimum of approximately 64 million tons of coal over the remaining lives of the contracts (maximum of approximately 16 million tons in 2004). The Combined Companies also has commitments to purchase certain amounts of coal to meet its sales commitments. The purchase coal contracts expire through 2006 and provide the Combined Companies a minimum of approximately 5.9 million tons of coal through the remaining lives of the contracts (approximately 2.6 million tons per year). Certain of the contracts have sales price adjustment provisions, subject to certain limitations and adjustments, based on a variety of factors and indices.
      Leases — The Combined Companies lease various mining, transportation and other equipment under operating and capital leases. Lease expense for the period January 1, 2004 to September 30, 2004, year ended December 31, 2003, and for the period May 10, 2002 to December 31, 2002, and January 1, 2002 to May 9, 2002 was $17,711, $23,302, $13,429, and $7,093, respectively. Property under capital leases included in property, plant and equipment in the combined balance sheets at September 30, 2004 and December 31, 2003 was approximately $2,905 and $3,010, less accumulated depreciation of approximately $2,208 and $1,619, respectively. Depreciation of assets under capital leases is included in depreciation expense.
      The Combined Companies also lease coal lands under agreements that call for royalties to be paid as the coal is mined. Total royalty expense for the period January 1, 2004 to September 30, 2004, the year ended December 31, 2003, and the period May 10, 2002 to December 31, 2002 and the period January 1, 2002 to May 9, 2002 was approximately $13,854, $16,726, $6,698, and $10,574, respectively.
      Legal Matters — From time to time, the Combined Companies are involved in legal proceedings arising in the ordinary course of business. In the opinion of management the Combined Companies have recorded adequate reserves for these liabilities and there is no individual case or group of related cases pending that is likely to have a material adverse effect on the financial condition, results of operations or cash flows of the Combined Companies. With respect to any claims relating to Horizon which arose prior to November 12, 2002, such claims are subject to an automatic stay of the U.S. Bankruptcy Code. In limited circumstances, the Bankruptcy Court has lifted the stay but only to the extent of insurance coverage relating to Horizon.
      Commissions — The Combined Companies have various sales and agency agreements with third parties, whereby they pay a $.10—$2.75 per ton commission on various coal sales agreements. The costs are expensed as the coal is delivered. The Combined Companies incurred commission expense of $303 for the period January 1, 2004 to September 30, 2004, $1,706 for the year ended December 31, 2003 and $1,408 and $653 for the periods May 10, 2002 to December 31, 2002 and January 1, 2002 to May 9, 2002, respectively.
      Environmental Matters — Based upon current knowledge, the Combined Companies believe they are in material compliance with environmental laws and regulations as currently promulgated. However, the exact nature of environmental control problems, if any, which the Combined Companies may encounter in the future cannot be predicted, primarily because of the increasing number, complexity and changing character of environmental requirements that may be enacted by federal and state authorities.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
      Contract Mining Agreements — The Combined Companies perform contract-mining services for various third parties and utilize contract miners on some of its operations. Terms of the agreements generally allow either party to terminate the agreements on a short-term basis.
      In October 2002, Horizon NR, LLC’s subsidiary, Mining Technologies, Inc. (MTI), entered into a five year contract for work beginning in April 2003 to provide mining services for a period of five years or until all mineable coal is removed. MTI is expected to produce and deliver a minimum of 500,000 tons per year up to a maximum of 1,500,000 tons per year. The guaranteed monthly contract tonnage shall be mutually agreed upon. Failure to meet the guaranteed contract tonnage for three consecutive months may result in termination of the contract. All work under the contract must be completed no later than March 31, 2008.
      In December 2003, MTI entered into a three year contract for work beginning in January 2004 to provide mining services for a period of three years or until all mineable coal is removed. MTI is expected to produce and deliver a minimum of 50,000 tons of coal per month that has an ash content of less than fifteen percent. Failure to meet the guaranteed contract tonnage and ash requirements for three consecutive months may result in termination of the contract. All work under the contract must be completed no later than January 15, 2007.
      On February 1, 2004 MTI and Lauren Land agreed to the assumption and amendment of three highwall mining system lease agreements between them. The three leases ran for various remaining terms ranging from 2004 to 2009. Subject to Bankruptcy Court approval, the agreement called for MTI to assume and amend the leases by accepting prepayment of all rentals due or to become due during the current term, plus extensions, of the three leases, and to grant to Lauren an option to purchase any or all of the leased systems for the price of $200 each. As of February 1, 2004 Lauren’s lease payment obligations for all three leases totaled $9,500. Bankruptcy Court approval was received and the transaction closed on June 18, 2004.
13.     Major Customers
      The Company and Predecessor Companies have coal sales to the following major customers that in any period equaled or exceeded 10% of revenues:

	2004		2003

	September 30,	January 1, 2004 to	December 31,	January 1, 2003 to
	2004	September 30,	2003	December 31,
	Total	2004	Total	2003
	Receivable	Total	Receivable	Total
	Balance	Revenues	Balance	Revenues

Customer A	$4,105	$44,788	$1,342	$119,817
Customer B	8,187	58,712	224	89,459
Customer C	11,499	36,244	3,233	42,317

	2002

	May 10, 2002 to	January 1, 2002 to
	December 31,	May 9,
	2002	2002
	Total	Total
	Revenues	Revenues

Customer A	$58,566	$34,209
Customer B	48,033	24,584
Customer C	18,235	5,543

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
14.     Writedowns and Other Items

	Reorganized Companies

	January 1, 2004 to	Year Ended	May 10, 2002 to
	September 30, 2004	December 31, 2003	December 31, 2002

Goodwill impairment	$—	$—	$697,063
Sale of mineral rights, equipment and impairment of operating assets	10,018	6,416	32,890
Inventory writedown and other	—	2,684	—

Total	$10,018	$9,100	$729,953

Predecessor
Companies

January 1, 2002 to
May 9, 2002

Impairment of operating assets	$8,323

Total	$8,323

      After the petition date, the Combined Companies identified certain non-core assets to be sold to generate cash flow. The decision was based on the relative value of these assets to the Combined Companies and the applicability of them to the long-term mine plan. During the period of January 1, 2004 to September 30, 2004 a $13,327 loss was recognized on the sale of coal lands, a $7,736 gain on lease buyout, a loss on retirement of highwall mining system of $6,168 and other gains of $1,741.
      SFAS No. 144 addresses the applicable accounting when companies are unable to generate sufficient cash flows to recover the carrying amount of its fixed assets, coal lands, contract costs, development costs and long-term advance royalties. As a result of applying SFAS No. 144 for the year ending December 31, 2003, the Combined Companies wrote down assets aggregating $6,416. These losses resulted from deteriorating market conditions, poor mining conditions and a change in mine plans.
      For the year ended December 31, 2003, the Combined Companies wrote down parts inventory of $2,677 as a result of the annual physical inventory at a subsidiary warehouse and incurred other writedowns of $7.
      As of December 31, 2002, the Combined Companies wrote off their goodwill value as a result of the application of SFAS No. 142. Under SFAS No. 142, if the carrying amount of the goodwill exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. The Combined Companies used a discounted cash flow approach to estimate the fair value of its assets. Upon completing the calculation, it was determined that after covering the Combined Companies’ identifiable assets carrying amounts, there was no excess value remaining to cover the goodwill value. The impairment resulted from the conditions leading to Horizon’s November 13, 2002 Chapter 11 filing.
      After the Petition Date, the Combined Companies identified one under performing mine (Blue Springs Job 21) at which operations were closed. The Combined Companies based its decision to close this operation on various factors, including minable reserve depletion, operating costs, productivity, and whether this particular property fit within their long-term business plan. The Combined Companies also idled a significant amount of equipment which it has identified either for sale to third parties (if owned) or for rejection (if leased).

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
      During the period January 1, 2002 to May 9, 2002, the Combined Companies identified certain idle properties that had excess asset values and also closed certain of its mines. Impairment charges were recorded to reduce these assets to recoverable values at the idled properties and closed mines of $8,323.
15.     Reorganization Items

	Reorganized Companies

	January 1, 2004 to	Year Ended	May 10, 2002 to
	September 30, 2004	December 31, 2003	December 31, 2002

Bankruptcy related reorganization expenses, including professional services fees and labor costs	$(12,471)	$(23,064)	$(4,075)

Total	$(12,471)	$(23,064)	$(4,075)

Predecessor Companies

January 1, 2002 to
May 9, 2002

Gain on Fresh Start Valuation	$645,824
Gain on Debt Extinguishment	161,584
Bankruptcy related reorganization expenses, including professional services fees and labor costs	(19,508)

Total	$787,900

16.     Fair Value of Financial Instruments
      The book values of cash and cash equivalents, accounts receivable and accounts payable are considered to be representative of their respective fair values because of the immediate short-term maturity of these financial instruments. Given the Combined Companies’ current liquidity status (see Notes 2 and 8), the fair value of the senior secured term notes and senior secured notes could not be determined or estimated. The carrying value of the Combined Companies’ other debt instruments approximates fair value.
17.     Related-Party Transactions and Balances
      Prior to May 10, 2002, the Combined Companies dealt with certain companies or individuals which were related parties either by having stockholders in common or because they were controlled by stockholders/ officers of Horizon, including the Combined Companies, or by relatives of stockholders/ officers of Horizon. For the period May 10, 2002 to September 30, 2004, the Combined Companies had

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
no related-party transactions. In addition to related-party transactions and balances described elsewhere, the following related-party transactions and balances are summarized and approximated as follows below:

January 1, 2002
through
May 9, 2002

Revenues, costs and expenses:
Coal sales	$2,537
Equipment rental and repair income	524
Administrative and miscellaneous income	93
Trucking expense	885
Repair, maintenance & other mining costs	6,818
Equipment rental cost	1,413
Administrative and miscellaneous expense	3
18.     Segment Information
      The Company extracts, processes and markets steam and metallurgical coal from deep and surface mines for sale to electric utilities and industrial customers primarily in the eastern United States. The Company operates only in the United States with mines in the Central Appalachian and Illinois basin regions. The Company has two reportable business segments: Central Appalachian (into which four operating segments, ICG Eastern, ICG East Kentucky, ICG Knott County and ICG Hazard have been aggregated), comprised of both surface and underground mines, and ICG Illinois, representing one underground mine located in the Illinois basin. The Ancillary category includes the Company’s brokered coal functions, corporate overhead, contract highwall mining services and land activities.
      The difference between segment assets and consolidated assets in the following table is the elimination of intercompany transactions including inter-segment revenues and investment in subsidiaries reflected in the elimination category. Reportable segment results for operations for the nine months ended September 30, 2004 and segment assets as of September 30, 2004 were as follows:

	Central	Illinois
	Appalachian	Basin	Ancillary	Eliminations	Consolidated

Revenue	$252,669	$38,306	$83,693	$(1,285)	$373,383
EBITDA	28,376	5,243	476	—	34,095
Depreciation, depletion and amortization	20,348	2,568	4,631	—	27,547
Capital expenditures	4,309	1,263	1,052	—	6,624
Total assets	308,193	89,782	(230,301)	371,932	539,606
      Revenue in the Ancillary category consists of $63,265 relating to the Company’s brokered coal sales, $15,971 relating to contract highwall mining activities and $4,457 primarily consisting of royalty and rental income.
      EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization. EBITDA is presented because it is an important supplemental measure of the Company’s performance used by the Company’s chief operating decision maker.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
      Reportable segment results for operations for the twelve months ended December 31, 2003 and segment assets as of December 31, 2003 were as follows:

	Central	Illinois
	Appalachian	Basin	Ancillary	Eliminations	Consolidated

Revenue	$281,488	$49,904	$151,419	$(1,741)	$481,070
EBITDA	2,915	7,438	11,050	—	21,403
Depreciation, depletion and amortization	29,239	3,954	19,061	—	52,254
Capital expenditures	11,252	784	4,901	—	16,937
Total assets	304,472	92,555	(192,587)	371,932	576,372
      Revenue in the Ancillary category consists primarily of $123,927 relating to the Company’s brokered coal sales, $13,702 relating to contract highwall mining activities and $13,790 primarily consisting of royalty and rental income.
      Reportable segment results for operations for the period from May 10, 2002 to December 31, 2002 and segment assets as of December 31, 2002 were as follows:

	Central	Illinois
	Appalachian	Basin	Ancillary	Eliminations	Consolidated

Revenue	$176,318	$30,471	$94,125	$(3,250)	$297,664
EBITDA	237,549	(16,796)	(929,910)	—	(709,157)
Depreciation, depletion and amortization	25,781	3,099	11,153	—	40,033
Capital expenditures	9,964	2,458	1,013	—	13,435
Total assets	332,579	88,832	(169,543)	371,932	623,800
      Revenue in the Ancillary category consists primarily of $66,960 relating to the Company’s brokered coal sales, $16,653 relating to contract highwall mining activities and $10,512 primarily consisting of royalty and rental income.
      All goodwill was written off subsequent to May 10, 2002 and prior to December 31, 2002. Reportable segment results for operations for the period from January 1, 2002 to May 9, 2002 and segment assets as of May 9, 2002 were as follows:

	Central	Illinois
	Appalachian	Basin	Ancillary	Eliminations	Consolidated

Revenue	$99,139	$12,617	$49,739	$(1,325)	$160,170
EBITDA	12,050	1,221	799,677	—	812,948
Depreciation, depletion and amortization	19,598	2,586	10,132	—	32,316
Capital expenditures	6,965	361	3,637	—	10,963
Total assets	182,352	53,253	1,321,881	(36,168)	1,521,318
Goodwill	—	—	697,063	—	697,063
      Revenue in the Ancillary category consists primarily of $32,748 relating to the Company’s brokered coal sales, $10,436 relating to contract highwall mining activities and $6,555 primarily consisting of royalty and rental income.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
As of September 30, 2004, for the Period January 1, 2004 to September 30, 2004,
Year Ended December 31, 2003, the Period May 10, 2002 to December 31, 2002
(Reorganized Companies) and the Period January 1, 2002 to May 9, 2002 (Predecessor Companies)
(Dollars in thousands)
      Reconciliation of EBITDA to income (loss) before income tax expense (benefit) is as follows:

	Nine months	Twelve months	Period from	Period from
	ended	ended	May 10, 2002 to	January 1, 2002 to
	September 30,	December 31,	December 31,	May 9,
	2004	2003	2002	2002

EBITDA	$ 34,095	$ 21,403	$(709,157)	$812,948
Depreciation, depletion and amortization	(27,547)	(52,254)	(40,033)	(32,316)
Interest expense	(114,211)	(145,892)	(80,405)	(36,666)

Income (loss) before income tax expense (benefit)	$(107,663)	$(176,743)	$(829,595)	$743,966

19.                 Restatements
      Subsequent to its issuance of the Company’s financial statements, the Company’s management determined that information about its reportable segments should be included in the notes to the financial statements. As a result, the Company has now included such information in Note 18.
      Additionally, subsequent to the issuance of the Company’s financial statements, the Company’s management determined that certain write-offs of amounts due from/due to other Horizon subsidiaries, recorded as reorganization items in connection with preparation of carve-out financial statements (see Note 1), should not have been recorded. The effects of correcting these write-offs are summarized below:

	Period from		Period from
	January 1,		May 10, 2002
	2004 to	Year Ended	to	Period from
	September 30,	December 31,	December 31,	January 1, 2002 to
	2004	2003	2002	May 9, 2002

Reorganization items:
As reported	$727	$(52,784)	$(143,663)	$1,567,689
Adjustment	(13,198)	29,720	139,588	(779,789)

As restated	$(12,471)	$(23,064)	$(4,075)	$787,900

Accumulated deficit — January 1, 2002:
As reported				$(878,508)
Adjustment				(21,704)

As restated				$(900,212)

Fresh start accounting adjustments:
As reported				$(645,247)
Adjustment				801,493

As restated				$156,246

	September 30,	December 31,
	2004	2003

(Due to) from other Horizon subsidiaries:
As reported	$—	$—
Adjustment	(13,198)	169,308

As restated	$(13,198)	$169,308

ANKER COAL GROUP, INC. AND SUBSIDIARIES
INDEPENDENT AUDITORS’ REPORT
To the Boards of Directors and Stockholders
Anker Coal Group, Inc. and Subsidiaries
Morgantown, West Virginia
      We have audited the accompanying consolidated balance sheet of Anker Coal Group, Inc. and Subsidiaries (Company) as of December 31, 2004, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche, LLP
Louisville, Kentucky
April 22, 2005

ANKER COAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2005	2004

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$694,782	$1,165,559
Accounts receivable — trade, net of allowance of $1,612,903 and $1,194,895 at September 30, 2005 and December 31, 2004, respectively	5,981,216	9,050,468
Accounts receivable — other	4,614,437	2,311,255
Coal and supply inventory	3,430,504	4,026,612
Prepaid expenses and other	922,661	1,457,087

Total current assets	15,643,600	18,010,981
PROPERTY, PLANT AND EQUIPMENT, net	67,757,359	54,122,751
NOTES RECEIVABLE, net of allowance of $759,797 at December 31, 2004		500,000
ADVANCE ROYALTIES	3,592,581	3,439,379
OTHER NON-CURRENT ASSETS:
Bonds and deposits	3,345,150	2,583,082
Investment in joint venture	1,048,108	434,322
Other	4,110,370	4,280,186

Total other non-current assets	8,503,628	7,297,590

TOTAL	$95,497,168	$83,370,701

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$13,389,330	$10,281,124
Accounts payable — ICG, Inc.	2,597,318	—
Accrued expenses	8,381,069	8,253,453
Reclamation — current portion	1,888,687	105,413
Notes payable — current portion	35,185,851	14,848,690

Total current liabilities	61,442,255	33,488,680
NOTES PAYABLE	10,268,842	9,699,753
OTHER NON-CURRENT LIABILITIES:
Reclamation	23,898,681	25,168,633
Deferred gain on sale-leaseback	8,676,425	8,832,792
Other	4,313,585	4,783,509

Total other non-current liabilities	36,888,691	38,784,934

Total liabilities	108,599,788	81,973,367

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, no par value, 1,000,000 shares authorized and issued
Paid-in capital	145,588,000	145,588,000
Accumulated deficit	(158,690,620)	(144,190,666)

Total stockholders’ equity (deficit)	(13,102,620)	1,397,334

Total liabilities and stockholders’ equity (deficit)	$95,497,168	$83,370,701

See notes to consolidated financial statements.

ANKER COAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,		Year Ended
			December 31,
	2005	2004	2004

	(Unaudited)	(Unaudited)
REVENUES:
Coal revenue	$106,662,380	$109,749,091	$146,675,714
Freight and handling	9,071,098	8,110,366	11,415,952
Waste and blended fuel revenue	4,374,867	4,741,743	6,228,786

Total revenues	120,108,345	122,601,200	164,320,452

COSTS AND EXPENSES:
Cost of coal sold (including $5,579,796 from ICG, Inc.)	114,541,637	109,309,563	145,985,163
Freight and handling costs	9,071,098	8,110,366	11,415,952
Depreciation, depletion and amortization	9,217,708	6,938,146	9,754,467
Selling, general and administrative	4,663,593	2,993,104	4,585,793

Total costs and expenses	137,494,036	127,351,179	171,741,375

OPERATING LOSS	(17,385,691)	(4,749,979)	(7,420,923)

OTHER INCOME (EXPENSE):
Interest income	231,668	131,397	181,164
Interest expense	(2,207,852)	(979,190)	(1,485,481)
Other, net	4,248,135	2,898,742	5,555,196

Total other income (expense)	2,271,951	2,050,949	4,250,879

EQUITY IN EARNINGS (LOSS) OF JOINT VENTURE	613,786	(160,922)	(26,929)

Net loss	$(14,499,954)	$(2,859,952)	$(3,196,973)

See notes to consolidated financial statements.

ANKER COAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

		Accumulated
	Paid-in Capital	Deficit	Total

Balances at December 31, 2003, as previously reported	$145,588,000	$(141,925,000)	$3,663,000
Prior period adjustment — see Note 13		931,307	931,307

As restated	145,588,000	(140,993,693)	4,594,307
Net loss		(3,196,973)	(3,196,973)

Balances at December 31, 2004	145,588,000	(144,190,666)	1,397,334
Net loss — September 30, 2005 (unaudited)	—	(14,499,954)	(14,499,954)

Balances at September 30, 2005 (unaudited)	$145,588,000	$(158,690,620)	$(13,102,620)

See notes to consolidated financial statements.

ANKER COAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,		Year Ended
			December 31,
	2005	2004	2004

	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES:
Net loss	$(14,499,954)	$(2,859,952)	$(3,196,973)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	9,217,708	6,938,146	9,754,467
Loss on sales of property, plant and equipment	7,751	11,250	105,805
Equity in loss (income) of joint venture	(613,786)	160,922	26,929
Changes in assets and liabilities:
Accounts receivable — trade	3,069,252	(3,227,103)	(1,608,549)
Accounts receivable — other	(2,011,711)	(71,050)	(1,299,892)
Coal and supply inventory	596,108	409,447	(2,023,272)
Other current assets and other assets	589,425	1,032,138	(745,043)
Advance royalties	(153,202)	(699,931)	(1,616,922)
Accounts payable	5,705,524	2,002,986	5,339,644
Accrued expenses	(497,607)	1,051,818	2,086,921
Other current and non-current liabilities	512,253	(601,448)	3,149,579

Net cash provided by operating activities	1,921,761	4,177,223	9,972,694

INVESTING ACTIVITIES:
Expenditures for purchases of property, plant and equipment	(23,044,221)	(14,563,794)	(27,238,311)
Proceeds from sales of property, plant and equipment	7,500	151,750	151,750
Proceeds from notes receivable	500,000	—	787,979
(Deposits) withdrawals of/from bonds and deposits	(762,068)	(488,037)	176,707

Net cash used in investing activities	(23,298,789)	(14,900,081)	(26,121,875)

FINANCING ACTIVITIES:
Principal payments on debt	(4,007,449)	(1,971,330)	(4,840,717)
Proceeds from debt	24,913,700	10,522,877	18,978,707

Net cash provided by financing activities	20,906,251	8,751,528	14,137,990

Net decrease in cash and cash equivalents	(470,777)	(1,971,330)	(2,011,191)
Cash and cash equivalents, beginning of period	1,165,559	3,176,750	3,176,750

Cash and cash equivalents, end of period	$694,782	$1,205,420	$1,165,559

Cash paid during the period for interest	$756,330	$423,929	$703,417

See notes to consolidated financial statements.

ANKER COAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business and Significant Accounting Policies
      Description of Business — Anker Coal Group, Inc. and Subsidiaries (the “Company”) was formed in August 1996 under the laws of the State of Delaware. The Company was organized in order to effect a recapitalization of its predecessor, Anker Group, Inc., which had been engaged in the production of coal since 1975. The operations of the Company and its subsidiaries, which are principally located in West Virginia and Maryland, consist of mining and selling coal from mineral rights that it owns and/or leases, as well as brokering coal from other producers.
      On October 29, 2002, the Company filed petitions under Chapter 11 of the United States Bankruptcy Code (Code). On July 29, 2003, the Company’s Plan of Reorganization (Plan) was approved and the Company emerged from bankruptcy with the approval of the exit financing on October 10, 2003.
      Basis of Presentation — The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. The consolidated balance sheet as of September 30, 2005, consolidated statements of operations for the nine months ended September 30, 2005 and 2004, and the consolidated statements of cash flows for the nine months ended September 30, 2005 and 2004, are unaudited, but include all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The results of operations for the interim periods are not indicative of the results to be expected for the year or any future period.
      Principles of Consolidation — The consolidated financial statements include the accounts of Anker Coal Group, Inc. and its wholly and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.
      Cash Equivalents — The Company classifies highly liquid investments with original maturities of three months or less at the time of purchase as cash equivalents.
      Trade Accounts Receivable and Allowance for Doubtful Accounts — Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company establishes provisions for losses on accounts receivable when it is probable that all or part of the outstanding balance will not be collected. The Company regularly reviews collectibility and establishes or adjusts the allowance as necessary using the specific identification method. Account balances are charged off against the allowance. The Company does not have any off-balance sheet credit exposure related to its customers.
      Coal and Supply Inventory — Coal inventory is stated at the lower of average cost or market. As of September 30, 2005 and December 31, 2004, inventories consisted of the following:

	September 30,	December 31,
	2005	2004

	(Unaudited)
Coal	$3,023,376	$3,673,080
Parts and supplies, net of allowance of $26,015 and $142,996	407,128	353,532

	$3,430,504	$4,026,612

      Property, Plant and Equipment — Property, plant and equipment, including coal lands and mine development costs are recorded at cost, which includes construction overhead and interest, where applicable. Expenditures for major renewals and betterments are capitalized while expenditures for maintenance and repairs are expensed as incurred. Coal land costs are depleted using the units-of-production method, based on estimated recoverable reserves. Mine development costs are amortized using

ANKER COAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the units-of-production method, based on estimated recoverable reserves. Other property, plant and equipment is depreciated using the straight-line method with estimated useful lives substantially as follows:

Years

Buildings and improvements	10 to 30
Machinery and equipment	3 to 15
Vehicles	3 to 5
Furniture and fixtures	3 to 10
      Advance Royalties — The Company is required, under certain royalty lease agreements, to make minimum royalty payments whether or not mining activity is being performed on the leased property. These minimum payments may be recoupable once mining begins on the leased property. The recoupable minimum royalty payments are capitalized and the deferred costs amortized based on the units-of-production method at a rate defined in the lease agreement once mining activities begin, or the deferred costs are expensed when mining has ceased or a decision is made not to mine on such property.
      Investment in Joint Venture — The investment in joint venture, accounted for on the equity method, represents the Company’s 50% ownership in a venture with an unrelated party to mine coal on a specific property.
      Coal Mine Reclamation and Mine Closure Costs — Future cost requirements for reclamation of land are estimated where surface and deep mining operations have been conducted, based on the Company’s interpretation of the technical standards of regulations enacted by the U.S. Office of Surface Mining, as well as state regulations. These costs relate to reclaiming the pit and support acreage at surface mines and sealing portals at deep mines. Other costs common to both types of mining are related to reclaiming refuse and slurry ponds as well as holding and related termination/exit costs.
      The Company records these reclamation obligations under the provision of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses asset retirement obligations that result from the acquisition, construction or normal operation of long-lived assets. It requires companies to recognize asset retirement obligations at fair value when the liability is incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. The asset retirement costs are recorded in coal lands.
      The Company expenses contemporaneous reclamation which is performed prior to final mine closure. The establishment of the end of mine reclamation and closure liability is based upon permit requirements and requires significant estimates and assumptions, principally associated with regulatory requirements, costs and recoverable coal lands. Annually, the end of mine reclamation and closure liability is reviewed and necessary adjustments are made, including mine plan and permit changes and revisions to cost and production levels to optimize mining and reclamation efficiency. The amount of such adjustments is reflected in the SFAS No. 143 year-end calculation. When a mine life is shortened due to a change in the mine plan, mine closing obligations are accelerated and the related accrual is increased accordingly.
      Income Tax Provision — The provision for income taxes includes federal, state and local income taxes currently payable and those deferred because of temporary differences between the financial statement and tax basis of assets and liabilities. Income taxes are recorded under the liability method. Under this method, deferred income taxes are recognized for the estimated future tax effects of differences between the tax basis of assets and liabilities and their financial reporting amounts as well as net operating loss carryforwards and tax credits based on enacted tax laws. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

ANKER COAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Revenue Recognition — Coal revenue includes sales to customers of company-produced coal and coal purchased from third parties. The Company recognizes revenue from the sale of company-produced coal and brokered coal at the time title passes to the customer, which is either upon shipment or upon customer receipt of coal, based on contractual terms. Freight and handling billed to customers is included in revenues. Waste and blended fuel revenue is generated from shipments of waste fuel and blended fuel, and is recognized as revenue as shipments are made.
      Asset Impairments — The Company follows SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that projected future cash flows from use and disposition of assets be compared with the carrying amounts of those assets. When the sum of projected cash flows is less than the carrying amount, impairment losses are recognized. In determining such impairment losses, discounted cash flows are utilized to determine the fair value of the assets being evaluated.
      Workers’ Compensation and Black Lung Benefits — The Company is liable under federal and state laws to pay workers’ compensation and pneumoconiosis (black lung) benefits to eligible employees, former employees and their dependents. The Company utilizes a state workers’ compensation and black lung fund to secure on-going obligations.
      Management’s Use of Estimates — The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the allowance for doubtful accounts; inventories; coal lands; asset retirement obligations; future cash flows associated with assets; useful lives for depreciation, depletion and amortization; and income taxes. Due to the subjective nature of these estimates, actual results could differ from those estimates.

2.	Property, Plant and Equipment
      Property, plant and equipment consist of the following:

	September 30,	December 31,
	2005	2004

	(Unaudited)
Land	$4,630,028	$4,127,202
Buildings and improvements	20,976,883	19,233,942
Mine development	49,760,057	37,623,860
Machinery and equipment	62,881,873	56,830,387
Vehicles	598,978	579,096
Furniture and fixtures	3,669,350	3,451,851
Construction in progress	3,427,686	2,631,545
Mineral rights	9,567,906	9,567,906

Total property, plant and equipment	155,512,761	134,045,789
Less accumulated depreciation, depletion and amortization	87,755,402	79,923,038

Property, plant and equipment, net	$67,757,359	$54,122,751

ANKER COAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Notes Payable
      For the periods indicated below, notes payable consists of the following:

	September 30,	December 31,
	2005	2004

	(Unaudited)
Senior notes, interest at 10%	$7,000,000	$7,000,000
Note payable, interest at 8%	585,890	1,592,622
Related party note payable, interest at 8%	28,792,045	7,580,834
Related party revolving credit line, interest at 8%	4,500,000	4,500,000
Equipment notes (fixed rates ranging from 4% to 7.643%)	4,576,758	3,874,987

Total	45,454,693	24,548,443
Less: current portion	35,185,851	14,848,690

Notes payable — long-term portion	$10,268,842	$9,699,753

      The senior notes represent bonds that mature in October 2013 with quarterly principal payments of $350,000 beginning in October 2008 and interest payable upon maturity. The senior notes are collateralized by substantially all of the Company’s assets.
      The note payable is for worker’s compensation premiums due the state of West Virginia. Interest is fixed at 8%. The note is due in February 2006. The note payable is collateralized by substantially all of the Company’s assets.
      The related party note payable is a multi-draw loan with each draw bearing an 8% fixed interest rate. The note payable agreement was amended in September 2005 extending the maturity date from September 30, 2005 to December 31, 2005. The notes are collateralized by substantially all of the Company’s assets.
      The related party revolving credit line bears interest at 8% annually. The revolving credit line agreement was amended in June 2005 extending the maturity date from June 30, 2005 to September 30, 2005. The credit line is collateralized by substantially all of the Company’s assets.
      The equipment notes have maturities ranging from April 2005 to November 2009 and are collateralized by mining equipment with a net book value of $5,202,571 at September 30, 2005 (unaudited).
      At December 31, 2004, maturities of long-term debt are as follows:

Year Ending December 31

2005	$14,848,690
2006	1,034,428
2007	596,862
2008	981,121
2009	1,822,478
Thereafter	5,264,864

Total	$24,548,443

ANKER COAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Deferred Gain on Sale-Leaseback
      On December 29, 2003, the Company sold specific coal lands to CoalQuest Development, LLC (CoalQuest), a related party, for $19,000,000. The Company subsequently leased back specific coal properties and mining rights that represented approximately 8% of the coal lands sold to CoalQuest. The initial lease term is for five years and will automatically renew for additional one-year terms until all coal has been removed. The Company has the option to terminate the lease by providing written notice 90 days prior to the expiration of the then current term. The lease requires a tonnage royalty of the greater of $1.25 per ton or 4% of the average gross sales price with a 2,000,000 ton annual minimum.
      For the coal lands leased back, a deferred gain of $9,200,000 was recorded. The gain is being amortized over the lease term under the units-of-production method.

5.	Other Income, Net
      Other income, net consists of the following for the periods indicated below:

	Nine Months Ended
	September 30,
			Year Ended
	2005	2004	December 31, 2004

	(Unaudited)	(Unaudited)
Ash revenue	$1,609,646	$1,283,611	$1,637,798
Commissions revenue	636,946	526,236	1,434,934
Miscellaneous revenue	1,370,218	537,656	1,703,069
Royalty revenue	631,325	551,239	779,395

Total	$4,248,135	$2,898,742	$5,555,196

6.	Leases
      The Company leases office space under an operating lease. Lease expense related to this lease for the nine months ended September 30, 2005 and 2004 (unaudited) and year ended December 31, 2004 was approximately $180,000, $171,000 and $228,000, respectively. The lease requires minimum annual payments of $240,000 through January 2006.
      The Company leases coal lands under agreements that call for royalties to be paid as the coal is mined. Total royalty expense, including related party expense discussed in Note 4, for the nine months ended September 30, 2005 and 2004 (unaudited) and year ended December 31, 2004 was $3,168,638, $3,269,129 and $4,322,000, respectively. Certain agreements require minimum annual royalties to be paid regardless of the amount of coal mined during the year. Certain agreements may be cancelable at the Company’s discretion.

ANKER COAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Approximate non-cancelable future minimum royalty payments as of December 31, 2004, are as follows:

Total

2005	$1,218,620
2006	1,176,476
2007	824,583
2008	818,567
2009	813,534
Thereafter	813,118

Total	$5,664,898

7. Income Taxes
      The Company files a consolidated federal income tax return. The income tax provision (benefit) is composed of the following:

	Nine Months Ended
			Year Ended
	September 30,	September 30,	December 31,
	2005	2004	2004

	(Unaudited)	(Unaudited)
Current	$	$	$
Deferred	(6,099,230)	(1,145,158)	(1,038,328)
Valuation allowance	6,099,230	1,145,158	1,038,328

Total	$	$	$

      The following table presents the difference between the actual tax provision (benefit) and the amounts obtained by applying the statutory U.S. federal income tax rate of 35% to the income and losses before income taxes.

December 31,
2004

Federal provision (benefit) computed at statutory rate	$(1,118,941)
State income tax provision (benefit) (net of federal tax benefits and apportionment factors) computed at statutory rate	(159,849)
Valuation allowance	1,038,328
Restructuring charges	141,456
Other	99,006

$—

ANKER COAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Significant components of the Companies’ deferred tax assets and liabilities as of December 31, 2004 are summarized as follows:

December 31,
2004

Deferred Tax Assets:
Accrued employee benefits	$2,347,632
Accrued reclamation and closure	9,725,829
Deferred income	3,365,676
Other	451,984

15,891,121
Valuation allowance	(2,622,294)

13,268,827

Deferred Tax Liabilities:
Property, mineral reserves and mine development costs	13,268,827
Other	—

13,268,827

Net deferred tax asset/liability	$—

Classified in balance sheet:
Other current assets	$241,052
Non-current liabilities	$241,052
      A valuation allowance has been provided for deferred tax assets because the Company believes it is more likely than not that the deferred tax assets will not be realized.
      In connection with the emergence from bankruptcy on October 10, 2003 the Company realized a gain from the cancellation of certain indebtedness (COI) of approximately $92,000,000. This gain will not be taxable since the gain resulted from the reorganization under the Bankruptcy Code. However, the Company is required, as of the beginning of its 2004 taxable year, to reduce certain tax attributes including NOL and capital loss carryforwards, credits, and tax basis in assets in an amount not to exceed such COI income.
      As a result of this requirement the Company’s NOLs for regular tax and alternative minimum tax have been eliminated and capital loss carryforwards and alternative minimum tax credit carryforwards have also been eliminated. In addition the Company reduced the tax basis in its assets by approximately $38,588,000.

8.	Benefit Plan
      The Company has a contributory defined contribution retirement plan covering all employees who meet certain eligibility requirements. The plan provides for employer contributions representing 5% of compensation. The Company’s contributions amounted to approximately $618,106, $499,037 and $703,000 for the nine months ended September 30, 2005 and 2004 (unaudited) and year ended December 31, 2004, respectively.
      The Company also has a 401(k) savings plan for all employees who meet eligibility requirements. The plan provides for mandatory employer contributions to match 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. Thus, the Company’s contribution could

ANKER COAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
be as much as 4% of each participant’s compensation, subject to statutory limits. In addition, the Company may make discretionary contributions of 1% of employee compensation. The Company’s contributions amounted to $334,021, $233,845 and $326,000 for the nine months ended September 30, 2005 and 2004 (unaudited) and for the year ended December 31, 2004, respectively.

9.	Related Party
      The Company had the following balances and transactions with CoalQuest:

	For the	As of and for the	As of and for the
	Nine Months	Nine Months	Year Ended
	Ended	Ended	December 31,
	September 30, 2004	September 30, 2005	2004

		(Unaudited)
Advance royalties	$1,038,960	$1,038,960	$1,038,960
Accounts payable		97,787	70,345
Accrued expenses	1,214,617	1,196,316	1,168,384
Royalty expense	1,355,637	894,925	1,769,324

10.	Commitments and Contingencies
      Coal sales contracts and contingency — As of September 30, 2005 (unaudited), the Company had commitments under nine sales contracts that extend past 2005 to deliver annually scheduled base quantities of coal to seven customers. The contracts expire from 2006 through 2020 with the Company contracted to supply a minimum of approximately 43 million tons of coal over the remaining lives of the contracts (maximum of approximately 4.6 million tons in 2007). The Company also has commitments to purchase certain amounts of coal to meet its sales commitments. The purchase coal contracts expire through 2010 and provide the Company a minimum of approximately 4.1 million tons of coal through the remaining lives of the contracts (approximately 1.0 million tons per year). Certain of the contracts have sales price adjustment provisions, subject to certain limitations and adjustments, based on a variety of factors and indices.
      As of December 31, 2004, the company had commitments under five sales contracts that extend past 2005 to deliver annually scheduled base quantities of coal to four customers. The contracts expire from 2005 through 2020 with the Company contracted to supply a minimum of approximately 22 million tons of coal over the remaining lives of the contracts (maximum of approximately 3.4 million tons in 2005). The Company also has commitments to purchase certain amounts of coal to meet its sales commitments. The purchase coal contracts expire through 2010 and provide the Company a minimum of approximately 3.6 million tons of coal through the remaining lives of the contracts (approximately .6 million tons per year). Certain of the contracts have sales price adjustment provisions, subject to certain limitations and adjustments, based on a variety of factors and indices.
      Legal matters — The Company is named as defendant in various actions in the ordinary course of business. These actions generally involve disputes related to contract performance and property rights. Management is defending these matters vigorously. Management believes the ultimate disposition of these matters will not have a material adverse effect upon the financial position or results of operations of the Company.
      Environmental matters — Based upon current knowledge, the Company believes it is in material compliance with environmental laws and regulations as currently promulgated. However, the exact nature of environmental control problems, if any, which the Company may encounter in the future cannot be predicted, primarily because of the increasing number, complexity and changing character of environmental requirements that may be enacted by federal and state authorities.

ANKER COAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Major Customers
      The Company had coal sales to the following major customers that in any period equaled or exceeded 10% of revenues:

	Nine Months Ended	Nine Months Ended
	September 30, 2004	September 30, 2005		Year Ended December 31, 2004

		Total		Total
	Total	Receivable	Total	Receivable	Total
	Revenues	Balance	Revenues	Balance	Revenues

	(Unaudited)
		(Unaudited)
Customer A	$22,158,527	$826,691	$22,189,447	$3,253,195	$31,377,653
Customer B	20,283,707	1,699,734	16,633,422	488,537	25,146,998
Customer C	17,747,053	1,613,806	15,542,226	3,037,820	24,324,298
Customer D	13,183,868	1,273,959	13,728,160	563,485	17,734,949

12.	Business Combination Agreement
      The Company entered into a Business Combination Agreement (Agreement) on March 31, 2005, as amended on May 10, 2005, to become a wholly-owned subsidiary of another company. The Agreement will be affected through issuance of shares of common stock. The Agreement is subject to certain closing conditions.

13.	Prior Period Adjustment
      Subsequent to the issuance of the Company’s financial statements as of and for the year ended December 31, 2003, management determined income taxes payable at that date were incorrectly reported. Accordingly, a prior period adjustment of $931,307 has been recorded as of December 31, 2003, as a reduction of the previously reported accumulated deficit of $141,925,000 at that date.

COALQUEST DEVELOPMENT LLC
INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Stockholders
CoalQuest Development LLC
New York, New York
      We have audited the accompanying balance sheet of CoalQuest Development LLC (Company) as of December 31, 2004, and the related statements of income, members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
Louisville, Kentucky
April 22, 2005

COALQUEST DEVELOPMENT LLC
BALANCE SHEETS

	September 30,	December 31,
	2005	2004

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,944,691	$1,818,883
Royalties receivable	1,262,619	1,238,729
Prepaid expense	13,130	15,150

Total current assets	3,220,440	3,072,762
Coal lands, net	18,881,862	18,920,896

TOTAL	$22,102,302	$21,993,658

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$183,397	$546,082
Interest payable	981,640	535,200

Total current liabilities	1,165,037	1,081,282
NOTES PAYABLE	16,250,000	16,250,000
DEFERRED ROYALTY INCOME	1,038,960	1,038,960

Total liabilities	18,453,997	18,370,242

MEMBERS’ EQUITY:
Paid-in capital	3,250,000	3,250,000
Retained earnings	398,305	373,416

Total members’ equity	3,648,305	3,623,416

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$22,102,302	$21,993,658

See notes to financial statements.

COALQUEST DEVELOPMENT LLC
STATEMENTS OF INCOME

	Nine Months Ended		Year Ended
	September 30,		December 31,

	2005	2004	2004

	(Unaudited)	(Unaudited)
ROYALTY INCOME	$894,925	$1,355,637	$1,769,324
OPERATING EXPENSES	342,086	456,444	449,112

OPERATING INCOME	552,839	899,193	1,320,212
OTHER INCOME (EXPENSE):
Interest income	30,623	3,355	7,934
Interest expense	(446,439)	(387,711)	(535,200)
Other income	—	—	132,607

Total other income (expense)	(415,816)	(384,356)	(394,659)

Net income	$137,023	$514,837	$925,553

See notes to financial statements.

COALQUEST DEVELOPMENT LLC
STATEMENTS OF MEMBERS’ EQUITY

		Retained
	Paid-in	Earnings
	Capital	(Deficit)	Total

Balance at January 1, 2004	$8,450,890	$(174,491)	$8,276,399
Capital contribution	1,592,243		1,592,243
Net income		925,553	925,553
Distributions	(6,793,133)	(377,646)	(7,170,779)

Balance at December 31, 2004	3,250,000	373,416	3,623,416
Net income (unaudited)		137,023	137,023
Distributions (unaudited)	—	(112,134)	(112,134)

Balance at September 30, 2005 (unaudited)	$3,250,000	$398,305	$3,648,305

See notes to financial statements.

COALQUEST DEVELOPMENT LLC
STATEMENTS OF CASH FLOWS

	Nine Months Ended		Year Ended
	September 30,		December 31,

	2005	2004	2004

	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES:
Net income	$137,023	$514,837	$925,553
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion	39,034	62,358	79,104
Changes in assets and liabilities:
Royalties receivable	(23,890)	(299,781)	(199,769)
Prepaid expense	2,020	—	(15,150)
Accounts payable and accrued expenses	(362,685)	24,909	(6,835)
Interest payable	446,440	387,711	535,200

Net cash provided by operating activities	237,942	690,034	1,318,103

FINANCING ACTIVITIES:
Principal payments on debt		(11,049,110)	(11,049,110)
Proceeds from debt		16,250,000	16,250,000
Capital contributions		1,592,243	1,592,243
Distributions	(112,134)	(6,793,133)	(6,793,133)

Net cash used in financing activities	(112,134)	—	—

Net increase in cash and cash equivalents	125,808	690,034	1,318,103
Cash and cash equivalents, beginning of period	1,818,883	500,780	500,780

Cash and cash equivalents, end of period	$1,944,691	$1,190,814	$1,818,883

Supplemental disclosure of non-cash items:
Dividends declared included in accounts payable and accrued expenses	$—	$—	$377,646

Deferred royalty income included in royalties receivable	$—	$—	$1,038,960

See notes to financial statements.

COALQUEST DEVELOPMENT LLC
NOTES TO FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2005 and 2004 (Unaudited)
and for the Year Ended December 31, 2004

1.	Description of Business and Significant Accounting Policies
      Description of Business — CoalQuest Development LLC (the “Company”) was formed in December 2003 under the laws of the State of Delaware. The Company is a property holding company which holds and leases land consisting of coal lands. The Company is a related party with its only customer due to certain common ownership.
      Basis of Presentation — The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. The balance sheet as of September 30, 2005, statements of operations for the nine months ended September 30, 2005 and 2004 and the statements of cash flows for the nine months ended September 30, 2005 and 2004 are unaudited, but include all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The results of operations for the interim periods are not indicative of the results to be expected for the year or any future period.
      Cash Equivalents — The Company classifies highly liquid investments with original maturities of three months or less at the time of purchase as cash equivalents.
      Royalties Receivable — Royalties receivable are recorded at the invoiced amount and do not bear interest. The Company establishes provisions for losses on accounts receivable when it is probable that all or part of the outstanding balance will not be collected. The Company does not have any off-balance sheet credit exposure related to its customers.
      Coal Lands — Coal lands are recorded at the cost purchased from a related party. These reserves are depleted to the estimated land value using the units-of-production method, based on estimated recoverable reserves.
      Coal Mine Reclamation and Mine Closure Costs — Future cost requirements for reclamation of land owned by the Company where surface and deep mining operations have been conducted are the responsibility of the Company’s related party customer as set out in the lease agreement.
      Income Taxes — The Company is a limited liability corporation for federal and state income tax purposes. Accordingly, the members report the Company’s taxable income or loss on their individual tax returns.
      Deferred Royalty Income — The Company’s related party customer has a minimum royalty tonnage requirement of 2,000,000 tons per year. Any tons short of the annual minimum can be recouped in the subsequent five years. The Company records the royalty on the difference between tons actually mined and the minimum tonnage requirement as deferred royalty income and will amortize the deferred amounts into income when the related party customer exceeds the minimum tonnage requirement.
      Revenue Recognition — Royalty income includes contractual obligations of the related party customer to pay for the amount of coal mined during the year, on Company owned property. The royalty revenue rate of the greater of $1.25 per ton or 4% of the average gross sales price was negotiated between the related parties, which royalty rate cannot be presumed to be carried out on an arm’s length basis.
      Management’s Use of Estimates — The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the

COALQUEST DEVELOPMENT LLC
NOTES TO FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2005 and 2004 (Unaudited)
and for the Year Ended December 31, 2004  — (Continued)
reporting period. Significant items subject to such estimates and assumptions include the allowance for doubtful accounts; coal lands; future cash flows associated with assets; and useful lives for depletion. Due to the subjective nature of these estimates, actual results could differ from those estimates.

2.	Coal Lands
      Coal lands consist of the following as of:

	September 30,	December 31,
	2005	2004

	(Unaudited)
Coal lands	$19,000,000	$19,000,000
Less accumulated depletion	(118,138)	(79,104)

Coal lands, net	$18,881,862	$18,920,896

3.	Notes Payable
      Notes payable consists of notes payable to members of $16,250,000 at September 30, 2005 (unaudited) and December 31, 2004. Interest is fixed at 3.49%. The notes are due on January 29, 2009 with interest due at maturity.

4.	Business Combination Agreement
      The Company entered into a Business Combination Agreement (Agreement) on March 31, 2005 as amended on May 10, 2005, to become a wholly-owned subsidiary of another company. The Agreement will be affected through issuance of shares of common stock. The Agreement is subject to certain closing conditions.
* * * *

ANNEX A: SECTION 262 OF THE DGCL
Section 262 Appraisal Rights
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	Indemnification of Directors and Officers.
      As permitted by Section 102 of the Delaware General Corporation Law, or the DGCL, International Coal Group’s amended and restated certificate of incorporation will include a provision that eliminates the personal liability of International Coal Group’s directors for monetary damages for breach of fiduciary duty as a director. International Coal Group’s amended and restated certificate of incorporation and bylaws also provides that:

•	International Coal Group must indemnify its directors and officers to the fullest extent permitted by Delaware law;

•	International Coal Group may advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law; and

•	International Coal Group may indemnify its other employees and agents to the same extent that indemnified International Coal Group’s officers and directors, unless otherwise determined by International Coal Group’s board of directors.
      Pursuant to Section 145(a) of the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of International Coal Group’s company or is or was serving at International Coal Group’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), we shall not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the DGCL applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
      Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
      The indemnification provisions contained in International Coal Group’s amended and restated certificate of incorporation and bylaws will not be exclusive of any other rights to which a person may be entitled by law, agreement, vote of shareholders or disinterested directors or otherwise. In addition, we will maintain insurance on behalf of International Coal Group’s directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 21.	Exhibits and Financial Statement Schedules.
      (a) Exhibits. The following is a list of Exhibits to this Registration Statement:

Exhibit
Number	Description of Exhibit	Note

2.1	Business Combination Agreement among International Coal Group, Inc. (n/k/a ICG, Inc.), ICG Holdco, Inc. (n/k/a International Coal Group, Inc.), ICG Merger Sub, Inc., Anker Merger Sub, Inc. and Anker Coal Group, Inc., dated as of March 31, 2005	(B)
2.2	First Amendment to the Business Combination Agreement among International Coal Group, Inc., (f/k/a ICG Holdco, Inc.), ICG, Inc. (f/k/a International Coal Group, Inc.), ICG Merger Sub, Inc., Anker Merger Sub, Inc. and Anker Coal Group, Inc., dated as of May 10, 2005	(B)
2.3	Second Amendment to the Business Combination Agreement among International Coal Group, Inc. (f/k/a ICG Holdco, Inc.), ICG, Inc. (f/k/a International Coal Group, Inc.), ICG Merger Sub, Inc., Anker Merger Sub, Inc. and Anker Coal Group, Inc., dated as of June 29, 2005	(D)
2.4	Business Combination Agreement among International Coal Group, Inc. (n/k/a ICG, Inc.), ICG Holdco, Inc. (n/k/a International Coal Group, Inc.), CoalQuest Merger Sub LLC, CoalQuest Development LLC and the members of CoalQuest Development LLC dated as of March 31, 2005	(B)
2.5	First Amendment to the Business Combination Agreement among International Coal Group, Inc. (f/k/a ICG Holdco, Inc.), ICG, Inc. (f/k/a International Coal Group, Inc.), CoalQuest Merger Sub LLC, CoalQuest Development LLC and the members of CoalQuest Development LLC, dated as of May 10, 2005	(B)
2.6	Second Amendment to the Business Combination Agreement among International Coal Group, Inc. (f/k/a ICG Holdco, Inc.), ICG, Inc. (f/k/a International Coal Group, Inc.), CoalQuest Merger Sub LLC, CoalQuest Development LLC and the members of CoalQuest Development LLC, dated as of June 29, 2005	(D)
3.1	Amended and Restated Certificate of Incorporation of International Coal Group, Inc.	(A)
3.2	Amended and Restated By-laws of International Coal Group, Inc.	(A)
3.3	Form of Second Amended and Restated Certificate of Incorporation of International Coal Group, Inc.	(H)
3.4	Form of Second Amended and Restated By-laws of International Coal Group, Inc.	(I)
4.1	Form of certificate of International Coal Group, Inc. common stock	(E)
4.3	Registration Rights Agreement by and between International Coal Group, Inc. (n/k/a ICG, Inc.), WLR Recovery Fund II, L.P., Contrarian Capital Management LLC, Värde Partners, Inc., Greenlight Capital, Inc., Stark Trading and Shepherd International Coal Holdings Inc.	(B)
4.4	Form of Registration Rights Agreement between International Coal Group, Inc. and certain former Anker stockholders and CoalQuest members	(D)
5.1	Opinion of Jones Day	(G)
8.1	Opinion of Jones Day as to Material Federal Tax Matters	(G)
10.1	Amended and Restated Credit Agreement dated as of November 5, 2004 among ICG, LLC, as Borrower, International Coal Group, Inc. (n/k/a ICG, Inc.), the guarantors party thereto, UBS Securities LLC, as Arranger, Bookmanager and Syndication Agent, General Electric Capital Corporation, as Documentation Agent, UBS AG, Stamford Branch, as Issuing Bank, Administrative Agent and Collateral Agent, and UBS Loan Finance, LLC, as Swingline Lender	(A)
10.2	First Amendment, dated as of November 30, 2004, to the Amended and Restated Credit Agreement dated as of November 5, 2004 among ICG, LLC, as Borrower, International Coal Group, Inc. (n/k/a ICG, Inc.), the guarantors party thereto, UBS Securities LLC, as Arranger, Bookmanager and Syndication Agent, General Electric Capital Corporation, as Documentation Agent, UBS AG, Stamford Branch, as Issuing Bank, Administrative Agent and Collateral Agent, and UBS Loan Finance, LLC, as Swingline Lender	(A)

Exhibit
Number	Description of Exhibit	Note

10.3	Security Agreement dated as of September 30, 2004 among ICG, LLC and the guarantors party thereto and UBS AG, Stamford Branch, as Collateral Agent	(A)
10.4	Advisory Services Agreement effective as of October 1, 2004 between International Coal Group, LLC and W.L. Ross & Co. LLC	(A)
10.5	Employment Agreement dated March 14, 2005 by and between Bennett K. Hatfield and International Coal Group, Inc.	(A)
10.6	Employment Agreement dated April 25, 2005 by and between Roger L. Nicholson and International Coal Group, Inc.	(B)
10.7	Fee Lease between Kentucky Union Company, lessor, and ICG Hazard, LLC (assigned from Leslie Resources, Inc.), lessee, of Flint Ridge Surface Mine, amended by:
(a) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Hazard, LLC
10.8	Fee Lease between Pocahontas Development Corp., lessor, and ICG East Kentucky, LLC (assigned from Sunny Ridge Enterprises, Inc.), lessee, of Blackberry Creek Surface Mine, amended by:	(D)
(a) Supplemental Lease and Agreement, dated May 26, 1998
(b) Supplemental Lease and Agreement, dated October 27, 1998
(c) Supplemental Lease and Agreement, dated November 22, 1999
(d) Supplemental Lease and Agreement, dated May 30, 2001
(e) Partial Lease and Amendment of Lease, dated August 21, 2003
(f) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG East Kentucky, LLC
10.9	Coal Lease between N&G Holdings Company, lessor, and ICG Hazard, LLC (assigned from Leslie Resources, Inc.), lessee, of Vicco Surface Mine, amended by:
	(a) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Hazard, LLC	(D)
10.10	Coal Lease between Knight-Ink Heirs, lessor, and ICG Eastern, LLC, lessee, of Birch River Mine	(D)
(a) Partial Assignment of Lease, dated September 20, 1984, assigning to Twin River Coal Co.
(b) General Conveyance, Assignment and Transfer, dated December 8, 1988, assigning to Island Creek Coal Co.
(c) Assignment, dated December 12, 1990, assigning to Laurel Run Mining Co.
(d) Consent Letter, dated as of October 25, 1995
(e) Partial Assignment, dated October 30, 1995, assigning to East Kentucky Energy Corp.
(f) Assignment, dated October 30, 1995, assigning to East Kentucky Energy Corp.
(g) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Eastern, LLC
10.11	Surface Lease between NGHD Lands, et al., lessor, and ICG Eastern, LLC (assigned from Coastal Coal-West Virginia, LLC), lessee, of Birch River Mine, amended by:	(D)
(a) Lease and Sublease Agreement, dated March 14, 2001
(b) Memorandum of Lease and Sublease Agreement, dated June 1, 2001
(c) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Eastern, LLC

Exhibit
Number	Description of Exhibit	Note

10.12	Surface Lease between NGHD Lands, et al., lessor, and ICG Eastern, LLC (assigned from Coastal Coal-West Virginia, LLC), lessee, of Birch River Mine, amended by:	(D)
(a) Lease and Sublease Agreement, dated March 14, 2001
(b) Memorandum of Lease and Sublease Agreement, dated June 1, 2001
(c) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Eastern, LLC
10.13	Fee Lease between M-B, LLC, lessor, and ICG Eastern, LLC (assigned from ANR Coal Development Company), lessee, of Birch River Mine, amended by:	(D)
(a) Lease and Sublease Agreement, dated March 14, 2001
(b) Memorandum of Lease and Sublease Agreement, dated June 1, 2001
(c) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Eastern, LLC
10.14	Fee Lease between ACIN (successor-in-interest to CSTL, LLC), lessor, and ICG Hazard, LLC (assigned from Leslie Resources, Inc.), lessee, of County Line and Rowdy Gap Mines, amended by:	(D)
(a) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Hazard, LLC
10.15	Fee Lease between Kentucky River Properties, LLC, lessor, and ICG Hazard, LLC (assigned from Shamrock Coal Company), lessee, of Rowdy Gap and Thunder Ridge Mines, amended by:	(D)
(a) Agreement of Assignment, dated July 8, 1992, assigning to Ray Coal Company, Inc.
(b) Assignment and Assumption Agreement, dated June 30, 1994, assigning to Iker-Bandy, Co.
(c) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Hazard, LLC
10.16	Fee Lease between Bach, et al., lessor, and ICG Hazard, LLC (assigned from Ark Land Company), lessee, of the Flint Ridge preparation plant site, amended by:	(D)
(a) Consent to Sublease, dated and effective October 28, 1982
(b) Sublease Agreement, dated and effective October 28, 1982
(c) Consent to Assignment of Lease, Estoppel Certificate and Amendment of Lease, dated October 26, 1998
(d) Assignment of Lease, dated November 25, 1998, assigning to Leslie Resources, Inc.
10.17	Lease between Allegany Coal and Land Company, lessor, and Patriot Mining Company, Inc., lessee, of Allegany County, Maryland Mine, including:	(D)
(a) Amendment 1, dated and effective June 7, 1999
(b) Amendment 2, dated and effective August 31, 1999
(c) Amendment 3, dated and effective June 1, 2000
(d) Amendment 4, dated and effective June 1, 2001
(e) Default Letter, dated and effective May 6, 2002
(f) Letter Agreement, dated and effective May 8, 2002
10.18	Lease between The Crab Orchard Coal and Land Company, lessor, and Anker West Virginia Mining Company, Beckley Smokeless Division (successor-in-interest to Winding Gulf Coals, Inc.), lessee, of Bay Hill Mine, including:	(D)
(a) Modification and Amendment, dated and effective December 28, 1970
(b) Second Modification and Amendment, dated and effective August 22, 1974
(c) Agreement and Partial Surrender and Release, dated and effective October 13, 1980
(d) Amendment, dated and effective January 1, 1983
(e) Amendment, dated and effective January 1, 1986
(f) Amendment, dated and effective January 1, 1991

Exhibit
Number	Description of Exhibit	Note

(g) Agreement of Consent, dated and effective October 27, 1994
(h) Acceptance by Pine Valley Coal Company, Inc., dated and effective October 31, 1994
(i) Instrument of Assignment, dated October 28, 1994, effective October 31, 1994
(j) Amendment, dated and effective October 31, 1994
10.19	Lease between Beaver Coal Corporation, lessor, and Anker West Virginia Mining Company, Beckley Smokeless Division (successor-in-interest to New River Company), lessee, of Bay Hill Mine, including:	(D)
(a) Amendment, dated and effective August 1, 1975
(b) Amendment, dated and effective August 1, 1986
(c) Amendment, dated and effective August 1, 1991
(d) Acceptance by Pine Valley Coal Company, Inc., dated and effective October 31, 1994
(e) Agreement of Consent, dated and effective October 28, 1994
(f) Instrument of Assignment, dated October 28, 1994 and effective October 31, 1994
(g) Option to Lease, dated April 1, 1995
10.20	Lease between Douglas Coal Company, lessor, and Patriot Mining Company, Inc., lessee, of Island and Douglas Mine, including:	(D)
(a) Option to Lease, dated May 27, 1994
(b) Guarantee, dated and effective May 1994
(c) Memorandum of Lease, dated and effective September 21, 1995
10.21	Lease between Southern Region Industrial Realty, Inc., lessor, and Anker Virginia Mining Company, Inc. (successor-in-interest to Advantage Energy Corp.), lessee, of War Creek Mine, including:	(D)
(a) Letter Agreement, dated and effective September 9, 1997
(b) Amendment, dated and effective August 1, 2002
10.22	Sublease between Reserve Coal Properties, sublessors, and Patriot Mining Company, sublessee, of Sycamore No. 2 Mine	(D)
10.23	Amended and Restated Agreement for Sale and Purchase of Coal dated July 1, 1996, between Carolina Power & Light Company and ICG, LLC (assigned from Mountaineer Coal Development Company, d/b/a Marrowbone Development Company) and amended by:	(B)
(a) Letter Agreement dated and effective July 19, 1996
(b) Amendment 1 dated July 29, 1998, effective January 1, 1998
(c) Amendment 2 dated April 19, 1999, effective January 1, 1999
(d) Letter Agreement dated and effective March 25, 2002
(e) Letter Agreement dated October 14, 2002, effective October 15, 2002
(f) Letter Agreement dated and effective July 28, 2003
(g) Amendment No. 3 dated July 28, 2003, effective January 1, 2003
10.24**	Agreement for Purchase and Sales of Coal dated April 10, 2003 and effective January 1, 2004, between Georgia Power Company and ICG, LLC (assigned from Horizon Natural Resources Company)	(D)
10.25	Contract for Sale and Purchase of Coal dated July 1, 1980, between City of Springfield, Illinois and ICG, Illinois, LLC (assigned from Turis Coal Company), amended by:	(B)
(a) Amendment dated March 4, 1986, effective January 1, 1986
(b) Second Amendment dated April 22, 1986, effective January 1, 1986
(c) Modification dated and effective June 8, 1987
(d) Modification dated and effective November 4, 1988
(e) Amendment dated and effective January 1, 1989

Exhibit
Number	Description of Exhibit	Note

(f) Amendment dated March 20, 1992, effective January 1, 1992
(g) Amendment dated March 21, 1995, effective January 1, 1995
(h) Amendment dated May 10, 1996, effective May 1, 1996
(i) Amendment dated August 20, 1998, effective January 1, 1998
(j) Amendment dated May 30, 2001, effective January 1, 2001
(k) Letter dated October 8, 2004 assigning to ICG Illinois, LLC
10.26**	Coal Supply Agreement, dated as of April 1, 1992, between Anker Energy and Logan Generating Company (formerly Keystone Energy Service Company, L.P.), amended by:	(I)
(a) First Amendment, effective as of September 1, 1995
(b) Second Amendment, effective as of March 15, 2002
(c) Third Amendment, effective as of October 31, 2004
(d) Coal Price Adjustment Agreement, effective as of October 31, 2004
10.27**	Coal Sales Agreement, date as of February 17, 2005, between Anker West Virginia Mining Company, Inc. and Allegheny Energy Supply Company, LLC and Monongahela Power Company	(I)
10.28	Second Amendment, dated as of June 29, 2005, to the Amended and Restated Credit Agreement dated as of November 5, 2004 among ICG, LLC, as Borrower, International Coal Group, Inc., the guarantors party thereto, UBS Securities LLC, as Arranger, Bookmanager and Syndication Agent, General Electric Capital Corporation, as Documentation Agent, UBS AG, Stamford Branch, as Issuing Bank, Administrative Agent and Collateral Agent, and UBS Loan Finance, LLC, as Swingline Lender	(E)
10.29	International Coal Group, Inc. 2005 Equity and Performance Incentive Plan
10.30	International Coal Group, Inc. 2005 Equity and Performance Incentive Plan: Incentive Stock Option Agreement	(E)
10.31	International Coal Group, Inc. 2005 Equity and Performance Incentive Plan: Non-Qualified Stock Option Agreement	(E)
10.32	International Coal Group, Inc. 2005 Equity and Performance Incentive Plan: Restricted Share Agreement	(E)
10.33	Form of Indemnification Agreement	(E)
11.1	Statement regarding computation of per share earnings	(I)
21.1	List of Subsidiaries	(A)
23.1	Consent of Jones Day (included as part of its opinion filed as Exhibit 5.1 hereto)	(G)
23.2	Consent of Deloitte & Touche, LLP	(F)
23.3	Consent of Marshall Miller & Associates, Inc.	(F)
24.1	Power of Attorney	(C)

(A)	Previously filed as an exhibit to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on April 28, 2005 and incorporated herein by reference.

(B)	Previously filed as an exhibit to Amendment No. 1 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on June 15, 2005 and incorporated herein by reference.

(C)	Previously filed as an exhibit to International Coal Group, Inc.’s Registration Statement on Form S-4 (Reg. No. 333-126156), filed on June 27, 2005.

(D)	Previously filed as an exhibit to Amendment No. 2 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on June 30, 2005 and incorporated herein by reference.

(E)	Previously filed as an exhibit to Amendment No. 3 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on September 28, 2005 and incorporated herein by reference.

(F)	Filed herewith.

(G)	Previously filed as an exhibit to Amendment No. 1 to International Coal Group, Inc.’s Registration Statement of Form S-4 (Reg. No. 333-126156), filed on September 28, 2005.

(H)	Previously filed as an exhibit to Amendment No. 4 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on October 24, 2005.

(I)	Previously filed as an exhibit to Amendment No. 5 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on November 9, 2005.

**	Confidential treatment requested as to certain portions that have been omitted and filed separately with the Securities and Exchange Commission.
      (b) Financial Statement Schedules.

Reports of Independent Registered Public Accounting Firm	II-8-9

Schedule II — Valuation and Qualifying Accounts	II-10
Schedules other than that noted above are omitted because of an absence of other conditions under which they are required or because the information required to be disclosed is presented in the financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
International Coal Group, Inc.
      We have audited the consolidated financial statements of ICG, Inc. and subsidiaries (the “Company”) as of December 31, 2004 and for the period May 13, 2004 (inception) to December 31, 2004, and have issued our report thereon dated April 22, 2005, (September 20, 2005 as to Note 15) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 15), (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
      As discussed in Note A to the accompanying financial statement schedule, such schedule has been restated.
/s/ Deloitte & Touche LLP
Louisville, Kentucky
April 22, 2005 (June 8, 2005 as to the effects of the restatement discussed in Note A to the schedule)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
Horizon NR, LLC and Certain Subsidiaries
      We have audited the combined financial statements of Horizon NR, LLC and Certain Subsidiaries (“Combined Companies”) as of September 30, 2004 and December 31, 2003 (“Reorganized Companies”) and for the period January 1, 2004 to September 30, 2004, the year ended December 31, 2003, the period May 10, 2002 to December 31, 2002 (“Reorganized Companies”), and for the period January 1, 2002 to May 9, 2002 (“Predecessor Companies”), and have issued our report thereon dated March 25, 2005, (September 20, 2005 as to Note 19) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatements discussed in Note 19), (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
      As discussed in Note A to the accompanying financial statement schedule, such schedule has been restated.
/s/ Deloitte & Touche LLP
Louisville, Kentucky
April 22, 2005 (June 8, 2005 as to the effect of the restatement discussed in Note A to the schedule)

Schedule II — Valuation and Qualifying Accounts (As Restated, See Note A)

		Charged to
	Balance at	Revenue,	Other		Balance at
	Beginning	Costs or	Additions		End of
Description	of Period	Expenses	(Deductions)		Period

Period from May 13, 2004 to December 31, 2004 (ICG, Inc. period):
Reserve for inventory obsolescence		74			74
Period ended September 30, 2004 (Predecessor Horizon):
Allowance for doubtful accounts	7,798	1,590	(3,947	)(1)	5,441
Reserve for inventory obsolescence	2,803		(6	)(2)	2,797
Allowance for doubtful Notes	2,422	(442)			1,980
Reserve for loss — Advance Royalties	1,000				1,000
Year ended December 31, 2003 (Predecessor Horizon):
Allowance for doubtful accounts	9,453	(1,115)	(540	)(1)	7,798
Reserve for inventory obsolescence	2,485	(190)	508	(2)	2,803
Allowance for doubtful Notes	2,451	(29)			2,422
Reserve for loss — Advance Royalties	1,000				1,000
Period from May 10, 2002 to December 31, 2002 (Predecessor Horizon):
Allowance for doubtful accounts	7,918	344	1,191	(3)	9,453
Reserve for inventory obsolescence	2,485				2,485
Reserve for loss — Advance Royalties	1,000				1,000
Allowance for doubtful Notes	2,451				2,451
Period from January 1, 2002 to May 9, 2002 (Predecessor AEI):
Allowance for doubtful accounts	1,324	6,594			7,918
Reserve for inventory obsolescence	1,241		1,244	(4)	2,485
Reserve for loss — Advance Royalties	1,000				1,000
Allowance for doubtful Notes	1,980		471	(5)	2,451

(1) Reflects adjustment to allowance due to settlement of outstanding claims of predecessor.

(2)	Reflects adjustment of reserve based on annual physical inventory counts.

(3)	Reflects anticipated non-collection of balloon payment related to a lease agreement.

(4)	Reflects opening balance sheet adjustments.

(5)	Reflects reclass of excise tax attributable to export sales.

Note A —	Amounts for the period from May 13, 2004 to December 31, 2004 have been restated to correct the allocation of the purchase price. Certain amounts in other periods have been reclassified between amounts charged to revenues, costs or expenses, and other additions (deductions). A summary of the restatement is as follows:

	As Previously
	Reported	As Restated

	(in thousands)
Period from May 13, 2004 to December 31, 2004 (ICG, Inc. period):
Other additions (deductions):
Allowance for doubtful accounts	$2,669	$—
Reserve for inventory obsolescence	3,015	—
Reserve for loss — Advance Royalties	3,110	—
Charged to revenue, costs or expenses:
Reserve for loss — Advance Royalties	(8)	—
Period ended September 30, 2004 (Predecessor Horizon):
Charged to revenue, costs or expenses:
Allowance for doubtful accounts	(2,357)	1,590
Reserve for inventory obsolescence	(6)	—
Other additions (deductions):
Allowance for doubtful accounts	—	(3,947)
Reserve for inventory obsolescence	—	(6)
Year ended December 31, 2003 (Predecessor Horizon):
Charged to revenue, costs or expenses:
Allowance for doubtful accounts	(1,655)	(1,115)
Reserve for inventory obsolescence	318	(190)
Other additions (deductions):
Allowance for doubtful accounts	—	(540)
Reserve for inventory obsolescence	—	508
Period from May 10, 2002 to December 31, 2002 (Predecessor Horizon):
Charged to revenue, costs or expenses:
Allowance for doubtful accounts	6	344
Other additions (deductions):
Allowance for doubtful accounts	1,529	1,191

ITEM 22.	Undertakings.
      The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(e) That every prospectus (i) that is filed pursuant to paragraph (d) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(g) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ashland, Kentucky, on November 9, 2005.

INTERNATIONAL COAL GROUP, INC.

By:	/s/ Bennett K. Hatfield

Bennett K. Hatfield
President, Chief Executive Officer and Director
      Pursuant to the requirements of the Securities Act of 1933, this Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on November 9, 2005.

Signature		Title

/s/ Bennett K. Hatfield Bennett K. Hatfield		President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ William D. Campbell William D. Campbell		Vice President, Treasurer and Secretary (Principal Financial and Accounting Officer)

* Wilbur L. Ross, Jr.		Director

* Jon R. Bauer		Director

* Cynthia B. Bezik		Director

* William J. Catacosinos		Director

* Marcia L. Page		Director

* Wendy L. Teramoto		Director

*By:	/s/ William D. Campbell William D. Campbell As: Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit	Note

2.1	Business Combination Agreement among International Coal Group, Inc. (n/k/a ICG, Inc.), ICG Holdco, Inc. (n/k/a International Coal Group, Inc.), ICG Merger Sub, Inc., Anker Merger Sub, Inc. and Anker Coal Group, Inc., dated as of March 31, 2005	(B)
2.2	First Amendment to the Business Combination Agreement among International Coal Group, Inc., (f/k/a ICG Holdco, Inc.), ICG, Inc. (f/k/a International Coal Group, Inc.), ICG Merger Sub, Inc., Anker Merger Sub, Inc. and Anker Coal Group, Inc., dated as of May 10, 2005	(B)
2.3	Second Amendment to the Business Combination Agreement among International Coal Group, Inc. (f/k/a ICG Holdco, Inc.), ICG, Inc. (f/k/a International Coal Group, Inc.), ICG Merger Sub, Inc., Anker Merger Sub, Inc. and Anker Coal Group, Inc., dated as of June 29, 2005	(D)
2.4	Business Combination Agreement among International Coal Group, Inc. (n/k/a ICG, Inc.), ICG Holdco, Inc. (n/k/a International Coal Group, Inc.), CoalQuest Merger Sub LLC, CoalQuest Development LLC and the members of CoalQuest Development LLC dated as of March 31, 2005	(B)
2.5	First Amendment to the Business Combination Agreement among International Coal Group, Inc. (f/k/a ICG Holdco, Inc.), ICG, Inc. (f/k/a International Coal Group, Inc.), CoalQuest Merger Sub LLC, CoalQuest Development LLC and the members of CoalQuest Development LLC, dated as of May 10, 2005	(B)
2.6	Second Amendment to the Business Combination Agreement among International Coal Group, Inc. (f/k/a ICG Holdco, Inc.), ICG, Inc. (f/k/a International Coal Group, Inc.), CoalQuest Merger Sub LLC, CoalQuest Development LLC and the members of CoalQuest Development LLC, dated as of June 29, 2005	(D)
3.1	Amended and Restated Certificate of Incorporation of International Coal Group, Inc.	(A)
3.2	Amended and Restated By-laws of International Coal Group, Inc.	(A)
3.3	Form of Second Amended and Restated Certificate of Incorporation of International Coal Group, Inc.	(H)
3.4	Form of Second Amended and Restated By-laws of International Coal Group, Inc.	(I)
4.1	Form of certificate of International Coal Group, Inc. common stock	(E)
4.3	Registration Rights Agreement by and between International Coal Group, Inc. (n/k/a ICG, Inc.), WLR Recovery Fund II, L.P., Contrarian Capital Management LLC, Värde Partners, Inc., Greenlight Capital, Inc., Stark Trading and Shepherd International Coal Holdings Inc.	(B)
4.4	Form of Registration Rights Agreement between International Coal Group, Inc. and certain former Anker stockholders and CoalQuest members	(D)
5.1	Opinion of Jones Day	(G)
8.1	Opinion of Jones Day as to Material Federal Tax Matters	(G)
10.1	Amended and Restated Credit Agreement dated as of November 5, 2004 among ICG, LLC, as Borrower, International Coal Group, Inc. (n/k/a ICG, Inc.), the guarantors party thereto, UBS Securities LLC, as Arranger, Bookmanager and Syndication Agent, General Electric Capital Corporation, as Documentation Agent, UBS AG, Stamford Branch, as Issuing Bank, Administrative Agent and Collateral Agent, and UBS Loan Finance, LLC, as Swingline Lender	(A)
10.2	First Amendment, dated as of November 30, 2004, to the Amended and Restated Credit Agreement dated as of November 5, 2004 among ICG, LLC, as Borrower, International Coal Group, Inc. (n/k/a ICG, Inc.), the guarantors party thereto, UBS Securities LLC, as Arranger, Bookmanager and Syndication Agent, General Electric Capital Corporation, as Documentation Agent, UBS AG, Stamford Branch, as Issuing Bank, Administrative Agent and Collateral Agent, and UBS Loan Finance, LLC, as Swingline Lender	(A)
10.3	Security Agreement dated as of September 30, 2004 among ICG, LLC and the guarantors party thereto and UBS AG, Stamford Branch, as Collateral Agent	(A)

Exhibit
Number	Description of Exhibit	Note

10.4	Advisory Services Agreement effective as of October 1, 2004 between International Coal Group, LLC and W.L. Ross & Co. LLC	(A)
10.5	Employment Agreement dated March 14, 2005 by and between Bennett K. Hatfield and International Coal Group, Inc.	(A)
10.6	Employment Agreement dated April 25, 2005 by and between Roger L. Nicholson and International Coal Group, Inc.	(B)
10.7	Fee Lease between Kentucky Union Company, lessor, and ICG Hazard, LLC (assigned from Leslie Resources, Inc.), lessee, of Flint Ridge Surface Mine, amended by:
(a) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Hazard, LLC
10.8	Fee Lease between Pocahontas Development Corp., lessor, and ICG East Kentucky, LLC (assigned from Sunny Ridge Enterprises, Inc.), lessee, of Blackberry Creek Surface Mine, amended by:	(D)
(a) Supplemental Lease and Agreement, dated May 26, 1998
(b) Supplemental Lease and Agreement, dated October 27, 1998
(c) Supplemental Lease and Agreement, dated November 22, 1999
(d) Supplemental Lease and Agreement, dated May 30, 2001
(e) Partial Lease and Amendment of Lease, dated August 21, 2003
(f) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG East Kentucky, LLC
10.9	Coal Lease between N&G Holdings Company, lessor, and ICG Hazard, LLC (assigned from Leslie Resources, Inc.), lessee, of Vicco Surface Mine, amended by:
	(a) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Hazard, LLC	(D)
10.10	Coal Lease between Knight-Ink Heirs, lessor, and ICG Eastern, LLC, lessee, of Birch River Mine	(D)
(a) Partial Assignment of Lease, dated September 20, 1984, assigning to Twin River Coal Co.
(b) General Conveyance, Assignment and Transfer, dated December 8, 1988, assigning to Island Creek Coal Co.
(c) Assignment, dated December 12, 1990, assigning to Laurel Run Mining Co.
(d) Consent Letter, dated as of October 25, 1995
(e) Partial Assignment, dated October 30, 1995, assigning to East Kentucky Energy Corp.
(f) Assignment, dated October 30, 1995, assigning to East Kentucky Energy Corp.
(g) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Eastern, LLC
10.11	Surface Lease between NGHD Lands, et al., lessor, and ICG Eastern, LLC (assigned from Coastal Coal-West Virginia, LLC), lessee, of Birch River Mine, amended by:	(D)
(a) Lease and Sublease Agreement, dated March 14, 2001
(b) Memorandum of Lease and Sublease Agreement, dated June 1, 2001
(c) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Eastern, LLC
10.12	Surface Lease between NGHD Lands, et al., lessor, and ICG Eastern, LLC (assigned from Coastal Coal-West Virginia, LLC), lessee, of Birch River Mine, amended by:	(D)
(a) Lease and Sublease Agreement, dated March 14, 2001
(b) Memorandum of Lease and Sublease Agreement, dated June 1, 2001
(c) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Eastern, LLC

Exhibit
Number	Description of Exhibit	Note

10.13	Fee Lease between M-B, LLC, lessor, and ICG Eastern, LLC (assigned from ANR Coal Development Company), lessee, of Birch River Mine, amended by:	(D)
(a) Lease and Sublease Agreement, dated March 14, 2001
(b) Memorandum of Lease and Sublease Agreement, dated June 1, 2001
(c) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Eastern, LLC
10.14	Fee Lease between ACIN (successor-in-interest to CSTL, LLC), lessor, and ICG Hazard, LLC (assigned from Leslie Resources, Inc.), lessee, of County Line and Rowdy Gap Mines, amended by:	(D)
(a) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Hazard, LLC
10.15	Fee Lease between Kentucky River Properties, LLC, lessor, and ICG Hazard, LLC (assigned from Shamrock Coal Company), lessee, of Rowdy Gap and Thunder Ridge Mines, amended by:	(D)
(a) Agreement of Assignment, dated July 8, 1992, assigning to Ray Coal Company, Inc.
(b) Assignment and Assumption Agreement, dated June 30, 1994, assigning to Iker-Bandy, Co.
(c) Assignment of Real Property Agreements, dated September 30, 2004, assigning to ICG Hazard, LLC
10.16	Fee Lease between Bach, et al., lessor, and ICG Hazard, LLC (assigned from Ark Land Company), lessee, of the Flint Ridge preparation plant site, amended by:	(D)
(a) Consent to Sublease, dated and effective October 28, 1982
(b) Sublease Agreement, dated and effective October 28, 1982
(c) Consent to Assignment of Lease, Estoppel Certificate and Amendment of Lease, dated October 26, 1998
(d) Assignment of Lease, dated November 25, 1998, assigning to Leslie Resources, Inc.
10.17	Lease between Allegany Coal and Land Company, lessor, and Patriot Mining Company, Inc., lessee, of Allegany County, Maryland Mine, including:	(D)
(a) Amendment 1, dated and effective June 7, 1999
(b) Amendment 2, dated and effective August 31, 1999
(c) Amendment 3, dated and effective June 1, 2000
(d) Amendment 4, dated and effective June 1, 2001
(e) Default Letter, dated and effective May 6, 2002
(f) Letter Agreement, dated and effective May 8, 2002
10.18	Lease between The Crab Orchard Coal and Land Company, lessor, and Anker West Virginia Mining Company, Beckley Smokeless Division (successor-in-interest to Winding Gulf Coals, Inc.), lessee, of Bay Hill Mine, including:	(D)
(a) Modification and Amendment, dated and effective December 28, 1970
(b) Second Modification and Amendment, dated and effective August 22, 1974
(c) Agreement and Partial Surrender and Release, dated and effective October 13, 1980
(d) Amendment, dated and effective January 1, 1983
(e) Amendment, dated and effective January 1, 1986
(f) Amendment, dated and effective January 1, 1991
(g) Agreement of Consent, dated and effective October 27, 1994
(h) Acceptance by Pine Valley Coal Company, Inc., dated and effective October 31, 1994
(i) Instrument of Assignment, dated October 28, 1994, effective October 31, 1994
(j) Amendment, dated and effective October 31, 1994

Exhibit
Number	Description of Exhibit	Note

10.19	Lease between Beaver Coal Corporation, lessor, and Anker West Virginia Mining Company, Beckley Smokeless Division (successor-in-interest to New River Company), lessee, of Bay Hill Mine, including:	(D)
(a) Amendment, dated and effective August 1, 1975
(b) Amendment, dated and effective August 1, 1986
(c) Amendment, dated and effective August 1, 1991
(d) Acceptance by Pine Valley Coal Company, Inc., dated and effective October 31, 1994
(e) Agreement of Consent, dated and effective October 28, 1994
(f) Instrument of Assignment, dated October 28, 1994 and effective October 31, 1994
(g) Option to Lease, dated April 1, 1995
10.20	Lease between Douglas Coal Company, lessor, and Patriot Mining Company, Inc., lessee, of Island and Douglas Mine, including:	(D)
(a) Option to Lease, dated May 27, 1994
(b) Guarantee, dated and effective May 1994
(c) Memorandum of Lease, dated and effective September 21, 1995
10.21	Lease between Southern Region Industrial Realty, Inc., lessor, and Anker Virginia Mining Company, Inc. (successor-in-interest to Advantage Energy Corp.), lessee, of War Creek Mine, including:	(D)
(a) Letter Agreement, dated and effective September 9, 1997
(b) Amendment, dated and effective August 1, 2002
10.22	Sublease between Reserve Coal Properties, sublessors, and Patriot Mining Company, sublessee, of Sycamore No. 2 Mine	(D)
10.23	Amended and Restated Agreement for Sale and Purchase of Coal dated July 1, 1996, between Carolina Power & Light Company and ICG, LLC (assigned from Mountaineer Coal Development Company, d/b/a Marrowbone Development Company) and amended by:	(B)
(a) Letter Agreement dated and effective July 19, 1996
(b) Amendment 1 dated July 29, 1998, effective January 1, 1998
(c) Amendment 2 dated April 19, 1999, effective January 1, 1999
(d) Letter Agreement dated and effective March 25, 2002
(e) Letter Agreement dated October 14, 2002, effective October 15, 2002
(f) Letter Agreement dated and effective July 28, 2003
(g) Amendment No. 3 dated July 28, 2003, effective January 1, 2003
10.24**	Agreement for Purchase and Sales of Coal dated April 10, 2003 and effective January 1, 2004, between Georgia Power Company and ICG, LLC (assigned from Horizon Natural Resources Company)	(D)
10.25	Contract for Sale and Purchase of Coal dated July 1, 1980, between City of Springfield, Illinois and ICG, Illinois, LLC (assigned from Turis Coal Company), amended by:	(B)
(a) Amendment dated March 4, 1986, effective January 1, 1986
(b) Second Amendment dated April 22, 1986, effective January 1, 1986
(c) Modification dated and effective June 8, 1987
(d) Modification dated and effective November 4, 1988
(e) Amendment dated and effective January 1, 1989
(f) Amendment dated March 20, 1992, effective January 1, 1992
(g) Amendment dated March 21, 1995, effective January 1, 1995
(h) Amendment dated May 10, 1996, effective May 1, 1996
(i) Amendment dated August 20, 1998, effective January 1, 1998
(j) Amendment dated May 30, 2001, effective January 1, 2001
(k) Letter dated October 8, 2004 assigning to ICG Illinois, LLC

Exhibit
Number	Description of Exhibit	Note

10.26**	Coal Supply Agreement, dated as of April 1, 1992, between Anker Energy and Logan Generating Company (formerly Keystone Energy Service Company, L.P.), amended by:	(I)
(a) First Amendment, effective as of September 1, 1995
(b) Second Amendment, effective as of March 15, 2002
(c) Third Amendment, effective as of October 31, 2004
(d) Coal Price Adjustment Agreement, effective as of October 31, 2004
10.27**	Coal Sales Agreement, date as of February 17, 2005, between Anker West Virginia Mining Company, Inc. and Allegheny Energy Supply Company, LLC and Monongahela Power Company	(I)
10.28	Second Amendment, dated as of June 29, 2005, to the Amended and Restated Credit Agreement dated as of November 5, 2004 among ICG, LLC, as Borrower, International Coal Group, Inc., the guarantors party thereto, UBS Securities LLC, as Arranger, Bookmanager and Syndication Agent, General Electric Capital Corporation, as Documentation Agent, UBS AG, Stamford Branch, as Issuing Bank, Administrative Agent and Collateral Agent, and UBS Loan Finance, LLC, as Swingline Lender	(E)
10.29	International Coal Group, Inc. 2005 Equity and Performance Incentive Plan
10.30	International Coal Group, Inc. 2005 Equity and Performance Incentive Plan: Incentive Stock Option Agreement	(E)
10.31	International Coal Group, Inc. 2005 Equity and Performance Incentive Plan: Non-Qualified Stock Option Agreement	(E)
10.32	International Coal Group, Inc. 2005 Equity and Performance Incentive Plan: Restricted Share Agreement	(E)
10.33	Form of Indemnification Agreement	(E)
11.1	Statement regarding computation of per share earnings	(I)
21.1	List of Subsidiaries	(A)
23.1	Consent of Jones Day (included as part of its opinion filed as Exhibit 5.1 hereto)	(G)
23.2	Consent of Deloitte & Touche, LLP	(F)
23.3	Consent of Marshall Miller & Associates, Inc.	(F)
24.1	Power of Attorney	(C)

(A)	Previously filed as an exhibit to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on April 28, 2005 and incorporated herein by reference.

(B)	Previously filed as an exhibit to Amendment No. 1 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on June 15, 2005 and incorporated herein by reference.

(C)	Previously filed as an exhibit to International Coal Group, Inc.’s Registration Statement on Form S-4 (Reg. No. 333-126156), filed on June 27, 2005.

(D)	Previously filed as an exhibit to Amendment No. 2 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on June 30, 2005 and incorporated herein by reference.

(E)	Previously filed as an exhibit to Amendment No. 3 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on September 28, 2005 and incorporated herein by reference.

(F)	Filed herewith.

(G)	Previously filed as an exhibit to Amendment No. 1 to International Coal Group, Inc.’s Registration Statement of Form S-4 (Reg. No. 333-126156), filed on September 28, 2005.

(H)	Previously filed as an exhibit to Amendment No. 4 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on October 24, 2005.

(I)	Previously filed as an exhibit to Amendment No. 5 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on November 9, 2005.

**	Confidential treatment requested as to certain portions that have been omitted and filed separately with the Securities and Exchange Commission.